As filed with the Securities and Exchange Commission on April 28, 2006
Registration No. 333-105017

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective
Amendment No. 5
to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vestin Fund III, LLC
(Exact name of registrant as specified in its governing instruments)

8379 West Sunset Road
Las Vegas, Nevada 89113
(702) 227-0965
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael V. Shustek
Director
Vestin Mortgage, Inc.
8379 West Sunset Road
Las Vegas, Nevada 89113
(702) 227-0965
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

Hillel T. Cohn, Esq.
Morrison & Foerster LLP
555 West Fifth Street
Los Angeles, California 90013
(213) 892-5200

    Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be, made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum	Amount of
Title of Securities Being	Amount Being	Maximum Offering	Aggregate Offering	Registration
Registered	Registered (1)	Price Per Unit	Price (2)	Fee (3)

Unit of Limited Liability Company Interest	12,000,000	$10.50	$126,000,000.00	$13,482.00

(1)	The number of units being registered includes units offered under our distribution reinvestment plan.

(2)	Reflects increase in initial offer price of $10 per unit to $10.50 per unit, effective December 31, 2005.

(3)	Previously paid.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

1,872,572 Units
Vestin Fund III, LLC
DISTRIBUTION REINVESTMENT PLAN

The Distribution Reinvestment Plan (the “Plan”) of Vestin Fund III, LLC (the “Company”) provides a simple and convenient method for the holders of units of the Company to purchase additional units of the Company without payment of a brokerage commission or service charge. Participants in the Plan may have distributions on their units automatically reinvested.

The purchase price of the units purchased by reinvestment of distributions will be the stated unit value as determined in accordance with the Company’s Operating Agreement.

This Prospectus relates to 1,872,572 units of the Company registered for purchase under the Plan. It is suggested that this Prospectus be retained for future reference.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The most significant risks to your investment include:

•	We were recently organized and have a limited operating history.

•	There is no public trading market for your units and we do not intend to list the units on any national exchange or on Nasdaq. Accordingly your units will lack liquidity.

•	You may not transfer your units without Vestin Mortgage’s consent and without compliance with Federal and state securities laws.

•	The right to redeem your units is restricted by, among other things, a holding period, available cash flow and the number of redemption requests.

•
We rely on Vestin Mortgage to manage our operations, determine our investment guidelines and select our loans and real property for investment. Vestin Mortgage has not previously been engaged in the business of direct investment in real property.

•
As we will invest in unspecified real estate loans and real property you will not be able to evaluate the terms of real estate loans, or other factors involved in a particular loan or the terms of acquisitions of real property.

•	We may experience a greater risk of default on our loans because of our expedient loan approval process and more lenient underwriting standards.

•	We may, enter into a financing arrangements, the terms of which may reduce your distributions.

•
Vestin Mortgage will receive substantial fees from borrowers based on the volume and size of real estate loans selected for us. Such fees are not shared with us. Additionally, a conflict will arise when Vestin Mortgage decides whether to charge borrowers higher interest rates or obtain higher fees and when Vestin Mortgage determines our advisory and property management fees.

•
If we do not remain qualified as a partnership for Federal income tax purposes, we would be subject to the payment of tax on our income at corporate rates, which would reduce the amount of funds available for distribution.

You should read the complete discussion of the Risk Factors beginning on Page 9.

Neither the Securities and Exchange Commission nor any state Securities Commission has approved or disapproved the units or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The use of forecasts in this prospectus is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

The date of this prospectus is April 28, 2006.

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION REINVESTMENT PLAN

DESCRIPTION OF THE PLAN

The following are questions and answers about the Distribution Reinvestment Plan of the Company. The summary is qualified in its entirety by reference to the Distribution Reinvestment Plan, which has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part, and incorporated herein by reference.

PURPOSE

1. What is the purpose of the Plan?

The purpose of the Plan is to provide participants with an optional and convenient method to acquire additional units of the Company, by automatic reinvestment of cash distributions, without payment of any brokerage commission or service charge. Since such units will be purchased from the Company, the Company will receive additional funds needed for the repayment of debt, for working capital, and for other corporate purposes.

ELIGIBILITY

2. Who is eligible to participate?

All holders of record of units of the Company are eligible to participate in the Plan. However, each participant in the Plan must continue to satisfy the investor suitability standards set forth in the Plan to continue to participate in distribution reinvestments. It is the responsibility of each Plan participant to notify the Manager if the participant no longer meets the investor suitability standards.

PARTICIPATION BY INVESTORS

3. How do investors participate?

A holder of record of units may join the Plan at any time by completing and signing a Distribution Reinvestment Form and returning it to Vestin Mortgage, Inc. The Distribution Reinvestment Form is attached as Annex C to this prospectus. A holder of record becomes a participant in the plan on the date the Distribution Reinvestment Form is received by Vestin Mortgage.

4. What are my options under the Plan?

Under the Plan, the only investment method is the automatic reinvestment of cash distributions on all units registered in your name at the current stated unit value. See the answer to Question 7 for a description of how this is computed.

See the answer to Question 6 as to the timing of purchases.

REINVESTMENT OF DISTRIBUTIONS

5. How are distributions reinvested?

If your, Distribution Reinvestment Form is received by Vestin Mortgage on or before the record date for determining the holders of units entitled to the next distribution, reinvestment of your distributions will commence with such distribution. Your distributions will be used by the Company to purchase units from the Company. The Company will credit the units to the accounts of the individual participants.

PURCHASES

6. When will purchases of units be made?

Cash distributions on units registered in the names of participants and designated for reinvestment will be applied on the investment date to the purchase of additional units. The investment date is the distribution payable date, when, as and if declared by the Company. Historically, the Company has paid distributions monthly on the 5th day of the month.

7. What will be the price of units purchased under the Plan?

The purchase price of the units purchased by reinvestment of cash distributions will be the stated unit value as determined in accordance with the Operating Agreement of the Company.

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COSTS

8. Are there any charges to me for my purchases under the Plan?

No. There are no brokerage fees for purchases because the units are purchased directly from the Company. All, costs of administration of the Plan will be paid by the Company.

DISTRIBUTIONS

9. Will distributions be paid on units held in my Plan account?

Yes. Cash distributions on units credited to your account are automatically reinvested in additional units and credited to your account.

REPORTS TO PARTICIPANTS

10. What kind of reports will be sent to me?

Following each purchase of units for your account, the Company will mail to you a statement showing amounts invested, purchase price, the number of units purchased and other similar information for the year-to-date. These statements are your record of the costs of your purchases and should be retained for income tax and other purposes.

WITHDRAWAL FROM THE PLAN

11. How do I withdraw from the Plan?

You may withdraw from the Plan at any time by sending a written notice that you wish to withdraw to Vestin Mortgage. You may use the Distribution Reinvestment Form included as Annex C to this prospectus to notify us of your intent to withdraw from the Plan by checking Option C. If you notify us prior to 10 days before the end of any given month, you will be removed from the Plan during that month and any distribution you receive that month will be paid in cash. If you notify us within ten days of the end of the month, your withdrawal will be effective the following month. When you withdraw, you will begin to receive distributions in cash.

OTHER INFORMATION

12. May the Plan be changed or discontinued?

The Company reserves the right to modify, suspend or terminate the Plan at any time. Any such modification, suspension or termination will not affect previously executed transactions. The Company also reserves the right to adopt, and from time to time change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan as then in effect) as it deems desirable or appropriate for the administration of the Plan.

USE OF PROCEEDS

The Company has no basis for estimating precisely either the number of units that ultimately may be sold pursuant to the Plan, or the prices at which such units will be sold. However, the Company proposes to use the net proceeds from the sale of units pursuant to the Plan, when and as received, to acquire real property, to invest in real estate loans and for other corporate purposes.

FEDERAL INCOME TAX CONSEQUENCES

The Company is classified as a partnership for federal income tax purposes, and, accordingly, you are required to report your allocable share of our taxable income on your individual tax return irrespective of whether you receive any cash distributions from us. As a corollary, subject to the withholding obligation discussed below that may apply to certain nonresident alien or foreign investors, cash distributions you receive from us with respect to any units you own are not taxable unless and to the extent the amount of any such distribution exceeds your basis in such units.

If you elect to become a participant in the Plan, you will be deemed to have received from the Company all cash distributions reinvested in units registered in your name pursuant to the Plan. Such deemed distributions will not generate taxable income to you unless the amount of any such deemed distributions exceeds your basis in the units to which such distributions relate. Since you are taxable on your allocable share of our taxable income without reference to distributions and since most distributions to you will be made out of proceeds derived from our taxable income, we do not anticipate that you will recognize taxable income as a result of the distributions you are deemed to receive and then reinvest pursuant to their participation in the Plan.

Your statements of account will show the units purchased with reinvested distributions. In the case of certain non-resident alien or foreign investors, we may be required under Federal tax law to withhold income tax from the payment of distributions, including deemed distributions that are reinvested under the Plan. In such event, the Company will apply to the purchase of units on behalf of each foreign investor participant an amount equal to the distributions otherwise payable to such investor less the amount of tax required to be withheld.

Your tax basis in the units acquired under the Plan by reinvestment of distributions will be equal to the fair market value of the units on the distribution payment dates (Investment Dates under the Plan) as of which the units were purchased for your Plan account.

The holding period of units acquired under the Plan will begin on the day following the date as of which the units were purchased for your account.

For further information as to the tax consequences of participation in the Plan, you should consult your own tax advisor.

NOTICE TO CALIFORNIA RESIDENTS

Any certificates representing units resulting from any offers or sales of units to California residents will bear the following legend restricting transfer:

It is unlawful to consummate a sale or transfer of this security, or any interest therein, or to receive any consideration therefor, without the prior written consent of the Commissioner of the Corporation of the State of California, except as permitted in the Commissioner’s Rules.

A, copy of the applicable rule of the California Commissioner of Corporations will be furnished to each California investor by Vestin Mortgage.

NOTICE TO NEW YORK RESIDENTS

The Attorney General of the state of New York has not passed on or endorsed the merits of this Distribution Reinvestment Plan. Any representation to the contrary is unlawful.

INVESTOR SUITABILITY STANDARDS

As a result of the risks inherent in an investment in units, the units are suitable only for persons who meet the financial suitability standards adopted by the states in which they live, as set forth below. Our units are only suitable for those who desire a relatively long term investment for which they do not need liquidity for at least five years, in light of the other limitations on redemption and transfer described in this prospectus.

You must meet one of the investor suitability standards contained in the second and third columns in the table below and the suitability standard contained in the fourth column, if applicable, to purchase units and to participate in our reinvestment plan. Fiduciaries must also meet one of these conditions. If the investment is a gift to a minor, the custodian or the donor must meet these conditions. For purposes of the net worth calculations below, net worth is the amount by which your assets exceed your liabilities, but excluding your house, home furnishings or automobile(s) among your assets. The inclusion of a state in the chart below is for informational purposes only and is not intended to imply that the offering of units has been qualified in the particular state at this time. We will not sell in a state in which we have not qualified the offering.

State(s)	1. Minimum Net Worth and Minimum Gross Income		Minimum Net Worth		2. Additional Standards

Alabama, Arkansas, Colorado, Delaware, Florida, Hawaii, Idaho, Indiana, Kentucky, Minnesota, New York, North Dakota, Oklahoma, Oregon, South Dakota, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin	$45,000/$45,000		$150,000		Minimum investment in New York is $2,500 ($1,000 for IRAs)
		OR		AND
Alaska, Arizona, California, Iowa, Massachusetts, Michigan, Mississippi, Missouri, New Jersey, North Carolina, Texas	$60,000/$60,000		$225,000		Minimum investment in North Carolina is $2,500
Maine	$50,000/$50,000		$200,000		N/A
New Hampshire, New Mexico	$125,000/$50,000		$250,000		N/A
Tennessee	$250,000/$65,000		$500,000		N/A
Nevada	$45,000/$45,000		$150,000		Minimum investment is $5,000 ($2,000 for IRAs)
Kansas, Ohio, Pennsylvania	$45,000/$45,000		$150,000		Investment is less than 10% of Net Worth. We will make no sales in these states until we receive proceeds of at least $5,000,000.
District of Columbia, Georgia, Louisiana, Montana, Rhode Island

These jurisdictions do not have quantified suitability requirements. We believe that it is reasonable for us to rely upon the suitability standards set forth above for Alabama et al. when selling units to residents of these jurisdictions.

Connecticut, Illinois, Maryland, Wyoming	No minimum requirements. Disclosure state only. We will follow the guidelines for the preponderance of the states above in selling units in these states.

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SUMMARY

Because this is a summary, it does not contain all the information that may be important to you. Before you invest, you should read this entire prospectus carefully, including the section entitled “Risk Factors,” beginning at page 9, and the Financial Statements and Notes, beginning at page F-1.

Vestin Fund III, LLC
Vestin Fund III, LLC was organized on April 16, 2003 as RE Investments III, LLC, a Nevada limited liability company. Under our Operating Agreement, our existence ends on December 31, 2023, unless the members vote to extend our duration. In this prospectus we refer to Vestin Fund III, LLC as “the Company,” “the Fund,” “we,” “us,” or “our.” Vestin Fund III, LLC is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940 or subject to any regulation thereunder. Our offices are at 8379 West Sunset Road, Las Vegas, Nevada 89113, and our telephone number is (702) 227-0965. As of March 31, 2006, we had approximately 782 unit holders holding 2,927,163 units of interest in Vestin Fund III.

Our Manager
Our Manager is Vestin Mortgage, Inc. (doing business as Vestin), a Nevada corporation, which was incorporated in 1997 as Capsource, Inc. Its executive offices are at 8379 West Sunset Road, Las Vegas, Nevada 89113, and its telephone number is (702) 227-0965. Vestin Mortgage is a mortgage broker licensed in the State of Nevada since 1997.

Investment Policies
We anticipate investing approximately 70% of our capital in real property and approximately 30% in real estate loans. However, such percentages are only guidelines, the actual percentages may vary. We intend to acquire income-producing properties such as office, industrial and retail properties, hotels and resorts, restaurants, multi-family residential units, assisted living facilities and other income producing real property. Vestin Mortgage’s primary criteria in selecting properties for us will be the property’s potential to generate current income while preserving the value of our principal. In addition, Vestin Mortgage will consider the property’s potential for appreciation.

We will also invest in real estate loans where our collateral is real property located anywhere in the United States. There may be commercial or residential buildings on the real property, but our collateral may also consist of real property with buildings under construction or no physical structures at all. The, loans are selected for us by Vestin Mortgage from among loans obtained by Vestin Mortgage or mortgage brokers with which we are not affiliated. We believe these loans will be attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval and funding process, which takes from 10 to 20 days. See “Our Business Strategy” on page 25.

We expect that our investments in real estate loans will consist of up to

• 70% in construction loans

• 25% in acquisition and development loans

• 25% in unimproved land loans

• 10% in second real estate loans

• 50% in commercial property loans

• 20% in loans collateralized by leases.

In addition, we expect between 90%-100% of our loans will require balloon payments.

We expect to obtain a line of credit or enter into financing arrangements, which we currently intend to use to expand our lending capacity, purchase real property and operate properties for resale, and allocate to other general business purposes. Our total indebtedness under the line of credit shall at no time exceed the sum of 85% of the aggregate purchase price of all real properties owned by the Company plus 70% of the aggregate fair market value of all other assets of the Company.

Summary Risk Factors	The following are some of the significant risks concerning your investment:

We were formed on April 16, 2003 and have a limited operating history. You will not be able to review our past performance to evaluate the likelihood of our achieving our investment objectives. Before you invest in the Company, you should carefully review the complete discussion of “Risk Factors” beginning on page 9 of this prospectus.

• There is no public trading market for the units, and we do not expect one to ever develop. We do not intend to list the units on any national exchange or on Nasdaq. Further, the transfer of your units is restricted by several factors, including Vestin Mortgage’s consent, Federal and state securities laws and a minimum ownership requirement of 100 units.

• The right to redeem your units is restricted by, among other things, a holding period, available cash flow and the number of redemption requests. Consequently, you will have a difficult time trying to obtain cash for your units.

• We rely on Vestin Mortgage, our Manager, for the day-to-day management of our business and the selection of our real estate loans and real property. Although it has managed and disposed of real property as a result of foreclosure or defaults of real estate loans, Vestin Mortgage has not previously been engaged in the business of direct investment in real property.

• You will not have an opportunity to evaluate the terms of most real estate loans or other factors involved in a particular loan or the terms of acquisitions of real property.

• We may experience a greater risk of default due to our expedient loan approval process and more lenient underwriting standards. Defaults on our real estate loans may decrease our revenues and your distributions. Members should be aware that a substantial portion and perhaps a majority of our loans may be secured by non-income producing properties. If there is a default on these loans, we will not receive any income from the loan during the period when we foreclose on the property and attempt to resell it. This will reduce the funds we have available for distribution to you.

• We will not enter into a line of credit or financing arrangement, which will exceed the sum of 85% of the aggregate purchase price of all real property owned by us plus 70% of the aggregate fair market value of all of our other assets. Small changes in interest rates could affect the spread we earn on our investment and resulting distributions to investors.

• Any borrowing by us may increase the risk of your investment because if we are unable to repay our indebtedness, a lender would declare us in default. Even if we repay the indebtedness in a timely manner, interest payments owing on borrowed funds may reduce the amount we have available to distribute to you.

• We may incur mortgage indebtedness to fund our acquisitions of real property. Such indebtedness may be unavailable at reasonable rates and may require us to enter into restrictive covenants.

• Vestin Mortgage will receive substantial fees as a result of our investment in real estate loans and real property. Most of Vestin Mortgage’s mortgage fees will be paid by borrowers for obtaining, processing, making and brokering, managing and selling of real estate loans, as well as for other services. Many of these fees are paid on an up-front basis. Vestin Mortgage will also be eligible to receive management and brokerage fees with respect to property we acquire depending on where the properties are located. Our interests will diverge from those of Vestin Mortgage and Michael Shustek, who indirectly owns 100% of Vestin Mortgage, when Vestin Mortgage decides whether we should charge the borrower higher interest rates or Vestin Mortgage should receive higher fees from borrowers or whether we should purchase or sell real property or in the leasing of our building. The fees for these services are described in greater detail under “Compensation to Vestin Mortgage and Affiliates” in this summary and as set forth in greater detail in the main body of this prospectus.

• If we do not remain qualified as a partnership for federal income tax purposes we would be subject to the payment of tax on our income at corporate rates, which would reduce the amount of funds available for payment of distributions to you.

• We will be limited in the number and type of properties in which we may invest and the value of your investment will fluctuate with the performance of the specific investments we make. Additionally, we will initially focus our investments in Arizona, California, Hawaii, Nevada and Texas. As a result, our investments will be affected by the economy in the Southwest.

• We will be limited in our ability to diversify our portfolio of properties and loans due to our relatively small size.

• Vestin Mortgage controls our daily business affairs and, subject to the provisions of our Operating Agreement, may modify our investment guidelines without your consent. Members only vote on limited matters such as changing our structure or changing our basic business purpose. Thus you will have little control over our operations and where funds are invested.

• Tenant defaults, tenant improvements, cost of insurance, uninsured losses, cost of compliance with laws, and undetected environmental hazards may adversely affect our operating results and the amounts of cash available for distributions.

• Changes in the real estate market may reduce the demand for the types of loans that we make. In addition, a decline in real estate values could impair our security in outstanding loans and our investments in real property. Such results may affect the amount we have available to distribute to you.

Conflicts of Interest	We will have no directors, officers or employees and will depend entirely on Vestin Mortgage to manage our operations. Vestin Mortgage will face various conflicts of interest in managing our affairs.

• Vestin Mortgage will receive substantial fees from borrowers for obtaining, processing, making and brokering, managing and selling of real estate loans, as well as for other services. Many of these fees are paid on an up-front basis. The fees for these services are described in greater detail under “Compensation to Vestin Mortgage and Affiliates” in this summary and as set forth in greater detail in the main body of this prospectus. Vestin Mortgage’s compensation is based on the volume and size of the real estate loans selected for us, and our interests may diverge from those of Vestin Mortgage and Michael Shustek, the indirect owner of 100% of the outstanding shares of Vestin Mortgage, in deciding whether we should invest in a particular loan. Vestin Mortgage will receive an immediate benefit through the payment of up-front fees from borrowers irrespective of the risk we may bear in connection with our ability to collect on such loans.

• Vestin Mortgage will receive substantial fees for brokering and managing our real property investments. The fees for these services are described in greater detail under “Compensation to Vestin Mortgage and Affiliates” in this summary and as set forth in greater detail in the main body of this prospectus.

• Vestin Mortgage will be receiving fees from borrowers that would otherwise increase our returns. These fees include the fees listed under “Fees Paid by Borrower” in the above mentioned compensation description. Because Vestin Mortgage receives all of these fees, our interests will diverge from those of Vestin Mortgage and Mr. Shustek when Vestin Mortgage determines whether we should charge higher interest rates or Vestin Mortgage should receive higher fees from the borrower.

• Vestin Mortgage must allocate its time between our activities and its other activities. These other activities include its current activities as a licensed mortgage broker and acting as the manager of Vestin Fund I, LLC (“Vestin Fund I”), Vestin Realty Mortgage II, Inc. (as the successor by merger to Vestin Fund II, LLC, “Vestin Realty II”), and inVestin Nevada, Inc. (“inVestin Nevada”), funds with objectives similar to ours. Additional, such funds may, be formed by Vestin Mortgage in the future.

Vestin Fund I has raised $100 million pursuant to a registration statement on Form S-11 initially filed with the Securities Exchange Commission on August 23, 2000. Vestin Fund II, LLC (“Vestin Fund II”) had raised approximately $475 million as of December 31, 2005 pursuant to a registration statement on Form S-11 initially filed with the Securities and Exchange Commission on December 31, 2000. On March 31, 2006, Vestin Fund II merged with and into Vestin Realty II to implement the restructuring of its business operations to allow Vestin Realty II to qualify as a real estate investment trust, or a REIT, for U.S. federal income tax purposes. inVestin Nevada is seeking to raise $100 million through the sale of subordinated notes to Nevada residents pursuant to a registration statement filed with the Securities Division of the Nevada Secretary of State and in reliance on exemption from registration requirements provided by Section 3(a)(11) of the Securities Act of 1933 and Rule 147 thereunder. As of March 31, 2006, inVestin Nevada had raised approximately $81million.

• In the event we purchase real property by incurring debt, Vestin Mortgage may lend us the money directly or will select our lender.

• Although we will share our facilities with Vestin Mortgage, we have no ownership in Vestin Mortgage. Therefore, we will not exercise any control over Vestin Mortgage.

• We may participate in real estate loans and the purchase of real property with publicly registered affiliates under certain circumstances. There is a potential risk of impasse on joint venture decisions if such investment is made on a 50/50 basis. In addition, there is a potential risk that, while a participant may have the right to buy an asset from the partnership or joint venture, it may not have the resources.

VESTIN GROUP, VESTIN MORTGAGE
AND THEIR AFFILIATES

The following chart shows the ownership structure of the various persons and entities that are affiliated with Vestin Group and Vestin Mortgage as of March 31, 2006:

*Our Manager was reimbursed for out of pocket offering expenses in an amount not to exceed 2% of the gross proceeds of the offering of our units. As of December 31, 2005, offering costs of approximately $565,000 were incurred by us and paid by our Manager on our behalf. These deferred offerings costs, which are primarily legal, accounting and registration fees, were converted to 54,862 membership units at a price equal to the then effective unit value. The, additional costs above the 2% of the gross proceeds of the offering were absorbed by our Manager.

Compensation to Vestin Mortgage and Affiliates

Operational, Termination and Liquidation Stages:

Mortgage Program
Where the fees below are described as competitive fees or based on, local market conditions that means the fees are determined by price competition within a given market. To ensure that our fees remain competitive, we will directly contact our competition, such as major banks in the local market or other relevant commercial lenders. We expect that the interest rate on the loans in which we invest will be higher than comparable loans made by banks and that the fees paid to Vestin Mortgage will be higher than similar fees charged by conventional lenders. We believe that this rate structure is consistent with rates and fees charged by other non-conventional lenders. References below to local law also contemplate additional requirements imposed by local or state law, such as usury laws.

Paid by Borrower

Loan Brokerage Fee	2%-6% of each loan, competitive fee based on local market conditions

Loan Evaluation and Processing Fees	Up to 5% of each loan, competitive fee based on local market conditions

Servicing Fee for Administering Loans	Subject to regulatory requirements, annual fee of up to 0.25% of outstanding principal

Loan Extension or Modification Fee	2%-5% of outstanding principal, as permitted by local law and local market conditions

Paid by Us

Administrative Fees on Resale of Foreclosed Property
If a foreclosure occurs, up to 3% of proceeds to Vestin Mortgage where it substantially contributed to sale; up to 6% for all persons involved. No foreclosed real property will be sold to Vestin Mortgage or any of its affiliates.

Real Estate Program
After our members have received a 100% return on their capital contributions plus an amount equal to 6% per annum cumulative return, Vestin Mortgage will be eligible to receive up to 25% of cash to be distributed from the net proceeds remaining from the sale or refinancing of properties. Additionally, Vestin Mortgage or one of its affiliates may receive a real estate commission of 3% if Vestin Mortgage or one of its affiliates acts as our broker in the sale or purchase of property.

Property Management Fee
Vestin Mortgage, or a third party property manager hired by Vestin Mortgage, may act as property manager for the real property owned by us. Vestin Mortgage shall receive the following property management fees for property management services provided to us by it or the third party property manager: (i) in the case of residential property, 5% of the gross revenues of such property, (ii) in the case of industrial and commercial property, 6% of gross revenues where Vestin Mortgage provides leasing, re-leasing and leasing related services, or (iii) in the case of industrial or commercial property which are leased for ten or more years on net (or similar) bases, 1% of gross revenues from such leases, except for a one time initial leasing fee of 3% of the gross revenues on each lease payable over the first full 5 years of the original term of the lease. Additionally, Vestin Mortgage may receive a one-time initial rent-up or leasing-up of a newly constructed property if such service is not included in the purchase price of the property.

Members’ Return on Investment
Allocations and distributions of income and cash flows are outlined and defined in the Company’s Operating Agreement. Generally, our profits and losses shall be allocated to the members in proportion to their respective capital accounts as of the close of business on the last day of each month. Furthermore, cash flow generated from operations will be distributed monthly to members, based upon estimated amounts available for distribution for the preceding month, in proportion to the weighted average capital account of each member during the preceding month.

Members may also elect to reinvest their distributions. Vestin Mortgage will receive an amount proportional to their capital account. Vestin Mortgage’s capital account consists of cash contributed by Vestin Mortgage directly as well as credits for payments made by Vestin Mortgage on our behalf to non-affiliates for services and/or goods rendered in connection with our capital raising. We anticipate the allocation to Vestin Mortgage shall be no less than 1% and no greater than 5%.

Distributions of net proceeds from the repayment of principal on a real estate loan or amounts up to the original purchase price paid by us in the sale of a real estate property may be made to the members based on their pro-rata share of members’ equity or may be reinvested by us. Such amounts are, referred to by us as capital transaction proceeds. We may also reinvest amounts in excess of the original purchase price paid by us on the sale of real property. If the proceeds are, retained by us to make new loans, improve or maintain properties, or to pay operating expenses they will be, deemed to be, distributed to the members and then recontributed by the members. Capital transaction proceeds from the sale of real property will only be reinvested for a period of 7 years from the effective date of this prospectus. After 7 years from the effective date of this prospectus any proceeds from the sale of real property will be distributed to you.

ERISA Considerations
The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of units will have on individual retirement accounts, or IRAs, retirement plans subject to the Employee Retirement Income Security Act of 1974, also known as ERISA, and the Internal Revenue Code of 1986, which we call the Internal Revenue Code. ERISA is a federal law that regulates the operation of retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an IRA should read this section of the prospectus very carefully.

Units	Your investment will be recorded on our books only. We will not issue unit certificates. If you wish to redeem or transfer your units, you must send a written request for redemption to us.

Operating Agreement
Your, relationship with the Fund and with Vestin Mortgage will be governed by the Operating Agreement. The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 or subject to any regulation thereunder. Some of the significant features of the Operating Agreement are as follows:

We will allocate to you our income, gains, losses and distributions in the same proportion that your capital account bears to all of the capital accounts of all of our members.

Our, business operations are managed by Vestin Mortgage. You will have voting rights only with respect to certain fundamental matters such as changing the manager, mergers, or changing the nature of our business. In this prospectus, when we refer to a majority, we mean those members whose capital accounts together are over 50% of the amount of all of the members’ capital accounts. A majority can bind all of our members on fundamental matters affecting our business. If such a vote occurs, you will be bound by the majority vote even if you did not vote with the majority.

Michael V. Shustek, an officer and a director of Vestin Mortgage, is the owner of all of the outstanding shares of Vestin Group, the company that owns Vestin Mortgage. Accordingly, Mr. Shustek may be deemed to have indirect control of the conduct of our business, subject to the rights of the majority described above and elsewhere in this prospectus.

Your rights to transfer your units are limited. You will not be allowed to transfer units if as a result you will own less than 100 units. In addition, you must receive Vestin Mortgage’s consent and you must comply with all applicable federal and state laws.

Redemption of units shall occur as of the last day of the fiscal quarter ending at least 61 days after we receive your written notice requesting redemption. In addition, there are significant limitations on your ability to have your units redeemed such as the following:

• You can only redeem your units after you have held them for one year;

• If you redeem your units within the first two years you will only receive an amount equal to 90% of your capital account. See “Summary of Operating Agreement, Rights of Members and Description of Units — Withdrawal from the Fund” at page 73;

• As we will only perform an appraisal of the underlying real property in our real estate portfolio each year, the value of your capital account may not reflect the value of the underlying assets;

• There is no reserve fund for redemption;

• Redemption payments are made only to the extent we have cash available and the redemption would not impair our capital or operation;

• The total amount withdrawn by all members during any calendar year cannot exceed 10% of the amount of capital accounts of all members with a yearly limit of $100,000 per member (such amounts to include any mandatory redemptions pursuant to retirement plans) subject to the Manager’s discretion;

• We will make redemption payments only once a quarter;

• If your units are redeemed, you will be paid within 45 days after the last day of the fiscal quarter ending not less than 61 days after Vestin Mortgage receives your withdrawal notice.

The Operating Agreement is discussed in more detail in “Summary of Operating Agreement, Rights of Members and Description of Units,” beginning on page 69. If any statements in this prospectus differ from the Operating Agreement, you should rely on the Operating Agreement. The Operating Agreement is attached as Annex A to this prospectus.

Tax Considerations
In the opinion of our tax counsel, we will be treated for federal income tax purposes as a partnership. You should consult your own tax advisor regarding personal tax consequences that might be associated with your investment in the units. See “Federal Income Tax Risks,” beginning at page 22, and “Federal Income Tax Consequences,” beginning at page 74 of this prospectus.

Suitability	To invest in units, you must have either:

• A net worth, exclusive of home, home furnishings and automobiles, of at least $45,000 and a minimum annual gross income of at least $45,000; or

• A minimum net worth of at least $150,000. As described more fully in “Investor Suitability Standards,” beginning on page iv, a significant number of states have more stringent requirements than those set forth above. Additionally, you will have to make additional representations to us before we determine that the investment is suitable for you.

RISK FACTORS

You should carefully consider the following risks and other information in the prospectus before purchasing units. The Fund is not a mutual fund nor is it an investment company within the meaning of the Investment Company Act of 1940 nor subject to the regulations thereunder.

INVESTMENT RISKS

You will not have the benefit of reviewing our past performance.

We were organized in April 16, 2003. Accordingly we have a limited operating history. We only commenced operations on February 12, 2004 after we sold 1,000,000 units at our initial offering price of $10 per unit and received $10,000,000. As a result, you will not be able to review our past performance to determine the likelihood of our achieving our investment objectives.

Your units lack liquidity and marketability.

There will be no public trading market for your units, and you cannot freely sell or transfer your units or use them as collateral for a loan. We currently do not intend to list the units on any national exchange or on Nasdaq. Our Operating Agreement restricts the transfer of units so that we may avoid being classified as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code. If we were classified as a publicly traded partnership taxable as a corporation, the taxable income derived from our operations would be subject to the double tax system applicable to corporations and shareholders for federal income tax purposes (i.e., the taxable income would be subject to tax at the entity level at regular corporate tax rates and you would be subject to tax at distribution or capital gain rates on our share of our taxable income to the extent we distribute it to you). As a result of this entity level tax, cash available for distribution to unit holders would be significantly reduced which in turn would result in a significant reduction in the value of your units. In order to attempt to avoid these adverse income tax consequences, you may not sell or assign your units and you will not be entitled to have your units redeemed without the consent of Vestin Mortgage. Vestin Mortgage will withhold its consent to any sale, assignment or redemption of units to the extent necessary to prohibit transfers that could cause us to be classified as a publicly traded partnership. Further the resale of units may, be restricted by state securities laws. Consequently, you may not be able to obtain cash for your units in a timely manner and you should anticipate holding the units for at least one year and possibly much longer.

You have a limited ability to have your units redeemed.

Redemption of units shall occur as of the last day of the fiscal quarter ending at least 61 days after we receive your written notice requesting redemption. You have a limited ability to have your units redeemed by us. The significant limitations on your ability to have your units redeemed are the following:

•	You can only redeem your units after you have held them for one year.
•
If you redeem your units between the first and second anniversaries from your date of purchase you will receive an amount equal to 90% of your capital account; provided, however, such discounts will not apply in the event of a member’s death. If you redeem your units after the second anniversary from your date of purchase you will receive an amount equal to the full value of your capital account.

•
Redemption payments only return all or the requested part of your capital account. We will perform an appraisal or internal valuation of the underlying real property each year. Accordingly, the value of your capital account may fluctuate depending upon our performance.

•	There is no reserve fund for redemptions.
•
Redemption payments are made only to the extent we have available cash from proceeds of repayments of principal on real estate loans, recovery through a sale of the cost of investments in real estate, and capital contributions; and the redemption would not impair the capital or operation of the Fund. Accordingly, a significant amount of redemption requests may delay the payment of subsequent redemptions.

•
The total amount withdrawn by all members during any calendar year cannot exceed 10% of the amount of capital accounts of all the members with a yearly limit of $100,000 per member subject to the Manager’s discretion to allow a greater amount.

•	We will only make redemption payments once a quarter.
•
If your units are redeemed, you will be paid within 45 days after the last day of the fiscal quarter ending not less than 61 days after Vestin Mortgage receives the withdrawal notice. Accordingly, redemption payments may take 195 days (or longer depending on the number of redemption requests) from our receipt of your written withdrawal notice.

Because a substantial portion of our loans are, made on an “interest only” basis, we will not receive proceeds from the repayment of principal as frequently as we would with loans where the principal is repaid in periodic installments. To help permit redemptions, we will not refinance or invest in new loans using payments of loan principal by borrowers or new invested capital of members unless we have sufficient funds to cover permitted withdrawals.

Our management has identified material weaknesses in internal control over our financial reporting, primarily related to the lack of technical accounting and reporting expertise. Our inability to provide such expertise may result in inadequate or deficient financial reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting of our company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Our company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of our company are being made only in accordance with authorizations of management and directors of our company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our company’s assets that could have a material effect on the financial statements.

As defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2, a material weakness is defined as a significant deficiency or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Management’s preliminary assessment concluded that we did not maintain effective internal control over financial reporting as of December 31, 2005. As a result of the assessment, we identified the following material weaknesses:

●
The first material weakness identified insufficient resources of technical accounting and reporting expertise. This weakness relates to the oversight and review of financial transactions, which affects our ability to prepare and properly review financial statements and accompanying footnote disclosures in accordance with United States generally accepted accounting principles and the rules and regulations of the SEC.

●
As a result of the foregoing material weakness, there has been ineffective oversight of documentation of authorizations to ensure that procedures are properly executed. Specifically, we did not have backup documentation for some authorized payments made by our Company.

The foregoing material weaknesses resulted in revisions to the draft financial statement disclosures, but we believe our final financial statements and related disclosures were accurate in all material respects. In addition, our Manager and independent auditors together have determined that the identified material weaknesses did not result in inadequate or deficient financial reporting for prior periods and will not result in a restatement of any of our prior financial statements.

In addition to controls and procedures consistent with prior practices, our Manager is in the process of developing and implementing remediation plans. In order to remediate the aforementioned material weaknesses, our Manager has:

●	Hired a Corporate Controller with the requisite experience to assist and work directly with our Manager’s Chief Financial Officer;
●	Hired an Accounting Manager with the requisite experience to assist and work directly with our Manager’s Corporate Controller;
●	Hired a Financial Reporting Analyst to assist with the financial reporting process and work directly with our Manager’s Corporate Controller;
●	Implemented a mandatory weekly management meeting for all key personnel. This allows for financial reporting personnel to be consistently updated on significant matters affecting the Company; and
●	Implemented a Financial Reporting Review Committee, which reviews all periodic financial reporting documents prior to filing.

We believe that, for the reasons described above, we are continuing to improve our disclosure controls and procedures and remedy the identified material weaknesses. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, will be or have been detected. These inherent limitations

Include, the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future conditions; over time, control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitation in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Adverse economic conditions will negatively affect our returns and profitability.

Our sole business, investing in income producing property and making loans secured by real estate, is particularly vulnerable to a prolonged economic slowdown or a lengthy or severe recession. Periods of economic slowdown or recession can be accompanied by the following market and economic challenges:

•	Poor economic times may result in defaults by tenants of our properties.
•	Job transfers and layoffs may cause vacancies to increase.
•	Concessions or reduced rental rates may be required to maintain occupancy levels.
•
Increased insurance premiums may reduce funds available for distribution or, to the extent such increases are passed through to tenants, may lead to tenant defaults. Also, increased insurance premiums may make it difficult to increase rents to tenants on turnover, which may adversely affect our ability to increase our returns.

In addition, as a non-conventional lender willing to invest riskier loans, rates of delinquencies, foreclosures and losses on our loans could be higher than those generally experienced in the mortgage lending industry during periods of economic slowdown or recession. Furthermore, declining real estate values negatively affect loan-to-value ratios of home equity collateral, which reduces the ability for borrowers to use home equity to support borrowings and is likely to result in a decrease in our level of new loan originations. Any sustained period of increased delinquencies, defaults, foreclosures or losses could adversely affect our business, financial condition, liquidity and results of operations.

Gains and distributions upon resale of our properties are uncertain.

Although gains from the sales of properties typically represent a substantial portion of any profits attributable to a real estate investment, we cannot assure you that we will realize any gains on the resale of our properties. In any event, you should not expect distribution of such proceeds to occur during the early years of our operations. We intend to sell properties acquired by us based upon economic and market conditions. Receipt of the full proceeds of such sales may be extended over a substantial period of time following the sales. See “Investment Objectives and Policies.” In addition, the amount of taxable gain allocated to you with respect to the sale of a portfolio property could exceed the cash proceeds you receive from such sale.

RISKS RELATED TO INVESTMENTS IN REAL ESTATE

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results will be subject to risks generally incident to the ownership of real estate, including:

•	Changes in general economic or local conditions;
•	Changes in supply of or demand for similar or competing properties in an area;
•	Changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;
•	Changes in tax, real estate, environmental and zoning laws; and
•	Periods of high interest rates and tight money supply.

For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Properties that have significant vacancies could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash to be distributed to members. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We are dependent on tenants for our revenue, and lease terminations could reduce our distributions to our members.

The success of our investments is materially dependent on the financial stability of our tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions to you. A default by a significant tenant on its lease payments to us would cause us to lose the revenue associated with such lease and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If significant leases are terminated, we cannot assure you that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.

We may be unable to secure funds for future tenant improvements, which could adversely impact our ability to pay cash distributions to our members.

When tenants do not renew their leases or otherwise vacate their space, it is usual that, in order to attract replacement tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. If we have insufficient working capital reserves, we will have to obtain financing from other sources. We intend to establish initial working capital reserves of 3% of the contract price of the properties we acquire. If these reserves or any reserves otherwise established are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. We cannot assure you that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Our Operating Agreement imposes certain limits on our ability to borrow money. Any borrowing will require us to pay interest expense, and therefore our financial condition and our ability to pay cash distributions to our members may be adversely affected.

We may be unable to sell a property if or when we decide to do so, which could adversely impact our ability to pay cash distributions to our members.

The real estate market is affected, as set forth above, by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. If we are unable to sell a property when we determine to do so, it could have a significant adverse effect on our cash flow and results of operations.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect your returns.

Vestin Mortgage will attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that specific coverage against terrorism be, purchased by commercial property owners as a condition for providing real estate loans. It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for such losses. In the event that any of our properties incurs a casualty loss, which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, other than the working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in less cash available for distribution to members.

Competition with third parties in acquiring properties may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, REIT’s, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do.

Larger real estate programs may enjoy significant competitive advantages that result from, among other things a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable properties may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.

Uncertain market conditions and the broad discretion of Vestin Mortgage relating to the future disposition of properties could adversely affect the return on your investment.

We intend to hold the various real properties in which we invest until such time as Vestin Mortgage determines that a sale or other disposition appears to be advantageous to achieve our investment objectives or until it appears that such objectives will not be met. Vestin Mortgage may exercise their discretion as to whether and when to sell a property, and we will have no obligation to sell properties at any particular time, except upon our liquidation. We cannot predict with any certainty the various market conditions affecting real estate investments that will exist at any particular time in the future.

Due to the uncertainty of market conditions that may affect the future disposition of our properties, we cannot assure you that we will be able to sell our properties at a profit in the future. Accordingly, the extent to which you will receive cash distributions and realize potential appreciation on our real estate investments will be dependent upon fluctuating market conditions.

If we set aside insufficient working capital reserves, we may be required to defer necessary property improvements.

If we do not estimate enough reserves for working capital to supply needed funds for capital improvements throughout the life of the investment in a property, we may be required to defer necessary improvements to the property that may cause the property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to the property. If this happens, we may not be able to maintain projected rental rates for effected properties, and our results of operations may be negatively impacted.

The costs of compliance with environmental laws and other governmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several-liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent such property or to use the property as collateral for future borrowing.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with, and which may subject us to liability in the form of fines or damages for noncompliance.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties.

Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distributions.

Our properties may be subject to the Americans with Disabilities Act of 1990, as amended (Disabilities Act). Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for Disabilities Act compliance may affect cash available for distributions and the amount of distributions to you, if any.

If we sell properties by providing financing to purchasers, we will bear the risk of default by the purchaser.

If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk of default by the purchaser and will be subject to remedies provided by law, which could negatively impact our cash distributions to you. There are no limitations or restrictions on our ability to take purchase money obligations. We may, therefore, take a purchase money obligation secured by a mortgage as part payment for the purchase price. The terms of payment to us generally will be affected by custom in the area where the property being sold is located and the then-prevailing economic conditions. If we receive promissory notes or other property in lieu of cash from property sales, the distribution of the proceeds of sales to you, or their reinvestment in other properties, will be delayed until the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to pay cash distributions to members.

RISKS OF THE MORTGAGE LENDING BUSINESS

Defaults on our real estate loans will decrease our revenues and your distributions.

We are in the business of investing in real estate loans and, as such, we are subject to risk of defaults by borrowers. Any failure of a borrower to repay loans or interest on loans will reduce our revenues and your distributions, the value of your units and your interest in the Fund as a whole.

In addition, foreclosures on defaulted loans create additional risks that may adversely affect our operating results. These risks include:

•	We may incur substantial legal fees and court costs in acquiring a mortgaged property through a foreclosure sale and/or bankruptcy proceedings.
•	During the period of time when a defaulted loan is the subject of foreclosure proceedings, it is likely that we will earn less, if any, income from such loans, thereby reducing our earnings.
•
Properties foreclosed upon may not generate sufficient income from operations to meet expenses, such as property taxes, maintenance costs, real estate loan payments, insurance cost and related charges.

•	Operation of foreclosed properties may require us to spend substantial funds for an extended period until we are able to find a suitable buyer.
•
We incur liability risks in owning and operating real property such as possible liability for injury to persons and property or for the cost involved in cleaning up any contamination by materials hazardous to the environment.

•
Proceeds from the sale of foreclosed property may not generate full repayment of our loans and, in connection with such sale, we may be required to provide seller financing and incur the risk that the buyer may default on such financing.

The value of our real estate security may be insufficient

We depend upon our real estate security to protect us on the loans that we make. We depend upon the skill of independent appraisers to value the security underlying our loans. However, notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate may decrease due to subsequent events. Our appraisals are generally dated within 12 months of the date of loan origination and may have been commissioned by the borrower. Therefore, the appraisals may not reflect a decrease in the value of the real estate due to events subsequent to the date of the appraisals. In addition, most of the appraisals will be prepared on an “as if-developed basis,” which approximates the post-construction value of the collateralized property assuming that such property is developed. As if-developed values on new land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. If the loan goes into default prior to completion of the project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute to you.

We may invest in unimproved land, which does not generate income.

We may invest approximately 15%, and not more than 25%, of our total mortgage assets in loans to purchase or develop raw, unimproved land. Generally, we will determine whether to invest in these loans based upon the appraised value of the property and the borrower’s actual capital investment in the property. We intend to invest in loans with a face value of up to 60% of the as-if developed appraised value of the property and we will usually require that the borrower have invested in the property actual capital expenditures of at least 25% of the property’s value. As-if developed values on raw and unimproved land loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection of a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. These loans are riskier because the property is not capable of generating any income, as compared to a commercial property.

We may invest in acquisition and development loans, which do not generate income.

We may invest about 10% to 25% of our total mortgage assets in loans in acquisition and development loans. These loans enable borrowers to acquire and/or complete the basic infrastructure and development of their property prior to the construction of buildings or structures. Such development may include installing utilities, sewers, water pipes, and/or streets. Generally, we may invest in loans with a face value of up to 60% of the as-if developed appraised value of the property. Such appraisals have the same valuation limitations as raw and unimproved land loans, described above.

We may invest in construction loans, which do not generate income.

We may invest 10% to 70% of our total mortgage assets in construction real estate loans. These are loans generally made to real estate developers to fund the construction of one or more buildings on real property. Funds under this type of loan will generally not be forwarded to the borrower until work in the previous phase of the project has been completed and an independent inspector has verified certain aspects of the construction and its costs. We will typically require material and labor lien releases by the borrower per completed phase of the project. We will review the appraised value of the property and proposed improvements, and will arrange loans for up to 75% of the as-if developed appraised value. Such appraisals have the same valuation limitations as raw and unimproved land loans, described above. These loans are riskier than loans secured by income producing properties because during construction the borrower does not receive income from the property to make payments on the loan.

Our investments in commercial property loans may not yield the anticipated increase in value and income.

We expect to invest approximately 20% to 50% of our total mortgage assets in commercial property loans. These loans provide funds to allow commercial borrowers to acquire income-producing property or to improve or renovate property to increase the value or net operating income of the property so that it may qualify for institutional refinancing. Bridge loans are a subcategory of commercial loans in which we provide interim financing to enable commercial borrowers to qualify for permanent refinancing. We will review the appraised value of the property and will invest in loans for up to 75% of such appraised value. To the extent such loans include renovations, appraisals may include as-if developed valuations with the limitations described above. These loans are riskier because there is no assurance that the commercial borrower will qualify for the refinancing or that the improvements will yield the anticipated increase in value and income.

We may invest in residential loans.

We may invest approximately 5% of our total mortgage assets in residential loans. Such loans facilitate the purchase or refinance of one to four family residential property units provided the borrower used one of the units on the property as such borrower’s principal residence. We will review the appraisal of the value of the property and will invest in loans for up to 75% of such appraised value.

Investments in second real estate loans and wraparound loans are subject to the rights of the first mortgage lender.

We may also invest up to 10% of our total mortgage assets in second real estate loans and, in rare instances, wraparound, or all-inclusive, real estate loans. In a second real estate loan, our rights as a lender, including our rights to receive payment on foreclosure, will be subject to the rights of the first mortgage lender. In a wraparound real estate loan, our rights will be similarly subject to the rights of a first mortgage lender, but the aggregate indebtedness evidenced by our loan documentation will be the first real estate loan plus the new funds we invest. We would receive all payments from the borrower and forward to the senior lender its portion of the payments we receive. Because both of these types of loans are subject to the first mortgage lenders right to payment on foreclosure, we incur a greater risk when we invest in each of these types of loans.

Balloon payments require sufficient resources to make payment when due.

We anticipate that 90% to 100% of our loans will require the borrower to make a “balloon payment” on the principal amount upon maturity of the loan. A balloon payment is a large principal balance that is payable after a period of time during which the borrower has repaid none or only a small portion of the principal balance. Loans with balloon payments are riskier than loans with even payments of principal over an extended time period like 15 or 30 years because the borrower’s repayment depends on its ability to sell the property profitably, obtain suitable refinancing or otherwise raise a substantial amount of cash when the loan comes due. There are no specific criteria used in evaluating the credit quality of borrowers for real estate loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due.

Investment in large loans may reduce our ability to diversify our loan portfolio.

We will generally invest in loans that constitute an amount equal to less than 5% of our total capital. However, we may invest in a larger loan depending on such factors as the performance of the Fund and the value of the collateral.
These larger loans are risky because they may reduce our ability to diversify our loan portfolio.

Taking a lease interest as collateral only provides a right to assume the borrower’s obligations under the lease.

We may invest up to 20% of our total mortgage assets in loans where the collateral is an interest in a lease. These loans are riskier because the only rights we will have is to assume the borrower’s obligations under the lease and to use the property for the length of time and in the limited manner permitted under the lease.

RISKS OF UNDERWRITING STANDARDS AND PROCEDURES

Our underwriting standards and procedures are more lenient than conventional lenders.

We will invest in loans to borrowers who may not be required to meet the credit standards of conventional mortgage lenders and we will approve real estate loans more quickly than other mortgage lenders. Generally, we will not spend more than 20 days assessing the character and credit history of our borrowers. Due to the nature of loan approvals, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to the borrower and the security. There may be a greater risk of default by our borrowers, which may impair our ability to make distributions to you or may reduce the amount we have available to distribute to you, particularly in the case of foreclosures.

Our loans are not guaranteed by any government agency.

Our loans will not be insured or guaranteed by a federally owned or guaranteed mortgage agency. Consequently, our recourse if there is a default may only be to foreclose upon the mortgaged real property. The value of the foreclosed property may have decreased and may not be equal to the amount outstanding under the corresponding loan, resulting in a decrease of the amount available to distribute to you.

Our real estate loans will not be marketable and we expect no secondary market to develop.

We do not expect our real estate loans to be marketable and we do not expect a secondary market to develop for them. As a result, we will generally bear all the risk of our investment until the loans mature. This will limit our ability to hedge our risk in changing real estate markets and may result in reduced returns to our Members.

Our loan portfolio may be riskier if it is not diversified geographically.

Initially we intend to invest in real estate loans throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada and Texas. However, we have also invested in real estate loans in North Carolina, Oklahoma, Oregon, Washington and Wisconsin. Depending on the market and on the Company’s performance, we plan to expand our investments throughout the United States. However, Vestin Mortgage has limited experience outside of the Southwest. Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state. Vestin Mortgage’s limited experience in most U.S. real estate markets may impact its ability to make prudent investment decisions on our behalf. Accordingly, where Vestin Mortgage deems it necessary, it plans to utilize independent real estate advisors and local legal counsel located in markets where Vestin Mortgage lacks experience for consultation prior to making investment decisions. You will not have an opportunity to evaluate the qualifications of such advisors and no assurance can be given that they will render prudent advice to our Manager.

We may have difficulty protecting our rights as a secured lender.

We believe that our loan documents will enable us to enforce our commercial arrangements with borrowers. However, the rights of borrowers and other secured lenders may limit our practical realization of those benefits. For example:

•
Judicial foreclosure is subject to the delays of protracted litigation. Although we expect non-judicial foreclosure to be quicker, our collateral may deteriorate and decrease in value during any delay in foreclosing on it.

•	The borrower’s right of redemption during foreclosure proceedings can deter the sale of our collateral and can for practical purposes require us to manage the property.
•	Unforeseen environmental hazards may subject us to unexpected liability and procedural delays in exercising our rights.
•	The rights of senior or junior secured parties in the same property can create procedural hurdles for us when we foreclose on collateral.
•	We may not be able to pursue deficiency judgments after we foreclose on collateral.
•	State and federal bankruptcy laws can prevent us from pursuing any actions, regardless of the progress in any of these suits or proceedings.

By becoming the owner of property, we may become liable for unforeseen environmental obligations.

We intend to acquire income producing properties such as office, industrial and retail properties, multi-family residential units and assisted living facilities and other income producing real property, such as parking lots, hotels and restaurants. In addition, we intend to own real property if we foreclose on a defaulted loan and purchase the property at the foreclosure sale. Under applicable environmental laws, any owner of real property may be fully liable for the costs involved in cleaning up any contamination by materials hazardous to the environment. Even though we might be entitled to indemnification from the person that caused the contamination, there is no assurance that the responsible person would be able to indemnify us to the full extent of our liability. Furthermore, we would still have court and administrative expenses for which we may not be entitled to indemnification.

Our results are subject to fluctuations in interest rates and other economic conditions.

•
We expect that a majority of our loans will not have a prepayment penalty. Should interest rates decrease, our borrowers may prepay their outstanding loans with us in order to receive a more favorable rate. This may reduce the amount of funds we have available to distribute to you.

•
Our results of operations will vary with changes in interest rates and with the performance of the relevant real estate markets. If the economy is healthy, we expect that more people will be borrowing money to acquire, develop or renovate real property. However, if the economy grows too fast, interest rates may increase too much and the cost of borrowing may become too expensive. Alternatively, if the economy enters a recession, real estate development may slow. A slowdown in real estate lending may mean we will have fewer loans to acquire, thus reducing our revenues and the distributions you receive.

•
One of the results of interest rate fluctuations is that borrowers seek to extend their low-interest-rate real estate loans after market interest rates have increased. Generally, our loan documents permit us to raise the interest rate we charge on extended loans anywhere from between 0.75% to 3% from the then-current rate on the loan.

This creates two risks for us:

•
There is no assurance that this permitted rate increase will be adequate if interest rates have increased beyond the range contemplated by our loan documents. If interest rates rise, borrowers under loans with monthly or quarterly principal payments may be compelled to extend their loans to decrease the principal paid with each payment because the interest component has increased. If this happens, we are likely to be at a greater risk of the borrower defaulting on the extended loan, and the increase in the interest rate on our loan may not be adequate compensation for the increased risk. Additionally, any fees paid to extend the loan are paid to Vestin Mortgage, not to us. Our revenues and distributions will decline if we are unable to reinvest at higher rates or if an increasing number of borrowers default on their loans.

•
If, at a time of relatively low interest rates, a borrower should prepay obligations that have a higher interest rate from an earlier period, we will likely not be able to reinvest the funds in real estate loans earning that higher rate of interest. In the absence of a prepayment fee, we will receive neither the anticipated revenue stream at the higher rate nor any compensation for its loss. This is a risk if the loans we invest in do not have prepayment penalties or exit fees.

•	Our results will also reflect other economic conditions, such as a particular industry migrating to or from one of the states into which we make loans.

We face competition for real estate loans that may reduce available yields and fees.

Our competitors consist primarily of conventional mortgage lenders and real estate loan investors including commercial banks, insurance companies, mortgage brokers, pension funds and other institutional lenders. Many of the companies against which Vestin Mortgage and we compete have substantially greater financial, technical and other resources than either the Fund or Vestin Mortgage. Additionally, if our competition decreases interest rates on their loans or makes funds more easily accessible, yields on our loans could decrease and the costs associated with making loans could increase, both of which would reduce our revenues and the distributions you receive.

Our lending operations are subject to certain regulatory requirements.

As a company investing in real estate loans and rural property and having raised funds through a public offering we are subject, to the NASAA Mortgage Program Guidelines promulgated by the state securities administrators. The NASAA Guidelines govern, among other things, our debt to equity ratio and the diversity and composition of our investments. For example, the NASAA Guidelines provide that we may not invest in or make real estate loans to or from any one borrower, which would exceed, in the aggregate, an amount greater than 20% of the capital contributions, which we have raised. Additionally, the NASAA Guidelines require reserves of not less than 1% of the offering proceeds. The NASAA Guidelines are intended to protect the interests of investors. However, our flexibility in making business decisions may be limited by our obligation to comply with the NASAA Guidelines.

RISKS ASSOCIATED WITH DEBT FINANCING

Any borrowing by us will increase your risk and may reduce the amount we have available to distribute to members.

We anticipate that we will borrow funds to expand our capacity to invest in real estate loans and real property. Our total indebtedness shall not exceed the sum of 85% of the aggregate purchase price of all real property owned by us plus 70% of the aggregate fair market value of all of our other assets. Any such borrowings will require us to carefully manage our cost of funds. No assurance can be given that we will be successful in this effort. Should we be unable to repay the indebtedness and make the interest payments on the loans, the lender will likely declare us in default and require that we repay all amounts owing under the loan facility. Even if we are repaying the indebtedness in a timely manner, interest payments owing on the borrowed funds may reduce our income and the distributions you receive.

We may borrow funds from several sources, and the terms of any indebtedness we incur may vary. However, some lenders may require as a condition of making a loan to us that the lender will receive a priority on mortgage repayments received by us. As a result, if we do not collect 100% on our investments, the first dollars may go to our lenders and we may incur a loss, which will result in a decrease of the amount available for distribution to you. In addition, we may enter into securitization arrangements in order to raise additional funds. Such arrangements could increase our leverage and adversely affect our cash flow and our ability to make distributions to you.

Lenders may require us to enter into restrictive covenants that may have an adverse effect on our operations.

In connection with obtaining certain financing, a lender could impose restrictions on us that affect our ability to incur additional debt and our distribution and operating policies. Loan documents we enter into may contain customary negative covenants that may limit our ability to further mortgage the property, to discontinue insurance coverage, replace our manager or impose other limitations. Any such restriction or limitation may have an adverse effect on our operations.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our members.

We expect that in the future we will incur indebtedness that bears interest at a variable rate. Accordingly, increases in interest rates would increase our interest costs, which could have a material adverse effect on our operating cash flow and our ability to pay distributions to you. In addition, if rising interest rates cause us to need additional capital to repay indebtedness in accordance with its terms or otherwise, we would be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.

The aggregate amount we may borrow is limited under our Operating Agreement, which may hinder our ability to secure additional funding when it is needed.

Our Operating Agreement limits the aggregate amount we may borrow in accordance with the requirements of the NASAA Guidelines to the sum of 85.0% of the aggregate purchase price of all of our properties which, have not been refinanced plus 85.0% of the aggregate fair market value of all of our refinanced properties. That limitation could have adverse business consequences such as: (i) freezing our ability to purchase additional properties; (ii) causing operational problems if there were cash flow shortfalls for working capital purposes; and (iii) resulting in the loss of a property if, for example, financing were necessary to repay a default on a mortgage.

MANAGEMENT RISKS

We must rely on Vestin Mortgage to manage our operations and select our loans and real property for investment.

Our ability to achieve our investment objectives and to pay distributions depends upon Vestin Mortgage's performance (i) in obtaining, processing, making and brokering loans for us to invest in and determining the financing arrangements for borrowers and (ii) in the acquisition of our investments, the selection of tenants and the determination of any financing arrangements. You will have no opportunity to evaluate the financial information or creditworthiness of borrowers or tenants, the terms of real estate loans, purchase agreements or leases, the real property or other economic or financial data concerning our loans or real property. You must rely entirely on the judgment of Vestin Mortgage. We cannot be sure that Vestin Mortgage will be successful in obtaining suitable investments on financially attractive terms or that, if they make investments on our behalf, our objectives will be achieved. Vestin Mortgage may change its investment guidelines without your consent.

Vestin Mortgage has limited experience in acquiring and managing real properties.

Our performance and ability to pay distributions depends largely upon the performance of Vestin Mortgage in managing our operations. While Vestin Mortgage has substantial experience in managing funds that invest in real estate loans, it has limited experience in the business of acquiring and managing real properties. Vestin Mortgage is not engaged in the business of acquiring and managing real properties nor has it ever managed a fund, which is engaged in the business of acquiring real properties. Vestin Mortgage has managed and disposed of real properties, which were acquired through foreclosure. In addition, one of its principals has some experience in acquiring and managing multi-family residential properties and office buildings. However, this limited experience may be insufficient to enable Vestin Mortgage to successfully manage our investments in real property. As a result of its limited experience, Vestin Mortgage may make errors of judgment in selecting properties for us to acquire and may encounter difficulties in managing such properties. Poor performance by Vestin Mortgage may reduce our income and may reduce our distributions. Moreover, if as a result of Vestin Mortgage’s inexperience in real property investments, we acquire real properties, which are sold at a loss, you may lose a portion of the principal of your investment in us.

Our Manager lacks experience with certain real estate markets.

Initially we intend to invest in real estate loans and real property throughout the areas in which Vestin Mortgage and its correspondents have experience, specifically Arizona, California, Hawaii, Nevada and Texas. Accordingly, your investment will be dependent upon the economy in the Southwest. Depending on the market and on the Fund’s performance, we plan to expand our investments throughout the United States. Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state. Vestin Mortgage’s limited experience in most U.S. real estate markets may impact its ability to make prudent investment decisions on our behalf. Accordingly, where Vestin Mortgage deems it necessary, it plans to utilize independent real estate advisors and local legal counsel located in markets where Vestin Mortgage lacks experience for consultation prior to making investment decisions. You will not have an opportunity to evaluate the qualifications of such advisors and no assurance can be given that they will render prudent advice to our Manager.

We are limited in the number and type of properties and real estate loans in which we may invest and the value of members’ investment will fluctuate with the performance of the specific investments we make.

We raised approximately $29.7 million, and we currently are not raising additional funds through the sale of units, except through our distribution reinvestment plan. Accordingly, we are a relatively small fund and will make a limited number of investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make as compared with larger funds. As a result, our performance will be closely tied to the performance of each property or loan we invest and a default on leases or a loan could materially reduce the funds available for distribution. Our profitability may be affected by the performance of any one of our investments and members’ investment in our units will be subject to greater risk.

We depend on key personnel of Vestin Mortgage we do not have any directors, officers or employees.

Our success depends upon the continued contributions of certain key personnel of Vestin Mortgage, including Michael V. Shustek, each of whom would be difficult to replace because of their extensive experience in the field, extensive market contacts and familiarity with Vestin Mortgage's activities. If any of these key employees were to cease employment, our operating results could suffer. Our future success also depends in large part upon Vestin Mortgage's ability to hire and retain additional highly skilled managerial, operational and marketing personnel. Vestin Mortgage may require additional operations and marketing people who are experienced in obtaining, processing, making and brokering loans, investing, leasing and operating real property and who also have contacts in the market. The size of our loan and real estate portfolio may require Vestin Mortgage to hire and retain additional financial and accounting personnel to assist in managing Vestin Mortgage's accounting services. Competition for accounting personnel is intense, and we cannot assure members that Vestin Mortgage will be successful in attracting and retaining skilled personnel. Should Vestin Mortgage be unable to attract and retain key personnel, the ability of Vestin Mortgage to make prudent investment decisions on our behalf may be impaired.

Any indemnification of our Manager by us will decrease the amount available for distribution to you.

Pursuant to our Operating Agreement, we may be required to indemnify Vestin Mortgage or any of its affiliates, agents, or attorneys from any action, claim or liability arising from any act or omission made in good faith and in performance of its duties under the Operating Agreement. The availability of such indemnification may reduce the amount of funds we have available to distribute to you.

CONFLICTS OF INTEREST RISKS

The risk factors below describe material conflicts of interest that may arise in the course of Vestin Mortgage’s management and operation of our business. The list of potential conflicts of interest reflects our knowledge of the existing or potential conflicts of interest as of the date of this prospectus. We cannot assure you that no other conflicts of interest will arise in the future.

Vestin Mortgage will face conflicts of interest arising from our fee structure.

Vestin Mortgage will receive substantial fees for brokering and managing our real property investments. Vestin Mortgage will also receive substantial fees from borrowers for transactions involving real estate loans. Many of these fees are paid on an up-front basis. These fees are quantified and described in greater detail under “Compensation to Vestin Mortgage and Affiliates” in the summary and in the compensation table contained in this prospectus. Vestin Mortgage’s compensation is based on the volume and size of the real estate loans selected for us. Our interests may diverge from those of Vestin Mortgage and Mr. Shustek to the extent that Vestin Mortgage benefits from up-front fees, which are not shared with us.

Vestin Mortgage will be receiving fees from borrowers that would otherwise increase our returns. Because Vestin Mortgage receives all of these fees, including brokering and management fees for our real property, our interests will diverge from those of Vestin Mortgage and Mr. Shustek when Vestin Mortgage decides whether we should charge the borrower higher interest rates or Vestin Mortgage should receive higher fees from the borrower or whether we should purchase or sell real property or in the leasing of our buildings or in determining our advisory fees.

Vestin Mortgage will face conflicts of interest concerning the allocation of its personnel’s time.

Vestin Mortgage is the manager of Vestin Fund I and inVestin Nevada, funds with investment objectives similar to ours. Vestin Mortgage is also the manager of Vestin Realty II, which is the surviving entity in the merger of Vestin Fund II with and into Vestin Realty II effective on March 31, 2006. The merger implemented the restructuring of the business operations of Vestin Fund II to allow Vestin Realty II to qualify as a REIT for U.S. federal income tax purposes. Vestin Fund I has raised $100 million pursuant to a registration statement on Form S-11 initially filed with the Securities Exchange Commission on August 23, 2000. Prior to the merger, Vestin Fund II had raised approximately $475 million as of December 31, 2005 pursuant to a registration statement on Form S-11 initially filed with the Securities and Exchange Commission on December 31, 2000. inVestin Nevada is seeking to raise $100 million through the sale of subordinated notes to Nevada residents pursuant to a registration statement filed with the Securities Division of the Nevada Secretary of State and in reliance on exemption from registration requirements provided by Section 3(a)(11) of the Securities Act of 1933 and Rule 147 thereunder. As of March 31, 2006, inVestin Nevada had raised approximately $81million. Vestin Mortgage and Mr. Shustek, who indirectly owns 100% of Vestin Mortgage, anticipate that they will also sponsor other real estate programs having investment objectives similar to ours and engage in the business activities described in the “Conflicts of Interest” section in this prospectus. As a result, Vestin Mortgage and Mr. Shustek may have conflicts of interest in allocating their time and resources between our business and those other activities. During times of intense activity in other programs and ventures, Vestin Mortgage and its key personnel, including Mr. Shustek, will likely devote less time and resources to our business than they ordinarily would. The Operating Agreement does not specify a minimum amount of time and attention that Vestin Mortgage and its key people are required to devote to the Fund. If Vestin Mortgage does not spend sufficient time managing our operations we may not meet our investment objectives.

Vestin Mortgage will face conflicts of interest relating to other investments in real estate loans.

We may invest in real estate loans when one or more other companies managed by Vestin Mortgage are also investing in real estate loans. There is a risk that Vestin Mortgage may select for us a real estate loan investment that provides lower returns than a real estate loan investment purchased by another Vestin Mortgage program or entity. Vestin Mortgage also serves as a manager for Vestin Fund I, Vestin Realty II and inVestin Nevada, funds, which have similar investment objectives as our Fund. There are no restrictions or guidelines on how Vestin Mortgage will determine which loans are appropriate for us and which are appropriate for Vestin Fund I, Vestin Realty II, inVestin Nevada or any other company, which Vestin Mortgage manages.

Vestin Mortgage will face conflicts of interest in selecting real estate loans for us.

In the event we purchase real property by incurring debt, Vestin Mortgage may lend us money directly or Vestin Mortgage could select one of its affiliates as our lender or Vestin Mortgage will select a third party as our lender. There is also a risk that Vestin Mortgage may select a loan for us that provides for a higher interest rate than we may otherwise be able to obtain.

We may have a lack of control over participations.

We will consider investing in or purchasing loans and properties jointly with other lenders and purchasers, some of whom might be affiliates of Vestin Mortgage. We will initially have, and will maintain a controlling interest as lead lender in participations with non-affiliates. Although it is not our intention to lose control, there is a risk that we will be unable to remain as the lead lender in the loans in which we participate in the future. In the event of participation with a publicly registered affiliate, the investment objectives of the participants shall be substantially identical. There shall be no duplicate fees. The compensation to the sponsors must be substantially identical, and the investment of each participant must be on substantially the same terms and conditions. Each participant shall have a right of first refusal to buy the other’s interest if the co-participant decides to sell its interest. We will not participate in joint ventures or partnerships with affiliates that are not publicly registered except as permitted in the NASAA Guidelines. If our co-participant affiliate determines to sell its interest in the loan or property, there is no guarantee that we will have the resources to purchase such interest and we will have no control over a sale to a third party purchaser.

LACK OF CONTROL BY MEMBERS

Your right to vote is limited and you are bound by majority vote.

You cannot exercise control over our daily business affairs and implement changes in our policy. Vestin Mortgage, subject to the provisions in our Operating Agreement, may modify our investment guidelines without your consent. Moreover, Vestin Mortgage may amend the Operating Agreement without the consent of a majority of our members to:

•	Remedy any ambiguity or formal defect or omission within the Agreement;

•	Conform the Agreement to applicable laws and regulations; and

•	Make any changes to the Agreement, which in the judgment of Vestin Mortgage, is not to the prejudice of the members.

You may vote only in a limited number of specific instances, in which case a majority of our members (not to include Vestin Mortgage) can take action and bind all of the members. These situations in which all members (except Vestin Mortgage) are entitled include votes to:

•	Dissolve the Company;

•	Change the nature of our business;

•	Amend the Operating Agreement (in certain cases);

•	Remove and replace Vestin Mortgage;

•	Approve a merger with or into another company; or

•	Approve a sale of all or a majority of our assets.

Although Vestin Mortgage may not change the nature of our business without majority approval, Vestin Mortgage may change our investment guidelines consistent with the fiduciary duties it owes to all of the members. While you will not have any vote on these investment guidelines, you retain your vote to remove and replace Vestin Mortgage.

Your interest in the Company may be diluted as we sell additional units

When we received your initial investment, Vestin Mortgage established for you an individual capital account on our books. Your capital account began with the amount of your first capital contribution for units. We will adjust your capital account for unrealized appreciation or depreciation of our underlying assets on a quarterly basis. However, if another member makes a distribution reinvestment prior to any such quarterly adjustment, your capital account may not reflect your portion of the fair market value of our underlying assets.

The value of your units may decrease below $10.50 per unit.

The value of your share of our underlying assets at any time may be less or more than $10.50 per unit. For example, if the fair market value of our assets at the time of a distribution reinvestment is less than the cost of these assets on our books, then the value of your units immediately after a distribution reinvestment may be less than $10.50.

FEDERAL INCOME TAX RISKS

The IRS may challenge our characterization of material tax aspects of your investment in units.

An investment in units involves material income tax risks. You are urged to consult with your own tax advisor regarding the federal, state and foreign tax considerations of an investment in our units. We will not seek any rulings from the IRS regarding any of the tax issues covered herein. Moreover, although we have obtained an opinion from Tax Counsel regarding the material federal income tax issues relating to an investment in our units, you should be aware that this opinion represents only Tax Counsel’s best legal judgment, based upon representations and factual assumptions referenced therein. Accordingly we cannot assure you that the, conclusions reached by Tax Counsel if challenged by the IRS would be sustained by any court.

Tax Counsel is unable to give an opinion on whether we are engaged in the conduct of a financial business.

Due primarily to the lack of authority directly on point, Tax Counsel cannot opine on whether we will be deemed to be engaged in the conduct of a financial business for purposes of attempting to satisfy the qualifying income test of Section 7704(c) of the Internal Revenue Code and, therefore, whether we would be taxed as a corporation if we were classified as a publicly traded partnership. However, Tax Counsel is providing an opinion that we will not be classified as a publicly traded partnership. If we were classified as a publicly traded partnership taxable as a corporation, the income from our activities would be subject to the double tax system that applies to corporations and shareholders for federal income tax purposes. Our income would be subject to federal income tax at regular corporate rates. You could not then take tax deductions for your share of our deductions or credits. You would be subject to tax on your share of our income to the extent we distribute it to you out of current or accumulated earnings and profits, or as taxable gain in excess of the cost of your units. Such distributions, including those attributable to our commercial real estate investment activities, could be treated as portfolio income rather than passive income. If we were taxed as a corporation, your cash flow, the distributions you receive and the value of your units will be significantly reduced. See “Federal Income Tax Consequences — General Principles of Partnership Taxation,” at page 77 and “Tax Rates on a Partner’s Share of Ordinary Income,” at page 81.

Tax Counsel is unable to give an opinion on whether we will be treated as a dealer.

Due primarily to the inherently factual nature of the analysis, Tax Counsel is unable to render an opinion on whether we will be characterized as a “dealer” with respect to our commercial real estate investment activities. If we are deemed to be a dealer with respect to our activities relating to our investment in commercial real estate, any gain recognized upon a sale of any such real property would be taxable to you as ordinary income and would also constitute unrelated business taxable income to investors who are tax exempt entities. We would be a “dealer” for this purpose if it were determined that we hold any our real properties primarily for sale to customers in the ordinary course of business. The resolution of our status in this regard is dependent upon facts that will not be known until the time a property is sold or held for sale. Under existing law, whether property is held for primarily for sale to customers in the ordinary course of business must be determined from all the facts and circumstances surrounding the particular property at the time of disposition, including, the number, frequency, regularity and nature of dispositions of real property by the owner and the owner’s activities in selling the property or preparing it for sale.

Tax Counsel is unable to give an opinion of the tax treatment of compensation.

Due primarily to the inherently factual nature of the analysis, Tax Counsel is unable to give an opinion as to the proper tax treatment of certain compensation that we will pay to Vestin Mortgage and its Affiliates. The proper tax treatment of these fees and expenses depends on whether the Internal Revenue Service determines the fees and expenses to be commercially reasonable.

Tax Counsel is unable to give an opinion as to whether we are engaged in an equity-based lending activity.

In connection with the potential application of the passive loss rules, Tax Counsel is unable to give an opinion as to whether we will be considered to be engaged in an equity-based lending activity due primarily to the lack of relevant authority directly on point. Consequently, we cannot predict with certainty whether income from our mortgage lending activities will be considered portfolio income or will be subject to the rule, which treats income (but not losses) from a passive activity as nonpassive income.

Tax Counsel is unable to give an opinion on whether real estate loans will be treated as equity interests.

Due primarily to the inherently factual nature of the analysis, Tax Counsel is unable to give an opinion as to whether certain real estate loans we acquire will be treated as equity interests in a partnership (as opposed to real estate loans) if the loans are structured to permit us to participate in the value of the properties to which such real estate loans relate or in the cash flow generated by the operation of the properties by the borrowers. If a real estate loan is treated as an equity interest in a partnership, we will have to recognize an allocable share of the income, gain, loss, deductions, credits and tax preference items attributable to the property to which the real estate loan relates. If you are a tax-exempt organization, the characterization of a real estate loan as an equity interest in a partnership could also result in the receipt of unrelated business taxable income for certain tax-exempt organizations.

Tax Counsel is unable to give an opinion on the validity of our allocation of profits and losses for tax purposes.

Due primarily to the lack of relevant authority directly on point, Tax Counsel has advised us that the validity of our proposed method of allocation of profits and losses for tax purposes is subject to some uncertainty. If our allocations are not accepted, you may be required to adjust the amount of taxable income or loss reported in connection with your units and to adjust your tax liabilities for such year accordingly.

You may realize taxable income without cash distributions, and you may have to use funds from other sources to pay your tax liabilities.

As a member, you will be required to report your allocable share of our taxable income on your income tax return irrespective of whether you have received any cash distributions from us. We anticipate that from time to time units will be allocated taxable income in excess of your cash distributions, including the possibility that the capital shift that may be deemed to occur in connection with a discount redemption of units from one member will generate taxable income in such amount that will have to be allocated to all of the other members on a proportionate basis. In addition, if you participate in our distribution reinvestment plan, you will be allocated your share of our net income, including net income allocable to units acquired pursuant to the distribution reinvestment plan, even though you will receive no cash distributions from us.

Your cash flow and distributions will be reduced if we are taxed as a corporation.

If we are deemed to not be engaged in a trade or business or mortgage lending, the tax benefits of partnership status will be adversely affected in that your share of our expenses allocable to our mortgage lending activities would be deductible only to the extent that all of your miscellaneous itemized deductions exceed two percent of your adjusted gross income.

The IRS may challenge our allocations of profit and loss.

Tax Counsel believes that items of income, gain, loss, deduction and credit will be allocated among our members substantially in accordance with the allocation provisions of our operating agreement. However, those allocations may not always be consistent with the economic interests of the members under the partners’ interest in the partnership test that will be applied to evaluate the validity of our allocations for tax purposes. Consequently, we cannot assure you that the IRS will not successfully challenge the allocations in the operating agreement and reallocate items of income, gain, loss, deduction and credit in a manner that more accurately reflects the economic interests of the members. Ultimately, the determination of whether allocations adopted by us will be respected by the IRS will depend upon facts, which will occur in the future and cannot be predicted with certainty or fully controlled by us. If the allocations we use are not respected, members may be required to amend their individual income tax returns.

An IRS audit of our books and records could result in an audit of your tax returns.

If we are, audited by the IRS and it makes determinations adverse to us, including the disallowance of deductions we have taken, the IRS may decide to audit your income tax returns. Any such audit could result in adjustments to your tax return for items of income, deductions or credits, and the imposition of penalties and interest for the adjustments and additional expenses for filing amended income tax returns.

Inconsistencies between federal, state and local tax rules may adversely affect your return.

If we are treated as a partnership for federal income tax purposes and as a corporation for state or local income tax purposes or if deductions that are allowed by the IRS are not allowed by state or local regulators, your cash flow and distributions would be adversely affected.

RETIREMENT PLAN AND IRA INVESTOR RISKS

An investment in the Fund may not be an appropriate investment under retirement plans or IRA’s.

The Fund is not a mutual fund nor is it an investment Company within the meaning of the Investment Company Act of 1940 or subject to the regulations thereunder. There are special considerations that apply to pension or profit sharing trusts or IRAs investing in units.

If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in the Fund, you could incur liability or subject the plan to taxation if:

•	Your investment is not consistent with your fiduciary obligations under ERISA and the Internal Revenue Code.

•	Your investment is not made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy.

•	Your investment does not satisfy the prudence and diversification requirements of Sections 40(a)(1)(B) and 404(A)(1)(C) of ERISA.

•	Your investment impairs the liquidity of the plan.

•	Your investment produces “unrelated business taxable income” for the plan or IRA.

•	You will not be able to value the assets of the plan annually in accordance with ERISA requirements.

•	Your investment constitutes a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Adverse tax consequences may result due to minimum distribution requirements.

If you intend to purchase units through your IRA, or if you are a trustee or other fiduciary of a Qualified Plan considering an investment in units, you must consider the limited liquidity of an investment in our units as it relates to applicable minimum distribution requirements under the Internal Revenue Code. If units are held and our properties have not yet been sold at such time as mandatory distributions are required to begin to an IRA beneficiary or qualified plan participant, Section 408(a)(6) and 401(a)(9) of the Internal Revenue Code will likely require that a distribution-in-kind of the units be made to the IRA beneficiary or qualified plan participant. Any such distribution-in-kind of units must be included in the taxable income of the IRA beneficiary or qualified plan participant for the year in which the units are received at the fair market value of the units without any corresponding cash distributions with which to pay the income tax liability attributable to any such distribution. Also, fiduciaries of a retirement plan should consider that, for distributions subject to mandatory income tax withholding under Section 3405 of the Internal Revenue Code, the fiduciary may have an obligation, even in situations involving in-kind distributions of units, to liquidate a portion of the in-kind units distributed in order to satisfy such withholding obligations. There may also be similar state and/or local tax withholding or other obligations that should be considered.

Unrelated business taxable income will be generated with respect to tax-exempt investors.

We intend to incur indebtedness, including indebtedness to acquire our properties. This will cause recharacterization of a portion of our income allocable to tax-exempt investors as UBTI. Further, in the event we are deemed to be a “dealer” in real property, defined as one who holds real estate primarily for sale to customers in the ordinary course of business, the gain realized on the sale of our properties that is allocable to tax-exempt investors would be characterized as UBTI. If we generate UBTI, a trustee of a charitable remainder trust that has invested in us will lose its exemption from income taxation with respect to all of its income for the tax year in question. A tax-exempt limited partner other than a charitable remainder trust that has UBTI in any tax year from all sources of more than $1,000 will be subject to taxation of such income and be required to file tax returns reporting such income. See “Federal Income Tax Considerations — Investment by Qualified Plans and Other Tax-Exempt Entities” elsewhere in this prospectus.

OUR BUSINESS STRATEGY

Our business strategy is designed to generate current income by investing in income producing real property and real estate loans. Our Manager has substantial experience in originating or managing real estate loans for commercial properties in Arizona, California, Hawaii, Nevada, North Carolina, Oklahoma, Oregon, Texas, Washington and Wisconsin. We believe our Manager’s experience in these markets enable it to identify attractive income producing properties which generate significant current income and which offer an opportunity for long term appreciation. We therefore propose to invest in income producing commercial real estate properties identified by our Manager, such as multifamily residential units, office, industrial and retail properties and assisted living facilities, located in markets where our Manager has substantial experience. Our primary criteria in selecting such properties will be their ability to generate significant lease income while preserving the value of our principal. We will also consider the potential for long-term appreciation of the property; however, we will not acquire properties, which do not currently generate significant income, regardless of their long term potential for appreciation. We will not acquire raw land or any other properties, which do not generate current income. We intend to borrow funds for our acquisitions. The maximum amount of debt we will incur will not exceed 85% of the fair market value of the real property.

We believe there is a significant market opportunity to make real estate loans to owners and developers of real property whose financing needs are not met by traditional mortgage lenders. The strict underwriting standards and length of time required by traditional mortgage lenders such as commercial banks result in some potential borrowers who are unable to obtain such financing or who are unwilling to go through the time consuming process often required by traditional lenders.

We propose to loan funds to such borrowers provided that they have sufficient equity in the underlying real estate and otherwise meet our lending criteria. We will adopt the underwriting standards of Vestin Mortgage in evaluating potential investments in real estate loans. Generally speaking, Vestin Mortgage’s underwriting standards are less strict than traditional mortgage lenders and Vestin Mortgage’s loan approval process is faster than traditional lenders. As a result, in certain cases we may make real estate loans, which are riskier than the real estate loans made by commercial banks. However, in return we anticipate receiving a higher interest rate and Vestin Mortgage will take steps intended to mitigate the risks, such as imposing a lower loan to value ratio (thereby providing us with a bigger equity cushion if real estate values drop).

We believe that by focusing on the value of the underlying real estate, which will serve as collateral on our real estate loans, Vestin Mortgage can expedite the loan approval process and approve loans to certain borrowers who might not qualify for loans from traditional mortgage lenders. Vestin Mortgage generally spends not more than 20 days assessing the character and credit history of our borrowers. Rather, Vestin Mortgage focuses its underwriting review on the value of the collateral, which secures our loan.

As with all investments, there is a relationship between the risk assumed and the possible reward earned through our business strategy. We will assume more risk than traditional mortgage lenders. In return, we will seek to generate higher yields from our real estate loans.

INVESTMENT OBJECTIVES AND POLICIES

Acquisition and Investment Policies

We will seek to invest substantially all of the distribution reinvestments in real estate loans and real property, after paying applicable fees and expenses, if any. The allocation of our investments between real property and real estate loans will be at the discretion of our Manager depending on the amounts available for investment and investment opportunities. We anticipate investing approximately 70% of our total capital in real property and 30% in real estate loans. However, such percentages are only a guideline, the actual percentages may vary.

The Fund is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940 or subject to the regulations thereunder.

Real Estate Program Objectives

We anticipate investing approximately 70% of our total capital in real property and approximately 30% in real estate loans. However, such percentages are only a guideline, the actual percentages may vary.

The Fund is designed to provide diversification through investments in real property and real estate loans. However, our ability to diversify is limited due to the amount of money we have raised. We have raised approximately $29.4 million, and we currently do not anticipate raising additional funds through the sale of units, except through our distribution reinvestment plan. We will invest in income producing multifamily residential units, assisted living facilities, office, industrial and retail properties and other income-producing real property, such as hotel and resorts, restaurants, parking lots and amusement parks.

We intend to apply our prior experience in investing in real estate loans to our evaluation and investment in real property. Accordingly, we intend to invest in real property throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada and Texas. Depending on the market and on our performance, we may expand our investments throughout the United States. We intend to purchase properties in the range of $5 million to $30 million. However, our actual purchases may vary from these guidelines.

Our principal investment objectives are:

•	Provide monthly cash distributions to you from the lease income earned on our properties;

•	Preserve your capital contributions; and

•	Realize growth in the value of our properties upon our ultimate sale of such properties.

We cannot assure you that we will achieve these objectives or that your capital will not decrease. Vestin Mortgage may change our investment guidelines, subject to the fiduciary obligations that it owes to all members and pursuant to our Operating Agreement. However, Vestin Mortgage may not change the investment objectives above, except upon majority approval. Vestin Mortgage has no authority to do anything that would impair our ability to carry on our ordinary business as a real estate loan or real property investor.

Real Estate Loan Program Objectives

We generally invest in real estate loans throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada and Texas, but have also invested in real estate loans in North Carolina, Oklahoma, Oregon, Washington and Wisconsin. Depending on the market and on our performance, we plan to expand our investments throughout the United States. However, Vestin Mortgage has limited experience outside of the Southwest. The, loans we invest in will be selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or someone else originates a loan for us, that person identifies the borrower, processes the loan application, makes or invests in the loan, and brokers or sells the loan to us. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about 10 to 20 days. Vestin Mortgage will obtain, negotiate and make each loan, after which we acquire the loan, provided that the cost of the loan does not exceed the funds reasonably anticipated to be available to us to purchase the loan.

As a non-conventional lender, we are more willing to invest in real estate loans to borrowers that conventional lenders would not deem to be creditworthy. See “Risk Factors—Risks of the Mortgage Lending Business” at page 14. Because of our increased willingness to fund riskier loan types and borrowers, borrowers are willing to pay us an interest rate that is generally above the rates charged by conventional lenders. We intend to invest in a significant amount of loans in which the real property being developed is not generating any income to the borrower. We anticipate investing 10% to 70% of our assets allocated for construction loans and not more than 25% of our assets in unimproved land loans. Our investments in second deeds of trust in real estate loans are riskier because our rights will be subject to the rights of the first real estate loan lender. We may invest up to 10% of our real estate loan assets secured by second deeds of trust. All of our loans are “balloon payment” loans. The “balloon payment” loans may be riskier because the borrower’s repayment depends on their ability to refinance the loan or develop the property so it can be sold. We anticipate investing up to 50% of our real estate loan assets in bridge loans. Bridge loans are a subcategory of commercial loans in which we provide interim financing for borrowers seeking long-term, permanent financing. In addition, we expect to invest approximately 20% to 50% of our assets allocated for real estate loans in commercial property loans, 10% to 25% in acquisition and development loans and a small percentage in residential property loans. The actual allocations may vary materially from the guidelines above depending on the amount available for investment in real estate loans.

In addition to those policies contained in this prospectus and the Operating Agreement, Vestin Mortgage may establish written policies on loans and borrowings.

Our principal investment objectives are to:

•	Produce revenues from the interest income on our real estate loans;

•	Provide monthly cash distributions to you from the net income earned on our real estate loans;

•	Preserve your capital contributions; and

•	Reinvest to the extent permissible payments of principal and proceeds of prepayments, sales and insurance proceeds, net of expenses.

Real Estate Program Policies and Guidelines

We seek to invest primarily in income producing multifamily residential units, office, industrial, and retail properties, assisted living facilities and other income-producing real property. Such properties may include properties used for hotels and resorts, restaurants, parking lots, amusement parks or other leasehold properties. We intend to primarily lease out the real property owned by us. Initially, we intend to purchase our real property through cash transactions. However, if we are able to obtain favorable financing for the purchase of real property at a later date, we may choose to finance the purchase of our real property. We intend to hold our properties until such time as we believe is the optimal time to enable us to capitalize on the potential for increased income and capital appreciation of our properties.

By investing primarily in different types of properties, we believe we will reduce our overall portfolio risk and enhance our overall portfolio returns. In the event we become fully funded, no single property will comprise more than 20% of our funds. As of December 31, 2005, we had a property that represented 28% of our funds.

We may acquire income-producing properties, which have been developed with funds provided by us pursuant to our mortgage program. For example, we may make a loan to a developer for the purchase of unimproved land. After the developer has improved the land we may then purchase the real property.

We will seek to invest in properties that will satisfy our investment objectives of maximizing monthly distributions, preserving our capital and realizing capital appreciation upon the ultimate sale of our properties. We intend to invest in properties located in the United States. We do not intend to invest in unimproved land or construction or development of properties.

Vestin Mortgage has not previously been engaged in the business of direct investment in real property. In making investment decisions for us, Vestin Mortgage will consider relevant real estate property and financial factors, such as the location of the property, its income-producing capacity, the prospects for long-range appreciation, return on capital and its liquidity and income tax considerations. Vestin Mortgage will have substantial discretion with respect to the selection of specific investments.

We will obtain independent appraisals for each property in which we invest. Additionally, we will not rely on or utilize any appraisals, which have not been commissioned by us. However, we will rely on our own independent analysis of various criteria, including such appraisals, in determining whether or not to invest in a particular property. Appraisals are estimates of value and should not be relied upon as measures of true worth or realizable value.

Our obligation to purchase any property will generally be conditioned upon the delivery and verification of certain documents from the seller or developer, including environmental reports, evidence of marketable title, audited financial statements covering recent operations of properties with operating histories and title and liability insurance policies. We will attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, there are types of losses, which are uninsurable or not economically insurable or may be insurable subject to limitations, such as large deductibles or co-payments.

Our investments generally will take the form of holding fee title in the properties we acquire. We will acquire such interests directly or through wholly owned subsidiaries, which may be formed in the future. We may also invest in real property through joint ventures pursuant to the NASAA Guidelines. In no event will we acquire an interest in real property through any structure, which would cause us to be deemed an investment company under the Investment Company Act of 1940.

Leasing

The terms and conditions of any lease we enter into with our tenants may vary substantially. However, we expect that our leases will be the type customarily used between landlords and tenants in the geographic area where the property is located. The following are the types of leasing arrangements:

Multifamily. Multifamily leases generally provide for terms of 6 months to 3 years and generally require tenants to pay monthly lease payments and a security deposit equal to one month’s rent. Under such leases, the landlord is generally directly responsible for all real estate taxes, sales and use taxes, special assessments, insurance and building repairs.

Office. Office leases generally have terms of 3 to 10 years and require tenants to pay monthly lease payments and a security deposit equal to one month’s rent. The landlord may be responsible for all real estate taxes, sales and use taxes, special assessments, insurance and building repairs, utilities and other building operation and management costs.

Industrial. Industrial leases generally have terms of 5 to 20 years and require tenants to pay monthly lease payments and a security deposit equal to one month’s rent. The tenant typically is responsible for its share of building operation and management costs, including real estate taxes, sales and use taxes, special assessments, insurance, building repairs, and utilities.

Retail. Retail leases generally have terms of 3 to 5 years with multiple options and require tenants to pay monthly lease payments and a security deposit equal to one month’s rent. The tenant typically is responsible for its share of building operation and management costs, including real estate taxes, sales and use taxes, special assessments, insurance, building repairs, and utilities.

Assisted Living. Assisted living leases generally have terms of 1 to 2 years and require tenants to pay monthly lease payments and a security deposit equal to one month’s rent. The landlord is generally directly responsible for all real estate taxes, sales and use taxes, special assessments, insurance and building repairs.

We will execute new tenant leases and tenant lease renewals, expansions and extensions with terms that are dictated by the current market conditions. If it is economically practical, we may verify the creditworthiness of each tenant. If we verify the creditworthiness of each tenant, we may use industry credit rating services for any guarantors of each potential tenant. We may also obtain relevant financial data from potential tenants and guarantors, such as income statements, balance sheets and cash flow statements. We may require personal guarantees from shareholders of our corporate tenants. However, there can be no guarantee that the tenants selected will not default on their leases or that we can successfully enforce any guarantees.

We anticipate that tenant improvements will be funded by us from our cash flow or a line of credit. When one of our tenants vacates its space in one of our buildings, we may, in order to attract new tenants, be required to expend funds for tenant improvements. In addition, we may provide free rent for a certain time period, provide tenant improvement allowances, and provide other concessions in order to attract new tenants.

Borrowing Policies

We may borrow funds to acquire our properties. We will not incur debt in an amount greater than the sum of 85% of the aggregate purchase price of all real property owned by us plus 70% of the aggregate fair market value of all our other assets.

Vestin Mortgage will have the authority to select the lender and negotiate the terms of the loan.

Participation

We may also participate in the operation and purchase of real property with other purchasers, including affiliates as permitted by NASAA Guidelines. We will own any jointly purchased real property in direct fee title.

We will participate in the operation and/or purchase with non-affiliates if we acquire a controlling interest, alone or with any of our publicly registered affiliates meeting the requirements below, in such participation. A controlling interest would enable us to direct or cause the direction of the management and policies of such participation, which would include the authority to:

•	Review all material contracts;

•	Cause a sale or refinancing of the property or our interest therein subject in certain cases to limitations imposed by the participation agreement between the parties;

•	Approve budgets and major capital expenditures, subject to a stated minimum amount;

•	Veto any sale or refinancing of a property, or alternately, to receive a specified preference on sale or refinancing proceeds; and

•	Exercise a right of first refusal on any desired sale or refinancing by a participant of its interest in a property except for transfer to its affiliate.

In the event of participation with a publicly registered affiliate, the investment objectives of the participants shall be substantially identical. There shall be no duplicate fees. The compensation to the sponsors must be substantially identical, and the investment of each participant must be substantially on the same terms and conditions. Each participant shall have right of first refusal to buy the other’s interest if the co-participant decides to sell its interest.

We may participate in joint ventures or partnerships with affiliates that are not publicly registered if the investment is necessary to relieve Vestin Mortgage from any commitment to purchase a real estate loan entered into prior to the closing of the offering, there are no duplicate fees, the investment of each entity is on the same terms and condition and the participants have a right of first refusal to buy if Vestin Mortgage wishes to sell a real estate loan held in the joint venture.

We will not give Vestin Mortgage, Vestin Group or any of their affiliates any consideration similar to rebates or give backs or enter into reciprocal arrangements with Vestin Mortgage or its affiliates that might be entered into in lieu of participations.

Disposition

We anticipate that periodically, and at our termination and dissolution, we will sell our properties. We intend to hold various real properties in which we invest until such time as a sale or other disposition appears to be advantageous to achieve our investment objectives or until it appears that such objectives will not be met. We will consider multiple factors in deciding on whether or not to dispose of our properties, including potential capital appreciation, cash flow and federal income tax considerations. We will decide when to sell our properties based upon economic and market conditions. Vestin Mortgage may exercise its discretion as to whether and when to sell a property, and we will have no obligation to sell properties at any particular time.

After our members have received a 100% return on their capital contributions plus an amount equal to 6% per annum cumulative return, Vestin Mortgage will be eligible to receive up to 25% of cash to be distributed from the net proceeds remaining from the sale or refinancing of properties. Additionally, Vestin Mortgage or one of its affiliates may receive a real estate commission up to 3% if Vestin Mortgage or one of its affiliates acts as our broker in the sale or purchase of real property.

Return of the original purchase price paid by us from the disposition of properties generally will be reinvested during the first seven years of our operations; thereafter, such proceeds will be distributed to the members. Retainable net sale proceeds do not include amounts in excess of the original purchase price paid by us on the sale of real property, which are accounted for as part of cash funds from our operations. However, we may also reinvest a portion of cash funds from our operations for amounts attributable to amounts in excess of the original purchase price paid by us on the sale of real property.

Real Estate Loan Program Policies and Guidelines

We anticipate that a majority of our collateral on our real estate loans will be the real property that the borrowers are purchasing, refinancing or developing with the funds that we make available. We sometimes refer to these real properties as the security properties. While we may invest in other types of loans, we believe that most of the loans in which we invest will have been made to real estate developers with a lesser proportion of loans involving land loans. Our real estate loan investments will not be insured or guaranteed by any government agency. We will not give any rebates or enter into any reciprocal agreement with Vestin Mortgage or any of its affiliates that enables Vestin Mortgage or its affiliates to receive a rebate.

Vestin Mortgage will continuously evaluate prospective investments, select the real estate loans in which we invest and make all investment decisions on our behalf in its sole discretion, unless the Operating Agreement provides otherwise. You are not entitled to act on any proposed investment. In evaluating prospective real estate loan investments, Vestin Mortgage considers such factors as the following:

•	The ratio of the amount of the investment to the value of the property by which it is secured, or the loan-to-value ratio;
•	The potential for capital appreciation or depreciation of the property securing the investment;
•	Expected levels of rental and occupancy rates if applicable;
•	Potential for rental increases if applicable;
•	Current and projected revenues from the property if applicable;
•	The status and condition of the record title of the property securing the investment;
•	Geographic location of the property securing the investment; and
•	The financial condition of the borrowers and their principals, if any, who guarantee the loan.

Vestin Mortgage may obtain our loans from non-affiliated mortgage brokers and previous borrowers and by solicitation of new borrowers in those states where permissible. We may purchase existing loans that were originated by third-party lenders and acquired by Vestin Mortgage to facilitate our purchase of the loans.

Vestin Mortgage will sell the loans to us for no greater than Vestin Mortgage’s cost, not including its service fees and compensation. There are no specific requirements or guidelines governing Vestin Mortgage’s discretion in determining which real estate loans it will place with us, and which it will place with other funding sources.

When selecting real estate loans for us, Vestin Mortgage will adhere to the following guidelines, which are intended to control the quality of the collateral given for our loans:

1.
Priority of Real Estate Loans. We anticipate investing at least 90% of our assets allocated for real estate loans secured by first deeds of trust. First deeds of trust are loans secured by a full or divided interest of a first mortgage secured by the property. Our investment in real estate loans secured by property will not be junior to more than one other loan. The only subordinated loan we currently intend to invest in at this time are second deeds of trust, although in the future we may invest in wraparound, or all-inclusive, real estate loans.

2.
Loan-to-Value Ratio. We do not anticipate the amount of our loan combined with the outstanding debt secured by a senior loan on a security property will exceed the following percentage of the appraised value of the security property at origination:

Type of Secured Property	Loan-to-Value Ratio

Residential	75%
Unimproved Land	60% (of the anticipated as-if developed value)
Acquisition and Development	60% (of the anticipated as-if developed value)
Commercial Property*	75% (of the anticipated post-development value)
Construction	75% (of the anticipated as-if developed value)
Leasehold Interest	75% (of value of leasehold interest)

* Bridge loans are a subcategory of commercial loans in which we provide interim financing for borrowers seeking long-term, permanent financing. Bridge loans are reported within the commercial category.

We may deviate from these guidelines under certain circumstances. For example, Vestin Mortgage, in its discretion, may increase any of the above loan-to-value ratios if, in its opinion, a given loan is supported by credit adequate to justify a higher loan-to-value ratio, including personal guarantees. Occasionally, our collateral may include personal property as well as real property. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. These loan-to-value ratios will not apply to financing offered by us to the purchaser of any real estate acquired through foreclosure, or to refinance an existing loan that is in default when it matures. In those cases, Vestin Mortgage, in its sole discretion, shall be free to accept any reasonable financing terms it deems to be in our best interest. Nevertheless, in no event will the loan-to-value ratio on any loan exceed 80% of the independently appraised as-if developed value of the property at the time of loan origination. The target loan-to-value ratio for our loan portfolio as a whole is approximately 70%.

Vestin Mortgage will receive an appraisal at the time of loan underwriting, which may predate the placement of the loan with us. Copies of these appraisals will be available for your review at the offices of Vestin Mortgage for a period of six (6) years. Generally, these appraisals will be completed within twelve months prior to funding of the loan. Also, the appraisal may have been previously performed for the borrower. The appraisal may be for the current estimated “as-if developed” value of the property. We will use appraisers who are licensed or qualified as independent appraisers and certified by or hold designations from one or more of the following organizations: the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the National Association of Review Appraisers, the Appraisal Institute, the Society of Real Estate Appraisers, M.A.I., Class IV Savings and Loan appraisers or from among appraisers with other qualifications acceptable to Vestin Mortgage.

However, appraisals are only estimates of value and cannot be relied on as measures of realizable value. The appraisal may be for the current estimated “as-if developed” or “as-if completed” value of the property or, in the case of acquisition and development loans or construction loans, for the estimated value of the property upon completion of the project. As-if completed or as-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and successful development by the purchaser; upon which development is dependent on availability of financing. An employee or agent of Vestin Mortgage will review each appraisal report and will conduct a physical inspection for each property. A physical inspection includes an assessment of the subject property, the adjacent properties and the neighborhood but generally does not include entering any structures on the property.

We depend upon our real estate security to protect us on the loans that we make. We depend upon the skill of independent appraisers to value the security underlying our loans. However, notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate may decrease due to subsequent events. In addition, most of the appraisals will be prepared on an “as if-developed basis.” If the loan goes into default prior to completion of the project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute to you.

3.
Terms of Real Estate Loans. Most of our loans will range from a six-month term to a five-year term. Our original loan agreements, however, will permit extensions to the term of the loan by mutual consent. Such extensions will generally be provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. However, we only grant extensions when a borrower is in full compliance with the terms of the loan.

We anticipate that substantially all of our loans will provide for payments of interest only with a balloon payment of principal payable in full at the end of the term. In addition, we may invest in real estate loans, which require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time.

4.
Interest Reserves. We expect that many of our loans will involve interest reserves where the funds to be lent to the borrower to cover initial interest payments on the loan will not be disbursed to the borrower but rather will be funded only when needed and authorized, thereby providing us with greater control of interest payments. Funds for the interest payments for the, initial interest reserve period may be advanced by us or other lenders.

5.	Escrow Conditions. Our loans will often be funded by us through an escrow account held by a title insurance company, subject to the following conditions:

•
Borrowers will obtain title insurance coverage for all loans providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the security property.

•	Borrowers will obtain fire and casualty insurance for all loans secured by improved real property covering us as loss payee in an amount sufficient to cover the replacement cost of improvements.

•	All insurance policies, notes, deeds of trust or real estate loans, escrow agreements, and any other loan documents for a particular transaction will cover us a beneficiary.

6.
Purchase of Real Estate Investments from Affiliates. We may acquire real estate loans from our affiliates, including Vestin Mortgage, if the loans were acquired to facilitate their acquisition by us, provided that such loan is purchased by us for a price not in excess of the par value of the note or its fair market value, whichever is lower, plus allowable fees and expenses in accordance with applicable NASAA guidelines, but without the allowance of any other compensation for the loans. Except for the compensation paid to Vestin Mortgage, all income generated and expense associated with the loans so acquired shall be treated as belonging to us.

7.
Note Hypothecation. We may also acquire real estate loans secured by assignments of secured promissory notes. These real estate loans must satisfy our stated investment standards, including our loan-to-value ratios, and also may not exceed 80% of the principal amount of the assigned note. For example, if the property securing a note we acquire is commercial property, the total amount of outstanding debts secured by the property must not exceed 75% of the appraised “as-if developed” value of the property, and the real estate loan will not exceed 80% of the principal amount of the assigned note. For real estate loans secured by promissory notes, we will rely on the appraised “as-if developed” value of the underlying property, as determined by a written appraisal, which was conducted within the then-preceding twelve months at the time of loan origination. If an appraisal was not conducted within that period, then we will arrange for a new appraisal to be prepared for the property.

8.
Participation. We participate in loans with other lenders, including affiliates as permitted by NASAA Guidelines, by providing funds or purchasing an undivided interest in a loan meeting our investment guidelines described above. We will directly own any loans purchased jointly with other lenders. Typically we participate in loans if:

•	We did not have sufficient funds to invest in an entire loan.
•	We are seeking to increase the diversification in our loan portfolio.
•
Vestin Mortgage originated a loan that fit within our investment guidelines, but it would constitute more than 20% of our anticipated capital contribution or otherwise be disproportionately large given our then existing portfolio.

•
We will participate in loans with non-affiliates if we acquire a controlling interest, alone or with any of our publicly registered affiliates meeting the requirements below, in such participation. A controlling interest would enable us to direct or cause the direction of the management and policies of such participation, which would include the authority to:

i.	Review all material contracts;
ii.	Cause a sale of the real estate loan or our interest therein subject in certain cases to limitations imposed by the participation agreement between parties;
iii.	Approve budgets and major capital expenditures, subject to a stated minimum amount;
iv.	Veto any sale of a real estate loan, or alternatively, to receive a specified preference on sale or proceeds; and
v.	Exercise a right of first refusal on any desired sale by a participant of its interest in a loan except for transfer to its affiliate.

In the event of participation with a publicly registered affiliate, the investment objectives of the participants shall be, substantially identical. There shall be no duplicate fees. The compensation to the sponsors must be substantially identical, and the investment of each participant must be on substantially the same terms and conditions. Each participant shall have a right of first refusal to buy the other’s interest if the co-participant decides to sell its interest. We will not participate in joint ventures or partnerships with affiliates that are not publicly registered, except as permitted by NASAA Guidelines.

We will not give Vestin Mortgage, Vestin Group or any of their affiliates any consideration similar to rebates or give backs or enter into reciprocal arrangements with Vestin Mortgage or its affiliates that might be entered into in lieu of participations.

In addition to participation agreements, we may enter into intercreditor agreements. Pursuant to intercreditor agreements, a co-lender may participate on a senior basis in certain loans with us, Vestin Mortgage, Vestin Fund I or Vestin Realty II, or, collectively, the Lead Lenders. In the event of borrower non-performance, the intercreditor agreement generally provides the Lead Lenders with some or all of the rights to either (i) continue to remit to the co-lender the interest due on the participation amount; (ii) substitute an alternative loan acceptable to the co-lender; or (iii) repurchase the participation from the co-lender for the outstanding balance of the participation plus accrued interest. Consequently, mortgage loan financing under an intercreditor arrangement is accounted for as a secured borrowing in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. We believe that it is in our best long-term interest to have in place relationships with third parties willing to enter into such arrangements in order to expand our funding sources. We will pursue this strategy, even when we have substantial uninvested funds, in order to maintain relationships with such third party lenders.

9.
Diversification. The NASAA Guidelines provide that we neither invest in nor make real estate loans on any one property, which would exceed in the aggregate, an amount equal to 20% of our capital, nor may we invest in or make real estate loans to or from any one borrower, which would exceed, in the aggregate, an amount greater than 20% of our capital, provided we are fully funded.

10.
Reserve Fund. Although the NASAA Guidelines require reserves of not less than 1% of the offering proceeds, we have established contingency working capital reserves of approximately 3% of our capital to cover our unexpected cash needs.

11.
Credit Evaluations. Before making a loan, Vestin Mortgage must first determine a borrower has sufficient equity in the security property to meet the loan-to-value ratios described above. Vestin Mortgage may also consider the income level and creditworthiness of a borrower to determine its ability to repay the real estate loan.

12.
Sale of Real Estate Investments. Although Vestin Mortgage has no plan to do so, Vestin Mortgage may sell our real estate loans or interests in our loans to either affiliates or non-affiliated parties when Vestin Mortgage believes it is advantageous for us to do so. However, we do not expect that the loans will be marketable or that a secondary market will ever develop for them. We may sell our real estate loans to Vestin Mortgage under limited circumstances pursuant to the NASAA Guidelines.

Real Estate Loans to Affiliates

We do not invest in real estate loans made to Vestin Mortgage, Vestin Group or any of our affiliates. However, we may acquire an investment in a real estate loan payable by Vestin Mortgage when Vestin Mortgage has assumed the obligations of the borrower under that loan, through a foreclosure on the property.

Purchase of Loans from Vestin Mortgage and Its Affiliates

In addition to those loans Vestin Mortgage selects for us, we may purchase loans that were originated by Vestin Mortgage or other parties and first held for Vestin Mortgage’s own portfolio, as long as the loan satisfies all of our lending criteria. This requirement also applies to any loan originated by an affiliate of Vestin Mortgage, such as Vestin Group, Michael Shustek, Chief Executive Officer of Vestin Group, or another principal of Vestin Mortgage. However, we do not acquire loans from or sell loans to real estate loan programs in which Vestin Mortgage has an interest unless it is in compliance with NASAA Guidelines.

Types of Loans We Intend to Invest In

We primarily invest in loans that are secured by first or second deeds of trust on real property. Such loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial, and residential loans. We make investments based upon the guidelines set forth below. However, the actual allocation may vary from the guidelines below depending on the amount available for investment in real estate loans.

Raw and Unimproved Land Loans

Approximately 15% to 25% of the loans we invest in may be loans made for the purchase or development of raw, unimproved land. Generally, we determine whether to invest in these loans based upon the appraised value of the property and the borrower’s actual capital investment in the property. Generally, we invest in loans up to 60% of the “as-if developed” appraised value of the property and we generally require that the borrower has invested in the property actual capital expenditures of at least 25% of the property’s value. “As-if developed” values on raw and unimproved land loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and successful development by the purchaser, upon which development is dependent on availability of financing. As of December 31, 2005, approximately 25% of our loans were in this category.

Acquisition and Development Loans

Approximately 10% to 25% of the loans we invest in may be acquisition and development loans. These loans enable borrowers to acquire and/or complete the basic infrastructure and development of their property prior to the construction of buildings or structures. Such development may include installing utilities, sewers, water pipes, and/or streets. We generally invest in loans with a face value of up to 60% of the appraised value of the property. Loan to value ratios on acquisition and development loans are calculated using “as-if developed” appraisals. Such appraisals have the same valuation limitations as raw and unimproved land loans, described above. As of December 31, 2005, approximately 17% of our loans were in this category.

Construction Loans

Approximately 10% to 70% of the loans we invest in may be construction loans. A construction loan provides funds for the construction of one or more structures on developed land. Funds under this type of loan generally are not forwarded to the borrower until work in the previous phase of the project has been completed and an independent inspector has verified certain aspects of the construction and its costs. We will typically require material and labor lien releases by the borrower per completed phase of the project. We review the property appraisal and proposed improvements, and will generally finance up to 75% of the appraised value of the property and proposed improvements. Such appraisals have the same valuation limitations as raw and unimproved land loans, described above. As of December 31, 2005, approximately 5% of our loans were in this category.

Commercial Property Loans

Approximately 20% to 50% of the loans we invest in may be commercial property loans. Commercial property loans provide funds to allow commercial borrowers to acquire income-producing property or to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing. Generally, we review the property appraisal and generally invest in loans for up to 75% of such appraised value of the property. Bridge loans are a subcategory of commercial loans in which we provide interim financing for borrowers seeking long-term, permanent financing. We review the property appraisal, in this subcategory, and generally invest in loans of up to 75% of that value of the property. Such appraisals may be based on either an “as-is basis” or “as-if developed” basis, depending on the circumstances, and therefore, may not be an accurate indicator of the fair value of the property. As of December 31, 2005, approximately 53% of our loans were in this category.

Residential Loans

We may invest approximately 5% of loans in residential loans. Such loans facilitate the purchase or refinance of one to four family residential property units provided the borrower uses one of the units on the property as such borrower’s principal residence. Generally, we invest in loans for up to 75% of the appraised value of the property. As of December 31, 2005, there were no loans in this category.

Collateral

The types of collateral that secure the loans brokered by us include a first deed of trust, a second deed of trust or a leasehold interest.

First Deed of Trust

Most of our loans are secured by a first deed of trust. Thus as a lender, we will have rights as a first lender of the collateralized property. As of December 31, 2005, 93.45% of our loans were secured by a first deed of trust.

Second Deed of Trust

Up to 10% of our loans may be secured by second deeds of trust. In a second deed of trust, the rights of the lender (such as the right to receive payment on foreclosure) will be subject to the rights of the first real estate loan lender. In a wraparound loan, the lender’s rights will be comparably subject to the rights of a first real estate loan lender, but the aggregate indebtedness evidenced by the loan documentation will be the first real estate loan plus the new funds the lender invests. The lender would receive all payments from the borrower and forward to the senior lender its portion of the payments the lender receives. As of December 31, 2005, 6.55% of our loans were secured by a second deed of trust.

Leasehold Interest

Up to 20% of the loans we invest in may be in loans where the collateral is an interest in a lease. As of December 31, 2005, we did not have any loans secured by a leasehold interest.

Prepayment Penalties and Exit Fees

We anticipate that a majority of the loans we invest in will not contain prepayment penalties or exit fees. If our loans are at a high rate of interest in a market of falling interest rates, the failure to have a prepayment penalty provision or exit fee in the loan allows the borrower to refinance the loan at a lower rate of interest, thus providing a lower yield to us on the reinvestment of the prepayment proceeds. However, these loans will usually be written with relatively high minimum interest rates, which we would expect to minimize the risk of lower yields.

Extensions to Term of Loan

Our original loan agreements will permit extensions to the term of the loan by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. However, we will only grant extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to, the borrower’s obligation to make interest payments on the loan.

Interest Reserves

We sometimes invest in loans that include a commitment for an interest reserve, which is usually established at loan closing. We or other lenders may advance the interest reserve with the amount of the borrower’s indebtedness increased by the amount of such advances. At December 31, 2005, we had $3.9 million in investments in real estate loans that had interest reserves where the total outstanding principal was approximately $53.2 million, including participating lenders. These loans had interest reserves of approximately $2.4 million, of which our portion is $0.7 million.

Balloon Payment

Currently all of the loans we invest in or purchase will require the borrower to make a “balloon payment” on the principal amount upon maturity of the loan. There are no specific criteria used in evaluating the credit quality of borrowers for real estate loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due. To the extent that a borrower has an obligation to pay real estate loan principal in a large lump sum payment, its ability to repay the loan may be dependent upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. As a result, these loans can involve a higher risk of default than loans where the principal is paid at the same time as the interest payments.

Repayment of Real Estate Loans on Sales of Properties

We may require a borrower to repay a real estate loan upon the sale of the property rather than allow the buyer to assume the existing loan. We will require repayment if we determine that repayment appears to be advantageous to us based upon then-current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives. We will either invest our net proceeds from any capital transaction in new real estate loans or hold the net proceeds as cash or distribute them to our members. These net proceeds will also include the principal of a loan deemed to be repaid for tax purposes as a result of the nature of a loan modification or loan extension. Our Operating Agreement provides that whether we choose to distribute the proceeds or reinvest them, members will be deemed to have received a distribution of capital and re-contributed the same amount to us. Capital transactions include payments of principal, foreclosures, and prepayments of real estate loans, to the extent classified as a return of capital under the Internal Revenue Code, and any other disposition of a real estate loan or property.

Variable Rate Loans

Occasionally we may acquire variable rate loans. Variable rate loans originated by Vestin Mortgage may use as indices the one and five year Treasury Constant Maturity Index, the Prime Rate Index or the Monthly Weighted Average Cost of Funds Index for Eleventh District Savings Institutions (Federal Home Loan Bank Board). Vestin Mortgage may negotiate spreads over these indices of 2.5% to 5.5%, depending upon market conditions when the loan is made. As of December 31, 2005, we did not hold any variable rate loans, and all of the loans in the real estate loans portfolio were fixed rate loans.

It is possible that the interest rate index used in a variable rate loan will rise (or fall) more slowly than the interest rate of other loan investments available to us. Vestin Mortgage attempts to minimize this interest rate differential by tying variable rate loans to indices that are sensitive to fluctuations in market rates. Additionally, most variable rate loans originated by Vestin Mortgage contain provisions under which the interest rate cannot fall below the initial rate.

Variable rate loans generally have interest rate caps. We anticipate that the interest rate cap will be a ceiling that is 2% to 4% above the initial rate with a floor rate equal to the initial rate. For these loans there is the risk that the market rate may exceed the interest cap rate.

Variable rate loans of five to ten year maturities are not assumable without the prior consent of Vestin Mortgage. We do not expect to invest or purchase a significant amount of other assumable loans. To minimize our risk, any borrower assuming an existing real estate loan will be subject to the same underwriting criteria as the original borrower.

Borrowing For Real Estate Loans

We may incur indebtedness:

•	To finance our investments in real estate loans,
•	To prevent a default under real estate loans that are senior to our real estate loans,
•	To discharge senior real estate loans if this becomes necessary to protect our investment in real estate loans, or
•	To operate or develop a property that we acquired under a defaulted loan.

Our indebtedness will not exceed 70% of the fair market value of our real estate loans. This indebtedness may be with recourse to our assets.

In addition, we may enter into structured arrangements with lenders in order to provide them with a senior position in real estate loans, which we might jointly fund. For example, we might establish a wholly owned special purpose corporation which would borrow funds from an institutional lender under an arrangement where the resulting real estate loans would be assigned to a trust, and the trust would issue a senior certificate to the institutional lender and a junior certificate to the special purpose corporation. This would assure the institutional lender of repayment in full prior to our receipt of any repayment on the jointly funded real estate loans.

No Trust or Investment Company Activities

We have not qualified as a real estate investment trust under the Internal Revenue Code, and therefore we are not subject to the restrictions on its activities that are imposed on real estate investment trusts. We conduct our business so that we are not an

“investment company” within the meaning of the Investment Company Act of 1940. Last, we intend to conduct our business so that we are not to be deemed a “dealer” in real estate loans for federal income tax purposes.

Various Other Policies and Procedures

Without approval of a majority of the members, we will not:

•	Issue securities senior to the units or issue any units or other securities for other than cash;
•	Invest in the securities of other issuers for the purpose of exercising control, except when exercising our rights as a secured lender;
•	Underwrite securities of other issuers;
•	Discontinue providing our members with the reports described in our prospectus;
•	Offer securities in exchange for property; or
•	Change the nature of our business or our investment policies.

Competition and General Economic Conditions

There are hundreds of commercial banks, insurance companies, mortgage brokers, pension funds and other institutional lenders competing to make the type of loans in which we invest. No particular competitor dominates the market. Recently many major institutional lenders have re-entered the commercial real estate market due to a stronger economy, stabilized or increased property values and leasing rates, and the decrease in demand for residential loans. As a result, we anticipate competition for investments in real estate loans secured by commercial properties, which creates pressure on lenders to lower interest rates. Consequently, we may not be able to obtain as high interest rates on real estate loan investments as we would otherwise obtain, which would affect our revenues and the distributions. There are numerous investors in income producing real estate including, REIT’s, insurance companies, pension funds, property management companies and high net worth individuals. Many of these investors have substantially more financial resources and experience than we have, which may enable them to acquire the most attractive properties on the market. We may also invest in real estate in areas where competition for tenants lowers leasing rates. Consequently, we may earn less lease revenue, which would lower our distributions.

Regulation

Our, operations are managed by Vestin Mortgage. Vestin Mortgage’s operations, as a mortgage company, are subject to extensive regulation by federal, state and local laws and governmental authorities. Vestin Mortgage has conducted its real estate mortgage business under a license issued by the State of Nevada, Financial Institutions Division. As of October 1, 2003 Vestin Mortgage has been, regulated by the Mortgage Lending Division of the State of Nevada. Under applicable Nevada law, the division has broad discretionary authority over Vestin Mortgage’s activities, including the authority to conduct periodic regulatory audits of all aspects of Vestin Mortgage’s operations.

We and Vestin Mortgage are also subject to the Equal Credit Opportunity Act of 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. We are also subject to various other federal and state securities laws regulating the issuance and sale of securities, as well as the Employee Retirement Income Security Act of 1974.

Investment capital raised by us is subject to the Mortgage Program Guidelines of the North American Securities Administrators Association (“NASAA”). These guidelines are adopted by various state agencies charged with protecting the interest of the investors. Administrative fees, loan fees, and other compensation paid to Vestin Mortgage and its affiliates are generally limited by the NASAA program guidelines. These guidelines also include certain investment procedures and criteria, which are required for new loan investments.

Since our business is regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There can be no assurance that laws, rules or regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict our ability to broker or service loans, further limit or restrict the amount of commissions, interest and other charges earned on loans brokered by us, or otherwise adversely affect our business or prospects.

Policies on Limitation on Investments

We will not invest in other limited partnerships except as permitted under the NASAA Guidelines. We will not invest in limited partnership interests of any other limited partnership of which Vestin Mortgage serves as a managing or general partner unless Vestin Mortgage does not receive duplicate fees or compensation beyond what is permissible by the NASAA Guidelines.
We will not engage in the following:

•	Issue senior securities;

•	Acquire property for membership interests;

•	Issue any units after termination of this Offering, except for the reinvestment plan offered to our members, or issue units in exchange for property;

•	Underwrite securities of other issuers;

•	Make loans to Vestin Mortgage or its affiliates.

We do not intend to become an investment company under the Investment Company Act of 1940. We will only repurchase our securities in response to a request for redemption pursuant to our Operating Agreement.

Employees

We do not have any employees. As of December 31, 2005, our Manager, Vestin Mortgage, and its parent company, Vestin Group, Inc., employed 34 personnel. Of these employees, 4 were employed to identify, arrange, and service loans, 4 were employed by the broker dealer engaged to perform administrative functions including those related to sales of units in other managed funds and 26 performed general and administrative as well as information technology and marketing functions. All employees are at-will employees and none are covered by collective bargaining agreements.

MANAGEMENT

Our Management

Our, business is managed by Vestin Mortgage. The telephone number for Vestin Mortgage’s offices is (702) 227-0965. Vestin Mortgage is a mortgage broker licensed in the State of Nevada and a wholly owned subsidiary of Vestin Group, Inc., a privately-held Delaware corporation wholly-owned by Michael V. Shustek, the Chairman, Chief Executive Officer, and President of Vestin Mortgage. Through its subsidiaries, Vestin Group is engaged in asset management, real estate lending and other financial services.

The Fund is not a mutual fund or is it an investment company within the meaning of the Investment Company Act of 1940 or subject to the regulations thereunder.

Vestin Mortgage

Vestin Mortgage manages and controls our affairs and has responsibility and final authority in almost all matters affecting our business. These duties include dealings with members, accounting, tax and legal matters, communications and filings with regulatory agencies and all other needed management and operational duties. Additionally, because Michael Shustek owns all of the outstanding shares of Vestin Group and Vestin Group wholly-owns Vestin Mortgage, Mr. Shustek may be deemed to control our activities through Vestin Mortgage. As our only Manager, Vestin Mortgage has complete authority and responsibility for:

•	Evaluating and choosing the real estate loans in which we will invest;
•	Deciding what agreements we will enter into and whether we will enter into joint ventures with other companies to invest in real estate loans;
•	Originating, servicing and managing our real estate loan investments;
•	Valuing and purchasing the properties we will acquire;
•	Deciding whether or not to purchase properties free and clear of liens or borrowing funds to acquire properties;
•	Operating or selecting a management company for our properties; and
•	Managing all our other operations.

Notwithstanding that Vestin Mortgage has the broad authority described above, neither Vestin Mortgage directly or Mr. Shustek indirectly may do any of the following:

•	Impair our ability to carry on or change the nature of our business;
•	Admit a Manager without prior approval of a majority of the members;
•	Sell all or over 50% of our assets or dissolve the Fund without prior majority approval; and
•	Anything else not permitted in the Operating Agreement.

You have no right to participate in the management or control of our business or affairs other than to exercise the limited voting rights provided for members in the Operating Agreement. Vestin Mortgage has primary responsibility for the initial selection, evaluation and negotiation of our real estate loans and real property investments and operations. Vestin Mortgage will provide all executive, supervisory and administrative services for our operations, including servicing the real estate loans we hold, operating our properties or selecting a management company to operate our properties. Our, books and records are maintained by Vestin Mortgage, subject to audit by independent certified public accountants.

Removal of Vestin Mortgage as Manager

Vestin Mortgage will cease to be our Manager upon its removal, withdrawal or dissolution, or if it is found to be bankrupt. A majority, excluding Vestin Mortgage’s interest, can remove Vestin Mortgage as our Manager upon the following conditions:

•	If the members have not previously elected an additional Manager, the removal will not become effective for at least 120 days following the consent or authorizing vote by the majority;
•
During the 120 days set forth above, a majority can agree in writing to continue our business and, within six months following the termination date of the last remaining Manager, elect and admit a new Manager who agrees to continue our existence; and

•	The substitution of a new Manager shall be effective when the new Manager accepts in writing the duties and responsibilities of a Manager.

If our business continues after Vestin Mortgage is no longer our Manager, then we will pay Vestin Mortgage a sum equal to all amounts then owing to it. By majority vote, we may terminate Vestin Mortgage’s interest in the Fund by paying an amount equal to the then-present fair market value of Vestin Mortgage’s interest in the Fund, which would be Vestin Mortgage’s outstanding capital account at such time. In the event Vestin Mortgage and the Fund cannot agree as to the then present fair market value, then the dispute shall be settled by arbitration in accordance with the then current rules of the American Arbitration Association. All payments to a terminated Manager must be fair and must protect our solvency and liquidity.

If a majority does not designate and admit a new Manager within the time specified, we will dissolve. Vestin Mortgage may assign its interest in the Fund, but our Manager may not be changed except as set forth above.

Evaluation and Acquisition by Vestin Mortgage

Vestin Mortgage considers and evaluates prospective loans for us. In that regard, Vestin Mortgage evaluates the credit of prospective borrowers, analyzes the return to us of potential real estate loan transactions, reviews property appraisals, and determines which types of transactions appear to be most favorable to us. We will not establish our own underwriting standards and will solely rely on Vestin Mortgage to provide such services.

Vestin Mortgage considers and evaluates real property for our investment. Vestin Mortgage will evaluate and select the location of the property, evaluate its income producing capacity and long term prospects for appreciation, review property appraisals, evaluate the creditworthiness of the prospective tenant and determine which type of transactions appear to be most favorable to us.

Real Property

We intend to rely on our Manager’s prior experience in real estate loans to evaluate and purchase our real property investments. Such experience is presented in detail below. Our Manager has very limited experience in owning and operating real property. Michael Shustek, who is the sole stockholder of Vestin Group, has extensive experience in developing, purchasing and selling residential real estate property. Mr. Shustek has also owned and sold 2 office buildings.

Vestin Mortgage will manage or hire property managers to operate our real property. Vestin Mortgage manages foreclosed property for Vestin Fund I and Vestin Realty II. Currently, Vestin Mortgage is managing an assisted and independent living facility, a residential property and a condominium complex.

Real Estate Loans

Vestin Mortgage identifies a potential loan and then processes the application. When processing an application, Vestin Mortgage will

•	Order and review a property title search,
•	Perform an exterior property inspection,
•	Obtain an appraisal which is reviewed for reasonableness, and
•	Perform credit underwriting through borrower interviews, credit reports and review of borrower and principals’ financials.

After processing the application, Vestin Mortgage reviews the loan through its loan committee. After we acquire real estate loans, Vestin Mortgage also manages our real estate loan portfolio. Vestin Mortgage is responsible for:

•	Reviewing loans;
•	Recommending changes in loans;
•	Employing and supervising personnel who handle the loans;
•	Preparing and reviewing projected performance;
•	Reviewing reserves and working capital;
•	Collecting and maintaining all loans;
•	Creating and implementing investment guidelines in furtherance of those contained in the Operating Agreement;
•	Preparing and reviewing budgets, economic surveys, cash flow and taxable income or loss projections and working capital requirements;
•	Preparing and reviewing reports for securities filings, distribution to our members or otherwise;
•	Communicating with members;
•	Supervising and reviewing our bookkeeping, accounting and audits;
•	Supervising and reviewing the preparation of our state and federal tax returns; and
•	Supervising professionals employed by us, including attorneys, accountants and appraisers.

Prior Experience

In April 1999, Vestin Group, then known as Sunderland Acquisition Corporation, acquired the customer lists, goodwill and certain other intangible assets of Del Mar Mortgage, Inc., the stock of which is wholly-owned by Michael Shustek, and assumed certain liabilities related to such assets. Neither Vestin Group (then Sunderland Acquisition Corporation) nor Vestin Mortgage (then known as Capsource, Inc.) acquired loans or other financial assets of Del Mar Mortgage, Inc., which continued to operate as an independent business. As part of a corporate reorganization, Vestin Group (then Sunderland Acquisition Corporation) transferred the assets it acquired from Del Mar Mortgage, Inc. to Vestin Mortgage (then Capsource, Inc.).

Vestin Mortgage holds a mortgage broker’s license in Nevada. As a licensed mortgage broker, Vestin Mortgage is subject to regular on site examinations by the Mortgage Lending Division of the State of Nevada, which also reviews its advertising, mandates strict record maintenance, and reviews its financial reporting, including its financial statements and monthly activity reports.
Vestin Mortgage obtains borrowers through approved advertisements, referrals, and repeat business, and obtains investors interested in funding the loan in the same manner. It then matches the two together in compliance with Nevada law.

Vestin Mortgage does not charge any fees to investors. Vestin Mortgage’s compensation is primarily in the form of loan evaluation and processing fees as well as placement fees paid by borrowers, each ranging from two to six percent of the respective loan amount.

Upon obtaining a request for a loan, Vestin Mortgage processes the application by

•	Ordering and reviewing a property title search;

•	Performing an exterior property inspection;

•	Obtaining an appraisal which is reviewed for reasonableness; and

•	Performing credit underwriting through borrower interviews, credit reports and review of borrower and principals’ financials.

After processing the loan request, Vestin Mortgage reviews the loan through its loan committee, and then, upon approval, presents the loan to investors. Investors select the loan(s) they wish to invest in and receive an assignment from Vestin Mortgage in the form of an individual promissory note and trust deed issued by the borrower. The investors receive a lender’s policy of title insurance reflecting their beneficial interest in the real property. Nevada law requires mortgage companies to provide copies of loan documentation and borrower information (credit underwriting criteria), as well as real estate lending risk disclosures, to the investors (lenders). Vestin Mortgage also services loans once they have closed.

Vestin Mortgage, licensed as a mortgage broker in Nevada, arranges loans, which are funded by institutions and individuals. In contrast, here we will be the party investing in loans with our own funds. Our assets will be a pool of loans, the distributions from and proceeds of which will be passed through to you as described in this prospectus. The assets of Vestin Mortgage are primarily loans and receivables in the form of evaluation, processing, extension, placement and servicing fees.

Since 1995 until the present, Vestin Mortgage and its predecessor Capsource, Inc. have acted as mortgage brokers for the investment by about 9,000 investors in approximately 900 commercial real estate loans totaling about $2.0 billion. As of December 31, 2005, Vestin Mortgage had serviced about 43 loans totaling approximately $425 million. The collateral for these loans are real properties primarily located in Arizona, California, Hawaii, Nevada, North Carolina, Oklahoma, Oregon, Texas, Washington and Wisconsin. Vestin Mortgage limits its business to mortgage lending, and has not acquired any real properties except in connection with loan foreclosures. The investors serviced by Vestin Mortgage have similar investment objectives to those of the Fund.

For the six-year period ended December 31, 2005, the properties securing these loans can be subdivided as follows:

Property Type	Number of Properties	Percentage of Total Value of Loans Secured by Such Properties

Commercial (total)	238	61.78%
Land Acquisition/ Unimproved Land	155	38.22%

There have been no major adverse conditions with respect to Vestin Mortgage or Capsource, Inc.’s businesses.

The following table sets forth the type, amount of loan placements and the dollar value of such placements for each year by Vestin Mortgage since its incorporation to the present. Construction loans, except as indicated otherwise, are loans for the construction of buildings on property which has been improved through the installation of utilities, roads or infrastructure. Commercial loans are made to finance operations or improvements for property that has already been fully constructed.

Type	Number	Commercial	Construction	Total

YEAR 1995
Home Builders SFR/ Multi Family	34	--	$12,913,197	$12,913,197
Apts/ Rentals	8	$539,500	--	$539,500
Unimproved Land Zoned SFR	1	$200,500	--	$200,500
Grand Total: Non-SFR	43	$740,000	$12,913,197	$13,653,197
Single Family Residential	62			$6,383,431
YEAR 1996
Home Builders SFR/ Multi Family	97	--	$67,339,702	$67,339,702
Apts/ Rentals	5	$362,000	$4,350,000	$4,712,000
Retail Building	1	--	$545,000	$545,000
Office Building	2	--	$2,640,000	$2,640,000
Assisted Living/ Medical	2	--	$1,900,000	$1,900,000
Land Acquisition/ Development (Zoned SFR)	3	--	$4,480,000	$4,480,000
Unimproved Land (Zoned SFR)	2	$2,205,000	--	$2,205,000
Unimproved Land (Zoned Commercial)	1	$1,661,500	--	$1,661,500
Grand Total: Non-SFR	113	$4,228,500	$81,254,702	$85,483,202
Single Family Residential	221	--	--	$28,205,659
YEAR 1997
Home Builders SFR/ Multi Family	86	--	$89,450,450	$89,450,450
Apts/ Rentals	3	--	$8,500,000	$8,500,000
Retail Building	2	--	$3,650,000	$3,650,000
Office Building	1	$1,650,000	--	$1,650,000
Assisted Living/ Medical	1	--	$2,450,000	$2,450,000
Industrial/storage/ Warehouse	1	--	$2,800,000	$2,800,000
Land Acquisition/ Development (Zoned SFR)	5	--	$8,435,000	$8,435,000
Land Acquisition/ Development (Zoned Commercial)	2	--	$2,226,000	$2,226,000
Unimproved Land (Zoned SFR)	4	$3,976,900	--	$3,976,900
Unimproved Land (Zoned Commercial)	5	$3,650,000	--	$3,650,000
Grand Total: Non-SFR	110	$9,276,900	$117,511,450	$126,788,350
Single Family Residential	252	--	--	$29,488,158

YEAR 1998
Home Builders SFR/ Multi Family	72	--	$29,199,200	$29,199,200
Apts/ Rentals	5	$6,756,000	--	$6,756,000
Retail Building	3	--	$3,293,000	$3,293,000
Office Building	3	$1,690,000	$3,000,000	$4,690,000
Assisted Living/ Medical	2	--	$9,690,000	$9,690,000
Industrial/ Storage/ Warehouse	2	--	$9,795,000	$9,795,000
Restaurant/ Bar	3	$1,050,000	$2,400,000	$3,450,000
Hotel	2	$535,000	$2,900,000	$3,435,000
Land Acquisition/ Development (Zoned SFR)	10	--	$12,488,000	$12,488,000
Land Acquisition/ Development (Zoned Commercial)	7	--	$17,125,000	$17,125,000
Unimproved Land (Zoned SFR)	6	$7,575,000	--	$7,575,000
Unimproved Land (Zoned Commercial)	7	$5,638,250	--	$5,638,250
Grand Total: Non-SFR	122	$23,244,250	$89,890,200	$113,134,450
Single Family Residential	158	--	--	$18,050,925
YEAR 1999
Home Builders SFR/ Multi Family	49	--	$29,662,020	$29,662,020
Apt/ Rental	5	$12,160,000	$13,000,000	$25,160,000
Retail Building	6	--	$6,625,000	$6,625,000
Office Building	5	$4,350,000	$2,762,000	$7,112,000
Assisted Living/ Medical	2	--	$8,000,000	$8,000,000
Hotel	2	--	$5,050,000	$5,050,000
Gaming	3	$3,600,000	$20,200,000	$23,800,000
Land Acquisition/ Development (Zoned SFR)	10	--	$16,402,500	$16,402,500
Land Acquisition/ Development (Zoned Commercial)	9	--	$57,160,000	$57,160,000
Unimproved Land (Zoned SFR)	6	$5,521,000	--	$5,521,000
Unimproved Land (Zoned Commercial)	11	$13,658,500	--	$13,658,500
Grand Total: Non-SFR	108	$39,289,500	$158,861,520	$198,151,020
Single Family Residential	65			$6,531,781
YEAR 2000
Home Builders SFR/ Multi Family	31	$4,405,000	$19,041,066	$23,446,066
Apt/ Rentals	3	$1,885,000	$15,050,000	$16,935,000
Retail Building	5	$7,096,000	$8,800,000	$15,896,000
Office Building	4	$4,778,650	$5,730,000	$10,508,650
Assisted Living/ Medical	1	--	$5,300,000	$5,300,000
Industrial/ Storage/ Warehouse	2	--	$4,750,000	$4,750,000
Restaurant/ Bar	2	$5,750,000	--	$5,750,000
Hotel	1	--	$5,350,000	$5,350,000
Gaming	3	$28,700,000	$16,000,000	$44,700,000
Health Club	1	--	$8,750,000	$8,750,000
RV Park	1	--	$17,500,000	$17,500,000
Land Acquisition/ Development (Zoned SFR)	12	--	$20,766,684	$20,766,684
Land Acquisition/ Development (Zoned Commercial)	7	--	$19,840,000	$19,840,000
Unimproved Land (Zoned SFR)	4	$12,032,555	--	$12,032,555
Unimproved Land (Zoned Commercial)	7	$10,670,884	--	$10,670,884
Grand Total: Non-SFR	84	$75,318,089	$146,877,750	$222,195,839
Single Family Residential	0	--	--	--

YEAR 2001
Home Builders SFR/ Multi Family	10		$2,686,000	$11,063,570	$13,749,570
Apt/ Rentals	2		$14,259,900	$1,135,000	$15,394,900
Retail Building	2		$7,950,000	--	$7,950,000
Office Building	7		$9,768,700	$17,060,000	$26,828,700
Assisted Living/ Medical	5		$38,450,000	$11,500,000	$49,950,000
Industrial/ Storage/ Warehouse	1		$331,200	--	$331,200
Restaurant/ Bar	1		$1,600,000	--	$1,600,000
Hotel	4		$12,112,500	$20,700,000	$32,812,500
Gaming	2		$13,100,000	--	$13,100,000
Health Club	1		$4,500,000	--	$4,500,000
Golf Course	1		$--	$10,000,000	$10,000,000
Cemetery	1		$14,000,000	--	$14,000,000
Land Acquisition/ Development (Residential)	4		$--	$14,020,000	$14,020,000
Land Acquisition/ Development (Commercial)	6		$--	$38,200,000	$38,200,000
Unimproved Land (Residential)	2		$3,078,000	--	$3,078,000
Unimproved Land (Commercial)	5		$8,380,000	--	$8,380,000
Grand Total: Non-SFR	54		$130,216,300	$113,678,570	$243,894,870
Single Family Residential	0		$--	--	--
YEAR 2002		$
Home Builders SFR/ Multi Family	6		$2,450,000	$1,240,050	$3,690,050
Apt/ Rentals	6		$14,500,000	$23,700,000	$38,200,000
Retail Building	1		$1,312,500	--	$1,312,500
Office Building	4		$33,450,000	$18,775,000	$52,225,000
Assisted Living/ Medical	14		$49,860,000	$16,400,000	$66,260,000
Industrial/ Storage/ Warehouse	4		$3,412,500	$1,911,000	$5,323,500
Restaurant/ Bar	0		$--	--	$--
Hotel	4		$27,300,000	$3,800,000	$31,100,000
Gaming	3		$1,440,000	$68,000,000	$69,440,000
Health Club	0		$--	--	$--
Golf Course	1	$		$12,500,000	$12,500,000
Cemetery	0		$--	--	$--
Land Acquisition/ Development (Residential)	7	$		$109,410,000	$109,410,000
Land Acquisition/ Development (Commercial)	2	$		$3,750,000	$3,750,000
Unimproved Land (Residential)	17		$50,781,000	--	$50,781,000
Unimproved Land (Commercial)	10		$33,950,500	--	$33,950,500
Grand Total: Non-SFR	79		$218,456,500	$259,486,050	$477,942,550
Single Family Residential	0		$--	--	--
YEAR 2003		$
Home Builders SFR/ Multi Family	6		$11,575,000	$1,592,500	$13,167,500
Apt/Rentals	3		$9,625,000	--	$9,625,000
Retail Building	0		$--	--	$--
Office Building	2		$7,820,000	--	$7,820,000
Assisted Living/ Medical	5		$32,860,000	$3,595,000	$36,455,000
Industrial/ Storage/ Warehouse	0		$--	--	$--
Restaurant/ Bar	0		$--	--	$--
Hotel	4		$41,305,000	--	$41,305,000
Gaming	1		$23,000,000	--	$23,000,000
Health Club	0		$--	--	$--
Golf Course	1		$--	$9,500,000	$9,500,000

Cemetery	1		$34,000,000		--		$34,000,000
Land Acquisition/ Development (Residential)	26		$4,738,750		--		$4,738,750
Land Acquisition/ Development (Commercial)	5		$23,138,000		--		$23,138,000
Unimproved Land (Residential)	7		$45,315,000		$3,759,000		$49,074,000
Unimproved Land (Commercial)	4		$15,020,000		--		$15,020,000
Grand Total: Non-SFR	65		$248,396,750		$18,446,500		$266,843,250
Single Family Residential	0		$--		--		$--
9-year total: Non-SFR			$749,166,789		$998,919,939		$1,748,086,728
9-year total: Single Family Residential			$--		--		$--
YEAR 2004		$
Home Builders SFR/ Multi Family	58		$22,882,000		$7,931,000		$30,813,000
Apt/ Rentals	1		$12,500,000		$--		$12,500,000
Retail Building	0		$--		--		$--
Office Building	0		$--		--		$--
Assisted Living/ Medical	2		$21,334,136		$--		$21,334,136
Industrial/ Storage/ Warehouse	1	$			$6,000,000		$6,000,000
Restaurant/ Bar	0		$--		--		$--
Hotel	0		$--		--		$--
Gaming	0		$--		--		$--
Health Club	0		$--		--		$--
Golf Course	0		$--		--		$--
Cemetery	0		$--		--		$--
Land Acquisition/ Development (Residential)	5		$19,113,000		$50,145,000		$69,258,000
Land Acquisition/ Development (Commercial)	1	$			$30,000,000		$30,000,000
Unimproved Land (Residential)	8		$40,831,000		$55,000,000		$95,831,000
Unimproved Land (Commercial)	4		$17,180,000	$			$17,180,000
Grand Total: Non-SFR	80		$133,840,136		$149,076,000		$282,916,136
Single Family Residential	0	$	ំ		ំ	$	ំ
YEAR 2005
Home Builders SFR/ Multi Family	3		$20,490,000		ំ		$20,490,000
Apt/ Rentals	0	$	ំ		ំ	$	ំ
High Rise Condominiums	2		$44,000,000		ំ		$44,000,000
Retail Building	0	$	ំ		ំ	$	ំ
Office Building	1		$24,500,000		ំ		$24,500,000
Assisted Living/ Medical	8		$43,440,000		ំ		$43,400,000
Industrial/ Storage/ Warehouse	1		$1,000,000		ំ		$1,000,000
Restaurant/ Bar	1		$7,000,000		ំ		$7,000,000
Hotel	0	$	ំ		ំ	$	ំ
Gaming	0	$	ំ		ំ	$	ំ
Health Club/Training Facility	1		$6,000,000		ំ		$6,000,000
Golf Course	1	$	ំ		$12,550,050		$$12,550,050
Sawmill	1	$	ំ		$26,000,000		$26,000,000
Cemetery	0	$	ំ		ំ	$	ំ
Land Acquisition/ Development (Residential)	6		$43,892,600		ំ		$43,892,500
Land Acquisition/ Development (Commercial)	2		$18,750,000		ំ		$$18,750,000
Unimproved Land (Residential)	3		$9,275,000		ំ		$9,275,000
Unimproved Land (Commercial)	1		$7,620,000		ំ		$7,620,000
Grand Total: Non-SFR	31		$225,967,600		$38,550,050		$264,517,650
Single Family Residential	0	$	ំ		ំ	$	ំ

Vestin Mortgage closed down its Single Family Residential unit in the last quarter of 1999. Vestin Mortgage originated these loans but then brokered them to other wholesale lenders who funded them.

The description above is not intended to provide a description of the loans to be invested in or purchased by us in the future.

Vestin Mortgage is currently acting as Manager of Vestin Fund I, Vestin Realty II (as the successor by merger to Vestin Fund II) and inVestin Nevada, funds with investment objectives similar to ours. Vestin Fund I commenced a public offering of its securities and commenced business operations on September 1, 2000. Vestin Fund I has raised $100 million for investment in real estate loans. As of December 31, 2005, Vestin Fund I had total assets of approximately $76.7 million of which 67% was invested in real estate loans. Vestin Fund I had 1,211 investors as of December 31, 2005. Vestin Fund I closed its offering on June 13, 2001.

Vestin Fund II commenced a public offering of its securities and commenced business operations on June 15, 2001. As of December 31, 2005, Vestin Fund II had raised approximately $475 million for investment in real estate loans and as reported at December 31, 2005 had total assets of approximately $361.9 million of which 63% was invested in real estate loans. Vestin Fund II had 5,088 investors as of December 31, 2005. Vestin Fund II discontinued its offering in June 2004. Effective March 31, 2006, Vestin Fund II merged with and into Vestin Realty II. The merger implemented the restructuring of the business operations of Vestin Fund II to allow Vestin Realty II, as the surviving entity in the merger, to qualify as a REIT for U.S. federal income tax purposes. As a consequence of the merger and the REIT conversion:

●	Each outstanding unit of Vestin Fund II has been converted into a right to receive one share of Vestin Realty II common stock and cash in lieu of any fractional units;
●	Vestin Fund II ceased to exist as of the effective time of the merger;
●	Vestin Realty II succeeded to and will continue to operate, directly or indirectly, all of the existing business of Vestin Fund II;
●
Vestin Mortgage will continue to manage Vestin Realty II’s day-to-day business operations, subject to the oversight of the board of directors of Vestin Realty II, pursuant to the terms and conditions of a management agreement.

inVestin Nevada is seeking to raise $100 million through the sale of subordinated notes to Nevada residents pursuant to a registration statement filed with the Securities Division of the Nevada Secretary of State and in reliance on exemption from registration requirements provided by Section 3(a)(11) of the Securities Act of 1933 and Rule 147 thereunder. As of March 31, 2006, inVestin Nevada had raised approximately $81million. inVestin Nevada had 401 investors as of March 31, 2006.

Vestin Fund I’s performance has been negatively impacted by a high incidence of non-earning assets. Specifically, as of December 31, 2005, three of Vestin Fund I’s loans totaling $12.3 million were non-performing (more than 90 days past due on interest payments). Vestin Fund I has commenced foreclosure proceedings on these loans. Additionally, Vestin Fund I has granted extensions on six loans as permitted under the original loans as of December 31, 2005. Such extensions are generally granted on loans where the original term was 12 months or less and where additional time is needed to complete a construction project or obtain take out financing. The aggregate amount due to Vestin Fund I from borrowers whose loans had been extended as of December 31, 2005 was approximately $7.5 million. Additionally, Vestin Fund I held one property for sale with a total carrying value of $2.5 million as of December 31, 2005 from foreclosure.

For the year ended December 31, 2005, Vestin Fund I and Vestin Fund II paid its investors an average rate of return of approximately 5.97% and 6.37%, respectively. For the three months ended December 31, 2005, Vestin Fund I paid its investors an average rate of return of approximately 6%. For the six months ended December 31, 2005, Vestin Fund II paid its investors an average rate of return of approximately 6.36%. Past performance, however, is not indicative of future results.

The rate of return is calculated based upon the income of the fund distributed to members, divided by the average number of units held by members, compounded monthly.

Attached as Annex B to this prospectus is certain information with respect to Vestin Fund I’s and Vestin Fund II’s experience in raising and investing funds and operating results for the calendar year ended December 31, 2004. Investors in Vestin Fund III will not own any interest in Vestin Fund I or Vestin Fund II and should not assume they will experience returns, if any, comparable to those experienced by investors in Vestin Fund I and Vestin Fund II.

Legal Matters Involving Our Manager

Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc., a company wholly owned by Michael V. Shustek, the sole stockholder and CEO of Vestin Group, are defendants in a civil action entitled Desert Land, LLC et al. v. Owens Financial Group, Inc. et. al. The action is based upon allegations that Del Mar Mortgage, Inc. and/or Vestin Mortgage charged unlawful fees on various loans arranged by them. Desert Land sought in excess of $10 million in monetary damages. On April 10, 2003, the United States District Court for the District of Nevada entered judgment jointly and severally in favor of Desert Land against Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc. Judgment was predicated upon the district court’s finding that Del Mar Mortgage, Inc. received an unlawful penalty fee from the plaintiffs.

The defendants subsequently filed a motion for reconsideration. The district court denied the motion and, on August 13, 2003, held that Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc. are jointly and severally liable for the judgment in the amount of $5,683,312 (which amount includes prejudgment interest and attorney’s fees). On August 27, 2003, the district court stayed execution of the judgment against Vestin Group and Vestin Mortgage based upon the posting of a bond in the amount of $5,830,000. Mr. Shustek personally posted a cash bond without any cost or obligation to Vestin Group and Vestin Mortgage. Additionally, Del Mar Mortgage, Inc. has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the action, and Mr. Shustek has guaranteed the indemnification with his cash bond. On September 12, 2003, all of the defendants held liable to Desert Land appealed the judgment to the United States Court of Appeals for the Ninth Circuit, which heard the case on October 18, 2005. On November 15, 2005, the Ninth Circuit vacated the judgment of the district court and dismissed the state law claims against the defendants without prejudice on the basis that the district court lacked subject matter jurisdiction in the case. On November 29, 2005, Desert Land petitioned the Ninth Circuit for rehearing with a suggestion that the matter be heard en banc. On December 16, 2005, the district court issued an Order releasing the cash bond, and on January 6, 2006, the Ninth Circuit denied Desert Land’s petition and the matter remains dismissed. We were not a party to the action.

Our manager is involved in a number of legal proceedings concerning matters arising in connection with the conduct of its business activities. Our manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously. Our manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our manager’s net income in any particular period.

Legal Matters Involving the Company

The staff of the Pacific Regional Office of the SEC conducted an investigation into certain matters related to us, Vestin Group, Vestin Mortgage, Vestin Capital, Vestin Fund I and Vestin Fund II. We have fully cooperated during the course of the investigation.

The Staff has notified us, Vestin Fund I, Vestin Fund II, our manager, Vestin Capital and Michael V. Shustek, the principal executive officer of our manager and Vestin Capital, or collectively the Vestin Entities, that they intend to seek authority to bring an enforcement proceeding against the Vestin Entities alleging violations of Section 17(a) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder based upon certain sales practices employed for a period of time by the Vestin Entities. Specifically, the Staff has advised that they believe certain slides used at sales seminars held to promote the sale of Vestin Fund II and Vestin Fund III units included disclosure regarding distributions to members of Vestin Fund I and Vestin Fund II that were misleading. The Vestin Entities are engaged in discussions with the Staff regarding the proposed recommendation and any remedies, which might be sought by the Staff. Based upon these discussions, we currently believe that neither we, Vestin Fund I and Vestin Realty II (as successor by merger to Vestin Fund II) will be named as parties in the enforcement recommendation. These settlement negotiations are ongoing and, at this time, we do not know if a mutually acceptable settlement will be reached.

We are involved in a number of legal proceedings concerning matters arising in connection with the conduct of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. We believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our net income in any particular period.

Directors and Executive Officers of Vestin Mortgage

We do not have any directors or officers. We are managed by, Vestin Mortgage who is engaged in asset management, real estate lending and other financial services. Vestin Mortgage, a privately held company and wholly owned subsidiary of Vestin Group, has no audit committee and no requirement of independence at this time.

The following sets forth certain information regarding the directors and executive officers of Vestin Mortgage as of March 31, 2006:

NAME	AGE	TITLE
Michael V. Shustek	47	Chairman of the Board, Chief Executive Officer, President and Director
John Alderfer	61	Chief Financial Officer and Director, Treasurer
Michael J. Whiteaker	56	Vice President of Regulatory Affairs
Daniel B. Stubbs	44	Senior Vice President, Underwriting of Vestin Mortgage, a subsidiary of Vestin Group

All the directors of Vestin Mortgage hold office until the next annual meeting of stockholders.

The principal occupation and business experience for each of our officers and directors and key employees, for at least the last five years, are as follows:

Michael V. Shustek has been a director of Vestin Mortgage, a subsidiary of Vestin Group, and Chairman of the Board of Directors, Chief Executive Officer and a director of Vestin Group since April 1999. In February 2004, Mr. Shustek became the President of Vestin Group. Mr. Shustek also serves on the Company’s loan committee. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Mortgage. In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors and which continues today as the primary vehicle for his private investment portfolio. In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank. Mr. Shustek has co-authored two books, entitled “Trust Deed Investments”, on the topic of private mortgage lending, and “If I Can Do It, So Can You”. Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics. Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas.

John W. Alderfer was appointed the Chief Financial Officer of Vestin Mortgage and Vestin Group effective January 2005. Mr. Alderfer previously served as Chief Financial Officer of Vestin Group from September 2002 to February 2004. From February 2004 to December 2004, Mr. Alderfer served as a consultant to Vestin Group. From October 1998 to September 2002, Mr. Alderfer was retired. From September 1996 to October 1998, Mr. Alderfer was a Director, Vice President, Treasurer, and Chief Financial Officer of Interactive Flight Technologies, Inc. From September 1990 to June 1996, Mr. Alderfer was Senior Vice President, Treasurer, and Chief Financial Officer of Alliance Gaming Corporation. Mr. Alderfer is the former Senior Vice President, Corporate Controller and Chief Accounting Officer of Summa Corporation and The Hughes Corporation, 100% owned by the Estate of Howard R. Hughes. Mr. Alderfer received his BBA degree in accounting from Texas Tech University. He is a Certified Public Accountant.

Daniel B. Stubbs has been the Senior Vice President, Underwriting of Vestin Mortgage since January 2000. Mr. Stubbs is responsible for analyzing the risks of each loan as well as prescribing Title Insurance coverage for each individual transaction. In addition, Mr. Stubbs serves on the loan committee and acts as a liaison between Vestin Mortgage and the various banks that carry its lines of credit. Mr. Stubbs has over 13 years experience in the Title Insurance industry. Mr. Stubbs received his Bachelor of Arts in Communications Studies from the University of Nevada, in Las Vegas, Nevada.

Michael J. Whiteaker has been Vice President of Regulatory Affairs of Vestin Mortgage and Vestin Group since May 1999 and is experienced in the banking and finance regulatory fields, having most recently served with the State of Nevada, Financial Institution Division from 1982 to 1999 as its Supervisory Examiner, responsible for the financial and regulatory compliance audits of all financial institutions in Nevada. Mr. Whiteaker has worked extensively on matters pertaining to both state and federal statutes, examination procedures, policy determination and credit administration for commercial and real estate loans. From 1973 to 1982 Mr. Whiteaker was Assistant Vice President of Nevada National Bank, responsible for a variety of matters including loan review.

Audit Committee

We do not have a board of directors or an audit committee. The, board of directors of Vestin Mortgage serves the equivalent function of an audit committee on our behalf and is responsible for, among other things, the appointment, compensation, retention and oversight of our independent accountants, and supervision over our audit and financial reporting processes, including the review of financial information that will be provided to our members and others. As a privately held company and wholly owned subsidiary of Vestin Group, our manager is not required to have an independent board or a separately standing audit committee.

Code of Ethics

As we do not have any executive officers we have not adopted a Code of Ethics. However, the executive officers of Vestin Mortgage, our Manager, are under an obligation to follow the Code of Ethics of Vestin Group that has been filed as Exhibit 14.1 to Vestin

Group’s Form 10-KSB for the year ended December 31, 2003. If our Manager or Vestin Group makes any substantive amendments to the Code of Ethics or if our Manager grants any waiver, including any implicit waiver, from a provision of the Code of Ethics to its chief executive officer, chief financial officer or chief accounting officer, we will disclose the nature of such amendment or waiver on our website or in a Report on Form 8-K or quarterly or annual report under the Securities and Exchange Act of 1934.
All the directors of Vestin Group hold office until the next annual meeting of stockholders.

Executive Compensation

We do not have any officers or employees and, therefore, do not pay any individuals for management services. Rather, we rely exclusively on Vestin Mortgage to manage our affairs. As part of its management responsibilities, Vestin Mortgage has made available the services of its chief executive officer and chief financial officer to act as the equivalent chief executive officer and chief financial officer of the Company and receive compensation from Vestin Mortgage. Vestin Mortgage has informed us that, because the services to be performed by these individuals in those capacities is not performed exclusively for us, it is not able to segregate and identify that portion of the compensation awarded to, earned by or paid to these individuals by our manager that relates to their services to us.

In exchange for management services rendered on our behalf, Vestin Mortgage is entitled to certain fees, including a management (acquisition and advisory) fee up to 2.5% of the gross offering proceeds and up to 3% of our rental income payable by us. A more complete description of the compensation payable to our manager is set forth under “Compensation to Vestin Mortgage and Affiliates,” beginning on page 48. For the years ended December 31, 2005 and 2004, we recorded fees to our manager of approximately $155,000 and 36,000 respectively.

Share Ownership

Share Ownership of Vestin Fund III

The following table indicates the beneficial ownership of our voting securities by each person known by us to be the beneficial owner of more than 5% of such securities, as of December 31, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the unit holders listed possess sole voting and investment power with respect to the units shown.

Name	Units Beneficially Owned	Percentage of Units Beneficially Owned
Dr. Bernard Greenblatt 880 Buffwood Avenue, Las Vegas, NV 89123	200,000	6.72%

Equity Compensation Plan Information

As of December 31, 2005, we did not have any equity compensation plans.

Certain Relationships and Related Transactions

From time to time we may acquire or sell investments in real estate loans from/to our Manager or other related parties pursuant to the terms of our Operating Agreement provided the price does not exceed the original cost. No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Transactions with the Manager

Our Manager is entitled to receive from us a management (acquisition and advisory) fee up to 2.5% of the gross offering proceeds and up to 3% of our rental income. For the year ended December 31, 2005 and 2004, we recorded fees to our Manager of approximately $155,000 and 36,000 respectively.

As of December 31, 2004, we owed our Manager and Vestin Group approximately $1.1 million, primarily related to deferred offering costs paid on our behalf as well as unpaid management fees. As of December 31, 2005, we owed our Manager approximately $38,000 for unpaid management fees.

Our Manager was reimbursed for out of pocket offering expenses in an amount not to exceed 2% of the gross proceeds of the offering of our units. As of December 31, 2005, offering costs of $565,000 were incurred by us and paid by our Manager on our behalf. These deferred offerings costs, which are primarily legal, accounting and registration fees, were converted to 54,862 membership units at a price equal to the then effective unit value. The, additional costs above the 2% of the gross proceeds of the offering were absorbed by our Manager.

During the year ended December 31, 2004, we acquired an office building located in Las Vegas, Nevada (the “Property”) for approximately $9,800,000, which is inclusive of $200,000 paid to the Manager for advisory and diligence fees. As of December 31, 2005, the Property was fully leased to Vestin Group, earning us monthly rent revenue of approximately of $87,000. Vestin Group has sub-leased office space in the building as permitted by the lease agreement at rates equal to or less than rates we receive. We provided $4,850,000 of the purchase price from our capital and borrowed $4,950,000 for the remainder of the purchase price. We subsequently transferred the Property to our wholly owned subsidiary, VFIII HQ, LLC.

The, property underlying the building was originally purchased by an unrelated party from a company wholly owned by the principal stockholder and Chief Executive Officer of our Manager who has advised our Manager that he earned a profit of approximately $1.0 million in connection with the sale.

Transactions with the Funds

During the year ended December 31, 2005 and 2004, we sold $500,000 and $5 million respectively, in real estate loans to Fund II.

During the year ended December 31, 2004, we purchased $10 million in real estate loans from Fund II.

Transactions with Other Related Parties

During the year ended December 31, 2005 and 2004, we incurred expenses of $83,000 and $0 respectively, to L.L. Bradford & Company, LLC, a certified public accounting firm for accounting services. A former Director and Officer of Vestin Group is an equity owner in that firm.

During the year ended December 31, 2005 and 2004, we incurred expenses of $10,000 and $0 respectively, for legal fees to the law firm of Levine, Garfinkel, and Katz in which the Secretary of Vestin Group has an equity ownership interest.

COMPENSATION TO VESTIN MORTGAGE AND AFFILIATES

Operational, Termination, and Liquidation Stages

Mortgage Program

Where the, fees below are described as competitive fees or based on local market conditions that means the fees are determined by price competition within a given market. Additionally, the amount of the fees is dependent upon the size of a particular loan. To ensure that our fees remain competitive, we will directly contact our competition, such as major banks in the local market or other relevant commercial lenders. We expect that the interest rate on the loans in which we invest will be higher than comparable loans made by banks and that the fees paid to Vestin Mortgage will be higher than similar fees charged by conventional lenders. We believe that this rate structure is consistent with rates and fees charged by other non-conventional lenders. References below to local law also contemplate additional requirements imposed by local or state law, such as usury laws.

Paid by Borrowers

Loan Placement Fees for Loan Selection and Brokerage	2%-6% of each loan, the percentage shall be a competitive fee based on local market conditions. These fees are paid by the borrower no later than when the loan proceeds are disbursed.

Loan Evaluation and Processing Fees	Up to 5% of each loan, the percentage shall be a competitive fee based on local market conditions. These fees are paid by the borrower no later than when the loan proceeds are disbursed.

Service Fee for Administering Loans
Subject to regulatory requirements, Vestin Mortgage or its affiliates may receive, where permitted, mortgage service fees, which when added to all other fees paid in connection with the servicing of a particular mortgage, does not exceed 1/4 of one percent (0.25%) of the principal outstanding on such loan. These fees will be paid by the borrower either annually or added to the monthly payments.

Loan Extension or Modification Fee	2%-5% of outstanding principal, as permitted by local law and local market conditions. The amount to be received is not determinable at this time. These fees will be paid when the loan is extended.

Paid by Us

Administrative Fees to Vestin Mortgage for Resale of Foreclosed Property
The total compensation paid to all persons for the sale of property held by us as a result of foreclosure shall be limited to a competitive real estate commission not to exceed six percent (6%) of the contract price for the sale of such property. If Vestin Mortgage provides a substantial amount of the services in connection with the foreclosure, it may receive up to half of the competitive real estate commission, not to exceed three percent (3%) of the contract price for the sale of the property. No foreclosed real property will be sold to Vestin Mortgage or any of its affiliates.

Vestin Mortgage will make arrangements with the respective borrowers for Vestin Mortgage’s fees owing from those borrowers. Vestin Mortgage anticipates that borrowers will pay its compensation out of the proceeds of loans or upon closing the relevant transaction. For loan servicing fees, subject to regulatory requirements, Vestin Mortgage will receive, where permitted, these fees monthly in arrears along with the payments it receives on loans that we have acquired.

The Manager may, in its sole discretion, share with us the loan placement fees it receives from borrowers. The Manager is under no obligation to share its placement fees and investors should not assume that any placement fees will be shared with the Company.

Real Estate Program

Paid by Us

Promotional Fees
After our Members have received a 100% return on their capital contributions plus an amount equal to 6% per annum cumulative, Vestin Mortgage will be eligible to receive up to 25% of cash to be distributed from the net proceeds remaining from the sale or refinancing of properties. There is no other program management fee.

Brokerage Fees
Additionally, Vestin Mortgage or one of its affiliates may receive a real estate commission of 3% if Vestin Mortgage or one of its affiliates acts as our broker. Neither Vestin Mortgage nor any of its affiliates are licensed as a broker. However, Vestin Mortgage or one of its affiliates may in the future obtain a real estate broker license.

Acquisition and Advisory Fees
Vestin Mortgage may receive acquisition and advisory fees of up to 2.5% of the gross proceeds in connection with the acquisition of real property. Acquisition and advisory fees are paid for the evaluation and review of potential acquisitions. Acquisition and advisory fees do not include acquisition expenses.

Property Management Fees
Vestin Mortgage, or a third party property manager hired by Vestin Mortgage, may act as property manager for the real property owned by us. Vestin Mortgage shall receive the following property management fees for property management services provided to us by it or the third party property manager: (i) in the case of residential property, 5% of the gross revenues of such property, (ii) in the case of industrial and commercial property, 6% of gross revenues where Vestin Mortgage’s services include leasing, re-leasing and leasing related services, or (iii) in the case of industrial or commercial property which are leased for ten or more years on net (or similar) bases, 1% of gross revenues from such leases, except for a one time initial leasing fee of 3% of the gross revenues on each lease payable over the first full 5 years of the original term of the lease. Additionally, Vestin Mortgage may receive a one-time initial rent-up or leasing-up of a newly constructed property if such service is not included in the purchase price of the property.

CONFLICTS OF INTEREST

The relationships among us, Vestin Mortgage and the directors and other affiliates of Vestin Mortgage will result in various conflicts of interest. Vestin Mortgage and its directors and other affiliates are engaged in business activities involving real estate lending, including the management of Vestin Fund I, Vestin Realty II and inVestin Nevada, funds with investment objectives similar to ours. Vestin Mortgage anticipates engaging in additional business activities in the future that may be competitive with us. Vestin Mortgage and its officers and directors will exercise their fiduciary duties to us and to you in a manner they believe will preserve and protect your rights as a member. Additionally, our Operating Agreement contains provisions that limit our ability to enter into transactions with Vestin Mortgage and its affiliates. In addition, we will comply with the NASAA Guidelines in all of our transactions with Vestin Mortgage or any of its affiliates. The NASAA guidelines are the Mortgage Program Guidelines and Real Estate Program Guidelines of the North American Securities Administrators Association, Inc. further described in our Operating Agreement. The Fund is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940 or subject to the regulations thereunder.

We may purchase real estate loans or property from our affiliates, including Vestin Mortgage, if they were acquired for the purpose of facilitating our acquisition of such loans or property. Our affiliates must sell such loans or property to us for a price no greater than the lesser of their cost, excluding certain service fees and compensation, or the fair market value of such loans or property, but without the allowance of any other compensation for the loans. We will not sell real estate loans or property to Vestin Mortgage unless (i) we do not have sufficient proceeds to retain the loans or property, (ii) the prospectus discloses that Vestin Mortgage will purchase such loans or property and the methodology to be used in making such determination, (iii) Vestin Mortgage pays an amount in cash equal to the cost of such loans or property and assumes all of our obligations and liabilities in connection with the loans or property, and (iv) the sale occurs within 90 days of the termination of the offering. In the event that we elect to purchase real property by incurring debt, Vestin Mortgage may be the mortgage holder on loans we receive in the course of purchasing real property. Vestin Mortgage will also select our lenders in the event that Vestin Mortgage does not directly lend us money for the purchase of real property.

We may participate in real estate loans with publicly registered affiliates if the investment objectives of the participants are substantially identical, there are no duplicate fees, the sponsors receive substantially identical compensation, the investment of each participant is on substantially the same terms, and the participants have a right of first refusal with regard to the sale of any participant’s interest in such loans. In addition, we may participate in real estate loans with non-publicly registered affiliates, if the investment is necessary to relieve Vestin Mortgage from any commitment to purchase a mortgage entered into prior to the closing of the offering, there are no duplicate fees, the investment of each entity is on the same terms and conditions, and the participants have a right of first refusal to buy if Vestin Mortgage wishes to sell a mortgage held in the joint venture.

The paragraphs below describe material conflicts of interest that may arise in the course of Vestin Mortgage’s management and operation of our business. The list of potential conflicts of interest reflects our knowledge of the existing or potential conflicts of interest as of the date of this prospectus. We cannot assure you that no additional conflicts of interest will arise in the future.

The organizational structure of Vestin Group, Vestin Mortgage and their affiliates is as described in the organizational chart at page 5.

1.	Payment of Fees and Expenses. Vestin Mortgage and its affiliates will receive substantial fees and expenses from our ongoing operations, including:

Paid by Borrowers:

•	Loan brokerage fees,
•	Loan evaluation and processing fees,
•	Loan servicing fees (where permitted), and
•	Loan extension or modification fees.

Paid by Us:

•	Real estate brokerage commissions payable upon the purchase or sale of real property or resale of foreclosed properties, and
•	Property management fees.

Fees charged to us will be payable even if we are not profitable or the particular transaction causes us to incur a loss.

Vestin Mortgage’s compensation is based on the volume and size of the real estate loans selected for us. Our interests may diverge from those of Vestin Mortgage to the extent Vestin Mortgage benefits from up-front fees, which are not shared with us. Vestin Mortgage may also receive an incentive fee (payable after our members have received a 100% return on their capital contributions plus an amount equal to 6% per annum cumulative) equal to 25% of cash to be distributed from the net proceeds remaining from the sale or refinancing of the income producing real properties owned by the Fund.
Vestin Mortgage also will be receiving fees from borrowers, which would otherwise increase our returns. Accordingly, our interests will diverge from Vestin Mortgage when Vestin Mortgage decides whether we should charge the borrower higher interest rates or whether Vestin Mortgage should receive higher fees from the borrower.

Vestin Mortgage will pay and will not be reimbursed by us for any general or administrative overhead expenses it incurs in connection with managing the operation of the Fund. However, Vestin Mortgage may be reimbursed for expenses paid to non-affiliates on our behalf. We anticipate such expenses will consist of legal, accounting and tax preparation fees. Such amounts will be paid from available cash. In the event available cash is inadequate to cover such expenses, Vestin Mortgage shall advance such expenses on our behalf and will be repaid for such advances when there are adequate funds in the cash reserve.

2.
Purchase Of Mortgage Notes from Vestin Mortgage. We will acquire our real estate loans from or through Vestin Mortgage pursuant to NASAA Guidelines. Vestin Mortgage is in the business of obtaining, processing, making, brokering and selling, and managing and servicing real estate loans. All our real estate loans purchased from Vestin Mortgage will be at prices no higher than the lesser of the cost of the real estate loan to Vestin Mortgage or the then current market value of the real estate loan. A committee of officers and directors of Vestin Mortgage makes all decisions concerning the real estate loans in which we will invest or purchase. This committee is currently comprised of Michael V. Shustek, and Daniel B. Stubbs. Because Vestin Mortgage’s fees, are generated by the volume of the real estate loans we purchase, Vestin Mortgage will face a conflict of interest in determining whether a loan not squarely within our investment guidelines is appropriate for our loan portfolio.

3.
Non-Arm’s Length Agreements. Our agreements and arrangements for compensating Vestin Mortgage are not the result of arm’s-length negotiations. Additionally, none of the directors of Vestin Mortgage are independent.

4.
Competition for the Time and Services of Common Officers. We will rely on Vestin Mortgage and its directors and officers for the management of our operations. When performing their duties, the officers, directors and employees of Vestin Mortgage may, for their own account or that of others, originate real estate loans, invest in real property and acquire investments similar to those made or acquired by us. The directors of Vestin Mortgage also may act as trustees, directors or officers, or engage in other activities for themselves and/or other entities and may acquire, broker and originate similar mortgage investments for their own account or that of others and invest and operate real property for their own account or that of others. Vestin Mortgage is the manager of Vestin Fund I, Vestin Realty II (as successor by merger to Vestin Fund II) and inVestin Nevada, funds with investment objectives similar to ours. Vestin Fund I has raised $100 million for investment in real estate loans. As of December 31, 2005, Vestin Fund I had total assets of approximately $76.7 million of which 67% was invested in real estate loans. As of December 31, 2005, Vestin Fund II had raised approximately $475 million for investment in real estate loans and as reported at December 31, 2005 had total assets of approximately $361.9 million of which 63% was invested in real estate loans. Vestin Fund II discontinued its offering in June 2004 and merged with and into Vestin Realty II effective March 31, 2006. inVestin Nevada is seeking to raise $100 million through the sale of subordinated notes to Nevada residents pursuant to a registration statement filed with the Securities Division of the Nevada Secretary of State and in reliance on exemption from registration requirements provided by Section 3(a)(11) of the Securities Act of 1933 and Rule 147 thereunder. As of March 31, 2006, inVestin Nevada had raised approximately $81million for investment in real estate loans and, as of March 31, 2006, total assets of approximately $28 million of which 50% was invested in real estate loans. Accordingly, conflicts of interest will arise in operating more than one entity for allocating time between the entities. The directors and officers of Vestin Mortgage will devote such time to our affairs as they determine in good faith and in compliance with their fiduciary obligations to us and, our members, to be necessary for our benefit.

Vestin Mortgage believes it has sufficient staff to be capable of discharging its responsibility to us and to all other entities to which they or their officers or affiliates are responsible. However, during times when we and the other businesses are handling a high volume of loans, a conflict will arise as to which company’s loan processing to complete first.

5.
Competition between the Fund, Vestin Fund I, Vestin Realty II, inVestin Nevada, Vestin Mortgage and Vestin Mortgage’s Affiliates for Investment Opportunities. Vestin Mortgage anticipates that it or its affiliates will engage in businesses which are or will be competitive with ours or which have the same management as we do. To the extent that these other entities with similar investment objectives have funds available for investment when we do and a potentially suitable investment has been offered to us or one of these programs, conflicts of interest will arise as to which entity should acquire the investment.

If any conflict arises between us and any other affiliated program as to which company will have the right to invest in a particular real estate loan or other investment, Vestin Mortgage will make the determination largely based on a review of the respective loan portfolios.

Vestin Mortgage will also base the decision on factors such as the amount of funds available for investment, yield, portfolio diversification, type and location of the property on which Vestin Mortgage will make the real estate loan, and proposed loan or other transaction terms. The officers and directors of Vestin Mortgage will be responsible for monitoring this allocation method to be sure that it is applied fairly.

Vestin Mortgage remains subject to a fiduciary duty to us and our members described in this prospectus. Subject to this fiduciary duty, neither Vestin Mortgage nor its affiliates will be obligated to present to us any particular investment opportunity that comes to their attention, even if the opportunity is of a character that might be suitable for us.

6.
Lack of Separate Representation. We are, represented by the same counsel as Vestin Mortgage and its affiliates, and we anticipate that this multiple representation by our attorneys will continue in the future. If a dispute arises between us and Vestin Mortgage or any of its affiliates, Vestin Mortgage or the affiliate will either obtain separate counsel or facilitate our retaining separate counsel for such matters. However, we do not anticipate obtaining separate counsel should there be a need in the future to negotiate or prepare contracts or other agreements between us and Vestin Mortgage for services including those contemplated by this prospectus, and as a result these agreements will not reflect arm’s length bargaining.

7.
Rights of Affiliates. Any director or officer of Vestin Mortgage and any other affiliate may acquire, own, hold and dispose of units for his individual account and may exercise all rights of a member, except for voting rights with respect to the Manager, to the same extent and in the same manner as if he were not an affiliate of ours. Vestin Capital, however, will not acquire units.

8.
We May Co-Invest in Real Estate Loans Acquired by Vestin Mortgage. If Vestin Mortgage determines that an entire loan is not suitable for our loan portfolio, we may co-invest in the loan with Vestin Mortgage, Vestin Fund I, Vestin Realty II or inVestin Nevada pursuant to NASAA Guidelines. If we co-invest in a loan with Vestin Mortgage, our investment will be on substantially the same terms as those of Vestin Mortgage. A conflict of interest may arise between Vestin Mortgage and us if the borrower defaults on the loan and each of us seeks to protect our interests in the loan and in the security property. Also, we have no written or oral agreement or understanding with Vestin Mortgage concerning our relative priority when a borrower defaults; as a result, you must rely on Vestin Mortgage to act in accordance with its fiduciary duty under the Operating Agreement to protect your interest.

9.
inVestin Nevada, Inc. Vestin Mortgage has entered into an agreement to provide management services to inVestin Nevada, Inc. inVestin Nevada is a Nevada corporation wholly owned by Mr. Shustek, the Chief Executive Officer and sole shareholder of Vestin Group, Inc., the parent of our Manager, Vestin Mortgage. inVestin Nevada was formed on September 12, 2002, and is seeking to raise up to $100 million through the sale of subordinated notes to Nevada residents pursuant to a registration statement filed with the Securities Division of the Nevada Secretary of State and in reliance upon the exemptions from such registration requirements provided for under Section 3(a)(11) of the Securities Act of 1933 and Rule 147 thereunder relating to intrastate offerings. inVestin Nevada has investment objectives similar to ours; however, it will make at least 80% of its investments in real estate loans in properties in Nevada. As a result, the following additional conflicts of interest may arise involving inVestin Nevada: (i) Vestin Mortgage and its key people, including Mr. Shustek, may have conflicts of interest in allocating their time and resources between our business and the activities of inVestin Nevada; (ii) Vestin Mortgage’s management of inVestin Nevada may also result in conflicts of interest over how Vestin Mortgage determines which loans are appropriate for us and which are appropriate for inVestin Nevada; and (iii) if Vestin Mortgage determines that we should co-invest in a loan with inVestin Nevada (pursuant to NASAA Guidelines), our investment will be on substantially the same terms as those of inVestin Nevada and a conflict of interest may arise between us and inVestin Nevada if the borrower defaults on the loan and each of us seeks to protect our interests in the loan and in the property securing the loan.

10.
Our Participation in Loans or Purchase of Real Property with Publicly Registered Affiliates. We may participate in real estate loans or the purchase of real property with publicly registered affiliates if the investment objectives of the participants are substantially identical, there are no duplicate fees, the sponsors receive substantially identical compensation, the investment of each participant is on substantially the same terms, and the participants have a right of first refusal with regard to the sale of any participant’s interest in such loans or real property. There is a potential risk of impasse on joint venture decisions among the participants if any such investment is made on a 50/ 50 basis and no participant has control. In addition, there is a potential risk that, while a participant may have the right to buy an asset from the partnership or joint venture, it may not have the resources to do so. We will not participate in real estate loans or real properties with non-publicly registered affiliates, except as permitted under the NASAA Guidelines.

11.
Vestin Mortgage May Lend Us Funds. In the event we purchase real property by incurring debt, Vestin Mortgage may lend us funds directly or will select who lends us funds. Vestin Mortgage could select one of its affiliates as our lender.

12.
Vestin Mortgage’s Compensation. The compensation Vestin Mortgage receives may create a conflict between Vestin Mortgage and us. Vestin Mortgage will receive substantial fees as a result of our investment in real property and real estate loans. Most of our mortgage fees will be paid by borrowers for obtaining, processing, making and brokering, managing and selling of real estate loans, many of these fees are paid on an up-front basis. Vestin Mortgage’s compensation is based on the volume and size of real estate loans selected for us. Our interests will diverge from Vestin Mortgage to the extent that Vestin Mortgage benefits from up-front fees, which are not shared with us. Vestin Mortgage will be receiving fees from borrowers that would otherwise increase our returns. Our interests will diverge from those of Vestin Mortgage when Vestin Mortgage decides whether we should charge borrowers higher interest rates or Vestin Mortgage should receive higher fees or in the leasing of our properties or on the sale or purchase of our real property or in determining our advisory fees.

SELECTED FINANCIAL DATA

You should read the following selected financial data in conjunction with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Report.

Vestin Fund III, LLC (formerly RE Investments III, LLC)

	December 31, 2005	December 31, 2004	December 31, 2003
Balance Sheet Data:
Cash, Cash Equivalents, Certificates of Deposits and Short-term Investments	$1,167,000	$6,286,000	$5,000
Interest and Other Receivables	194,000	127,000	--
Investments in Real Estate Loans (Net of Allowance)	22,964,000	13,520,000	--
Investment in Real Property (Net of Depreciation)	9,591,000	9,814,000	--
Capitalized Loan Fees (Net of Allowance)	99,000	111,000	--
Assets Under Secured Borrowing	527,000	2,590,000	--
Deferred Rent Receivable	168,000	--	--
Deferred Offering Costs	--	926,000	667,000
Total Assets	$34,710,000	$33,374,000	$672,000
Liabilities	5,551,000	8,612,000	673,000
Members’ Equity	29,159,000	24,762,000	(1,000)
Total Liabilities and Members’ Equity	$34,710,000	$33,374,000	$672,000

For the Year Ended December 31, 2005		For the Year Ended December 31, 2004	For the Period From April 16, 2003 (Inception) To December 31, 2003

Income Statement Data:
Revenues	$3,616,000	$2,360,000	$--
Expenses	$1,294,000	$990,000	$1,000
Net Income (Loss)	$2,322,000	$1,370,000	$(1,000)
Net Income (Loss) Allocated to Members	$2,322,000	$1,370,000	$(1,000)
Net Income Allocated to Members per Weighted Average Membership Units	$0.82	$0.78	$--
Cash Distributions	$2,555,000	$1,350,000	$--
Cash Distributions per Weighted Average Membership Units	$0.91	$0.77	$--
Weighted Average Membership Units	2,817,055	1,751,700	--

The information in this table should be read in conjunction with the accompanying audited financial statements and notes to financial statements included elsewhere in this document.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

BACKGROUND

Vestin Fund III, LLC was organized in April 2003 as a Nevada limited liability company for the purpose of investing in real estate loans and income-producing real property. We invest in loans secured by real estate through deeds of trust or mortgages (hereafter referred to as “deeds of trust”). We commenced operations in February 2004. We will continue our operations until December 2023 unless dissolved prior thereto or extended by vote of the members under the provisions of our Operating Agreement.

We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder. As a company investing in real estate loans, investments in real estate and raising funds through our Distribution Reinvestment Plan, we are subject to the North American Securities Administration Act Mortgage Program Guidelines and Real Estate Guidelines (collectively, the “NASAA Guidelines”) promulgated by the state securities administrators.

On November 7, 2003, our registration statement as filed with the SEC became effective for the initial public offering of up to 10,000,000 units at $10 per unit. As of December 31, 2005, we had sold approximately 2,865,921 units. Members may participate in our Distribution Reinvestment Plan whereby the members’ distributions may be used to purchase additional units at the current value. As of December 31, 2005, approximately 143,913 units had been purchased under this plan. On November 7, 2005, we discontinued the offering of our units; however, members may continue to purchase additional units through our Distribution Reinvestment Plan.

Our manager is Vestin Mortgage, Inc., a Nevada corporation and licensed mortgage broker engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. Our manager is a wholly owned subsidiary of Vestin Group, Inc., a Delaware corporation. Michael V. Shustek, the Chief Executive Officer and Director of our manager, acquired all of the outstanding shares of common stock of Vestin Group pursuant to a tender offer and follow-on short form merger, which closed on May 26, 2005. Vestin Group filed a Form 15 with the SEC on May 11, 2005 to terminate its reporting obligations under the Securities Exchange Act of 1934. Through its subsidiaries, Vestin Group is engaged in asset management, real estate lending and other financial services.

Our Operating Agreement provides that our manager controls the daily operating activities of the Company, including the power to assign duties, to determine how to invest our assets, to sign bills of sale, title documents, leases, notes, security agreements, real estate investments and contracts, and to assume direction of the business operations. As a result, our operating results are dependent on our manager’s ability and intent to continue to manage the Company’s assets. The Operating Agreement also provides that the members have certain rights, including the right to terminate the manager subject to a majority vote of the members.

Vestin Mortgage, Inc. is also the manager of Vestin Fund I, LLC (“Fund I”), Vestin Realty Mortgage II, Inc. (as successor by merger to Vestin Fund II, LLC, “Vestin Realty II”) and inVestin Nevada, Inc., a company wholly owned by our Manager’s CEO. These entities also invest in commercial real estate loans.

We seek to invest substantially all of our assets in real estate loans and real property. The allocation of our investments between real property and real estate loans will be dependant upon the amounts available for investment and investment opportunities. The NASAA Guidelines require reserves of not less than 1% of our offering proceeds; approximately 3% of net proceeds we raised in our offering will be held as a working capital cash reserve.

OVERVIEW

Our real estate loan program objective is to generate monthly income by investing in real estate loans. We believe there is a significant market opportunity to make real estate loans to owners and developers of real property whose financing needs are not met by traditional real estate lenders. The loan underwriting standards our manager utilizes are less strict than traditional real estate lenders. In addition, we believe one of our competitive advantages is our ability to approve loan applications more quickly than traditional lenders. As a result, in certain cases, we may make real estate loans, which are riskier than real estate loans made by commercial banks. However, in return we seek a higher interest rate and our Manager takes steps to mitigate the lending risks such as imposing a lower loan to value ratio. While we may assume more risk than traditional real estate lenders, in return, we seek to generate higher yields from our real estate loans.

Our real estate program objective is to invest in income-producing multifamily residential units, assisted living facilities, office buildings, industrial and retail properties and other income-producing real property, such as hotels and resorts, restaurants, parking lots and amusement parks. Our Manager intends to apply its prior experience in investing in real estate loans to its evaluation and investment in real property on our behalf. Accordingly, we intend to invest in real property throughout the areas in which Vestin Mortgage and its correspondents have experience.

Our operating results depend primarily upon (i) the amount of capital we have to invest in real estate loans and income producing real estate, (ii) the level of real estate lending activity in the markets we service, (iii) our ability to identify and work with suitable borrowers, (iv) the interest rates we are able to charge on our loans, (v) our ability to identify and acquire suitable income-producing properties, (vi) the level of rents or other income we are able to generate from our acquired properties, (vii) the level of non-performing assets and loan losses which we experience, and (viii) negative fluctuations in the fair market value of income-producing properties that we own.

Adverse economic conditions during the next year could have a material impact on the collectibility of our loans. Recognizing the risk, we seek to maintain an adequate loan-to-value ratio, which, as of December 31, 2005, was 60% on a weighted average basis, generally using appraisals prepared on an as-if developed basis in connection with the loan origination. In this manner, we hope to retain sufficient cushion in the underlying equity position to protect the value of our loan in the event of a default. Nevertheless, a marked increase in loan defaults accompanied by a rapid decline in real estate values could result in losses on defaulted loans that would have a material adverse effect upon our financial condition and operating results.

As of December 31, 2005, 18% of the principal amount of our loans was secured by real estate in Nevada, while 25% and 24% were secured by real estate in Arizona, and California, respectively. Such geographical concentration creates greater risk that any downturn in such local real estate markets could have a significant adverse effect upon our results of operations. If we enter into another recession, particularly in any of the identified states, our operating results could be adversely affected.

In accordance with Section 7.8 of our Operating Agreement, our Manager reviewed the value of our assets during the last quarter of fiscal 2005. Based on this review, as a result of an increase in the value of our assets, the value of members’ capital accounts was adjusted from $10.30 per unit to $10.50 per unit. As a result, units redeemed on or after December 15, 2005 have been redeemed at $10.50 per unit. The change in valuation is primarily for tax and capital account purposes and does not reflect the change in the value of the units calculated in accordance with GAAP. Accordingly, unit prices calculated under GAAP may be different than the adjusted price per unit.

SUMMARY OF FINANCIAL RESULTS

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the Period From April 16, 2003 (Inception) To December 31, 2003

Total revenues	$3,616,000	$2,360,000	$--
Total expenses	1,294,000	990,000	1,000
Net income (loss)	$2,322,000	$1,370,000	$(1,000)
Net income allocated to members per Weighted average membership units	0.82	0.78	--
Annualized rate of return to members (a)	8.00%	7.80%	--
Cash distributions	$2,555,000	$1,350,000	$--
Cash distributions per weighted average membership unit	$0.91	$0.77	$--
Weighted average membership units	2,817,055	1,751,700	--
Weighted average term of outstanding loans	15 months	18 months	--

(a)
The annualized rate of return to members is calculated based upon the GAAP net income allocated to members per weighted average units as of December 31, divided by the number of days during the period (365 days and 366 days for the year ended December 31, 2005 and 2004, respectively) and multiplied by three hundred and sixty five (365) days, then divided by the cost per unit ($10.30 and $10.00 for 2005 and 2004, respectively).

Total Revenues: Revenues for the year ended December 31, 2005 increased $1.3 million or 53.22% from the prior period in 2004 primarily due to the following:

•
Interest income from real estate loans increased by approximately $1.1 million or 84.48% primarily due to the increase in investment in real estate loans from $13.6 million as of December 31, 2004 to $23.0 million as of December 31, 2005, an increase of $9.4 million. This increase was offset by the decrease in the weighted average interest rate on real estate loans from 11.71% at December 31, 2004 to 10.38% at December 31, 2005. Additionally, we incurred a decrease of approximately $527,000 in interest income related to secured borrowings, which relates to the decrease in assets under secured borrowings of $2.1 million from December 31, 2004 to December 31, 2005.

•
Revenues derived from income-producing real property increased approximately $0.7 million or 228.08%. Investment in real property consists of a 42,000 square foot office building located in Las Vegas, Nevada, which we acquired in August 2004. As a result, our 2004 results reflected for and a half months of rental income, as compared to a full year of rental income in 2005. The office building is fully leased by Vestin Group.

As of December 31, 2005, our Manager had granted extensions on six loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate with the terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. However, we only grant extensions when a borrower is in full compliance with the terms of the loan. The aggregate amount due from borrowers whose loans had been extended as of December 31, 2005 was approximately $7.6 million. Our Manager concluded that no allowance for loan loss was necessary with respect to these loans as of December 31, 2005.

Total Expenses: For the year ended December 31, 2005, total expenses were approximately $1.3 million compared to $1.0 million for the same period in 2004, an increase of $0.3 million or 30.71%. Expenses were primarily affected by the following:

•	Interest expenses related to investment in real property increased by approximately $221,000, as we did not acquire the real property associated with the debt until August 2004.
•
Expenses related to professional fees incurred increased by approximately $345,000 due to an increase in accounting and legal costs related to the preparation of our quarterly and annual public filings.

•
We pay management fees to our Manager based on 3% of the total rental income and up to 2.5% of the gross offering proceeds for the period. For the year ended December 31, 2005, we paid our Manager $26,000 for management fees relating to rental activity and $129,000 for acquisition and advisory fees pertaining to the gross offering proceeds.

•	Depreciation and amortization on our investment in real property increased approximately $141,000 as we did not acquire the property until August 2004.

The increase in expenses was partially offset by the following decreases:

•	Interest expenses related to secured borrowings decreased by approximately $494,000 due to the decrease in the amount of loans financed under secured borrowings throughout the year.
•
There was no additional provision for loan losses for the year ending December 31, 2005, as our general allowance for loan losses was generally sufficient to cover inherent losses in our loan portfolio. During the year ending December 31, 2004, we recorded a general allowance of $73,000.

Net Income: Net income for the year ended December 31, 2005 totaled approximately $2.3 million compared to $1.4 million for the same period in 2004, an increase of 69%.

Annualized Rate of Return to Members: For the year ended December 31, 2005, annualized rate of return to members as calculated based on GAAP net income was 8.00% as compared to 7.80% for the same period in 2004.

Distributions to Members: The following is a schedule of distributions made to members for the year ended December 31, 2005 and 2004.

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004

Distributions of Net Income Available for Distribution	$2,544,000	$1,350,000
Distributions in Excess of Net Income Available for Distribution Generated During the Period	11,000	--
Total Distributions	$2,555,000	$1,350,000

Net Income Available for Distributions is a non-GAAP financial measure that is defined in our Operating Agreement as cash flows from operations, less certain reserves, and may exceed net income as calculated in accordance with GAAP. We have presented net income available for distribution because management believes this financial measure is useful and important to members. Although we generally do not plan to make distributions in excess of net income available for distribution, we may do so from time to time. Any such distribution will be treated as a return of capital for income tax purposes. In addition, cash flows from operations, which are the significant component of net income available for distribution, affect the capital available for investment in new loans. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and using net income available for distribution only supplementally.

The most directly comparable GAAP measure to net income available for distribution is cash flows from operating activities. The following table reconciles net income available for distribution to cash flows from operating activities and presents the two other major categories of our statement of cash flows:

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004

Distribution of Net Income Available for Distribution	$2,544,000	$1,350,000
Addition to working capital reserves (Amount not distributed)	--	173,000
Change in Operating Assets and Liabilities:
Deferred rent receivable	(168,000)	--
Interest receivable	(67,000)	(127,000)
Capitalized loan fees	--	(115,000)
Accounts payable	156,000	--
Due to Manager	(130,000)	162,000
Net Cash Provided by Operating Activities	$2,335,000	$1,443,000
Net Cash (Used) by Investing Activities	$(9,431,000)	(18,533,000)
Net Cash Provided in Financing Activities	$1,977,000	$23,371,000

Stated Unit Value Adjustment: Following a periodic review by our Manager as required pursuant to the Operating Agreement, as a result of a the increase in the estimated fair value of real estate held for investment, effective December 15, 2005 we adjusted the stated unit value from $10.30 per unit to $10.50 per unit to reflect the estimated net unit value of each unit at that date. The periodic review of the estimated net unit value includes an analysis of unrealized gains that our Manager reasonably believes exist at the time of the review, but that cannot be added to net asset value under GAAP.

Redemptions: In order to comply with our Operating Agreement and Internal Revenue Code, we may redeem no more than 10% of the aggregate members’ capital in any calendar year. As of December 31, 2005, the total of redemptions made from inception was $341,000. Balances in members’ capital accounts as of January 1, 2005 were $24.8 million, which limited redemptions to $2.5 million for calendar 2005. Total redemptions during the year ended December 31, 2005 were $330,000.

Investments in Real Estate Loans Secured by Real Estate Portfolio

We currently have five real estate loan products consisting of acquisition and development, commercial, construction, residential and land loans. The effective interest rates on all product categories range from 6% to 14%. Revenue by product will fluctuate based upon relative balances during the period.

Investments in real estate loans as of December 31, 2005 are as follows:

Loan Type	Number Of Loans	Fund Balance	Weighted Average Interest Rate	Portfolio Percentage	Loan to Value (2)

Acquisition and Development	3	$3,806,000	11.30%	16.52%	47.74%
Commercial (1)	12	12,244,000	9.63%	53.15%	65.33%
Construction	2	1,231,000	12.00%	5.34%	64.50%
Land	3	5,756,000	11.01%	24.99%	56.44%
	20	$23,037,000	10.38%	100.00%	60.16%

Investments in real estate loans as of December 31, 2004 are as follows:

Loan Type	Number Of Loans	Fund Balance	Weighted Average Interest Rate	Portfolio Percentage	Loan To Value (2)

Acquisition and Development	3	$6,319,000	10.90%	46.49%	56.74%
Commercial (1)	3	4,848,000	12.26%	35.67%	66.27%
Construction	1	266,000	12.00%	1.95%	66.53%
Land	3	2,160,000	12.81%	15.89%	71.82%
	10	$13,593,000	11.71%	100.00%	62.73%

(1)	Bridge loans are a subcategory of commercial loans in which we provide interim financing for borrowers seeking long-term, permanent financing.

(2)
Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated no greater than 12 months prior to the date of loan origination and may have been commissioned by the borrower, and also may precede the placement of the loan with us. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

The following is a schedule of investments in real estate loans by lien position.

Loan Type	December 31, 2005 Balance	Portfolio Percentage	December 31, 2004 Balance	Portfolio Percentage

First Deeds of Trust	$21,527,000	93.45%	$11,015,000	81.03%
Second Deeds of Trust**	1,510,000	6.55%	2,578,000	18.97%
	$23,037,000	100.00%	$13,593,000	100.00%

**Generally, our second deeds of trust are junior to first deeds of trust position held by either us or our Manager.

As of December 31, 2005, all contractual investments in real estate loans mature during 2006.

The following is a schedule by geographic location of investments in real estate loans as of:

	December 31, 2005 Balance	Portfolio Percentage	December 31, 2004 Balance	Portfolio Percentage

Arizona	$5,807,000	25.21%	$6,865,000	50.50%
California	5,490,000	23.83%	1,648,000	12.12%

Nevada	4,194,000	18.21%	4,080,000	30.02%
North Carolina	102,000	0.44%	--	--
Oklahoma	1,000,000	4.34%	1,000,000	7.36%
Oregon	1,356,000	5.89%	--	--
Texas	2,525,000	10.96%	--	--
Washington	1,360,000	5.90%	--	--
Wisconsin	1,203,000	5.22%	--	--
	$23,037,000	100.00%	$13,593,000	100.00%

The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Balance Sheet.

	December 31, 2005 Balance	December 31, 2004 Balance
Balance Per Loan Portfolio	$23,037,000	$13,593,000
Less:
Allowance for Loan Losses	73,000	73,000
Balance per Balance Sheet	$22,964,000	$13,520,000

Our Manager has decided to reserve loan losses based on specific loans, which includes the evaluation of the collectibility of the loans in our portfolio in light of the types, terms and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions, the underlying collateral securing the loan and the history of the loan portfolio operations. We do not currently have any non-performing loans. Our manager believes that the allowance for loan losses totaling $73,000 included in the accompanying balance sheet as of December 31, 2005 is adequate to address estimated credit losses in our real estate loan portfolio as of that date.

Decisions regarding an allowance for loan losses require management’s judgment. As a result, there is an inherent risk that such judgment will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any allowance. To the extent that we experience losses greater than the amount of the allowance, we may incur a charge to earnings that will adversely affect our operating results and the amount of any cash available for distribution.

Our Manager often grants extensions on loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing. However, our Manager only grants extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. The aggregate amount due from borrowers whose loans had been extended as of December 31, 2005 was approximately $7.6 million. Our Manager concluded that no allowance for loan loss was necessary with respect to these loans as of December 31, 2005.

Investment in Real Property

During the year ended December 31, 2004, we acquired an office building, which has approximately 42,000 square feet of rentable space, located at 8379 West Sunset Road in Las Vegas, Nevada. The purchase price and related closing costs were approximately $9,800,000. As of December 31, 2005, the building was fully leased to Vestin Group, earning us monthly rent revenue of approximately of $87,000. Vestin Group has sub-leased office space in the building as permitted by the lease agreement at rates equal to or less than rates we receive. We provided $4,850,000 of the purchase price from our capital and borrowed $4,950,000 for the remainder of the purchase price. We subsequently conveyed the real property to VF III HQ, LLC, a wholly owned single asset subsidiary formed for the purpose of owning this asset. For further information about this property, see Item 13 Certain Relationships and Related Transactions.

In August 2004, our Manager relocated its corporate headquarters to this facility. As further discussed in “Segment Information” below, net income on this segment of our business was approximately $322,000, which represents 12 months of operating activity.

The following represents our estimated yield on this investment from a cash flow perspective.

	December 31, 2005	December 31, 2004
Net Income From Real Estate Segment	$322,000	$92,000
Less Principal Payments	(98,000)	--
Less Deferred Rent Receivable	(168,000)	--

Add Back Depreciation and Amortization	222,000	81,000
Yield	$378,000	$173,000
Investment Provided from Capital	$4,850,000	$4,850,000
Months of Operation	12	4.5
Annualized Yield on Real Estate Segment	5.73%	9.51%

Annualized yield on real estate segment is a non-GAAP measure. We have presented this annualized yield on real estate segment because management believes this information is useful and important to members. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans. The amounts of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectibility is doubtful is a matter of judgment. On a quarterly basis, the Manager evaluates our real estate loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired. Rather, all relevant circumstances are considered by our Manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;
•	Historical experience;
•	The nature and volume of the loan portfolio;
•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;
•	Evaluation of industry trends; and
•	Estimated net realizable value of any underlying collateral in relation to the real estate loan amount.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts would be credited to the provision for loan losses or included in income. At December 31, 2005, all of our loans were performing. Our Manager had determined the general allowance for loan losses of $73,000 is sufficient to cover any inherent losses in our loan portfolio.

The following is a roll-forward of the general allowance for loan losses for the year ended December 31, 2005:

Description	Balance at December 31, 2004	Provisions	Deductions	Balance at December 31, 2005
General Valuation Allowance	$73,000	$--	$--	$73,000

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any interests in off-balance sheet special purpose entities nor do we have any interests in non-exchange traded commodity contracts.

CONTRACTUAL OBLIGATIONS

The following summarizes our contractual obligations at December 31, 2005.

	Note Payable	Secured borrowings	Total Contractual Obligations
January 1 Through December 31, 2006	$100,000	$527,000	$627,000
January 1 Through December 31, 2007	106,000	--	106,000
January 1 Through December 31, 2008	112,000	--	112,000
January 1 Through December 31, 2009	119,000	--	119,000

January 1 Through December 31, 2010	125,000	--	125,000
Thereafter:	4,268,000	--	4,268,000

Total:	$4,830,000	$527,000	$5,357,000

CRITICAL ACCOUNTING ESTIMATES

Revenue Recognition

Interest income on loans is accrued by the effective interest method. We do not recognize interest income from loans once they are determined to be impaired. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.

The following table presents a sensitivity analysis to show the impact on our financial condition at December 31, 2005 from fluctuations in weighted average interest rate charged on loans as a percentage of the loan portfolio:

Changed Assumption	Increase (Decrease) in Interest Income
Weighted average interest rate assumption increased by 1% or 100 basis points	$187,000
Weighted average interest rate assumption increased by 5% or 500 basis points	$933,000
Weighted average interest rate assumption decreased by 1% or 100 basis points	$(187,000)
Weighted average interest rate assumption decreased by 5% or 500 basis points	$(933,000)

The purpose of this analysis is to provide an indication of the impact that the weighted average interest rate fluctuations would have on our financial results. It is not intended to imply our expectation of future revenues or to estimate earnings. We believe that the assumptions used above are appropriate to illustrate the possible material impact on the financial statements.

Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. Rental revenue is recorded for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants for rents that it expects to collect over the remaining lease term as deferred rents receivable. When the Company acquires a property, the term of the existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Revenue recognition is considered to be critical because the evaluation of the reliability of such deferred rents receivable involves management’s assumptions relating to such tenant’s viability.

We recognize income from rent once all of the following criteria are met in accordance with the Statement of Financial Accounting Standards (FAS) No. 13 Accounting for Leases:

•	The agreement has been fully executed and delivered;

•	Services have been rendered;

•	The amount is fixed or determinable, and

•	The collectibility is reasonable assure.

Investments in Real Estate Loans

The Company may from time to time acquire or sell investments in real estate loans from or to the Manager or other related parties pursuant to the terms of the Company's Operating Agreement provided the price does not exceed the original cost.

The purpose primarily is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of the Company's capital. For example, the Company's Operating Agreement provides certain guidelines with respect to loan concentration by dollar amount, location and lien position.

Selling or buying loans allows the Company to diversify its loan portfolio within these parameters. Due to the short term nature of the loans the Company makes and the similarity of interest rates in loans the Company normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore no gain or loss is recorded on these transactions, regardless of whether a related or unrelated party.

Investments in real estate loans are secured by deeds of trust. Generally, all of our real estate loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance with no gain or loss recognized by us or any affiliate. Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if developed” values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. As most of the appraisals will be prepared on an “as-if developed” basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment in our investment in real estate loans portfolio. The Manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the provision for loan loss or included as income.

The following table presents a sensitivity analysis to show the impact on our financial condition at December 31, 2005 from increases and decreases to our allowance for loan losses as a percentage of the loan portfolio:

Changed Assumption	Increase (Decrease) in Allowance for Loan Losses
Allowance for loan losses assumption increased by 1.0% of loan portfolio	$230,000
Allowance for loan losses assumption increased by 5.0% of loan portfolio	$1,152,000
Allowance for loan losses assumption decreased by 0.3% of loan portfolio	$(73,000)

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a non-conventional lender willing to invest in loans to borrowers who may not meet the credit standards of conventional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. We generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. Circumstances that may caused significant changes in our estimated allowance include:

(a)	Declines in real estate market conditions, which can cause a decrease in expected market value.
(b)	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes.
(c)
Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances.

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed upon property.

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Investments in Real Property

Real property is stated at cost, less accumulated depreciation. Amounts capitalized as investments in real property consist of the cost of acquisition or construction and any tenant improvements or major improvements that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred. Upon acquisition, the purchase price of the property is allocated to land, building and improvements and other intangible assets and associated liabilities as required by FAS No. 141 Business Combinations. The allocation to land is based on an estimate of its fair value based on all available information including appraisals. The allocation to other intangible assets represents the value associated with the in-place leases, including leasing commission, legal and other related costs.

Real property is depreciated using the straight-line method over the useful lives of the assets by class generally as follows:

Land	Not Depreciated
Building	40 Years
Building Improvements	10-25 Years
Land Improvements	20-25 Years
Tenant Improvements	Lease Term
Intangible Lease Assets	Lease Term

Our Manager continually monitors events and changes in circumstances that could indicate carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, our Manager assess the recoverability of the assets by determining whether the carrying value of the real estate and related intangible assets will be recovered through the undiscounted future cash flows expected from the use and eventual disposition of the asset. In the event the expected undiscounted future cash flows do not exceed the carrying value, we adjust the real estate and intangible assets to their fair value and recognize an impairment loss. Our Manager has determined there has been no impairment in the carrying value of real property held by us during the year ended December 31, 2005.

Deferred Offering Costs

Deferred offering costs consist primarily of legal, accounting and registration fees related to the Proposed Offering and that will be charged to capital upon the receipt of the capital or charged to expense if not completed.

Our Manager was reimbursed for out of pocket offering expenses in an amount not to exceed 2% of the gross proceeds of the offering of our units. As of December 31, 2005, offering costs of approximately $565,000 were incurred by us and paid by our Manager on our behalf. These deferred offerings costs, which are primarily legal, accounting and registration fees, were converted to 54,862 membership units at a price equal to the then effective unit value. The, additional costs above the 2% of the gross proceeds of the offering were absorbed by our Manager.

Secured Borrowings

Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any revenues for entering into secured borrowing arrangements. Loans in which third party investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with FAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“FAS No. 140”). The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby a third party investor (the “Investor”) may participate on a senior basis in certain real estate loans with us and/or Fund I and/or Fund II (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing in accordance with FAS No. 140. The Company does not receive any revenues for entering into secured borrowings arrangements.

CAPITAL AND LIQUIDITY

Liquidity is a measure of a company’s ability to meet potential cash requirements, including ongoing commitments to fund investing activities and for general operating purposes. Subject to an approximate 3% reserve, we seek to use most of our available funds to invest in real estate loans or purchase income producing property. Income generated from such investments is paid out to our members unless they have elected to reinvest their distributions. We do not anticipate the need for hiring any employees, acquiring fixed assets such as office equipment or furniture, or incurring material office expenses during the next twelve months because Vestin Mortgage will manage our affairs. With respect to real estate that we acquire, we may pay Vestin Mortgage a monthly management fee of up to 3% of our gross rental revenues. In addition, we may pay Vesting Mortgage acquisition and advisory fees in connection with real estate acquisition, provided that such amounts do not exceed 2.5% of our gross offering proceeds.

During the year ended December 31, 2005, cash flows provided by our operating activities approximated $2.3 million. Our investing activities for the year ended December 31, 2005 consisted of cash used from the purchase of new investments in loans secured by real estate in the amount of $17.0 million and cash proceeds from loan payoffs of investment in real estate loans of approximately $7.0 million. Our financing activities primarily consisted of proceeds from issuance of member units of approximately $4.0 million, cash used for members’ distributions, net of reinvestments, of $1.6 million, and payments from a note payable of approximately $0.1 million.

Since we distribute most or all of our operating income, our sources of liquidity include: repayments of outstanding loans, distribution reinvestments by our members and arrangements with third parties to participate in our loans. In the future, we may also generate liquidity through the sale of our real property investments. However, under our Operating Agreement, the proceeds from any sale of real property occurring after November 2010 must be distributed to members and will not be available for reinvestment.

We rely primarily upon repayment of outstanding loans and raising new capital to provide capital for investment in new loans and real estate properties. Effective November 7, 2005, we discontinued the offering of our Units, except for Units sold through our Distribution Reinvestment Plan. Any significant level of defaults on outstanding loans could reduce the funds we have available for investment in new loans. Resulting foreclosure proceedings may not generate full repayment of our loans and may result in significant delays in the return of invested funds. This would diminish our capital resources and would impair our ability to invest in new loans. Additionally, if there is a downturn in the economies in which we invest in real estate, the level of rents we can charge to lease our properties can diminish our capital resources and would diminish our ability to invest in new properties or service any related debt.

Cash provided by the operating activities of our investments in real estate segment is primarily dependent on the occupancy level of our properties, the rental rates on our leases, the collectibility of rents from our tenants, and the level of operating and other expenses. Since we intend on leveraging our capital for property acquisitions, we will depend on cash provided by operating activities to service such debt. The following table summarizes future minimum base rent to be received from our Manager under a non-cancelable lease on our sole real estate property at December 31, 2005:

January 1 Through December 31, 2006	$906,000
January 1 Through December 31, 2007	942,000
January 1 Through December 31, 2008	980,000
January 1 Through December 31, 2009	1,020,000
January 1 Through December 31, 2010	1,060,000
Thereafter:	4,307,000

Total:	$9,215,000

Any significant level of redemptions by our members would reduce the amount of capital available for investment. In order to comply with our Operating Agreement and the Internal Revenue Code, we may redeem no more than 10% of the aggregate members’ capital in any calendar year. Our Operating Agreement also provides other conditions limiting redemptions.

Approximately 51% of our members currently reinvest their distributions. The level of reinvested distributions is likely to be affected by our operating performance. If our performance does not meet the expectations of our members, the level of reinvestment may decline.

Inter-creditor agreements provide us additional funding sources for real estate loans whereby a third party investor (the “Investor”) may participate in certain real estate loans with us, Vestin Mortgage, Vestin Fund I, and Vestin Realty II (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Lead Lenders are required to protect the Investor by (i) continuing to remit to the Investor the interest due on the participation amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance of the participation plus accrued interest.

Additionally, an Investor may participate in certain loans with Lead Lenders through participation agreements. In the event of borrower non-performance, the participation agreement allows the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lenders being repaid.

As of December 31, 2005, funds being used under inter-creditor and participation agreements where we have potential obligations as defined above totaled $527,000.

We may seek to expand our capital resources through borrowings from institutional lenders or through securitization of our loan portfolio or similar arrangements. We currently do not have in place any commitments to borrow any funds or securitize any of our assets. No assurance can be given that, if we should seek to borrow funds or to securitize our assets we would be able to do so on commercially attractive terms. Our ability to expand our capital resources in this manner is subject to many factors, some of which are beyond our control, including the state of the economy, the state of the capital markets and the perceived quality of our loan portfolio.

We do not currently have any interest in any special purpose entities, which are not reflected on our balance sheet nor do we have any commitments or obligations, which are not reflected on our balance sheet. We do not have any interest in derivative contracts.

We maintain working capital reserves of approximately 3% of aggregate members’ capital accounts in cash and cash equivalents. This reserve is available to pay expenses in excess of revenues, satisfy obligations of underlying secured properties, expend money to satisfy our unforeseen obligations and for other permitted uses of the working capital. At December 31, 2005, we had $1.2 million in cash and $34.7 million in total assets.

Segment Information:

Operating segments are components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision makers in assessing performance and deciding how to allocate resources. Reportable segments consist of one or more operating segments with similar economic characteristics, products and services, production processes, type of customer, distribution system and regulatory environment.

The information provided for Segment Reporting is based on internal reports utilized by management. The presentation and allocation of overhead and the net contribution for the operating segments may not reflect the actual economic costs, contribution or results of operations of the segments as stand-alone businesses. If a different basis of allocation were utilized, the relative contributions of the segments might differ but the relative trends in segments would, in management’s view, likely not be impacted.

Our two reportable segments are investments in real estate loans and investments in real estate.

Financial information concerning our reportable segments is presented as follows for the year ended December 31, 2005:

	For the Year Ended December 31, 2005	Investment in Real Estate Loans	Investment in Real Estate
Revenues
Interest income from investments in real estate loans	$2,341,000	$2,341,000	$--
Interest income related to secured borrowings	160,000	160,000	--
Rental income	1,040,000	--	1,040,000
Other	75,000	75,000	--
Total revenues	3,616,000	2,576,000	1,040,000

Operating expenses
Management fees	155,000	112,000	43,000
Provision for loan losses	--	--	--
Professional fees	407,000	275,000	132,000
Other	73,000	53,000	20,000
Total operating expenses	635,000	440,000	195,000

EBITDA*	2,981,000	2,136,000	845,000

Less:
Depreciation and Amortization	222,000	--	222,000
Interest expense related to secured borrowings	136,000	136,000	--
Interest expense related to investment in real estate	301,000	--	301,000

NET INCOME	$2,322,000	$2,000,000	$322,000

Financial information concerning our reportable segments is presented as follows for the year ended December 31, 2004:

	For the Year Ended December 31, 2004	Investment in Real Estate Loans	Investment in Real Estate
Revenues
Interest income from investments in real estate loans	$1,269,000	$1,269,000	$--
Interest income related to secured borrowings	687,000	687,000	--
Rental income	317,000	--	317,000
Other	87,000	87,000	--
Total revenues	2,360,000	2,043,000	317,000

Operating expenses
Management fees	36,000	21,000	15,000
Provision for loan losses	73,000	73,000	--
Professional fees	62,000	36,000	26,000
Other	28,000	5,000	23,000
Total operating expenses	199,000	135,000	64,000

EBITDA*	2,161,000	1,908,000	253,000

Less:
Depreciation and Amortization	81,000	--	81,000
Interest expense related to secured borrowings	630,000	630,000	--
Interest expense related to investment in real estate	80,000	--	80,000

NET INCOME	$1,370,000	$1,278,000	$92,000

*EBITDA represents Earnings Before Interest, Taxes, Depreciation, and Amortization. We present EBITDA because we consider it an important supplemental measure of our performance but it does not represent cash flows. EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net earnings, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. In addition, EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

 Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk, primarily from changes in interest rates. We do not deal in any foreign currencies and do not own any options, futures or other derivative instruments. We do not have a significant amount of debt.

Most of our assets consist of investments in real estate loans, including those that are financed under Inter-creditor Agreements. At December 31, 2005, our aggregate investment in real estate loans was approximately $23 million with a weighted average effective interest rate of 10.38%. Loans financed under inter-creditor agreements totaled $527,000 as of December 31, 2005 and are classified as assets under secured borrowing. Such financing is at a weighted average interest rate of 11%. These real estate loans mature within the next 5 months.

The weighted average term of outstanding loans at December 31, 2005 was 15 months. As of December 31, 2005, our real estate loans mature during the 12 months ending December 31, 2006. All of the outstanding real estate loans at December 31, 2005 were fixed rate loans. All of the real estate loans are held for investment purposes; none are held for sale. We intend to hold such real estate loans to maturity. None of the real estate loans have prepayment penalties.

As of December 31, 2005, approximately $9.6 million or 27.63% of our assets consist of investment in income producing real property. This property is located in Las Vegas, Nevada and is leased entirely by our Manager, earning us monthly rent revenue of approximately of $87,000. Vestin Group has sub-leased office space in the building as permitted by the lease agreement at rates equal to or less than rates we receive.

Market fluctuations in interest rates generally do not affect the carrying value of our investment in real estate loans. However, significant and sustained changes in interest rates could affect our operating results. If interest rates decline significantly, some of the borrowers could prepay their loans with the proceeds of a refinancing at lower interest rates. This would reduce our earnings and funds available for distribution to members. On the other hand, a significant increase in interest rates could result in a slowdown in real estate development activity, which would reduce the demand for commercial real estate loans. As a result, we might encounter greater difficulty in identifying appropriate borrowers. We are not in a position to quantify the potential impact on our operating results from a material change in interest rates.

The following table contains information about the investment in real estate loans held in our portfolio as of December 31, 2005. The presentation aggregates the investment in real estate loans by their maturity dates for maturities occurring in each of the years 2006 through 2009 and separately aggregates the information for all maturities arising after 2009. The carrying values of these assets approximate their fair value as of December 31, 2005.

Interest Earning Assets Aggregated by Maturity at December 31, 2005
Interest Earning Assets	2006	2007	2008	2009	Thereafter	Total
Investments In Real Estate Loans	$23,037,000	--	--	--	--	$23,037,000
Weighted Average Interest Rates	10.38%	--%	--%	--%	--%	10.38%

At December 31, 2005, we also had approximately $1.2 million invested in cash, cash equivalents, and certificates of deposit. Approximately 3% of our assets will be held in such accounts as a cash reserve; additional deposits in such accounts will be made as funds are received from investors and repayment of loans pending the deployment of such funds in new real estate loans. We believe that these financial assets do not give rise to significant interest rate risk due to their short-term nature.

GENERAL INFORMATION AS TO PROMOTERS

Vestin Mortgage is our promoter. Currently, Vestin Mortgage serves as our Manager (see “Management” at page 37 of this prospectus). Vestin Mortgage is, wholly owned by Vestin Group. Mr. Shustek owns all of the outstanding shares of Vestin Group and thus indirectly determines policies the Manager chooses to implement in connection with providing services to us.
FIDUCIARY RESPONSIBILITY

Vestin Mortgage is a fiduciary for you and the Fund. As a fiduciary, Vestin Mortgage must exercise good faith and integrity when handling our affairs. Vestin Mortgage must not take advantage of us, and must make full disclosure of any conflicts of interest or benefit to it in its dealings with us. As set forth in the Operating Agreement, Vestin Mortgage has fiduciary responsibility for the safekeeping and use of all of our funds and assets and Vestin Mortgage will not use, or permit another to use our funds or assets in any manner except for our exclusive benefit. Vestin Mortgage will not allow our assets to be commingled with its assets or the assets of any other person or company. Vestin Mortgage and its affiliates may engage in activities similar to or identical with our business, but Vestin Mortgage must devote such of its time to our business as it determines, in good faith, to be reasonably necessary. Vestin Mortgage also acts for its own account as a mortgage broker. In connection with this activity, it also brokers, arranges and services real estate loans for investors that it obtains in the ordinary course of its mortgage brokerage business, including by way of seminars, general solicitations and referrals. When it acts in those capacities, it has a fiduciary duty to each company as set forth in the respective organizational documents, if any, and under applicable law, and Vestin Mortgage is bound to treat each fairly and with appropriate access to investment opportunities.

Additionally, Vestin Mortgage could change our investment guidelines when a reasonably prudent person would do likewise, subject to its fiduciary duties to our members. However, Vestin Mortgage can only change our investment objectives upon approval of a majority of our members.

The, above described fiduciary duty is contractual, arising by virtue of the Operating Agreement, and imposed by Nevada common law.

You have the following legal rights and remedies concerning Vestin Mortgage and the conduct of our operations:

•
You may bring individual actions on behalf of yourself or class actions on behalf of yourself and other members to enforce your rights under the Operating Agreement and Nevada limited liability company law, including for breaches by Vestin Mortgage of its fiduciary duty;

•	A majority may remove Vestin Mortgage as our Manager, as described elsewhere in this prospectus;
•	You may bring actions on our behalf for claims we might have as derivative actions, if Vestin Mortgage refuses to bring suit; and
•
You may bring actions under federal or state securities laws, either individually or as part of a class of members, if Vestin Mortgage has violated those laws in connection with the offer and sale, or repurchase of units.

This is a rapidly changing and developing area of law. If you have questions concerning the fiduciary duties of Vestin Mortgage in its role as our Manager, you should consult with your own legal counsel.

The Fund is not a mutual fund and is not an investment company within the meaning of the Investment Company Act of 1940 nor subject to the regulations thereunder.

Indemnification

We may indemnify Vestin Mortgage or hold it harmless under certain circumstances. We will not indemnify Vestin Mortgage or any of its affiliates, agents, attorneys, nor any person acting as securities broker or dealer for any loss or liability suffered by the Fund, unless all of the following conditions are met:

•	Vestin Mortgage has determined in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Fund;

•	Vestin Mortgage was acting on behalf of or performing services for the Fund;

•	Such liability or loss was not the result of negligence or misconduct by the Manager; and

•	Such indemnification or agreement to hold harmless is recoverable only out of the assets of the Fund and not from the members.

Notwithstanding the statements regarding indemnification in the preceding paragraph, we will not indemnify Vestin Mortgage or any of its affiliates, agents, or attorneys, nor any person acting as securities broker or dealer for the units from any liability, loss or damage incurred by them arising due to an alleged violation of federal or state securities laws unless:

•	There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular party;

•	The claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular party; or

•	A court of competent jurisdiction approves a settlement of the claims against the particular party and finds that indemnification of the settlement and related costs should be made.

Before seeking a court approval for indemnification, the party seeking indemnification must apprise the court of the position of the Securities and Exchange Commission and the Nevada Administrator concerning indemnification for securities violations.

We will not purchase any insurance that protects a party from any liability for which we could not indemnify that party.

We will advance funds to Vestin Mortgage or its affiliates for legal expenses and other costs incurred as a result of any legal action if the following conditions are satisfied:

•	The legal action relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	The legal action is initiated by a third party who is not a Member, or the action is initiated by a Member and a court specifically approves such advancement; and

•	The Manager or its affiliates undertake to repay the advanced funds to us in the event Vestin Mortgage or its affiliates is not entitled to indemnification.

SUMMARY OF OPERATING AGREEMENT, RIGHTS OF MEMBERS
AND DESCRIPTION OF UNITS

This is a summary of the Operating Agreement and does not contain all the information that may be important to you. Furthermore, you will, be bound by the Operating Agreement by purchasing your units. Consequently, you should read carefully both this prospectus and the Operating Agreement, which is attached as Annex A to this prospectus.

The Fund is not a mutual fund nor is it an investment company within the meaning of the Investment Company Act of 1940 nor subject to the regulations thereunder.

Limited Liability of Members

The Nevada statute under which the Fund has been formed provides that members are not personally liable for the obligations of their limited liability company. The Operating Agreement also provides that every written agreement entered into by us is not enforceable against our members personally.

Term of the Fund

The Fund will cease operating on December 31, 2023. Before then, the members may vote by a majority to extend its life or to dissolve it sooner. Additionally, we may dissolve earlier if Vestin Mortgage ceases serving as the Manager and the members cannot agree on a new Manager within six months.

Meetings

Either Vestin Mortgage or members owning capital accounts with at least 10% of the amounts in all capital accounts may call meetings of the members. Vestin Mortgage has informed us that it has no present intention of calling any meetings of the members. Any voting by the, members is anticipated to be by written consent.

Voting and Other Rights of Members

•	Vestin Mortgage may amend the Operating Agreement without your consent to:

•	Remedy any ambiguity or formal defect or omission,

•	Conform it to applicable laws and regulations, and

•	Make any change, which, in the judgment of Vestin Mortgage, is not to the prejudice of the members.

•	We require the vote or consent of a majority of members (excluding Vestin Mortgage) to do any of the following:

•	Amend the Operating Agreement, except in the instances mentioned above,

•	Dissolve the Fund and wind up our business,

•	Add or remove a Manager,

•	Cause us to merge with another company, and

•	Approve or disapprove the sale of more than 50% of our assets.

You may inspect certain of our books and records at our principal office during our regular business hours. We also maintain a copy of each appraisal for the security property where we have invested in a real estate loan and our real property investments at our principal office for at least six years after the last date that we held the related mortgage. You may inspect and copy these appraisals during our regular business hours. We may charge you a reasonable fee for copying them.

Description of the Units

Each unit represents an undivided equity interest in a Nevada limited liability company. The, units in the Fund are not evidenced by a certificate. Units are non-assessable and are entitled to a pro rata share of the Fund’s profits and losses in accordance with the terms of the Operating Agreement. There are various limitations on the transfer of units.

In order to satisfy certain tests under federal income tax law that must be satisfied in order to ensure that the Fund will not be classified as a publicly traded partnership, the transfer of units is subject to the following limitations: (i) we will not allow units to be traded on an established securities market within the meaning of Section 7704(b) of the Internal Revenue Code, (ii) we will prohibit any transfer of units that would cause the sum of percentage interests in our capital or profits that are transferred during the taxable year to exceed the safe harbor established under federal income tax law for ensuring that units will not be considered to be readily tradable on a secondary market or the substantial equivalent of a secondary market within the meaning of Section 7704(b) of the Internal Revenue Code (i.e., generally any transfers other than redemptions pursuant to the redemption program described below that would cause the sum of the percentage interest in capital and profits that are sold or otherwise disposed of during the taxable year to exceed two percent (2%) of total interests in capital and profits), and (iii) your right to have any of your units redeemed by the Fund will be subject to the following limitations: (a) the redemption will not occur until at least 61 calendar days after you notify us in writing of your intention to exercise your redemption rights, and (b) we will not permit redemptions in any calendar year to exceed 10% of the outstanding units.

If you redeem your units between the first and second anniversaries from your date of purchase you will receive an amount equal to ninety percent (90%) of your capital account. If you redeem your units after the second anniversary from your date of purchase you will receive an amount equal to the full value of your capital account. Notwithstanding the foregoing such discounts shall not be applicable to a withdrawal by a member’s personal representative of your estate or the person(s) to whom the units were transferred pursuant to your will or laws of inheritance. After one (1) year, an owner may redeem his or her units by submitting a written request for redemption to our Manager, subject to our having adequate net proceeds from the repayment of principal or the prepayment of a real estate loan, the payment of insurance for a mortgage investment or the net proceeds of a foreclosure sale or sale of real property to make the requested redemption and subject to an overall cap that not more than ten percent (10%) of the units may be redeemed in any twelve (12)-month period. There are no outstanding securities senior to the units and senior securities may only be issued with the approval of a majority of the holders of the units. Each holder of units is entitled to vote on matters pertaining to the Fund in accordance with the terms of the Operating Agreement.

Capital Accounts

Vestin Mortgage will credit your capital account when we receive your distribution reinvestment. We will allocate to your capital account the percentage of our income, gains, losses and distributions that the amount in your capital account bears to all members’ capital accounts. Your capital account will increase by the amount of additional capital contributions you make, including distribution reinvestments, and by your share of income and gains realized by us. Your capital account will decrease by your share of losses realized by us, and any income or capital we distribute to you. Increases and decreases in your capital account do not depend on the number of units you own.

We will adjust capital accounts on an annual basis to reflect unrealized appreciation or depreciation of our underlying assets. We will perform annual appraisals of our properties.

If the fair market value of our assets is less than the cost of the assets on our books when you make a capital contribution, then the value of your units’ interest in the fair market value of our underlying assets may be less than your actual unit purchase price. Conversely, if the fair market value of our assets is greater than the cost of the assets on our books when a new member makes a capital contribution, then your units’ interest in the realized gains in the fair market value of our assets may be shared with the new members making the contribution or reinvestment depending on whether or not the contribution or reinvestment was made prior to the annual adjustment. This may result in a dilution in the value of your units’ interest in the fair market value of our underlying assets. These principles apply equally for when a member makes a distribution reinvestment.

Deemed Distributions

The number of units you hold will decrease when we return capital to you and will increase when you contribute or are deemed to recontribute capital. If we return capital to you, we will treat it as a redemption of units in an amount proportionate to the amount in your capital account. We will provide statements to you reflecting the number of units that we have redeemed and the number of units that you still own as a result of the redemption.

Additionally, for tax purposes you will be deemed to have received a return of capital and recontributed to us any proceeds we receive from loan repayments, foreclosures or other capital transactions, or any loan modifications or extensions treated as a disposition for tax purposes. While we believe that this characterization will not affect the tax liability of our members, if the Internal Revenue Service unexpectedly were to disagree, you may have a tax liability with no cash distributions to pay that liability.

Adjustment Value of Investments

As indicated above, we will perform appraisals of the underlying real property annually and make annual adjustments to the fair market value of our assets to reflect then-current market conditions. We refer to these adjustments as write-downs or write-ups. We will make any necessary write-downs or write-ups within 31 days following the end of the third quarter each year.

Our accountants will then evaluate the write-downs or write-ups in accordance with accounting principles generally accepted in the United States. If an adjustment is required, the adjustment shall be effective on the last day of the third quarter and the capital accounts of all members on that date shall be reduced accordingly.

Members’ Return on Investment

Our real estate loans and leases will generate monthly payments to us. We intend to distribute these payments to you as described below. These distributions will be paid monthly in arrears in cash or via reinvestment. We will not accumulate assets other than mortgage notes or similar instruments and real property and we will not accumulate cash on hand, except for working capital reserves of approximately 3% of capital contributions. We calculate the amount of your distributions on a pro rata basis, based upon the monthly return, if any, on all of our assets, the size of your capital account and, if applicable, when during the month we received your contribution.

We will distribute all our cash funds from operations attributable to interest and fee payments we receive from borrowers and lease payments we receive from tenants after providing for our operating expenses, reserves and potential adjustments. When we distribute cash flow attributable to these payments, all distributions will be made to the members, including Vestin Mortgage, in proportion to their contributed capital. However, we may choose to reinvest any cash flow attributable to the amounts received on the sale of real property in excess of the original purchase price paid by us for the purchase of the property.

Capital transaction proceeds will include the proceeds from the repayment of principal or the prepayment of a real estate loan, the payment of insurance for a mortgage investment or the net proceeds of a foreclosure sale or the amounts up to the original purchase price paid by us on the sale of real property. Capital transaction proceeds include the amounts up to our initial investment. Capital transaction proceeds do not include such items as amounts in excess of the original purchase price paid by us on the sale of real property, interest paid on real estate loans, rental or lease proceeds or appreciations in the value of real property. Vestin Mortgage may consider the alternatives listed below in determining whether and how much of the capital transaction proceeds to distribute in cash:

•	Reinvesting in new loans,
•	Reinvesting in new real properties during the first 7 years of operations,
•	Improving or maintaining any properties that we acquire,
•	Paying permitted operating expenses, or
•	Distributing to the members.
Before making a distribution, we will pay our expenses and other liabilities and confirm that our working capital reserves are adequate.

Distribution Reinvestment Plan

We have set aside 1,872,572 of our units for our distribution reinvestment plan. You can elect to participate in the distribution reinvestment plan by so indicating in your completed Distribution Reinvestment Form, which is attached as Annex B, or you can later elect to become a participant. We will treat you as a distribution reinvestment plan participant on the date we actually receive your Distribution Reimbursement Form. You may also make an election or revoke a previous election at any time by sending us written notice. Units purchased under the plan will be credited to your capital account as of the first day of the month following the month in which the reinvested distribution was made. If you notify us prior to 10 days before the end of any given month, you will be removed from the reinvestment plan during that month and any distribution you receive that month will be paid in cash. If you notify us within ten days of the end of the month, you will need to wait a month to receive cash instead of units. We will provide you with an updated prospectus at the time of your reinvestment.

Your continued participation in the plan depends on whether you meet our investor suitability standards. The purchase price of each unit purchased under our distribution reinvestment plan will be equal to the then current stated unit value as determined in accordance with our Operating Agreement. The current stated unit value is $10.50. Vestin Mortgage may terminate or reinstate, as applicable, the distribution reinvestment plan at any time. Vestin Mortgage shall not earn any fees when you reinvest net proceeds.

If you choose to reinvest your distributions in units, we will send you a report within 30 days after each time you receive units describing the distributions you received, the number of units you purchased, the purchase price per unit, and the total number of units accumulated. We will also send you a current prospectus and tax information for income earned on units under the distribution reinvestment plan for the calendar year when you receive annual tax information from us. You must pay applicable income taxes upon all distributions, whether the distribution is paid in cash or reinvested.

No reinvestment participant shall have the right to draw checks or drafts against his distribution reinvestment account.

Units you acquire through the distribution reinvestment plan carry the same rights as the units you acquired through your original investment. However, as previously noted, the value of the new units issued at the current stated unit value, or $10.50, will not necessarily be the same as those previously acquired for $10.50.

We may amend or end the distribution reinvestment plan for any reason at any time by mailing a notice to you at your last address of record at least 30 days before the effective date of our action. Vestin Mortgage specifically reserves the right to suspend or end the distribution reinvestment plan if:

•	Vestin Mortgage determines that the distribution reinvestment plan impairs our capital or operations;

•	Vestin Mortgage determines that an emergency makes continuing the plan unreasonable;

•	Any governmental or regulatory agency with jurisdiction over us requires us to do so;

•	In the opinion of our counsel, the distribution reinvestment plan is no longer permitted by federal or state law;

•	If transactions involving units within the previous twelve (12) months would result in our being considered terminated under Section 708 of the Internal Revenue Code; or

•
Vestin Mortgage determines that allowing any further reinvestments would create a material risk that we would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Internal Revenue Code.

Reinvestment of Proceeds of Capital Transactions

We will either invest our retainable net proceeds from any capital transaction in new real estate loans or new real property, hold the capital transaction proceeds as cash or distribute them to the members. Capital transactions include payments of principal, foreclosures and prepayments of real estate loans, to the extent classified as a return of capital under the Internal Revenue Code, amounts up to the original purchase price paid by us on the sale of real property and any other disposition of a mortgage or property. Capital transaction proceeds of capital transactions will also include the principal of a loan deemed to be repaid for tax purposes as a result of a loan modification or loan extension. Capital transaction proceeds do not include payments of interest, lease payments, and amounts in excess of the original purchase price paid by us on the sale of real property. These amounts will be accounted for as part of cash funds from our operations. However, we may reinvest a portion of cash funds from operations to the extent that such amounts are amounts in excess of the original purchase price paid by us on the sale of real property. Our Operating Agreement provides that if we reinvest such gains, you will be deemed to have received a distribution of capital and recontributed the same amount to us for tax purposes. We will reinvest capital transaction proceeds from the sale of our acquired property only within 7 years of the effective date of this prospectus. We will not reinvest proceeds from a capital transaction unless we have sufficient funds to pay any state or federal income tax in connection with the disposition or refinancing of real estate loans. Units purchased by virtue of a deemed recontribution of distributed capital will be credited to your capital account as of the day when the, distribution was deemed to be made. Units you acquire through the deemed recontribution of capital carry the same rights as the units you acquired through your original investment. However, as previously noted, the value of the new units issued for the current stated unit value, or $10.50, will not necessarily be the same as those previously acquired for $10.50.

Assignment and Transfer of Units

Your rights to sell or transfer units are limited. There is no public market in which you may sell your units. We do not expect a public market to emerge anytime in the future. You may not sell parts of units unless required by law and you may not transfer any units if, as a result, you would own fewer than 100 units. You may transfer your units using a form approved by Vestin Mortgage and must obey all relevant laws when you are permitted to transfer units. Any person who buys units from you must meet the investor suitability requirements in his home state. Vestin Mortgage must approve any new members and all transfers of membership must comply with the Operating Agreement. Vestin Mortgage’s consent to transfers will be withheld to the extent needed to prohibit transfers that would cause us to be classified as a publicly traded partnership under the Internal Revenue Code. In the event Vestin Mortgage approves of such transfers or assignment, our records will be amended to reflect such transfer or assignment within one month of the transaction.

Withdrawal from the Fund

You may withdraw, or partially withdraw, from the Fund and obtain the return of all or part of your capital account on the last day of the fiscal quarter ending at least 61 days after you deliver written notice of withdrawal to Vestin Mortgage, subject to the following additional conditions:

•	You may not withdraw from the Fund until one year after you purchased units.

•
If you redeem your units between the first and second anniversaries from your date of purchase you will receive an amount equal to 90% of your capital account. If you redeem your units after the second anniversary from your date of purchase you will receive an amount equal to the full value of your capital account. Notwithstanding the foregoing, upon your death, the personal representative of your estate or the person(s) to whom the units were transferred pursuant to your will or laws of inheritance may request withdrawals after the first anniversary of your date of purchase without being subject to any discount. However, you will still be subject to all other conditions for withdrawal. The amounts remaining after the withdrawal of a member at below par value (based on the above) shall be allocated on a pro rata basis among the remaining members. Vestin Mortgage intends to seek the consent of our members to allow for withdrawals between the first and second anniversaries from the date of purchase at an amount equal to 90% of the member’s capital account and after the second anniversary from the date of purchase without being subject to any discounts.

•	We can only make cash payments in return of an outstanding capital account from net proceeds and capital contributions.

•	The Manager must determine that your proposed withdrawal will not impair the capital or operation of the Fund.

•	We are not required to sell any portion of our assets to fund a withdrawal.

•
The amount to be distributed to you depends solely on your capital account, as adjusted, on the date of the distribution, even if this is not the same as your proportionate share of the then fair market value of our assets.

•
The total amount withdrawn by all members during any calendar year cannot exceed 10% of the amount of capital accounts of all the members with a yearly limit of $100,000 per member subject to the Manager’s discretion to allow a greater amount.

•
If your capital account is reduced below $1,000 due to any withdrawal payment, we may distribute all remaining amounts in your capital account to you in cancellation of your units, and you will then cease to be a member.

•
All payments to meet requests for withdrawal are on a “first-come, first-served” basis. If the sums needed to fund withdrawals in any particular month exceed the amount of cash available for withdrawals, funds will be distributed first to the member whose request we received first, until his withdrawal request is paid in full. We will take such steps as may be appropriate to fulfill our obligations to meet pending redemption requests, to the extent such withdrawals are permitted hereunder, including deferring distribution or reinvestment of capital transaction proceeds.

•	Vestin Mortgage and its affiliates will not be paid without request until the requests of all unaffiliated members have been satisfied.

Special Power of Attorney

Under the terms of the Operating Agreement, you have appointed Vestin Mortgage your attorney-in-fact for certain documents. You cannot revoke this special power of attorney, which will survive your death and stays with your units even if they are assigned.

FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the anticipated material federal income tax consequences of an investment in units. Because this is a summary, it does not contain all the information that may be important to you. This summary is based on the Internal Revenue Code as in existence on the date of this prospectus, existing laws, judicial decisions and administrative regulations, rulings and practice, any of which are subject to change, and these changes could be retroactive.

We and our members may be subject to state and local taxes in states and localities in which the IRS or state authorities deem us to be doing business, and except where we reference specific states, this discussion does not cover state or local tax consequences you may incur in connection with your investment.

Some of the deductions, we intend to claim or positions we intend to take for tax purposes may be challenged by the IRS. The IRS has increased its audit efforts with respect to limited partnerships and limited liability companies, and an audit of our information return may result in, among other things, an increase in our gross income, the disallowance of certain deductions or credits we have claimed or in an audit of your income tax returns.

Any audit adjustments made by the IRS could adversely affect you even if none of these adjustments are ultimately sustained, since you and the other members will, directly or indirectly, bear the expense of contesting the adjustments.

We advise you to consult your own tax advisors, with specific reference to your own tax situation and potential changes in applicable laws and regulations.

Vestin Mortgage will prepare our information returns, which will not be reviewed by our independent accountants or tax counsel. Vestin Mortgage will handle all of our other tax matters, often with the advice of independent accountants and/or tax counsel.

Tax counsel has delivered an opinion letter to us, which is attached as an exhibit to the Registration Statement of which this prospectus forms a part. This letter contains the following opinions with respect to tax matters affecting us:

•	We will be classified as a partnership rather than as an association taxable as a corporation for federal income tax purposes and

•	We will not be classified as a publicly traded partnership for federal income tax purposes.

In addition, unless otherwise expressly indicated, the following discussion concerning other federal income tax matters constitutes tax counsel’s opinion as to the material federal income tax consequences of an investment in units.

The discussion considers existing laws, applicable current and proposed Treasury Regulations, current published administrative positions of the IRS contained in revenue rulings, revenue procedures and other IRS pronouncements, and published judicial decisions. We do not know whether a court would sustain any position we take for tax purposes, if contested, or whether there might be legislative or administrative changes or court decisions that would modify this discussion. Any of these changes may or may not be retroactive with respect to transactions prior to the date of the changes.

Moreover, it is possible that the changes, even if not applied retroactively, could reduce the tax benefits anticipated to be associated with an investment in units.

This discussion on federal income tax consequences sets forth the general principles of taxation and does not address how such principles may affect an individual. Thus, we recommend that you consult and rely upon your own tax advisor to determine your individual federal and state consequences and impact arising from an investment in units. The cost of the consultation could, depending on the amount charged to you, decrease any return anticipated on the investment. Nothing in this prospectus is or should be construed as legal or tax advice to any specific investor as individual circumstances may vary. This federal income tax consequences section of this prospectus only provides the current state of tax laws. You should be aware that the IRS may not agree with all tax positions taken by us and that legislative, administrative or court decisions may reduce or eliminate your anticipated tax benefits.

Classification as a Partnership

Under Treasury Regulations issued in December 1996, a domestic limited liability company with more than one member will be classified as a partnership for federal income tax purposes unless it makes an election to be classified as an association taxable as a corporation. We are a domestic limited liability company, and we have more than one member. Vestin Mortgage will not cause us to make an election to be classified as an association taxable as a corporation. Based on the foregoing, it is the opinion of tax counsel that we will be classified as a partnership for federal income tax purposes.

Assuming that we will be classified as a partnership for federal income tax purposes, in the discussion that follows, as the context requires:

•	The use of the term partnership will be construed to refer also to a limited liability company classified as a partnership for federal income tax purposes;
•	The use of the term partner will be construed to refer also to a member of a limited liability company; and
•	The use of the terms partnership interest or interest in the partnership or similar terms will be construed to refer also to the interest of a member in a limited liability company.

We Will Not Be Classified as a Publicly Traded Partnership

Section 7704 of the Internal Revenue Code treats publicly traded partnerships as corporations for federal income tax purposes. Section 7704(b) of the Internal Revenue Code defines the term publicly traded partnership as any partnership, including a limited liability company otherwise classified as a partnership for federal income tax purposes, where the equity interests are:

•	Readily traded on an established securities market; or
•
Readily tradable on a secondary market or the substantial equivalent of a secondary market. In the discussion that follows, the references to a secondary market also include the substantial equivalents to a secondary market.

In 1995, the IRS issued final Treasury Regulations under Section 7704 of the Internal Revenue Code. These regulations provide that an established securities market includes:

•	A national securities exchange registered under the Securities Exchange Act of 1934;
•	A national securities exchange exempt from registration because of the limited volume of transactions;
•	A foreign securities exchange;
•	A regional or local exchange; and
•	An interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise.

In determining when partnership interests will be treated as readily tradable on a secondary market, there are a number of safe harbors that allow certain transactions to be disregarded including a safe harbor that is available if the sum of the percentage interests in partnership capital or profits that are sold or otherwise disposed of during the taxable year does not exceed two percent (2%) of the total interests in partnership capital or profits.

The IRS will disregard certain transfers for purposes of determining whether this safe harbor is met:

•	Transfers at death,
•	Transfers in which the basis is determined under Section 732 of the Internal Revenue Code,
•	Interests issued by the partnership for cash, property or services, and
•	Interests in the partnership, which are redeemed pursuant to the safe harbor discussed in the next paragraph.

The IRS also will disregard transfers of an interest in a partnership pursuant to a redemption or repurchase agreement where the partnership maintains a plan of redemption or repurchase in which the partners may tender their partnership interests for purchase by the partnership, another partner or persons related to another partner. These transfers will be disregarded in determining that our units are readily tradable on a secondary market if:

•
The redemption agreement requires that the redemption cannot occur until at least 60 calendar days after the partner notifies the partnership in writing of the partner’s intention to exercise the redemption rights;

•
The redemption agreement requires that the redemption price cannot be established until at least 60 days after receipt of the notification by the partnership or the price is established not more than 4 times during the partnership’s taxable year; and

•
The sum of the percentage interests in partnership capital and profits represented by partnership interests that are transferred, other than in transfers otherwise disregarded, as described above, during the taxable year of the partnership, does not exceed 10% of the total interests in partnership capital or profits.

Our Operating Agreement provides that, subject to the limitations described elsewhere in this prospectus, you may withdraw or partially withdraw as a member in exchange for a payment up to the amount of your capital account. The amount of the capital accounts of the members for this purpose will be established based on a quarterly determination by Vestin Mortgage (“Quarterly Valuation Date”) of the fair market value of all of our assets and liabilities and the adjustment of the capital accounts of the members to reflect any adjustments in the fair market value of our assets or liabilities based on such quarterly revaluations. However we will conduct an appraisal of our real property only once a year. These provisions constitute a redemption or repurchase agreement within the meaning of these regulations.

The limitations on your right to withdraw the amount or value of your capital account set forth in our Operating Agreement include:

•	A requirement that the withdrawal will not be made until at least 61 days after written notice of withdrawal is delivered to Vestin Mortgage;
•
The amount distributed to you will be a sum based on the amount of your capital account (or 90% of such capital amount) as of the date of the distribution (adjusted to reflect any adjustments in the fair market value of our assets and liabilities as of the most recent Annual Valuation Date prior to the date of the distribution); and

•	In no event will Vestin Mortgage permit the withdrawal during any calendar year of more than 10% of the outstanding units.

In the opinion of tax counsel, the foregoing limitations should satisfy the requirements applicable to the safe harbor for transfers made pursuant to a redemption or repurchase agreement.

Our Operating Agreement provides that you may not transfer your units if Vestin Mortgage determines that the transfer would result in our being classified as a publicly traded partnership within the meaning of Section 7704(b) of the Internal Revenue Code. To prevent this classification, our Operating Agreement provides that:

•	Vestin Mortgage will not permit trading of units on an established securities market within the meaning of Section 7704(b) of the Internal Revenue Code;
•
Vestin Mortgage will prohibit any transfer of units which would cause the sum of percentage interests in our capital or profits represented by partnership interests that are transferred during any taxable year

•
To exceed the limitation under the safe harbor which applies if the sum of the percentage interests in the partnership capital or profits that are sold or otherwise disposed of during the taxable year does not exceed two percent of the total interests in partnership capital or profits; and

•	Vestin Mortgage will not permit any withdrawal of units except in compliance with the provisions of our Operating Agreement.

Based upon the provisions of our Operating Agreement and the representations of Vestin Mortgage, tax counsel’s opinion is that:

•	Units will not be traded on an established securities market within the meaning of Section 7704 of the Internal Revenue Code;
•	Our operation with regard to the withdrawal by members will qualify for the safe harbor that applies to interests which are transferred pursuant to a redemption or repurchase agreement;
•
Our operation with regard to the transfer of units by members will qualify for the above-referenced safe harbor that applies based upon the percentage interests in the partnership capital or profits that are sold or otherwise disposed of during the taxable year;

•	Units will not be considered as readily tradable on a secondary market; and
•	We will not be classified as a publicly traded partnership for purposes of Section 7704 of the Internal Revenue Code.

A partnership, which is classified, as a publicly traded partnership under Section 7704 of the Internal Revenue Code will not be treated as a corporation for federal income tax purposes if 90% or more of its gross income is qualifying income. Qualifying income under Section 7704(c) includes for these purposes, among other passive-type items, interest, dividends, real property rents, and gains from the sale of real property, but excludes interest derived in the conduct of a financial business.

If a publicly traded partnership is not taxed as a corporation because it meets the qualifying income test, the passive loss rules discussed below are applied separately to the partnership, and a tax-exempt partner’s share of the partnership’s gross income is treated as income from an unrelated trade or business under the unrelated trade or business taxable income rules discussed below.

It is not clear whether we would satisfy the qualifying income test of Section 7704(c) of the Internal Revenue Code, and tax counsel is unable to give an opinion on this issue. This would be relevant only if it were determined that we should be classified as a publicly traded partnership, and tax counsel is giving its opinion that we should not be classified as a publicly traded partnership. Vestin Mortgage expects that more than 90% of our income consist of interest, real property rents and gains from the sale of real property. However, our interest income will not constitute qualifying income for this purpose if it is deemed to be derived in the conduct of a financial business, and the Code and related authorities do not provide any criteria for determining whether a taxpayer is engaged in the conduct of a financial business for this purpose. As a result of this absence of authority, tax counsel is unable to determine whether our mortgage lending activities will cause us to be deemed as being engaged in the conduct of a financial business. We expect to derive more than 10% of our income from our mortgage lending activities. Consequently, if we were classified as a publicly traded partnership and considered, to be engaged in a financial business, we would be treated as a corporation for federal income tax purposes.

General Principles of Partnership Taxation

A partnership is not subject to any federal income taxes. We will file information returns reporting our operations on the accrual basis for each calendar year. Each member will, instead, be required to report on his federal income tax return each year his distributive share of our items of income, gain, loss, deduction or credit for that year, without regard to whether actual cash distributions are made to him.

Determination of Basis in Units

You will not be taxed on distributions you receive from us unless the distributions exceed your adjusted basis in your units. Your adjusted basis in your units is the amount you originally paid for the units increased by:

•	Your proportionate share of partnership indebtedness with respect to which no member is personally liable;
•	Your proportionate share of our taxable income, and
•	Any additional capital contributions made by you, and decreased by:

•	Your proportionate share of our losses,
•	The amount of cash, and fair value of noncash, distributions to you, and
•	Any decreases in your share of any of partnership nonrecourse liabilities.

Any increase in nonrecourse liabilities is treated as a cash contribution and a decrease in nonrecourse liabilities is treated as a cash distribution, even though you do not actually contribute or receive cash. Distributions in excess of your basis generally will be treated as gain from the sale or exchange of your units.

Allocations of Profits and Losses

We will allocate to the members profits and losses and cash distributions in the manner described in our Operating Agreement. Any allocation of profits and losses will be recognized as long as it has substantial economic effect under the Treasury Regulations promulgated under Section 704(b) of the Internal Revenue Code by satisfying one of these tests:

•	It has substantial economic effect (the “substantial economic effect test”);
•	It is in accordance with the partners’ interest in the partnership, determined by taking into account all facts and circumstances (the “partners’ interest in the partnership test”); or
•	It is deemed to be in accordance with the partners’ interest in the partnership (the “deemed interest test”).

We have decided to use the partners’ interest in the partnership test to establish the validity of the allocations of profits and losses under our Operating Agreement. For purposes of this test, the partners’ interests are based on the manner in which they have agreed to share the economic benefits and burdens with respect to the income, gain, loss, deduction, or credit (or item thereof) that is being allocated. That determination is made based on all the facts and circumstances relating to the economic arrangement of the partners.

Under our Operating Agreement all profits, losses and cash distributions generally will be allocated among the members in proportion to their capital accounts (which are divided into “units”). The Agreement also provides that if the value of any of our underlying assets is adjusted for capital account purposes, subsequent allocations of profits and losses with respect to any such asset will, solely for income tax purposes, take account of any variation between the adjusted basis of that asset for federal income tax purposes and its value.

Generally, a partnership intending to establish the validity of its allocations by using the substantial economic effect test (as opposed to partners’ interest in the partnership test) is required to maintain capital accounts for its partners in accordance with certain economic, tax and accounting criteria set forth in the Treasury Regulations, and the allocation of profits and losses and cash distributions generally must be proportionate to such capital accounts.

Since we intend to use the partners’ interest in the partnership test and not the substantial economic effect test to establish the validity of our allocations under Section 704(b), technically, the capital account rules contained in the Treasury Regulations will not be applicable to us. Nevertheless, our Operating Agreement incorporates many of the concepts of the capital account rules from the Treasury Regulations, and the economic interest of the members will at all times be established with reference to their capital accounts.

The Fund will admit new investors on a regular basis, and each new investor’s interest in the Fund will be based on the amount of his capital account relative to the value of the capital accounts of the other members. In addition, existing members may from time to time avail themselves of the opportunity to have their interests in the Fund (measured by their capital accounts) redeemed pursuant to the redemption agreement contained in our Operating Agreement.

In order to mitigate any economic or tax distortions that could result from the failure to revalue our assets and liabilities in connection with the sale of units to new investors and the redemption of units from existing investors, Vestin Mortgage will adjust the value of our assets and liabilities as of each Quarterly Valuation Date to reflect the fair market value of such assets and liabilities, and the capital accounts of the members will be adjusted to reflect any such adjustments in the value of our assets and liabilities. Following such adjustments, all allocations of profits and losses will, solely for federal income tax purposes, take account of the variation between the adjusted basis of our assets for federal income tax purposes and the value of such assets in the manner specified under Code Section 704(c) and the Treasury Regulations thereunder.

The capital account rules contained in the Treasury Regulations under Section 704(b) of the Internal Revenue Code provide that capital accounts should be adjusted in connection with the admission of new partners and the redemption of existing partners to reflect any changes in the fair market value of the assets of the partnership as of the time of such admissions and redemptions. The Regulations further provide that the fair market value assigned to revalued property of a partnership for such purposes will be regarded as correct if it is reasonably agreed to among the partners in arm’s-length negotiations and if the partners have sufficient adverse interest.

Since we are relying on the partners’ interest in the partnership test and not the substantial economic effect test to establish the validity of our allocations under Section 704(b), these capital account adjustment rules will not apply to us. However, we believe that the concept of revaluing our assets and liabilities for capital account purposes on an annual basis to reflect changes in the fair market of our assets and liabilities is a reasonable, arm’s length methodology for establishing the basis of pricing an interest in the Fund from time to time. We also believe that the allocation of our profits and losses for tax purposes in proportion to the member’s capital accounts as so adjusted (subject to the requirement discussed above that such allocations will take into account any variation between the adjusted tax basis of our assets and the value of such assets in accordance with the concepts of Section 704(c) of the Code) will reflect the economic interests of the members in the Fund. Consequently, we believe that such allocations will be substantially in accordance with the partners’ interests in the partnership within the meaning of this test for establishing the validity of allocations. However, the tax rules applicable to determining the validity of allocations of items of taxable income and loss are complex, and ultimately, the determination of whether allocations adopted by us will be accepted by the IRS will turn upon facts that will occur in the future and that cannot be predicted with certainty. If the allocations we make are not accepted, members may be required to adjust the amount of taxable income or taxable loss reported with respect to their units and adjust their tax liabilities for such year accordingly. In addition, in such event it may be necessary for members to file amended tax returns.

Taxable Income Without Cash Distribution

You will be required to report your allocable share of our taxable income on your individual tax return irrespective of whether you receive any cash distributions from us.

In the event any lender acquires any of our income producing real properties through foreclosure, we would be treated as having sold the property to the lender for the amount of the loan secured by the property. This could generate taxable gain to members but no cash distribution with which to pay any associated tax liabilities.

Limitations on the Deduction of Losses

We do not expect that we will incur net losses in any taxable year. However, if we were to incur losses in any year, your ability to deduct your distributive share of the losses would be subject to the potential application of the limitations discussed below.

The Basis Limitation

Section 704(d) of the Internal Revenue Code provides that a partner’s share of partnership losses is deductible only to the extent of his adjusted basis in his partnership interest at the end of the year in which the losses occur. Losses disallowed under Section 704(d) of the Internal Revenue Code may be carried forward indefinitely until adequate basis is available to permit their deduction. Due to this limitation, you will be precluded from deducting losses in excess of your adjusted basis in your units.

The At Risk Limitation

Section 465 of the Internal Revenue Code provides that a partner’s share of partnership losses is deductible only to the extent the partner is at risk. The primary effect of this provision is to limit the availability of tax losses of a partnership as offsets against other taxable income of a partner to the partner’s adjusted basis in his partnership interest, excluding any portion of adjusted basis attributable to partnership nonrecourse indebtedness. In addition, the at risk amount does not include contributions by a partner to the extent the partner used the proceeds of a nonrecourse borrowing to make the contributions.

The Passive Loss Rules

Section 469 of the Internal Revenue Code limits the deductibility of losses from passive activities for individuals, estates, trusts and certain closely held corporations. A passive activity includes an activity which involves the conduct of a trade or business in which the taxpayer does not materially participate, including the activity of a limited liability company in which the taxpayer is a member who does not participate in the management of the company’s business activities, and certain rental activities, including the renting of commercial real estate. Losses from passive activities are only allowed to offset income from passive activities and will not be allowed to offset portfolio income, trade or business income or other nonpassive income, including wages or salaries. Suspended losses and credits attributable to passive activities are carried forward and treated as deductions and credits from passive activities in the next year. Suspended losses from a passive activity are allowed in full when the taxpayer disposes of his entire interest in the passive activity in a taxable transaction.

Tax counsel believes that the income and losses attributable to our investment in income producing real property will be subject to the passive loss rules.

The Treasury Regulations under Section 469 of the Internal Revenue Code provide that in certain situations, net income, but not net loss from a passive activity is treated as nonpassive. One of the items covered by these regulations is net income from an equity-financed lending activity. An equity-financed lending activity is defined as an activity that involves a trade or business of lending money, if the average outstanding balance of liabilities incurred in the activity for the taxable year does not exceed 80% of the average outstanding balance of the interest-bearing assets held in the activity for the year.

Vestin Mortgage expects that at no time will the average outstanding balance of our liabilities that are allocable to our mortgage investment activities exceed 80% of the average outstanding balance of our real estate loans. If we are deemed to be engaged in the trade or business of lending money, our income allocable to that business will generally be recharacterized as nonpassive income, even though our net losses allocable to that activity or that portion of your loss on the sale of a unit that is allocable to our mortgage lending business will be treated as passive activity losses.

If we are not considered engaged in a trade or business of lending money, then income and loss from our mortgage lending activities will be considered portfolio income and loss, and you will not be permitted to offset passive losses from other activities against your share of that portion of our income.
There are no cases or revenue rulings dealing with the question of establishing the criteria for determining whether an entity (other than a bank) is engaged in the ordinary conduct of a trade or business of lending money for purposes of Section 469. Presumably, this determination would be dependent, at least in part, on the facts and circumstances surrounding our operations, including the number of loans made during any particular year. Due to this uncertainty, tax counsel is unable to give an opinion as to whether we, will be considered to be engaged in an equity-based lending activity for this purpose.

Section 67(a) of the Internal Revenue Code provides that most miscellaneous itemized deductions are deductible by an individual taxpayer only to the extent that they exceed 2% of the taxpayer’s adjusted gross income and are subject to additional limitations for certain high-income taxpayers. Deductions from a trade or business are not subject to these limitations. Your allocable share of our expenses attributable to our investment in income producing real property will be considered miscellaneous itemized deductions subject to this 2% limitation.

Your allocable share of our expenses attributable to our mortgage lending activities will be considered miscellaneous itemized deductions subject to this 2% limitation only if we are not considered to be in the trade or business of lending money.

Depreciation

The cost of the improvements on any income producing real properties we acquire for investment may be recovered through depreciation deductions over a specified period of years. In the case of residential rental property the recovery period is 27.5 years. In the case of nonresidential real property, the recovery period is 39 years. From time to time we may also acquire equity or leasehold interests in real property by foreclosure. If we hold any such properties for investment, we will also be entitled to recover the cost of any improvements on such properties through depreciation deductions. Depreciation deductions are not available with respect to any real property we hold primarily for sale.

Sale of Real Estate Assets

Upon the sale of any commercial real property, we will recognize gain or loss measured by the difference between the amount realized by us in the sale transaction and our adjusted basis in the property sold. If we are not considered a “dealer” with respect to our commercial real property holdings, gain or loss recognized on a sale of our commercial real properties will be taxable under Section 1231 of the Code.

Your share of the gains or losses resulting from the sale of such properties would generally be combined with any other Section 1231 gains or losses recognized by you that year from other sources, and any net Section 1231 gain would generally be treated as long-term capital gain. The amount of taxable gain allocated to you may exceed the cash proceeds you receive with respect to such sale, particularly if the property in question is leveraged at the time of sale.

Property Held Primarily for Sale to Customers

We have been organized for the purpose of conducting two discrete activities: (i) engaging in the business of mortgage investing and/or mortgage lending, and (ii) acquiring, developing and managing commercial real estate for investment and rental purposes. If we were at any time deemed for tax purposes to be a “dealer” in real property, any gain recognized upon a sale of such real property would be taxable as ordinary income, rather than as capital gain, and would constitute unrelated business taxable income to members who are tax-exempt entities. For this purpose, the term “dealer” means a person who holds real estate primarily for sale to customers in the ordinary course of business.

The determination of whether property is held for sale to customers in the ordinary course of business is based on all the surrounding facts and circumstances. We intend to acquire commercial real estate for investment and rental and to engage only in the business of owing and operating such property. Such properties will be sold only if Vestin Mortgage determines that such a sale is consistent with our investment objectives, and we do not anticipate that we will be treated as a dealer with respect to our activities with respect to our commercial real estate holdings. However, there is no assurance that the IRS will agree with our position.
The facts and circumstances that are relevant to a determination of whether a person is a dealer with respect to real property include the number, frequency, regularity and nature of dispositions of real estate by such person and the activities of the person in facilitating dispositions. The determination is factually specific and must be made separately with respect to each sale or disposition of any property. If we were to dispose of a number of our real estate holdings in a relatively short period of time in a series of separate transactions, or after only a brief holding period, this would increase the risk of a potential characterization of us as a dealer. If we were classified as a dealer, gain from the sale or other disposition of our real estate holdings would be taxed at higher ordinary income rates rather than as capital gains. Such gain would also be classified as unrelated business taxable income. See the discussion on Tax Treatment of Tax-Exempt Entities beginning on page 82. Since the determination of whether we will be classified as a dealer is dependent upon facts that will not be known until any of our properties are sold or held for sale, tax counsel is not able to render an opinion as to whether we will be considered to hold any of our real estate assets primarily for sale to customers in the ordinary course of business.

Computation of Gain or Loss on Sale or Redemption of Units

If you sell your units, including a sale of your units to us in a redemption transaction, you will recognize gain or loss on the sale measured by the difference between the amount realized and your adjusted basis in the units.

Character of Gain or Loss

Generally, gain on the sale of units which have been held over 12 months should be taxable as long-term capital gain, except for that portion of the gain allocable to substantially appreciated inventory items and unrealized receivables, as those terms are defined in Section 751 of the Internal Revenue Code, which would be treated as ordinary income. We may have unrealized receivables arising from the ordinary income component of market discount bonds. In addition, the amount of ordinary income that would result if we were to sell any of our assets (e.g., as a result of depreciation recapture), is expected to be an unrealized receivable.

In general, for noncorporate taxpayers in taxable years ending on or after May 6, 2003, long-term capital gain for assets held longer than 12 months is subject to a maximum rate of 15%, or 5% for individuals in the 10% or 15% tax bracket. The amount of ordinary income against which a noncorporate taxpayer may deduct a capital loss is the lower of $3,000 or $1,500 in the case of a married taxpayer filing a separate return, or the excess of these losses of the taxpayer over the taxpayer’s capital gain.

Tax Rates on a Partner’s Share of Ordinary Income from the Partnership

Your tax liability with respect to your share of the ordinary income component of the Partnership’s taxable income in any year will depend upon your individual tax bracket. Currently, in the case of ordinary income, there are six tax brackets for individuals. For calendar year 2006,

•	The first bracket is at 10% on taxable income not over $15,100 in the case of married taxpayers filing joint returns,

•	The second at 15% on taxable income from $15,100 to $61,300,

•	The third at 25% on taxable income from $61,300 to $123,750,

•	The fourth at 28% on taxable income from $123,750 to $188,450,

•	The fifth at 33% on taxable income from $188,450 to $336,550, and

•	The sixth at 35% on taxable income over $336,550.

As noted above, in the case of most noncorporate taxpayers, any long-term capital gain component of your share of the Partnership’s taxable income will generally be subject to a 15% tax rate (5% for individuals in the 10% or 15% tax bracket).

Distributions and Deemed Distributions

Distributions to you from us may take the form of either actual cash distributions or so-called “deemed distributions.” A deemed distribution is treated as a cash distribution and can result from your decision to participate in our distribution reinvestment plan. If you elect to participate in our distribution reinvestment plan, under the terms of our Operating Agreement, you will be deemed to have received a distribution of your share of net income and to have recontributed the same amount to the Fund.

Distributions to you, including deemed distributions, will not generate taxable income to you unless and to the extent the amount of any such distribution exceeds your basis in your units. We do no anticipate that you will recognize any taxable income as a result of any deemed distributions resulting from your election to participate in our distribution reinvestment plan.

Capital Shifts Under Withdrawal Arrangement

Our Operating Agreement contains a withdrawal or repurchase plan under which members may tender their units for purchase by us under certain circumstances once the units have been held for at least one year. Units tendered for purchase pursuant to this plan prior to the time that a member has held his units for at least 2 years are subject to purchase at a discount of 10% of the value of the capital account attributable to the units being purchased. In the case of a discount purchase, the amount constituting the difference between the value of the capital account attributable to the units being purchased and the purchase price will be allocated on a pro rata basis among the remaining members, and their capital accounts will be adjusted accordingly. Each of the remaining members will realize an economic benefit from any such shift in capital that occurs as a result of a discount purchase of units and may have to include in his taxable income for such year an amount equal to his pro rata share of any such capital shift.

Investment Interest

Section 163(d) of the Internal Revenue Code, applicable to noncorporate taxpayers and S corporation shareholders, limits the deductibility of interest incurred on loans used to acquire or carry property held for investment. Property held for investment includes all investments held for the production of taxable income or gain, but does not include trade or business property or interest incurred to construct trade or business property. Investment interest is deductible by noncorporate taxpayers and S corporation shareholders only to the extent it does not exceed net investment income for the taxable year.

Net investment income is the excess of investment income over the sum of investment expenses. Interest expense we incur and interest expense you incur to acquire your units will not be treated as investment interest to the extent attributable to a passive activity conducted by us. However, that portion of interest expense allocable to portfolio investments is subject to the investment interest limitations.

Interest attributable to debt you incur in order to purchase or carry units may constitute investment interest subject to these deductibility limitations. You should consider the effect of investment interest limitations on using debt financing for your purchase of units.

Tax Treatment of Tax-Exempt Entities

As discussed below, we anticipate that an investment in units will give rise to “unrelated business taxable income” as defined in Sections 511 through 514 of the Code. Accordingly, purchasing units may not be a suitable investment for most tax-exempt entities, particularly IRA’s and other tax-exempt entities that are not Qualified Plans, and we do not recommend that any tax-exempt entities purchase units.

Sections 511 through 514 of the Code impose a tax on the “unrelated business taxable income” of organizations otherwise exempt from tax under Section 501(a) of the Code. The organizations subject to the unrelated business income tax include: (i) trusts forming part of a stock bonus, pension or profit-sharing plan of any employer for the exclusive benefit of its employees or their beneficiaries (“Qualified Plans”), and (ii) individual retirement accounts (“IRAs”).

Other charitable and tax-exempt organizations are also generally subject to the unrelated business income tax. Interest income and rents from real property are generally not subject to this tax unless the income constitutes “debt-financed income.”

Unrelated business taxable income includes gross income, which may be subject to certain deductions and modifications, derived from any trade or business regularly carried on by a partnership. Among the items excluded from unrelated business taxable income are

•	Interest and dividend income (except to the extent such income is debt-financed);

•	Rents from real property (other than debt-financed real property or property from which participating rentals are derived); and

•	Gains on the sale, exchange or other disposition of assets held for investment.

The receipt of unrelated business taxable income by an entity subject to tax on unrelated business taxable income has no effect on such entity’s tax-exempt status or on the exemption from tax of its other income. In certain circumstances, the continual receipt of unrelated business taxable income may cause charitable organizations, which are tax exempt to lose their exemption. In the case of a charitable remainder annuity trust or unitrust, the receipt of any unrelated business income taxable will cause all income of the entity to be subject to tax. If you are a tax-exempt entity, we urge you to consult your own tax advisors concerning the possible adverse tax consequences resulting from an investment in units.

Vestin Mortgage intends to borrow money to acquire or make real estate loans, acquire income producing real properties, operate and develop for resale properties on which we have foreclosed and for other general business purposes. Subject to the exception described below that may be available to Qualified Plans (but not IRAs) with respect to the indebtedness we incur in connection with the acquisition of real property acquired for investment, any taxable income attributable to such borrowing, including net interest income from mortgage investments, net rental income from property acquired as a result of foreclosure and gain from the sale of property acquired through foreclosure will be subject to characterization as debt-financed income and, therefore, as unrelated business taxable income.

Our total indebtedness from all sources of borrowing will not exceed 70% of the fair market value of our total assets if such indebtedness is secured by our outstanding real estate loans or assets in general and our indebtedness secured by any individual real property will not exceed 85% of the fair market value of such property. Subject to the exception discussed in the next paragraph, any taxable income attributable to such borrowing, including net interest income from mortgage investments, net rental income from income producing real properties purchased (or acquired as a result of foreclosure) and gain from the sale of any of our real properties will be subject to classification as unrelated business taxable income.

In the case of a Qualified Plan (but not an IRA), an exemption from the debt-financed income rules may be available with respect to that portion of our debt-financed income that is attributable to our rental real properties. Section 514(c)(9) provides that debt with respect to real property will not be taken into account for this purpose if the following requirements are met: (i) the purchase price of the property or improvement is a fixed amount determined as of the date of the acquisition or the completion of the improvement; (ii) neither the amount of the debt nor the amount of interest on the debt nor the time for making payment may depend in whole or in part on the revenue, income or profits derived from such property, (iii) the property may not be leased back to the seller or certain parties who are related to the seller; (iv) the property may not be acquired from certain parties who are considered affiliates or related parties with respect to the Fund; and (v) no financing with respect to the property may be provided by the seller or certain persons related to the seller. We anticipate that substantially all acquisition indebtedness we may incur in connection with our rental real properties will satisfy the foregoing requirements. As a result, a Qualified Plan (but not IRA) investor should not be subject to tax under the debt-financed unrelated business taxable income rules with respect to that portion of its distributive share of our income that is attributable to any such indebtedness.

Except as described in the preceding three paragraphs, we intend to invest our assets and structure our operations in such a manner that tax-exempt members will not derive unrelated business taxable income or unrelated debt-financed income with respect to their membership interests. However, as discussed in the section of “Property Held Primarily for Sale to Customers” beginning on page 80, sales of our real estate assets, including any property acquired through foreclosure might also produce additional unrelated business taxable income if we are characterized as a “dealer” with respect to such property. Moreover, real estate loans in which we invest in or purchase, which permit us to participate in the appreciation in value of the properties may be recharacterized by the IRS as an equity interest and such recharacterization could result in unrelated debt-financed income.

If an IRA or Qualified Plan is a member and its partnership income constitutes unrelated business taxable income, this income is subject to tax only to the extent that its unrelated business taxable income from all sources exceeds $1,000 for the taxable year.

In considering an investment of a portion of the assets of a Qualified Plan or IRA in units, in addition to the unrelated business taxable income considerations discussed above, a fiduciary should consider

•	Whether the investment is in accordance with the documents and instruments governing the plan;
•	Whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of the Employee Retirement Income Security Act of 1974 (“ERISA”);
•	Whether the investment is prudent considering, among other matters, that there probably will not be a market created in which the investment can be sold or otherwise disposed of; and
•	Whether the investment would cause the IRS to impose an excise tax under Section 4975 of the Code.

We do not expect an investment by an IRA to be subject to the above diversification and prudence requirements of ERISA unless the IRA also is treated under Section 3(2) of ERISA as part of an employee pension benefit plan which is established or maintained by an employer, employee organization, or both.

Tax Shelter Registration

Code Section 6111 requires that “tax shelters” register with the IRS and that the tax shelter registration number assigned by the IRS be included on the return of any investor who claims any deduction, credit, or other tax benefit associated with the investment. Under Treasury Regulations promulgated under Section 6111, a “tax shelter” is defined as an investment in connection with which an investor can reasonably infer from the representations made that the “tax shelter ratio” may be greater than 2-to-1 as of the close of any of the first five years ending after the date in which the investment is offered for sale. The “tax shelter ratio” is generally determined by dividing the investor’s share of the aggregate deductions derived from the investment, determined without reference to income, by the amount of the investor’s capital contributions.

We plan to leverage our commercial real property acquisitions in such a way that the share of aggregate depreciation and other deductions attributable to our real estate activities allocable to you may exceed two hundred percent (200%) of your capital contributions. This means it can reasonably be inferred that our tax shelter ratio may exceed 2-to-1. Accordingly, we will be considered a “tax shelter” for this purpose, and we will register as such with the IRS. The IRS will assign a Tax Shelter Registration Number and Taxpayer Identification Number to us. You will be advised on the Tax Shelter Registration Number after we receive it. You must report the Tax Shelter Registration Number as well as our Taxpayer Identification Number to the IRS by attaching Form 8271 to any tax return on which you claim your share of any deduction, loss, credit, or other tax benefit or report any income from your investment in us.

Partnership Tax Returns, Tax Information and Audits

Vestin Mortgage will prepare our information income tax returns. In connection with the preparation of our income tax returns, Vestin Mortgage will prepare and distribute to the Members not later than seventy-five (75) days after the close of each fiscal year all information necessary in the preparation of the Members’ federal income tax returns, including our Schedule K (Form 1065), Partner’s Share of Income, Credits, Deductions, and each member’s respective Schedule K-1. Such information will not be supplied to assignees who are not substitute members.

You are required to report your distributive share of the items set forth on your Schedule K-1 on your individual tax return consistent with our treatment of the items on our returns. You may report an item inconsistently if you file a statement with the IRS identifying the inconsistency. Otherwise, the IRS may summarily assess additional tax necessary to make your treatment of the item consistent with our treatment of the item without a notice of deficiency or an opportunity to protest the additional tax in the Tax Court being afforded to you. Penalties for intentional disregard of the consistency requirements may also be assessed.

Our, tax returns may be audited by the IRS. Tax audits and adjustments are made at our level in one unified proceeding, the results of which are binding on all members. You may, however, protest the additional tax by paying the full amount thereof and suing for a refund in either the U.S. Claims Court or a U.S. District Court.

Vestin Mortgage is Tax Matters Partner

A limited liability company which is classified, as partnership for tax purposes must designate a tax matters partner to represent it in dealing with the IRS. Vestin Mortgage will serve as the tax matters partner to act on our behalf and on behalf of the members with respect to partnership items, to deal with the IRS and to initiate any appropriate administrative or judicial actions to contest any proposed adjustments at the partnership level.

If you own less than a 1% of the units, you will not receive notice from the IRS of these administrative proceedings unless you form a group with other members, having an aggregate interest of 5% or more, and request the notice. However, all members have the right to participate in the administrative proceedings at the partnership level. You will, be notified of adjustments to your distributive share of any tax items agreed to at our level by the tax matters partner.

If our return is audited and the IRS proposes adjustments, Vestin Mortgage may cause us to contest any adverse determination of any matter, and the result of any contest cannot be predicted. Any contest would result in additional expenses to us, and the costs incurred in connection with an audit and any ensuing administrative proceedings will be our responsibility and may adversely affect the profitability, if any, of our operations.

Adjustments, if any, resulting from any audit may require you to file an amended tax return, and may result in an audit of your own tax return. Any audit of your tax return could result in adjustments of items unrelated to our operations as well as income and losses from our operations.

Original Issue Discount Rules

The original issue discount rules under the Internal Revenue Code pertain to real estate loans and obligations issued by us. The effect will be that we will realize as interest income the amount that economically accrues under a real estate loan during the course of the year, using compound interest concepts, even where a lesser amount is actually paid or accrued under its terms. Identical concepts will be used for determining our interest deduction on our obligations, if any.

Market Discount

We may purchase mortgage investments for an amount substantially less than the remaining principal balance of the mortgage investments. Each, monthly payment which we receive from a mortgagor will consist of interest at the stated rate for the investment in a real estate loan and a principal payment. If we purchase an investment in a real estate loan at a discount, for federal income tax purposes the principal portion of each monthly payment will constitute the return of a portion of our investment in the investment in a real estate loan and the payment of a portion of the market discount for the investment in a real estate loan.

We will recognize the amount of each monthly payment attributable to market discount as ordinary income, but the amount of each monthly payment representing the return of our investment will not constitute taxable income to us. The Internal Revenue Code also treats accrued market discount as ordinary income on the sale of an investment in a real estate loan.

No Section 754 Election — Impact on Subsequent Purchasers

Section 754 of the Internal Revenue Code permits a partnership to elect to adjust the basis of its property in the case of a transfer of an interest in the partnership. The effect of this election would be that, with respect to the transferee only, the basis of our property would either be increased or decreased by the difference between the transferee’s basis for his units and his proportionate share of our basis for all proportionate share of our basis for all property we own.

Vestin Mortgage has decided that due to the accounting difficulties, which would be involved, it will not cause us to make an election pursuant to Section 754 of the Internal Revenue Code. Accordingly, our basis in our assets will not be adjusted to reflect the transferee’s purchase price of his units.

This treatment might not be attractive to prospective purchasers of units, and you might have difficulty for that reason in selling your units or you might be forced to sell at a discounted price.

Taxation of Mortgage Loan Interest

In certain situations, our acquisition of real estate loans may be structured to permit us to participate in the appreciation in the value of the properties to which such real estate loans relate or in the cash flow generated by the operation of such properties by the borrowers.

We expect to report for tax purposes all earnings attributable to real estate loans as interest income.

In each case the determination of whether we will be treated for tax purposes as a creditor or as a partner or other equity participant will depend on an analysis of the facts and circumstances of the specific real estate loan. As a result, tax counsel is unable to provide an opinion as to the tax consequences of any of these prospective transactions, and there is no assurance that the IRS will not successfully recharacterize a real estate loan as an equity interest. If a real estate loan is recharacterized as an equity interest, we would be required to recognize an allocable share of the income, gain, loss, deductions, credits and tax preference items attributable to the property to which the real estate loan relates. Recharacterization of a loan as an equity interest also could result in the receipt of unrelated business taxable income for certain tax-exempt Members.

Treatment of Compensation of Vestin Mortgage and its Affiliates

We pay Vestin Mortgage and its affiliates certain fees and expenses for services relating to the conduct of our business, including: (i) up to 2.5% of the total proceeds as an acquisition and advisory fee in connection with the potential acquisition of real property, (ii) a dealer manager fee to Vestin Capital equal to 2.5% of the funds raised through the sale of units by selected dealers, (iii) a commission of 7.0% of any funds raised by Vestin Capital through the sale of units, (iv) an administrative fees of up to 3% of proceeds from the resale of foreclosed property, (v) a property management fee equal to (1) in the case of residential property, 5% of the gross revenues of such property, (2) in the case of industrial and commercial property, 6% of gross revenues where the services provided by Vestin Mortgage includes leasing, re-leasing and leasing related services, or (3) in the case of industrial or commercial property leased for ten or more years on net (or similar) bases, 1% of the gross revenue from such leases, except for a one time initial leasing fee of 3% of the gross revenues on each lease payable over the first 5 years of the original term of the lease, and (vi) an incentive fee (payable after our members have received a 100% return on their capital contributions plus an amount equal to 6% per annum cumulative) equal to 25% of cash to be distributed from the net proceeds remaining from the sale or refinancing of the income producing real properties owned by the Fund.

In computing our taxable income for each year, we intend:

•	To deduct, amortize or capitalize the amount of the foregoing fees paid to Vestin Mortgage and its affiliates each year in computing our taxable income for such year; and
•	To allocate income and losses to Vestin Mortgage consistent with its capital account.

Our ability to obtain the foregoing tax treatment relative to these fees depends in large measure on the value of the services rendered in exchange therefore, which is a question of fact that may depend on events to occur in the future. Due to this uncertainty, tax counsel was unable to give an opinion as to the proper tax treatment of such fees. The tax risk associated with this uncertainty is the possibility that the IRS may attempt to disallow (in whole or in part) the deduction of fees paid. If these, deductions were disallowed (in whole or in part) by the IRS, our taxable income would be increased by the amount of the disallowed deductions, and the amount of income you would be required to include in your tax return would increase by your share of such increase in our taxable income.

Vestin Mortgage will also be entitled to fees payable by borrowers in connection with our investing in or purchasing a real estate loan. These fees include loan brokerage fees (2% — 6% of each loan), loan evaluation and processing fees (up to 5% of each loan), servicing fees for administering loans (up to 0.25% of outstanding principal), and loan extension or modification fees (2% — 5% of outstanding principal). The exact amount of the foregoing fees will be negotiated with prospective borrowers on a case-by-case basis.

Since any of the commissions or fees described in the preceding paragraph will be payable by the borrowers, such payment should not have any effect on the calculation of our taxable income. However, the IRS could take the position that these commissions or fees, or any of them, are: (a) constructively paid by us, and (b) not deductible to the extent they exceed reasonable compensation for the services rendered. Since this is ultimately an issue of fact, which may depend on future events, tax counsel was unable to give an opinion regarding the issue.

If the IRS were to make and prevail on such an assertion as to the treatment of these fees or commissions, the tax effect would be that our income would be increased by the amount of the fees and commissions, and the fees and commissions would be deductible by us only to the extent they constitute reasonable compensation for the services rendered. This would result in an increase in our taxable income to the extent the deductibility of the fees and commissions is disallowed, and the amount of income you would, be required to include in your taxable income would be increased by your share of such increase in our taxable income.

Possible Legislative Tax Changes

In recent years there have been a number of proposals made in Congress by legislators, government agencies and by the executive branch of the federal government for changes in the federal income tax laws. In addition, the IRS has proposed changes in regulations and procedures, and numerous private interest groups have lobbied for regulatory and legislative changes in federal income taxation.
It is impossible to predict the likelihood of adoption of any proposal, the likely effect of any proposals upon the income tax treatment presently associated with investment in real estate loans or units, or the effective date, which could be retroactive, of any legislation, which may derive from any past or future proposal. We strongly urge you to consider ongoing developments in this uncertain area and to consult your own tax advisors in assessing the risks of investment in units.

State and Local Taxes

We currently contemplate investing in or purchasing loans and income producing real properties in Nevada, California, Hawaii and Arizona. Nevada does not have an income tax law, and, we believe that no taxes will be imposed by the State of Nevada or any of its localities on our assets or income or on any member’s share of any income derived from our activities in Nevada or any real property located in Nevada.

California, Hawaii and Arizona may impose a tax on our assets or income, or on each member based on his share of any income derived from our activities in those states and from real or tangible personal property located in those states. In addition, we may decide to invest in or purchase income producing real properties located in other states or in loans secured by properties in other states and localities, which also may impose these taxes.

If you are an entity that is exempt from federal income taxation, it is likely that you are also exempt from state and local taxation.

The state in which you reside may impose taxes on your share of any income derived from your interest in us. You should consult with your own tax advisors concerning the applicability and impact of any state and local tax laws in your state of residence.

ERISA and Other Qualified Plan and IRA Considerations

ERISA requires that the assets of Qualified Plans be held in trust and that the trustee, or a duly authorized investment Manager, within the meaning of Section 3(38) of ERISA shall have exclusive authority and sole discretion to manage and control the assets of the plan. ERISA also imposes certain duties on persons who are fiduciaries of employee benefit plans subject to its provisions and prohibits certain transactions between ERISA and an employee benefit plan and the parties in interest with respect to Qualified Plans, including fiduciaries.

Under the Internal Revenue Code, similar prohibitions apply to all Qualified Plans and IRAs. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a qualified plan or IRA is considered to be a fiduciary of the plan or IRA, subject to certain exceptions not here relevant.

ERISA and the Internal Revenue Code also prohibit parties in interest, including fiduciaries of an IRA or Qualified Plan, from engaging in various acts of self-dealing. To prevent a possible violation of these self-dealing rules, Vestin Mortgage may not permit the purchase of units with assets of any IRA or Qualified Plan if Vestin Mortgage:

•	Has investment discretion with respect to the assets of the Qualified Plan or IRA; or

•	Regularly gives individualized investment advice, which serves as the primary basis for the investment decisions made with respect to the assets of the Qualified Plan or IRA.

Annual Valuation

Fiduciaries of any Qualified Plan subject to ERISA are required to determine annually the fair market value of the assets of the plan as of the close of the plan’s fiscal year. If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value. A trustee or custodian of an IRS must also provide an IRA participant and the IRS a statement of the value of the IRA each year. However, currently neither the IRS nor the Department of Labor has issued regulations specifying how to determine “fair market value.”

We will adjust the value of our units (and the amount of the capital accounts of the members) on an annual basis as to reflect unrealized appreciation or depreciation of our underlying assets. The determination of the unrealized appreciation or depreciation in our underlying assets will be made as of September 30 of each year and will be based upon an annual valuation performed by Vestin Mortgage. Independent appraisals will be obtained each year for our commercial real properties. No independent appraisals will be obtained with respect to any of our other properties. The foregoing valuation methodology may not satisfy the valuation requirements imposed on plan fiduciaries under ERISA. In addition, any unit valuation provided by Vestin Mortgage may be subject to challenge by the IRS were you to assert that it establishes the fair market value of your units for any tax purposes (e.g., for federal estate or gift tax valuation purposes).

We anticipate that we will provide annual reports of our determination of the value of our units (1) to trustees and custodians of IRA’s not later than January 15 of each year, and (2) to fiduciaries of Qualified Plans by March 15 of each year. Each determination will be based upon valuation information available as of September 30 of the preceding year.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•
The estimated value per unit would actually be realized by members upon liquidation, because these estimates do not necessarily indicate the price at which commercial real properties and/or real estate loans can be sold;

•	Our members would be able to realize estimated net assets values if they were to attempt to sell their units, because no public market for units exists or is likely to develop; or

•	That the value, or method used to establish value, would comply with ERISA or Code requirements described above.

Plan Assets Generally

If our assets are deemed to be plan assets under ERISA:

•	Our investment will be subject to the prudence standards and other provisions of ERISA applicable to investments by qualified plans and their fiduciaries would extend to investments made by us;

•
Certain transactions that we might seek to enter into might constitute prohibited transactions under ERISA and the Internal Revenue code because Vestin Mortgage would be deemed to be a fiduciary of the plans; and

•	Our audited financial information would have to be reported annually to the Department of Labor.

In 1986, the Department of Labor promulgated final regulations defining the term plan assets. Under these regulations, when a plan makes an equity investment in another entity, the underlying assets of that entity will be considered plan assets unless one or more of the following exemptions applies:

•	Equity participation by benefit plan investors is not significant;

•	The entity is a real estate operating company; or

•	The equity interest is a publicly offered security.

Exemption for Insignificant Participation by Qualified Plans. This exemption is available if less than 25% of each class of equity interests in the corporation or partnership is held in the aggregate by qualified plans or IRAs.

For purposes of this 25% rule, the interests of any person who had discretionary authority or control with respect to the assets of the entity, or who provides investment advice for a fee with respect to the assets of the entity, or any affiliate of a person who has that authority or control, shall be disregarded.

Thus, while Vestin Mortgage and its affiliates are not prohibited from purchasing units, any purchases of units by any of them will be disregarded in determining whether this exemption is satisfied. We cannot assure you that we will always qualify for this exemption.

Exemption for a Real Estate Operating Company. For purposes of this exemption, an entity is a real estate operating company if: (i) at least 50% of its assets valued at cost, other than short-term investments pending long-term commitment, are invested in real estate which is managed or developed and with respect to which the entity has the right substantially to participate directly in the management or development activities, and (2) be directly engaged in real estate management or development activities.

We intend to invest substantially more than 50% of the funds we receive from investors in the acquisition of income producing real properties, and we, therefore, anticipate that we will satisfy the requirement that at least 50% of our asset value at cost will be invested in real estate.

As to the requirements related to the management or development of the property, the preamble to the 1985 proposed regulations set forth the Department of Labor’s view that a real estate operating company must actively and directly participate in, or influence, management decisions with respect to the properties in which it has an interest and must in fact devote substantial resources to its management or development activities. We intend to structure all of our real estate acquisitions so as to have the exclusive right to manage such properties, and we anticipate that we will devote substantial resources to those management activities, either directly through the efforts of Vestin Mortgage or indirectly through the services of one or more management companies that may be engaged to provide management services with respect to our real properties. Consequently, we believe that we will also satisfy these management or development requirements and that we should, therefore qualify for the exemption from plan assets treatment as a real estate operating company. As a result, we do not believe that our underlying assets will be considered to be plan assets under these regulations.

Exemption for Publicly Offered Securities .For purposes of this exemption, a publicly offered security is a security that is:

•	Freely transferable;

•	Part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another; and

•
Either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act of 1934, or sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which the security is a part is registered under the Securities Exchange Act of 1934 within 120 days, or such later time as may be allowed by the Securities and Exchange Commission, after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

For purposes of this definition, whether a security is freely transferable is a factual question to be determined on the basis of all relevant facts. If a security is part of an offering in which the minimum is $10,000 or less, however, certain customary restrictions on the transferability of partnership interests necessary to permit partnerships to comply with applicable federal and state laws, to prevent a termination or of the entity for federal or state tax purposes and to meet certain enumerated administrative needs not, alone or in combination, affect a finding that such securities are freely transferable.

The units will be sold as part of an offering of securities to the public pursuant to registration under the Securities Act, and Vestin Mortgage has represented that it will cause us to register the units under the Exchange Act within 120 days, or such later time as may be allowed by the Securities and Exchange Commission, after the end of our fiscal year during which the Offering of units to the public occurred. The units will not be subject to any restrictions on transfer other than those enumerated in the Operating Agreement, these regulations and referenced in the preceding paragraph. Based on the foregoing, the units should be publicly offered securities within the meaning of these regulations. As a result, our underlying assets should be not considered to be plan assets under these regulations.

Minimum Distribution Requirements

Any person who is a fiduciary of a Qualified Plan or trustee or custodian of an IRA considering an investment in our units should consider the impact of the minimum distribution requirements under the Code. Generally, the Code requires that certain minimum distributions from Qualified Plans and IRAs must be made commencing no later than April 1 of the year following the calendar year in which the recipient attains age 70 1/2. Accordingly, if units are held by a Qualified Plan or an IRA and mandatory distributions to the beneficiary of such Plan or IRA are required to be made in excess of the amount, if any, of cash distributions made by us with respect to such units, an in-kind distribution of the units to such beneficiary may have to be made. A beneficiary of a Qualified Plan or IRA who receives a distribution of units will have taxable income equal to the fair market value of the units without any corresponding cash distribution from us with which to pay the income tax liability arising our of any such distribution. No assurances can be given that our mortgage investments will be sold or liquidated or our commercial real properties sold or otherwise disposed of in a fashion that would permit sufficient liquidity to enable any Qualified Plan or IRA holding such units to comply with the minimum distribution requirements without making an in-kind distribution of units.

HOW WE PROTECT OUR RIGHTS AS A LENDER

The following discussion is a summary of legal aspects of real estate loans. Because this is a summary, it does not contain all the information that may be important to you. Many of the legal aspects of real estate loans are governed by applicable state laws, which may vary substantially. The following material does not reflect the laws of any particular state, unless specifically indicated.

Overview of Real Estate Loans

We will invest in real estate loans. In connection with these loans, we will receive real estate loans or other similar instruments such as deeds of trust, granting us rights in the security properties. Our, authority under a mortgage is governed by applicable law and the express provisions of the mortgage.

Priority of liens on mortgaged property created by real estate loans depends on their terms and on the order of filing with a state, county or municipal office, although this priority may be altered by the mortgagee’s knowledge of unrecorded liens against the security property. However, filing or recording does not establish priority over governmental claims for real estate taxes and assessments. In addition, the Internal Revenue Code provides priority for certain tax liens over the mortgage.

Foreclosure

Non-judicial Foreclosure

If a real estate loan secured by a deed of trust is in default, we will protect our rights by foreclosing by a non-judicial sale. Deeds of trust differ from real estate loans in form, but are in most other ways similar to mortgages. Deeds of trust will contain specific provisions enabling non-judicial foreclosure in addition to those provided for in applicable statutes upon any material default by the borrower. Applicable state law controls the extent that we have to give notice to interested parties and the amount of foreclosure expenses and costs, including attorney’s fees, which may be covered by a lender, and charged to the borrower.

Judicial Foreclosure

Foreclosure under mortgage instruments other than deeds of trust is more commonly accomplished by judicial action initiated by the service of legal pleadings. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming. A judicial foreclosure is subject to most of the delays and expenses of other litigation, sometimes requiring up to several years to complete. For this reason, we do not anticipate using judicial foreclosure to protect our rights due to the incremental time and expense involved in these procedures.

When foreclosing under a mortgage instrument, the sale by the designated official is often a public sale. The willingness of third parties to purchase the property will depend to some extent on the status of the borrower’s title, existing redemption rights and the physical condition of the property. It is common for the lender to purchase the security property at a public sale where no third party is willing to purchase the property, for an amount equal to the outstanding principal amount of the indebtedness and all accrued and unpaid interest and foreclosure expenses. In this case, the debt owed to the mortgagee will be extinguished. Thereafter, the mortgagee would assume the burdens of ownership, including paying operating expenses and real estate taxes and making repairs. The lender is then obligated as an owner until it can arrange a sale of the property to a third party. If we foreclose on the security property, we expect to obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal our investment in the property. A lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings.

Lenders also need to comply with procedure-related environmental rules and regulations. An increasing number of states require that any environmental hazards are eliminated before a property may be resold. A lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. As a result, a lender could realize an overall loss on a real estate loan even if the related mortgaged property is sold at foreclosure or resold after it is acquired through foreclosure for an amount equal to the full outstanding principal amount of the real estate loan, plus accrued interest.
In foreclosure proceedings, courts frequently apply equitable principles, which are designed to relieve the borrower from the legal effects of his immaterial defaults under the loan documents or the exercise of remedies that would otherwise be unjust in light of the default. These equitable principles and remedies may impede our efforts to foreclose.

Environmental Risks

Our security property may be subject to potential environmental risks. Of particular concern may be those security properties, which are, or have been, the site of manufacturing, industrial or disposal activity. These environmental risks may give rise to a diminution in value of the security property or liability for clean-up costs or other remedial actions.
This liability could exceed the value of the real property or the principal balance of the related real estate loan. For this reason, we may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions.

Under the laws of certain states, an owner’s failure to perform remedial actions required under environmental laws may give rise to a lien on mortgaged property to ensure the reimbursement of remedial costs. In some states this lien has priority over the lien of an existing mortgage against the real property. Because the costs of remedial action could be substantial, the value of a mortgaged property as collateral for a real estate loan could be adversely affected by the existence of an environmental condition, giving rise to a lien.

The state of law is currently unclear as to whether and under what circumstances clean-up costs, or the obligation to take remedial actions, can be imposed on a secured lender. If a lender does become liable for clean up costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity or any other party who contributed to the environmental hazard, but these persons or entities may be bankrupt or otherwise judgment-proof. Furthermore, an action against the borrower may be adversely affected by the limitations on recourse in the loan documents.

For the foregoing reasons, we anticipate that Vestin Mortgage will protect us and you by requiring a Phase I Environmental Site Assessment of the security properties prior to selecting a loan for us to invest in.

Second Mortgages; Rights of Senior Mortgages

Our rights as mortgagee or beneficiary under a second mortgage will be subordinate to those of the mortgagee under the senior mortgage, including the prior rights of the senior mortgagee to receive rents, hazard insurance and condemnation proceeds and to cause the security property to be sold upon default of the mortgagor. This can extinguish a second mortgage unless we assert our subordinate interest in foreclosure litigation or satisfy the defaulted senior loan. In many states a junior mortgagee may satisfy a defaulted senior loan in full, or may cure the default, and bring the senior loan current, in either event adding the amounts expended to the balance due on the junior loan. Absent a provision in the senior mortgage, or unless required by state law, a senior mortgagee need not give notice of default to a junior mortgagee.

The form of mortgage used by many institutional lenders confers on the mortgagee the right both to receive insurance proceeds and condemnation awards. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the first mortgagee will have the prior right to collect any insurance proceeds payable and any condemnation award of damages in and to apply the same to the indebtedness secured by the senior mortgage. Proceeds in excess of the amount of senior indebtedness will, in most cases, be applied to the indebtedness secured by a junior mortgage. The right to insurance proceeds and condemnation awards may be limited, as in cases where the mortgagor is allowed to use the insurance proceeds and condemnation award to repair the damage unless the security of the mortgagee has been impaired.

The form of mortgage used by many institutional lenders also contains a “future advance” clause, which provides that additional amounts advanced to or on behalf of the mortgagor by the mortgagee are to be secured by the mortgage. While this type of clause is valid under the laws of most states, the priority of any advance made under the clause may depend on whether the advance was an “obligatory” or “optional” advance. If the mortgagee is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage, notwithstanding that there may be intervening junior mortgages and other liens and notwithstanding that the mortgagee or beneficiary had actual knowledge of them. Where the mortgagee is not obligated to advance the additional amounts and has actual knowledge of the intervening junior mortgages and other liens, the advance may be subordinate to these intervening junior mortgages and other liens. Priority of advances under a “future advance” clause may also rest on state law giving priority to advances made under the loan agreement up to a “credit limit” amount stated in the recorded mortgage.

We can also protect ourselves by including provisions obligating the mortgagor to do the following:

•	Pay before delinquency all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property which appear prior to the mortgage;
•	To provide and maintain fire insurance on the property;
•	To maintain and repair the property,
•	Not to commit or permit any waste on the property; and
•	To appear in and defend any action or proceeding purporting to affect the property or the rights of the mortgagee under the mortgage.

Upon a failure of the mortgagor to perform any of these obligations, we would have the right under the mortgage to perform the obligation, with the mortgagor agreeing to reimburse us for any sums we expend on behalf of the mortgagor. All sums we expend become part of the indebtedness secured by the mortgage.

Statutory Rights of Redemption

After a foreclosure sale pursuant to a mortgage, the borrower and foreclosed junior lienors may have a statutory period in which to redeem the property from the foreclosure sale. Redemption may be limited to where the mortgagee receives payment of all or the entire principal balance of the loan, accrued interest and expenses of foreclosure. The statutory right of redemption diminishes the ability of the lender to sell the foreclosed property. The right of redemption may defeat the title of any purchaser at a foreclosure sale or any purchaser from the lender subsequent to a foreclosure sale. One remedy we may have is to avoid a post-sale redemption by waiving our right to a deficiency judgment. Consequently, as noted above, the practical effect of the redemption right is often to force the lender to retain the property and pay the expenses of ownership until the redemption period has run.

Anti-Deficiency Legislation

We may acquire interests in real estate loans, which limit our recourse to foreclosure upon the security property, with no recourse against the borrower’s other assets. Even if recourse is available pursuant to the terms of the real estate loan against the borrower’s assets in addition to the mortgaged property, we may confront statutory prohibitions, which impose prohibitions against or limitations on this recourse. For example, the right of the mortgagee to obtain a deficiency judgment against the borrower may be precluded following foreclosure. A deficiency judgment is a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the security and the amount due to the lender. Other statutes require the mortgagee to exhaust the security afforded under a mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. We may elect, or be deemed to have elected, between exercising our remedies with respect to the security or the deficiency balance. The practical effect of this election requirement is that lenders will usually proceed first against the security rather than bringing personal action against the borrower. Other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale.

In Nevada, we can pursue a deficiency judgment against the borrower or a guarantor if the value of the property securing the loan is insufficient to pay back the debt owed to us. In jurisdictions like California, however, if we desire to seek a judgment in court against the borrower for the deficiency balance, we may be required to seek judicial foreclosure and/or have other security from the borrower. We would expect this to be a more prolonged procedure, and is subject to most of the delays and expenses that affect other lawsuits.

Bankruptcy Laws

We may be subject to delays from statutory provisions that afford relief to debtors from our ability to obtain payment of the loan, to realize upon collateral and/or to enforce a deficiency judgment. Under the United States Bankruptcy Code of 1978, which we refer to as the Bankruptcy Code, and analogous state laws, foreclosure actions and deficiency judgment proceedings are automatically suspended upon the filing of the bankruptcy petition, and often no interest or principal payments are made during the course of the bankruptcy proceeding. The delay and consequences in obtaining our remedy can be significant. Also under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of the holder of a second mortgage may prevent the senior lender from taking action to foreclose out the junior lien.

Under the Bankruptcy Code, the amount and terms of a mortgage on property of the debtor may be modified under equitable principles or otherwise. Under the terms of an approved bankruptcy plan, the court may reduce the outstanding amount of the loan secured by the real property to the then current value of the property in tandem with a corresponding partial reduction of the amount of the lender’s security interest. This leaves the lender having the status of a general unsecured creditor for the differences between the property value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each monthly payment, which may result from a reduction in the rate of interest and/or the alteration of the repayment schedule, and/or change in the final maturity date. A court may approve a plan, based on the particular facts of the reorganization case that effected the curing of a real estate loan default by paying arrearage over time. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor to de-accelerate a real estate loan and to reinstate the loan even though the lender accelerated the real estate loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition. This may be done even if the full amount due under the original loan is never repaid. Other types of significant modifications to the terms of the mortgage or deed of trust may be acceptable to the bankruptcy court, often depending on the particular facts and circumstances of the specific case.

In a bankruptcy or similar proceeding action may be taken seeking the recovery as a preferential transfer of any payments made by the mortgagor under the related real estate loan to the lender. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

Enforceability of Certain Provisions

Due-On-Sale Provisions

Federal law pre-empts state constitutional, statutory and case law that prohibits the enforcement of due-on-sale clauses and permits lenders to enforce these claims in accordance with their terms. As a result, due-on-sale clauses are enforceable except in those states whose legislatures exercised their limited authority to regulate the enforceability of these clauses. Due-on-sale clauses will not be enforceable in bankruptcy proceedings.

Acceleration on Default

We may invest in real estate loans, which contain a “debt-acceleration” clause, which permits us to accelerate the full debt upon a monetary or nonmonetary default of the borrower. The courts of most states will enforce clauses providing for acceleration in the event of a material payment default after we give appropriate notices. The equity courts of any state, however, may refuse to foreclose a mortgage when an acceleration of the indebtedness would be inequitable or unjust. Furthermore, a borrower may avoid foreclosure and reinstate an accelerated loan by paying only the defaulted amounts and the costs and attorney’s fees incurred by the lender in collecting these defaulted payments.

State courts also are known to apply various legal and equitable principles to avoid enforcement of the forfeiture provisions of installment contracts. For example, a lender’s practice of accepting late payments from the borrower may be deemed a waiver of the forfeiture clause. State courts also may impose equitable grace periods for payment of arrearage or otherwise permit reinstatement of the contract following a default. If a borrower under an installment contract has significant equity in the property, a court may apply equitable principles to reform or reinstate the contract or to permit the borrower to share the proceeds upon a foreclosure sale of the property if the sale price exceeds the debt.

Prepayment Provisions

In the absence of state statutory provisions prohibiting prepayment fees, we expect that the courts will enforce claims requiring prepayment fees. However, in some states prepayment fees may be unenforceable for residential loans or after a real estate loan has been outstanding for a number of years. Applicable law may limit the amount of any prepayment fee to a specified percentage of the original principal amount of the real estate loan, to a specified percentage of the outstanding principal balance of a real estate loan, or to a fixed number of month’s interest on the prepaid amount. We may have to contend with laws that render prepayment provisions on default or other involuntary acceleration of a real estate loan unenforceable against the mortgagor or trustor. Some state statutory provisions may also treat prepayment fees as usurious if they exceed statutory limits. We anticipate that our loans will not have prepayment provisions.

Secondary Financing: Due-on-Encumbrance Provisions

Some real estate loans may have no restrictions on secondary financing, thereby permitting the borrower to use the mortgaged property as security for one or more additional loans. We are more likely to invest in real estate loans that permit us, as first lender, to accelerate the maturity of a loan if the borrower grants a second mortgage or in real estate loans that require our consent to any junior or substitute financing.

Where a borrower encumbers the mortgaged property with one or more junior liens, the first lender is subjected to the following additional risks:

•	The borrower may have difficulty servicing and repaying multiple loans;

•	Acts of the senior lender which prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender;

•
If the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with, delay and even prevent the taking of action by the senior lender;

•	The bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

We expect that our loans will prohibit junior mortgages and intend to monitor our loans closely so that we will know when a junior lien holder acquires an interest in the security property.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a real estate loan. In determining whether a given transaction is usurious, courts may include charges in the form of points and fees as interest, but may exclude payments in the form of reimbursement of foreclosure expenses or other charges found to be distinct from interest. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the form employed and the degree of overcharge are both immaterial. Statutes differ in their provision as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may have the recorded mortgage or deed of trust cancelled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction, thereby permitting the borrower to have the recorded mortgage or deed of trust cancelled without any payment and prohibiting the lender from foreclosing.

Nevada law does not apply limitations on interest that may be charged on the type of loans that we intend to invest in or purchase. In California, we will only invest in loans that were made through real estate brokers licensed by the California Department of Real Estate. Mortgage loans made or arranged by a licensed real estate broker are exempt from the California usury law provisions that restrict the maximum rate of interest on California loans. All underlying real estate loans on California property that are invested in or purchased by us will be arranged for us by such a licensed California real estate broker.

REPORTS TO MEMBERS

Pursuant to applicable state guidelines and the undertakings we have made to the Securities and Exchange Commission in our filings, we will be required to deliver certain reports to our members and make various filings with the Securities and Exchange Commission, particularly in the early stages of our operations. These reports and filings are described in this section.

Within 75 days after the close of our fiscal year, Vestin Mortgage will prepare and distribute to you all the information about us you need to prepare your federal income tax return.

Copies of the financial statements and reports referred to above, other than those delivered for purposes of your income tax return, shall be distributed to you within 90 days after the close of each taxable year. The materials delivered to you annually will include:

•	Audited financial statements: balance sheet, statement of income or loss, statement of changes in members’ equity, and statement of cash flow;

•
A statement as to any transactions between us and Vestin Mortgage or its affiliates, and of the fees, commissions, compensation and other benefits paid by us or accrued to Vestin Mortgage or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the respective services performed;

•	A report identifying distributions from:

▪	Cash flow from operations during that year;

▪	Cash flow from operations of prior years that had been held as reserves;

▪	Proceeds from capital transactions, lease payments on net leases with builders and sellers; and

▪	A report identifying any adjustments to a member’s Capital account.

We will also provide you with the information required by Form 10-Q within 45 days of the end of each fiscal quarter.

We are subject to the reporting requirements of the Securities Exchange Act of 1934. This means that we are required to file periodic reports, including quarterly reports within 45 days after the end of each fiscal quarter and annual reports within 90 days of the end of each fiscal year. Such reports will be prepared, at our expense, by Vestin Mortgage. These reports contain financial information and an analysis of our business for that quarter or year, including comparisons with prior performance, as well as additional disclosure in the annual reports. In addition, each annual report distributed to members will disclose a per unit estimated value of the units, the method by which it was developed, and the date of the data used to develop the estimated value. The holders of over 5% of our units will be required to file reports reflecting their levels of unit ownership.

LEGAL MATTERS

For matters of Nevada law, Levine, Garfinkel & Katz, LLP, Vestin Mortgage’s attorneys, have reviewed the legality of our issuance of units. Ira Levine, Secretary of Vestin Group, is a partner in Levine, Garfinkel & Katz, LLP. Our tax counsel is Wendel, Rosen, Black & Dean, LLP, Oakland, California.

EXPERTS

The consolidated financial statements of Vestin Fund III, LLC, at December 31, 2005 and 2004, appearing in this prospectus and Registration Statement has been audited by Moore Stephens Wurth Frazer and Torbet, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

This prospectus does not contain all the information in the Registration Statement on Form S-11 (No. 333-105017) and accompanying exhibits which we have filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933. Additionally, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and, consequently, file annual and quarterly reports and other information with the Commission. Copies of the Registration Statement on Form S-11 and all amendments thereto and other reports and information filed by us can be inspected and copied at the public reference facilities (phone number (800) SEC-0330) maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of that material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information for registrants that file electronically with the Commission. The address of this site is http://www.sec.gov.

INDEX TO CONSOLIDATEDFINANCIAL STATEMENTS AND SUPPLEMENTARY INFORMATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of Vestin Fund III, LLC

We have audited the accompanying consolidated balance sheets of Vestin Fund III, LLC and subsidiary (formerly RE Investments III, LLC) (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, members’ equity, and cash flows for the years ended December 31, 2005 and 2004 and for the period from April 16, 2003 (Inception) to December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vestin Fund III, LLC and subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations and their consolidated cash flows for the years then ended and for the period from April 16, 2003 (Inception) to December 31, 2003 in conformity with U.S. generally accepted accounting principles.

The supplemental schedules are presented for purposes of additional analysis and are not a required part of the consolidated financial statements. Such information has been subjected to the auditing procedures applied in our audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Orange, California
March 9, 2006

Vestin Fund III, LLC

CONSOLIDATED BALANCE SHEETS

ASSETS

	DECEMBER 31, 2005	DECEMBER 31, 2004

Cash	$1,167,000	$6,286,000
Interest receivable	194,000	127,000
Investment in real estate loans, net of allowance for loan losses of $73,000 as of December 31, 2005 and 2004	22,964,000	13,520,000
Investment in real property, net of accumulated depreciation of $287,000 and $77,000 as of December 31, 2005 and 2004, respectively	9,591,000	9,814,000
Capitalized loan fees, net of amortization of $16,000 and $4,000 as of December 31, 2005 and 2004 respectively	99,000	111,000
Assets under secured borrowings	527,000	2,590,000
Deferred rent receivable	168,000	--
Deferred offering costs	--	926,000

Total assets	$34,710,000	$33,374,000

LIABILITIES AND MEMBERS' EQUITY

Liabilities
Accounts payable	$156,000	$--
Due to Manager	38,000	1,094,000
Secured borrowings	527,000	2,590,000
Note payable	4,830,000	4,928,000

Total liabilities	5,551,000	8,612,000

Members' equity - Authorized 10,000,000 units, 2,974,419 units issued and outstanding at December 31, 2005 and 2,471,658 units issued and outstanding at December 31, 2004	29,159,000	24,762,000
Total members' equity	29,159,000	24,762,000

Total liabilities and members' equity	$34,710,000	$33,374,000

Vestin Fund III, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEARS ENDED DECEMBER 31,		FOR THE PERIOD FROM APRIL 16, 2003 (INCEPTION) TO DECEMBER 31,
	2005	2004	2003

Revenues
Interest income from investments in real estate loans	$2,341,000	$1,269,000	$--
Interest income related to secured borrowings	160,000	687,000	--
Rental income-related party	1,040,000	317,000	--
Other	75,000	87,000	--
Total revenues	3,616,000	2,360,000	--

Operating expenses
Management fees-related party	155,000	36,000	--
Interest expense related to secured borrowings	136,000	630,000	--
Interest expense related to investment in real estate	301,000	80,000	--
Provision for loan losses	--	73,000	--
Depreciation and amortization	222,000	81,000	--
Professional fees	314,000	62,000	--
Professional fees-related party	93,000	ំ
Other	73,000	28,000	1,000
Total operating expenses	1,294,000	990,000	1,000

NET INCOME (LOSS)	$2,322,000	$1,370,000	$(1,000)

Net income (loss) allocated to members	$2,322,000	$1,370,000	$(1,000)

Net income (loss) allocated to members per weighted average membership units	$0.82	$0.78	$--

Weighted average membership units	2,817,055	1,751,700	--

Vestin Fund III, LLC

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

	UNITS	AMOUNT
Members' equity at December 31, 2003	--	$(1,000)

Issuance of units	2,425,244	24,278,000

Distributions	--	(1,350,000)

Reinvestments of distributions	47,462	476,000

Members' redemptions	(1,048)	(11,000)

Net income	--	1,370,000

Members' equity at December 31, 2004	2,471,658	$24,762,000

Issuance of units, including 54,862 units issued in lieu of payment of deferred offering costs	440,677	3,976,000

Distributions	--	(2,555,000)

Reinvestments of distributions	96,451	984,000

Members' redemptions	(34,367)	(330,000)

Net income	--	2,322,000

Members' equity at December 31, 2005	2,974,419	$29,159,000

VESTIN FUND III, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE YEARS ENDED DECEMBER 31,		FOR THE PERIOD FROM APRIL 16, 2003 (INCEPTION) TO DECEMBER 31,
	2005	2004	2003

Cash flows from operating activities:
Net income	$2,322,000	$1,370,000	$(1,000)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	210,000	76,000	--
Amortization of capitalized loan fees	12,000	4,000	--
Provision for loan losses	--	73,000	--
Change in operating assets and liabilities:
Interest receivable	(67,000)	(127,000)	--
Deferred rent receivable	(168,000)	--	--
Capitalized loan fees	--	(115,000)	--
Accounts payable	156,000	--	--
Due to Manager	(130,000)	162,000	6,000

Net cash provided by operating activities	2,335,000	1,443,000	5,000

Cash flows from investing activities:
Investments in real estate loans on real estate	(16,976,000)	(20,442,000)	--
Sale of investments in real estate loans	--	2,114,000	--
Proceeds from loan payoff	7,032,000	9,736,000	--
Proceeds from title settlement on investment in real property	13,000	--	--
Purchase of investments in real estate loans from Fund II	--	(10,000,000)	--
Proceeds received from sale of real estate loans to Vestin Fund II, LLC	500,000	5,000,000	--
Purchase of investment in real property	--	(4,941,000)	--

Net cash used by investing activities	$(9,431,000)	$(18,533,000)	$--

VESTIN FUND III, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE YEARS ENDED DECEMBER 31,		FOR THE PERIOD FROM APRIL 16, 2003 (INCEPTION) TO DECEMBER 31,
	2005	2004	2003

Cash flows from financing activities:
Proceeds from issuance of member units	$3,976,000	$24,278,000	$--
Payments on notes payable	(98,000)	(22,000)	--
Members' redemptions	(330,000)	(11,000)	--
Distributions, net of reinvestments	(1,571,000)	(874,000)	--

Net cash provided by financing activities	1,977,000	23,371,000

NET CHANGE IN CASH	(5,119,000)	6,281,000	5,000

Cash, beginning	6,286,000	5,000	--

Cash, ending	$1,167,000	$6,286,000	$5,000

Interest paid during the period	$301,000	$80,000	$--

Non-cash financing activities:

Offering costs paid by Vestin Mortgage, Inc. recorded as deferred offering costs and due to manager on the accompanying balance sheet	$--	$259,000	$667,000
Change in loans funded through secured borrowing	$2,063,000	$2,590,000	$--
Note payable related to acquisition of investment in real estate	$--	$4,950,000	$--
Reimbursements of offering costs paid by Vestin Mortgage, Inc. converted to 54,862 membership units	$565,000	$--	$--
Deferred offering costs that were expensed by Vestin Mortgage and recorded as a reduction in due to manager	$455,000	$--	$--

VESTIN FUND III, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE A — ORGANIZATION

Vestin Fund III, LLC was organized in April 2003 as a Nevada limited liability company for the purpose of investing in real estate loans and income-producing real property. In this report we refer to Vestin Fund III, LLC as “the Company”, “our Company”, the “Fund”, “we”, “us”, or “our”. We invest in loans secured by real estate through deeds of trust or mortgages (hereafter referred to as “deeds of trust”). We commenced operations in February 2004. We will continue our operations until December 2023 unless dissolved prior thereto or extended by vote of the members under the provisions of our Operating Agreement.

We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder. As a company investing in real estate loans, investments in real estate and raising funds through our Distribution Reinvestment Plan, we are subject to the North American Securities Administration Act Mortgage Program Guidelines and Real Estate Guidelines (collectively, the “NASAA Guidelines”) promulgated by the state securities administrators.

On November 7, 2003, our Registration Statement as filed with the Securities and Exchange Commission became effective for the initial public offering of up to 10,000,000 units at $10 per unit (“Unit”). As of December 31, 2005, we had sold approximately 2,865,921 Units. Members may participate in our Distribution Reinvestment Plan whereby the members’ distributions may be used to purchase additional Units at the current value. As of December 31, 2005, approximately 143,913 Units had been purchased under this plan. On November 7, 2005, we discontinued the offering of our Units; however, members may continue to purchase additional Units through our Distribution Reinvestment Plan.

Our Manager is Vestin Mortgage, Inc. (the “Manager”), a Nevada corporation and licensed mortgage broker engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. Our Manager is a wholly owned subsidiary of Vestin Group, Inc., a Delaware corporation (“Vestin Group”). Michael V. Shustek, the Chief Executive Officer (“CEO”) and Director of the Manager, acquired all of the outstanding shares of common stock of Vestin Group, Inc. pursuant to a tender offer and follow-on short form merger, which closed on May 26, 2005. Vestin Group filed a Form 15 with the United States Securities and Exchange Commission (SEC) on May 11, 2005 to terminate its reporting obligations under the Securities Exchange Act of 1934. Through its subsidiaries, Vestin Group is engaged in asset management, real estate lending and other financial services.

Our Operating Agreement provides that the Manager controls the daily operating activities of the Company, including the power to assign duties, to determine how to invest our assets, to sign bills of sale, title documents, leases, notes, security agreements, real estate loan investments and contracts, and to assume direction of the business operations. As a result, our operating results are dependent on our Manager’s ability and intent to continue to service the Company’s assets. The Operating Agreement also provides that the members have certain rights, including the right to terminate the Manager subject to a majority vote of the members.

Vestin Mortgage, Inc. is also the Manager of Vestin Fund I, LLC (“Fund I”), Vestin Fund II, LLC (“Fund II”) and inVestin Nevada, Inc., a company wholly owned by our Manager’s CEO. These entities also invest in commercial real estate loans.

We invest in real estate loans throughout the areas in which Vestin Mortgage and its correspondents have experience. As of December 31, 2005, our loans are in the following states; Arizona, California, Nevada, North Carolina, Oklahoma, Oregon, Texas, Washington and Wisconsin. The, loans we invest in are selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or a non-affiliated mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, makes or invests in the loan, and brokers or sells the loan to us. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about ten to twenty days.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.

Revenue Recognition

Interest is recognized as revenue when earned according to the terms of the loans, using the effective interest method. We do not recognize interest income on loans once they are determined to be impaired. A loan is impaired when based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due. Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction or when management does not believe our investment in the loan is fully recoverable.

Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. Rental revenue is recorded for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants for rents that it expects to collect over the remaining lease term as deferred rents receivable. When the Company acquires a property, the term of the existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Revenue recognition is considered to be critical because the evaluation of the reliability of such deferred rents receivable involves management’s assumptions relating to such tenant’s viability.

We recognize income from rent once all of the following criteria are met in accordance with the Statement of Financial Accounting Standards (FAS) No. 13 Accounting for Leases:

•	The agreement has been fully executed and delivered;

•	Services have been rendered;

•	The amount is fixed or determinable, and

•	The collectibility is reasonable assure.

Investments in Real Estate Loans

The Company may from time to time acquire or sell investments in real estate loans from or to the Manager or other related parties pursuant to the terms of the Company's Operating Agreement provided the price does not exceed the original cost. The purpose primarily is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of the Company's capital. For example, the Company's Operating Agreement provides certain guidelines with respect to loan concentration by dollar amount, location and lien position. Selling or buying loans allows the Company to diversify its loan portfolio within these parameters. Due to the short term nature of the loans the Company makes and the similarity of interest rates in loans the Company normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages (hereafter referred to as “deeds of trust”). Generally, all of our real estate loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance with no gain or loss recognized by us or any affiliate. Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if developed” values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. As most of the appraisals will be prepared on an “as-if developed” basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

Currently, all of our loans provide for payments of interest only with a “balloon” payment of principal payable in full at the end of the term. In addition, we also invest in real estate loans that have interest reserves. Loans with interest reserves require the borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time.

At December 31, 2005, we had $3.9 million in investments in real estate loans that had interest reserves where the total outstanding principal was approximately $53.2 million, including participating lenders. These loans had interest reserves of approximately $2.4 million, of which our portion is $0.7 million. At December 31, 2004, we had $10.4 million in investments in real estate loans that had interest reserves where the total outstanding principal was approximately $131 million, including participating lenders. These loans had interest reserves of approximately $5.8 million, of which our portion was $0.7 million.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment. The Manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the provision for loan loss or included as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a non-conventional lender willing to invest in loans to borrowers who may not meet the credit standards of conventional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. We generally approve loans more quickly than other real estate lenders, and due to our expedited underwriting process, there is a risk that the credit inquiry we perform will not reveal the material facts pertaining to a borrower and the security.

Additional facts and circumstances are discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. Circumstances that may cause significant changes in our estimated allowance include:

(a)	Declines in real estate market conditions, which can cause a decrease in expected market value.

(b)	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes.

(c)
Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances.

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed upon property.

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Investments in Real Property

Real property is stated at cost, less accumulated depreciation. Amounts capitalized as investments in real property consist of the cost of acquisition or construction and any tenant improvements or major improvements that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred. Upon acquisition, the purchase price of the property is allocated to land, building and improvements and other intangible assets and associated liabilities as required by FAS No. 141 Business Combinations. The allocation to land is based on an estimate of its fair value based on available information, including appraisals. The allocation to other intangible assets represents the value associated with the in-place leases, including leasing commission, legal and other related costs.

Real property is depreciated using the straight-line method over the useful lives of the assets by class generally as follows:

Land	Not Depreciated
Building	40 Years
Building Improvements	10-25 Years
Land Improvements	20-25 Years
Tenant Improvements	Lease Term
Intangible Lease Assets	Lease Term

Our Manager continually monitors events and changes in circumstances that could indicate carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, our Manager assesses the recoverability of the assets by determining whether the carrying value of the real estate and related intangible assets will be recovered through the undiscounted future cash flows expected from the use and eventual disposition of the asset.

In the event the expected undiscounted future cash flows do not exceed the carrying value, we adjust the real estate and intangible assets to their fair value and recognize an impairment loss. Our Manager has determined there has been no impairment in the carrying value of real property held by us during the year ended December 31, 2005.

Deferred Offering Costs

Deferred offering costs consist primarily of legal, accounting and registration fees related to the Proposed Offering and that will be charged to capital upon the receipt of the capital or charged to expense if not completed.

Our Manager was reimbursed for out of pocket offering expenses in an amount not to exceed 2% of the gross proceeds of the offering of our units. As of December 31, 2005, offering costs of approximately $565,000 were incurred by us and paid by our Manager on our behalf. These deferred offerings costs, which are primarily legal, accounting and registration fees, were converted to 54,862 membership units at a price equal to the then effective unit value. The, additional costs above the 2% of the gross proceeds of the offering were absorbed by our Manager.

Secured Borrowings

Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any revenues for entering into secured borrowing arrangements. Loans in which third party investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with FAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“FAS No. 140”). The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby a third party investor (the “Investor”) may participate on a senior basis in certain real estate loans with us and/or Fund I and/or Fund II (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing in accordance with FAS No. 140. We do not receive any revenues for entering into secured borrowing arrangements.

Fair Value of Financial Instruments

FAS. 107, Disclosures about Fair Value of Financial Instruments, requires the determination of fair value of our financial assets. The following methods and assumptions were used to estimate the fair value of financial instruments included in the following categories:

(a)	Certificate of Deposits and Short-Term Investments: The carrying amount of these instruments is at amortized cost, which approximates fair value.

(b)
Investment in Real Estate Loans: The carrying value of these instruments, net of the allowance for loan losses, approximates the fair value due to their short-term maturities. Fair values for loans, which are delinquent and/or in foreclosure are indeterminable at this time as no ready market exists for these loans, but fair value may be significantly below the current carrying value.

(c)
Assets under Secured Borrowing: The carrying amount of these instruments approximate fair value. The fair value is estimated based upon projected cash flows discounted at the estimated current interest rates at which similar loans would be made.

At December 31, 2005 and 2004, the estimated fair value, of the real estate loans were approximately $23.0 million and $13.6 million, respectively. At December 31, 2005 and 2004, the estimated fair values of assets under secured borrowings were approximately $0.5 million and $2.6 million, respectively. These estimates were based upon the present value of expected cash flows discounted at rates currently available for similar loans. Fair value estimates are made at a specific point in time; based on relevant market information; are subjective in nature; and involve uncertainties and matters of significant judgment. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that would be collected upon maturity or disposition of the loans.

Net Income Allocated to Members Per Weighted Average Membership Unit

Net income allocated to members per weighted average membership unit is computed by dividing net income calculated in accordance with U. S. GAAP by the weighted average number of membership units outstanding for the period.

Income Taxes

Income tax effects resulting from our operations pass through to our members individually and, accordingly, no provision for income taxes is included in the financial statements.

Reclassifications

Certain reclassifications have been made to the prior year’s financial statements to conform with the current year presentation.

NOTE C — FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

Financial instruments with concentration of credit and market risk include cash and loans secured by deeds of trust.

We maintain cash deposit accounts and certificates of deposit, which, at times, may exceed federally insured limits. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash. As of December 31, 2005 and 2004, we had approximately $1.2 million and $6.2 million, respectively, in excess of the federally insured limits.

As of December 31, 2005, 18% of our real estate loans were in Nevada compared to 30% at December 31, 2004. Additionally, as of December 31, 2005, 25% of our real estate loans were in Arizona compared to 51% at December 31, 2004 and 24% of our real estate loans were in California compared to 12% at December 31, 2004. As a result of this geographical concentration of our real estate loans, a downturn in the local real estate markets in Nevada, Arizona, and California could have a material adverse effect on us.

At December 31, 2005, the aggregate amount of loans to our three largest borrowers represented 41% of our total investment in real estate loans. These real estate loans consisted of commercial, land and acquisition and development, located in Arizona, Nevada and California with a first lien position, earning between 10% and 12%, and outstanding balances of approximately $9.2 million. At December 31, 2004, the aggregate amount of loans to our three largest borrowers represented 55% of our total investment in real estate loans. These real estate loans consisted of commercial and land loans, located in Arizona and Nevada, with a first lien position, earning between 10% and 15%, and outstanding balances of approximately $7.5 million. Because we have a significant concentration of credit risk with our three largest borrowers, a default by any of such borrowers could have a material adverse effect on us.

At December 31, 2005 and 2004, there was one loan with a balance of approximately $4.3 million and $4.1 million, respectively, representing 19% and 30%, respectively, of our total investment in real estate loans. This land loan was located in Arizona, with a first lien position, earning 10% interest.

Most of our real estate loans will require the borrower to make a balloon payment of the principal at maturity. The success of a borrower’s ability to repay our real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash. An increase in interest rates over the loan rate applicable at origination of the loan may have an adverse effect on the borrower’s ability to refinance.

NOTE D — INVESTMENTS IN REAL ESTATE LOANS

We have five real estate loan products consisting of commercial, construction, acquisition and development, land, and residential loans. The effective interest rates on all product categories range from 6% to 14%. Revenue by product will fluctuate based upon relative balances during the period.

Investments in real estate loans as of December 31, 2005 were as follows:

Loan Type	Number Of Loans	Fund Balance	Weighted Average Interest Rate	Portfolio Percentage	Loan To Value (2)

Acquisition and development	3	$3,806,000	11.30%	16.52%	47.74%
Commercial (1)	12	12,244,000	9.63%	53.15%	65.33%
Construction	2	1,231,000	12.00%	5.34%	64.50%
Land	3	5,756,000	11.01%	24.99%	56.44%
	20	$23,037,000	10.38%	100.00%	60.16%

Investments in real estate loans as of December 31, 2004 were as follows:

Loan Type	Number Of Loans	Fund Balance	Weighted Average Interest Rate	Portfolio Percentage	Loan To Value (2)

Acquisition and development	3	$6,319,000	10.90%	46.49%	56.74%
Commercial (1)	3	4,848,000	12.26%	35.67%	66.27%
Construction	1	266,000	12.00%	1.95%	66.53%
Land	3	2,160,000	12.81%	15.89%	71.82%
	10	$13,593,000	11.71%	100.00%	62.73%

(1)	Bridge loans are a subcategory of commercial loans in which we provide interim financing for borrowers seeking long-term, permanent financing.

(2)
Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals, which may be commissioned by the borrower, are generally dated no greater than 12 months prior to the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if developed” values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an “as-if developed” basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Balance Sheet:

	December 31, 2005 Balance	December 31, 2004 Balance
Balance Per Loan Portfolio	$23,037,000	$13,593,000
Less:
Allowance for Loan Losses	73,000	73,000
Balance per Balance Sheet	$22,964,000	$13,520,000

The following is a schedule of investments in real estate loans by lien position.

Loan Type	December 31, 2005 Balance	Portfolio Percentage	December 31, 2004 Balance	Portfolio Percentage

First Deeds of Trust	$21,527,000	93.45%	$11,015,000	81.03%
Second Deeds of Trust**	1,510,000	6.55%	2,578,000	18.97%
	$23,037,000	100.00%	$13,593,000	100.00%

**Generally, our second deeds of trust are junior to first deeds of trust position held by either us or our Manager.

As of December 31, 2005 all contractual investments in real estate loans mature during 2006.

The following is a schedule by geographic location of investments in real estate loans as of December 31, 2005 and 2004:

	December 31, 2005 Balance	Portfolio Percentage	December 31, 2004 Balance	Portfolio Percentage

Arizona	$5,807,000	25.21%	$6,865,000	50.50%
California	5,490,000	23.83%	1,648,000	12.12%
Nevada	4,194,000	18.21%	4,080,000	30.02%
North Carolina	102,000	0.44%	--	--
Oklahoma	1,000,000	4.34%	1,000,000	7.36%
Oregon	1,356,000	5.89%	--	--
Texas	2,525,000	10.96%	--	--
Washington	1,360,000	5.90%	--	--
Wisconsin	1,203,000	5.22%	--	--
Total	$23,037,000	100.00%	$13,593,000	100.00%

Our Manager periodically reviews and makes a determination as to whether the allowance for loan losses is adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income when the asset is disposed. As of December 31, 2005, we have provided a general allowance for loan losses of $73,000. Our Manager evaluated the loans and concluded that the underlying collateral was sufficient to protect us, against further losses of principal or interest. Our Manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded. As of December 31, 2005, all of our loans were performing.

Because any decision regarding the allowance for loan losses reflects a judgment about the probability of future events, there is an inherent risk that such judgments will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any reserve. To the extent that we experience losses greater than the amount of our reserves, we may incur a charge to our earnings that will adversely affect our operating results and the amount of any distributions payable to our members.

The following is a roll-forward of the allowance for loan losses for the 12 months ended December 31, 2005:

Description	Balance at December 31, 2004	Provisions	Deductions	Balance at December 31, 2005
General Valuation Allowance	$73,000	--	--	$73,000

In addition, our Manager had granted extensions on six loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. However, our Manager only grants extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. The aggregate amount due from borrowers whose loans had been extended as of December 31, 2005 was approximately $7.6 million. Our Manager concluded that no allowance for loan loss was necessary with respect to these loans as of that date.

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans. The amounts of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectibility is doubtful is a matter of judgment. On a quarterly basis, the Manager evaluates our real estate loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired. Rather, all relevant circumstances are considered by our Manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the loan amount.

Based upon this evaluation, a determination was made as to whether the allowance for loan losses was adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income. As of December 31, 2005, our Manager had provided for $73,000 as a general allowance for loan losses.

NOTE E — INVESTMENT IN REAL PROPERTY

Investment in real property consists of an approximately 42,000 square foot office building located at 8379 West Sunset Road in Las Vegas, Nevada. The purchase price and related closing costs was approximately $9,800,000. As of December 31, 2005, the building was fully leased by Vestin Group, earning us monthly rent revenue of approximately of $87,000. Vestin Group has sub-leased office space in the building as permitted by the lease agreement at rates equal to or less than rates we receive. We provided $4,850,000 of the purchase price from our capital and borrowed $4,950,000 for the remainder of the purchase price. We subsequently conveyed the real property to our wholly owned subsidiary, VF III HQ, LLC.

Subsequent to the purchase of this property we invested an additional $90,000 in tenant improvements. As of December 31, 2005, the carrying value of this property was $9,591,000, net of accumulated depreciation of $287,000.

NOTE F — LEASING ACTIVITY

The Company leases a facility to Vestin Group under a 10-year non-cancelable lease agreement, expiring March 2014, with two, five-year optional extensions. The agreement calls for an annual base rent of approximately $894,000, plus a 4% annual increase. Rental income recognized for the leased facility is recognized on a straight-line basis over the term of the lease. For year ended December 31, 2005 and 2004, rental income totaled $1,040,000 and $317,000, respectively. Deferred rent receivable as of December 31, 2005 was $168,000.

Future minimum base rent to be received, due under non-cancelable leases with Vestin Group in effect as of December 31, 2005 are as follows:

January 1 Through December 31, 2006	$906,000
January 1 Through December 31, 2007	942,000
January 1 Through December 31, 2008	980,000
January 1 Through December 31, 2009	1,020,000
January 1 Through December 31, 2010	1,060,000
Thereafter:	4,307,000

Total:	$9,215,000

NOTE G — RELATED PARTY TRANSACTIONS

From time to time we may acquire or sell investments in real estate loans from/to our Manager or other related parties pursuant to the terms of our Operating Agreement provided the price does not exceed the original cost. No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Transactions with the Manager

Our Manager is entitled to receive from us a management (acquisition and advisory) fee up to 2.5% of the gross offering proceeds and up to 3% of our rental income. For the year ended December 31, 2005 and 2004, we recorded fees to our Manager of approximately $155,000 and $36,000 respectively.

As of December 31, 2004, we owed our Manager and Vestin Group approximately $1.1 million, primarily related to deferred offering costs paid on our behalf as well as unpaid management fees. As of December 31, 2005, we owed our Manager approximately $38,000 for unpaid management fees.

Our Manager was reimbursed for out of pocket offering expenses in an amount not to exceed 2% of the gross proceeds of the offering of our units. As of December 31, 2005, offering costs of $565,000 were incurred by us and paid by our Manager on our behalf. These deferred offerings costs, which are primarily legal, accounting and registration fees, were converted to 54,862 membership units at a price equal to the then effective unit value. The, additional costs above the 2% of the gross proceeds of the offering were absorbed by our Manager.

During the year ended December 31, 2004, we acquired an office building located in Las Vegas, Nevada (the “Property”) for approximately $9,800,000, which is inclusive of $200,000 paid to the Manager for advisory and diligence fees. As of December 31, 2005, the Property was fully leased to Vestin Group, earning us monthly rent revenue of approximately of $87,000. Vestin Group has sub-leased office space in the building as permitted by the lease agreement at rates equal to or less than rates we receive. We provided $4,850,000 of the purchase price from our capital and borrowed $4,950,000 for the remainder of the purchase price. We subsequently transferred the Property to our wholly owned subsidiary, VFIII HQ, LLC.

The, property underlying the building was originally purchased by an unrelated party from a company wholly owned by the principal stockholder and Chief Executive Officer of our Manager who has advised our Manager that he earned a profit of approximately $1.0 million in connection with the sale.

Transactions with the Funds

During the year ended December 31, 2005 and 2004, we sold $500,000 and $5 million respectively, in real estate loans to Fund II.

During the year ended December 31, 2004, we purchased $10 million in real estate loans from Fund II.

Transactions with Other Related Parties

During the year ended December 31, 2005 and 2004, we incurred expenses of $83,000 and $0 respectively, to L.L. Bradford & Company, LLC, a certified public accounting firm for accounting services. A former Director and Officer of Vestin Group is an equity owner in that firm.

During the year ended December 31, 2005 and 2004, we incurred expenses of $10,000 and $0 respectively, for legal fees to the law firm of Levine, Garfinkel, and Katz in which the Secretary of Vestin Group has an equity ownership interest.

NOTE H — SECURED BORROWINGS

Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any revenues for entering into secured borrowing arrangements. Loans in which third party investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with FAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“FAS No. 140”). The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby a third party investor (the “Investor”) may participate on a senior basis in certain real estate loans with us and/or Fund I and/or Fund II (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through participation agreements (“Participation Agreements”). In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lenders being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing in accordance with FAS No. 140.

As of December 31, 2005, and December 31, 2004, funds being used under Inter-creditor and Participation Agreements where we have potential obligations as defined above totaled $527,000, and $2,590,000, respectively.

NOTE I — NOTE PAYABLE

Note payable consists of the following:

Balance at December 31, 2005
10- year note payable secured by real property, bearing interest at 5.6% per annum, payable in monthly principal and interest installments of $31,000	$4,830,000

As of December 31, 2005, the scheduled principal reduction of the note payable was as follows:

January 1 Through December 31, 2006	$100,000
January 1 Through December 31, 2007	106,000
January 1 Through December 31, 2008	112,000
January 1 Through December 31, 2009	119,000
January 1 Through December 31, 2010	125,000
Thereafter:	4,268,000

Total:	$4,830,000

NOTE J — MEMBERS’ EQUITY

Membership Units

During the year ended December 31, 2005, we sold approximately 385,815 units, for proceeds totaling $3,976,000. Additionally, members’ received 96,451 units as a result of reinvestments of distributions for the year ended December 31, 2005.

Our Manager was reimbursed for out of pocket offering expenses in an amount not to exceed 2% of the gross proceeds of the offering of our units. As of December 31, 2005, offering costs of $565,000 were incurred by us and paid by our Manager on our behalf. These deferred offerings costs, which are primarily legal, accounting and registration fees, were converted to 54,862 membership units at a price equal to the then effective unit value. The, additional costs above the 2% of the gross proceeds of the offering were absorbed by our Manager.

Allocations and Distributions

In accordance with our Operating Agreement, profits, gains and losses are to be credited to and charged against each member’s capital account in proportion to their respective capital accounts as of the close of business on the last day of each calendar month.

Distributions are paid monthly to members. Members may elect to reinvest their distributions. For the year ended December 31, 2005, distributions to members were approximately $2,555,000.

Working Capital Reserves

We are required by our Operating Agreement to maintain working capital reserves of approximately 3% of the aggregate capital accounts of the members. This reserve is available to pay any future expenses in excess of revenues, satisfy obligations of underlying secured properties, expend money to satisfy our unforeseen obligations and other permitted uses of our working capital. Working capital reserves up to 3% in cash or cash equivalents are excluded from the funds committed to investments in determining what proportion of the offering proceeds and reinvested distributions have been invested in real estate loans or real property.

Value of Members’ Capital Accounts

In accordance with Section 7.8 of our Operating Agreement, our Manager reviewed the value of our assets during the last quarter of fiscal year 2005. Based on this review, as a result of an increase in the value of our assets, the value of members’ capital accounts was adjusted from $10.30 per unit to $10.50 per unit. As a result, new units sold and units redeemed on or after December 15, 2005 have been sold or redeemed at $10.50 per unit. The change in valuation is primarily for tax and capital account purposes and does not reflect the change in the value of the units calculated in accordance with GAAP. Accordingly, unit prices calculated under GAAP may be different than the adjusted price per unit.

NOTE K — RECENT ACCOUNTING PRONOUNCEMENTS

In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”) Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143”. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 states that a conditional asset retirement obligation is a legal obligation to perform an asset retirement activity in which the timing or method of settlement are conditional upon a future event that may or may not be within control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application for the interim financial information is permitted but not required. Early adoption of FIN 47 is encouraged. We do not expect the adoption of FIN 47 to have a material impact on our financial position or results of operations.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued FAS No. 154 (“FAS 154”), Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FAS Statement No. 3. APB No. 20, Accounting Changes, and FAS No. 3, Reporting Accounting Changes in Interim Financial Statements, required the inclusion of the cumulative effect of changes in accounting principle in net income in the period of change. FAS 154 establishes, unless impracticable, retrospective application to prior periods’ financial statements as the required method for reporting a voluntary change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not believe that the adoption of FAS No. 154 will have a material impact on our financial statements.

In June 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue 05-6, “Determining the Amortization Period for Leasehold Improvements”. EIFT 05-6 states that the amortization period that is to be used for a leasehold improvement that are placed in service significantly after and not contemplated at the beginning of the lease term should be the lesser of the useful life of the acquired leasehold improvement or a period that reflects renewals that are reasonably assured upon the purchase of the leasehold improvement. EITF 05-6 is effective for periods beginning after June 29, 2005. We do not believe that adoption of EITF 05-6 will not have an impact on our financial position or results of operations.

FASB Staff Position (FSP) FAS 115-1/124-1, replacing Emerging Issues Task Force (EITF) 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” - On November 3, 2005, the FASB released FSP FAS 115-1 and FAS 124-1 replacing EITF 03-1. The final language on FSP FAS 115-1 / FAS 124-1 requires investors to recognize an impairment loss when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP applies to reporting periods beginning after December 15, 2005. We do not expect the adoption of Staff Position (FSP) FAS 115-1/124-1 to have a material impact on our financial position or results of operations.

On February 16, 2006, the FASB issued FAS No. 155, "Accounting for Certain Hybrid Financial Instruments" (FAS 155), an amendment of FAS 140 and FAS 133. FAS 155 permits the Company to elect to measure any hybrid financial instrument at fair value (with changes in fair value recognized in earnings) if the hybrid instrument contains an embedded derivative that would otherwise be required to be bifurcated and accounted for separately under FAS 133. The election to measure the hybrid instrument at fair value is made on an instrument-by-instrument basis and is irreversible. The Statement will be effective for all instruments acquired, issued, or subject to a remeasurement event occurring after the beginning of the Company's fiscal year that begins after September 15, 2006, with earlier adoption permitted as of the beginning of the Company's 2006 fiscal year, provided that financial statements for any interim period of that fiscal year have not yet been issued. We do not expect the adoption of FAS 155 to have a material impact on our financial position or results of operations.

NOTE L — LEGAL MATTERS INVOLVING THE MANAGER

Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc., a company wholly owned by Michael V. Shustek, the sole shareholder and CEO of Vestin Group are defendants in a civil action entitled Desert Land, LLC et al. v. Owens Financial Group, Inc. et al (the “Action”). The Action is based upon allegations that Del Mar Mortgage and/or Vestin Mortgage charged unlawful fees on various loans arranged by them. Desert Land sought in excess of $10 million in monetary damages. On April 10, 2003, the United States District Court for the District of Nevada (the “Court”) entered judgment jointly and severally in favor of Desert Land against Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc. Judgment was predicated upon the Court’s finding that Del Mar Mortgage, Inc. received an unlawful penalty fee from the plaintiffs.

The defendants subsequently filed a motion for reconsideration. The Court denied the motion and, on August 13, 2003, held that Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc. are jointly and severally liable for the judgment in the amount of $5,683,312 (which amount includes prejudgment interest and attorney’s fees). On August 27, 2003, the Court stayed execution of the judgment against Vestin Group and Vestin Mortgage based upon the posting of a bond in the amount of $5,830,000. Mr. Shustek personally posted a cash bond without any cost or obligation to Vestin Group and Vestin Mortgage. Additionally, Del Mar Mortgage, Inc. has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the Action, and Mr. Shustek has guaranteed the indemnification with his cash bond. On September 12, 2003, all of the defendants held liable to Desert Land appealed the judgment to the United States Court of Appeals for the Ninth Circuit, which heard the case on October 18, 2005. On November 15, 2005, the Ninth Circuit vacated the judgment of the District Court and dismissed the state law claims against the defendants without prejudice on the basis that the District Court lacked subject matter jurisdiction in the case. On November 29, 2005, Desert Land petitioned the Ninth Circuit Court for rehearing with a suggestion that the matter be heard en banc. On December 16, 2005, the District Court issued an Order releasing the Bond, and on January 6, 2006, the Ninth Circuit denied Desert Land’s petition and the matter remains dismissed. We were not a party to the action.

Our Manager is involved in a number of legal proceedings concerning matters arising in connection with the conduct of its business activities. The Manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously. The Manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on the Manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the Manager’s net income in any particular period.

NOTE M — LEGAL MATTERS INVOLVING THE COMPANY

The staff of the Pacific Regional Office of the United States Securities and Exchange Commission (SEC) conducted an investigation into certain matters related to us, Vestin Group, Vestin Mortgage, Vestin Capital, Fund I and Fund II. We have fully cooperated during the course of the investigation.

The Staff has notified us, Fund I, Fund II, our Manager, Vestin Capital and Michael V. Shustek, the Principal Executive Officer of our Manager and Vestin Capital, or collectively the Vestin Entities, that they intend to seek authority to bring an enforcement proceeding against the Vestin Entities alleging violations of Section 17 (a) of the Securities Act of 1933, Section 10 (b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder based upon certain sales practices employed for a period of time by the Vestin Entities. Specifically, the SEC Staff has advised that they believe certain slides used at sales seminars held to promote the sale of Fund II and Fund III units included disclosure regarding distributions to members of Fund I and Fund II that were misleading. The Vestin Entities are engaged in discussions with the Staff regarding the proposed recommendation and any remedies, which might be sought by the SEC Staff. Based upon these discussions, we currently believe that neither we nor Fund I, and Fund II will be named as parties in the enforcement recommendation. These settlement negotiations are ongoing and, at this time, we do not know if a mutually acceptable settlement will be reached.

We are involved in a number of legal proceedings concerning matters arising in connection with the conduct of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. We believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our net income in any particular period.

NOTE N — SELECTED QUARTERLY FINANCIAL DATED (UNAUDITED)

The following schedule is a selected quarterly financial date for fiscal year ended December 31, 2005:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Total Revenues	$854,000	$898,000	$859,000	$1,005,000	$3,616,000
Total Operating Expenses	$330,000	$333,000	$216,000	$415,000	$1,294,000
NET INCOME	$524,000	$565,000	$643,000	$590,000	$2,322,000

Net Income Allocated to Members	$524,000	$565,000	$643,000	$590,000	$2,322,000

Net Income Allocated to Members Per Weighted Average Membership Units	$0.20	$0.20	$0.22	$0.20	$0.82

Weighted Average Membership Units	2,665,400	2,836,033	2,865,352	2,958,579	2,817,055

Annualized Rate of Return to Members (a)	7.74%	7.76%	8.64%	7.68%	8.00%

Cash Distributions	$649,000	$697,000	$539,000	$670,000	$2,555,000

Cash Distributions Per Weighted Average Membership Units	$0.24	$0.25	$0.19	$0.23	$0.91

Weighted Average Term of Outstanding Loans	17 months	17 months	16 months	15 months	15 months

(a)
The annualized rate of return to members in 2005 is calculated based upon the net GAAP income allocated to members per weighted average units as of December 31, 2005 divided by the number of days during the period (90, 91, 92, 92 and 365 for the first quarter, second quarter, third quarter, fourth quarter and year, respectively) and multiplied by three hundred and sixty five (365) days, then divided by $10.30 (the cost per unit).

NOTE O — SEGMENT INFORMATION

Operating segments are components of an enterprise in which separate financial information is available that is regularly reviewed by the chief operating decision makers in assessing performance and deciding how to allocate resources. Reportable segments consist of one or more operating segments with similar economic characteristics, products and services, production processes, type of customer, distribution system and regulatory environment.

The information provided for Segment Reporting is based on internal reports utilized by management. The presentation and allocation of overhead and the net contribution for the operating segments may not reflect the actual economic costs, contribution or results of operations of the segments as stand-alone businesses. If a different basis of allocation were utilized, the relative contributions of the segments might differ, but the relative trends in segments would, in management’s view, likely not be impacted.

Our two reportable segments are investments in real estate loans and investments in real estate.

Financial information concerning our reportable segments is presented as follows for the year ended December 31, 2005:

	For the Year Ended December 31, 2005	Investment in Real Estate Loans	Investment in Real Estate
Revenues
Interest income from investments in real estate loans	$2,341,000	$2,341,000	$--
Interest income related to secured borrowings	160,000	160,000	--
Rental income	1,040,000	--	1,040,000
Other	75,000	75,000	--
Total revenues	3,616,000	2,576,000	1,040,000

Operating expenses
Management fees	155,000	112,000	43,000
Provision for loan losses	--	--	--
Professional fees	407,000	275,000	132,000
Other	73,000	53,000	20,000
Total operating expenses	635,000	440,000	195,000

EBITDA*	2,981,000	2,136,000	845,000

Less:
Depreciation and Amortization	222,000	--	222,000
Interest expense related to secured borrowings	136,000	136,000	--
Interest expense related to investment in real estate	301,000	--	301,000

NET INCOME	$2,322,000	$2,000,000	$322,000

Financial information concerning our reportable segments is presented as follows for the year ended December 31, 2004:

	For the Year Ended December 31, 2004	Investment in Real Estate Loans	Investment in Real Estate
Revenues
Interest income from investments in real estate loans	$1,269,000	$1,269,000	$--
Interest income related to secured borrowings	687,000	687,000	--
Rental income	317,000	--	317,000
Other	87,000	87,000	--
Total revenues	2,360,000	2,043,000	317,000

Operating expenses
Management fees	36,000	21,000	15,000
Provision for loan losses	73,000	73,000	--
Professional fees	62,000	36,000	26,000
Other	28,000	5,000	23,000
Total operating expenses	199,000	135,000	64,000

EBITDA*	2,161,000	1,908,000	253,000

Less:
Depreciation and Amortization	81,000	--	81,000
Interest expense related to secured borrowings	630,000	630,000	--
Interest expense related to investment in real estate	80,000	--	80,000

NET INCOME	$1,370,000	$1,278,000	$92,000

*EBITDA represents Earnings Before Interest, Taxes, Depreciation, and Amortization. We present EBITDA because we consider it an important supplemental measure of our performance but it does not represent cash flows. EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net earnings, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A reconciliation of EBITDA to net income is set forth above.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. In addition, EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

SUPPLEMENTARY INFORMATION

Schedule I
Vestin Fund III, LLC
REAL ESTATE LOANS ON REAL ESTATE
REAL ESTATE LOAN ROLLFORWARD

Balance, December 31, 2003	$--
Additions during the period
New real estate loans	20,442,000
Real Estate loans bought	10,000,000
Deductions during the period
Collections of principal	(9,736,000)
Real Estate loans sold	(7,113,000)

Net Change in 2004	13,593,000

Balance, December 31, 2004	$13,593,000

Additions during the period
New real estate loans	16,976,000
Real Estate loans bought	--
Deductions during the period
Collections of principal	(7,032,000)
Real Estate loans sold	(500,000)

Net Change in 2005	9,445,000

Balance, December 31, 2005	$23,037,000

Schedule II
Vestin Fund III, LLC
REAL ESTATE LOANS ON REAL ESTATE
REAL ESTATE LOANS BY TYPE OF PROPERTY

As of December 31, 2005:
Type of Property	Interest Rate	Face Amount of Loan	Fund Balance	Maturity Date	Amount Subject to Delinquency

Commercial	6% - 14%	$96,921,000	$12,244,000	03/2006 - 09/2006	$--
Construction	12%	$16,050,000	$1,231,000	03/2006 - 07/2006	$--
Acquisition and Development	8% - 12%	$75,662,000	$3,806,000	04/2006 - 05/2006	$--
Land	10% - 14%	$63,158,000	$5,756,000	02/2006 - 04/2006	$--
			23,037,000

As of December 31, 2004:
Type of Property	Interest Rate	Face Amount of Loan	Fund Balance	Maturity Date	Amount Subject to Delinquency

Commercial	10% - 15%	$27,500,000	$4,848,000	07/2005 - 10/2006	$--
Construction	12%	$3,495,000	$265,000	09/2005	$--
Acquisition and Development	10% - 13%	$59,431,000	$6,319,000	04/2005 - 03/2006	$--
Land	12% - 14%	$18,863,000	$2,161,000	06/2005 - 09/2005	$--
			13,593,000

Schedule III
Vestin Fund III, LLC
REAL ESTATE LOANS ON REAL ESTATE
REAL ESTATE LOANS BY LIEN POSITION

As of December 31, 2005:
Lien Position	Face Amount of Loan	Interest Rate	Fund Balance	Maturity Date	Amount Subject to Delinquency

1st	$229,459,000	6% - 14%	$21,527,000	03/2006 - 09/2006	$--
2nd	$22,332,000	14%	$1,510,000	02/2006 - 03/2006	$--
			23,037,000

As of December 31, 2004:
Lien Position	Face Amount of Loan	Interest Rate	Fund Balance	Maturity Date	Amount Subject to Delinquency

1st	$105,025,000	10% - 14%	$11,015,000	04/2005 - 04/2006	$--
2nd	$4,264,000	14% - 15%	$2,578,000	09/2005 - 10/2006	$--
			13,593,000

Schedule IV
Vestin Fund III, LLC
REAL ESTATE LOANS ON REAL ESTATE
REAL ESTATE LOANS THAT EXCEED THREE PERCENT OF THE PORTFOLIO

As of December 31, 2005:
Description of Loan	Interest Rate	Maturity Date	Extension Date	Lien Position	Face Amount of Loan	Carrying Amount of Loan	Amount Subject to Delinquency

A/D	12.00%	01/07/06	04/07/06	1st	$7,662,000	$2,420,000	$--
A/D	12.00%	05/10/06		1st	$33,000,000	$715,000	$--
Commercial	10.00%	04/30/06		1st	$15,000,000	$1,500,000	$--
Commercial	12.00%	09/01/05	03/01/06	1st	$4,431,000	$1,000,000	$--
Commercial	11.00%	01/20/06	04/20/06	1st	$7,000,000	$2,500,000	$--
Commercial	6.00%	07/15/06		1st	$4,600,000	$1,156,000	$--
Commercial	6.00%	07/15/06		1st	$6,500,000	$1,203,000	$--
Commercial	6.00%	07/15/06		1st	$4,320,000	$1,360,000	$--
Commercial	10.25%	08/18/06		1st	$24,500,000	$950,000	$--
Commercial	13.00%	09/30/06		1st	$19,500,000	$1,500,000	$--
Construction	12.00%	07/31/06		1st	$12,550,000	$930,000	$--
Land	10.00%	03/30/06		1st	$35,000,000	$4,307,000	$--
Land	14.00%	02/15/06		2nd	$21,632,000	$832,000	$--

As of December 31, 2004:
Description of Loan	Interest Rate	Maturity Date	Extension Date	Lien Position	Face Amount of Loan	Carrying Amount of Loan	Amount Subject to Delinquency
A/D	10.00%	03/30/06		1st	$35,000,000	$4,083,000	$--
A/D	13.00%	04/22/05		1st	$20,000,000	$1,236,000	$--
A/D	12.00%	09/01/05		1st	$4,431,000	$1,000,000	$--
Commercial	10.00%	04/30/06		1st	$15,000,000	$1,500,000	$--
Commercial	11.00%	07/14/05		1st	$12,500,000	$1,448,000	$--
Commercial	15.00%	10/28/06		2nd	$3,564,000	$1,900,000	$--
Land	14.00%	09/28/05		2nd	$700,000	$678,000	$--
Land	12.00%	06/30/05		1st	$12,063,000	$1,282,000	$--

ANNEX A

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
VESTIN FUND III, LLC
A NEVADA LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT (this “Agreement”) was made and entered into as of the 2nd day of May, 2003, and amended and restated as of January 17, 2005, by and among Vestin Mortgage, Inc., a Nevada corporation (the “Manager” and, in its capacity as a member of the Company, the “Initial Member” and collectively with all Persons who may become members of the Company from time to time in accordance herewith, the “Members”), and VESTIN FUND III, LLC, a Nevada limited liability company (the “Company”).

WITNESSETH

WHEREAS, the Initial Member and the Company desire to enter into an Operating Agreement to govern the Company’s operations;

NOW, WHEREFORE, in consideration for the mutual agreements, covenants and premises set forth herein, the Operating Agreement is hereby adopted:

ARTICLE 1

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

1.1 Formation. The Initial Member caused the formation of the Company on April 16, 2003 under the provisions of Title 7, Chapter 86, of the Nevada Statutes.

1.2 Name. The name of the Company is VESTIN FUND III, LLC.

1.3 Place of Business. The principal place of business of the Company is and will be located at 8379 West Sunset Road, Las Vegas, Nevada 89113, until the Manager changes it after giving the Members notice. In addition, the Company may maintain such other offices and places of business in the United States, as the Manager may deem advisable. The Manager will file all necessary or desirable documents to permit the Company to conduct its business lawfully in any state or territory of the United States.

1.4 Purpose. The primary purpose of this Company is to generate cash flow and to distribute to the Members the Profits of the Company from its operations. The Company will (i) invest in and purchase first, second, wraparound, participating and construction Mortgage Investments, and do all things reasonably related thereto, including developing, managing and either holding for investment or disposing of Real Property acquired through foreclosure, either directly or through general partnerships or other joint ventures, all as further provided for in this Agreement and (ii) acquire and own for investment purposes, either alone or in association with others, a diversified portfolio of income-producing Real Property and to engage in any and all activities related or incidental to such purpose.

1.5 Articles of Organization. The Company’s Articles of Organization, as amended, and Certificate of Acceptance of Appointment of Resident Agent have been duly executed, acknowledged and filed with the Office of the Secretary of State of the State of Nevada under the provisions of the Nevada Statutes. The Initial Member hereby approves, ratifies and confirms all of these actions. The Manager is authorized to execute and cause to be filed additional Certificates of Amendment of the Articles of Organization whenever required by the Nevada Statutes or this Agreement.

1.6 Term of Existence. The Company’s existence began on April 16, 2003 and, notwithstanding anything to the contrary in the Articles of Organization, will continue until December 31, 2023, unless earlier terminated under the provisions of this Agreement or by operation of law. A Majority may extend the Company’s term, provided that the Company remains in compliance with the NASAA Guidelines.

1.7 Power of Attorney. Each of the Members irrevocably constitutes and appoints the Manager as his true and lawful attorney-in-fact, with full power and authority for him, and in his name, place and stead, to execute, acknowledge, publish and file:

1.7.1 This Agreement, the Articles of Organization, as well as any and all amendments thereto required under the laws of the State of Nevada or of any other state, or which the Manager deems advisable to prepare, execute and file;

1.7.2 Any certificates, instruments and documents, including, without limitation, Fictitious Business Name Statements, as may be required to be filed by the Company by any governmental agency or by the laws of any state or other jurisdiction in which the Company is doing or intends to do business, or which the Manager deems advisable to file; and

1.7.3 Any documents which may be required to effect the continuation of the Company, the admission of an additional or substituted Member, or the dissolution and termination of the Company, provided that the continuation, admission, substitution or dissolution or termination, as applicable, is in accordance with the terms of this Agreement.

1.8 Nature of Power of Attorney. The grant of authority in Section 1.7:

1.8.1 A Special Power of Attorney coupled with an interest, is irrevocable, survives the death of the Member and shall not be affected by the subsequent incapacity of the Member;

1.8.2 May be exercised by the Manager for each Member by a facsimile signature of or on behalf of the Manager or by listing all of the Members and by executing any instrument with a single signature of or on behalf of the Manager, acting as attorney-in-fact for all of them; and

1.8.3 Shall survive the delivery of an assignment by a Member of the whole or any portion of his Interest; except that where the assignee thereof has been approved by the Manager for admission to the Company as a substituted Member, the Special Power of Attorney shall survive the delivery of the assignment for the sole purpose of enabling the person to execute, acknowledge, and file any instrument necessary to effect the substitution.

1.9 Period of Offering and Expenditure of Proceeds

Subject to compliance with applicable federal and state securities laws and regulations, the Company may extend its offering of units to Members for up to two years from the date of original effectiveness provided that the Company has satisfied the greater of (i) a minimum capitalization of cash gross proceeds from the Offering of not less than $1 million to be available for Mortgage Investments or investments of Real Property, or (ii) the imposed requirements set by the Company is sold within one year of commencement of the Offering.

While the proceeds of the Offering are awaiting investment in real estate loans or Real Property, the Company may temporarily invest them in short-term highly liquid investments where there is appropriate safety of principal, such as U.S. Treasury Bonds or Bills. Any proceeds of the Offering not invested within the later of two years after the commencement of the Offering, or one year after the termination of the Offering (except for necessary operating capital), shall be distributed pro rata to the Members as a return on capital so long as the adjusted in Mortgage Investment or Real Property Investment is in compliance with applicable NASAA guidelines.
ARTICLE 2

DEFINITIONS

Unless stated otherwise, the terms set forth in this Article 2 shall, for all purposes of this Agreement, have the following meanings:

2.1 Acquisition and Investment Evaluation Expenses means expenses including but not limited to legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses, title insurance funded by the Company, and miscellaneous expenses related to the evaluation, selection and acquisition of Mortgage Investments, whether or not acquired.

2.2 Acquisition and Investment Evaluation Fees means the total of all fees and commissions paid by any Person when purchasing or investing in Mortgage Investments. Included in the computation of these fees or commissions shall be any selection fee, mortgage placement fee, nonrecurring management fee, and any evaluation fee, loan fee, or points paid by borrowers to the Manager, or any fee of a similar nature, however designated.

2.3 Acquisition Expenses means expenses including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance and miscellaneous expenses related to selection of properties, whether or not acquired.

2.4 Acquisition Fees means the total of all fees and commissions paid by any Person in connection with making or investing in real estate loans or the purchase, development or construction of property. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, construction fee, nonrecurring management fee, loan fees, or points paid by borrowers to the Manager, or any fee of a similar nature, however designated.

2.5 Administrator means the agency or official administering the securities law of a state in which units are registered or qualified for offer and sale.

2.6 Affiliate means, (a) any person directly or indirectly controlling, controlled by or under common control with the Person, (b) any other Person owning or controlling ten percent (10%) or more of the outstanding voting securities of the Person, (c) any officer, director or Member of the Person, or (d) if the other Person is an officer, director or Manager, any company for which the Person acts in any similar capacity.

2.7 Agreement means this Operating Agreement, as amended from time to time.

2.8 Capital Account means, for any Member, the Capital Account maintained for the Member in accordance with the following provisions:

2.8.1 The Manager shall credit to each Member’s Capital Account the Member’s Capital Contribution, the Member’s distributive share of Profits, any items in the nature of income or gain (from unexpected adjustments, allocations or distributions) that are specially allocated to a Member, and the amount of any Company liabilities that are assumed by the Member or that are secured by any Company property distributed to the Member.

2.8.2 The Manager shall debit from each Member’s Capital Account the amount of cash and the fair market value of any Company property distributed to the Member under any provision of this Agreement, the Member’s distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated to a Member and the amount of any liabilities of the Member that are assumed by the Company or that are secured by any property contributed by the Member to the Company.

If the Gross Asset Value of a Company asset is adjusted in accordance with Section 2.20, the Manager shall concurrently adjust the Capital Accounts of all Members in order to reflect the adjustment to the Capital Accounts of the Members that would have occurred if the Company had recognized Profits (in the case of an adjustment that results in an increase in the Gross Asset Value of such asset) or Losses (in the case of an adjustment that results in a reduction in the Gross Asset Value of such asset) equal to the amount of such adjustment and such Profits or Losses were allocated under Article 7.

If any interest in the Company is transferred in accordance with Section 10.2 of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with the Regulation. If the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with the then existing Treasury Regulation, the Manager may make the modification, provided that it is not likely to have a material effect on the amounts distributable to any Member under Articles 7 and 12 of this Agreement upon the dissolution of the Company. The Manager shall adjust the amounts debited or credited to Capital Accounts for (a) any property contributed to the Company or distributed to the Manager, and (b) any liabilities that are secured by the contributed or distributed property or that are assumed by the Company or the Manager, if the Manager determines the adjustments are necessary or appropriate under Treasury Regulation Section 1.704-1(b)(2)(iv). The Manager shall make any appropriate modification if unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b) as provided for in Sections 7.7 and 15.4.

2.9 Capital Contribution means the total investment and contribution to the capital of the Company made by a Member (i) in cash, (ii) by advancing expenses to non-affiliated third parties on behalf of the Company and with the Company’s authorization or (iii) by way of automatic reinvestment of Company distributions (or deemed distributions) of capital and/or net income. “Initial Capital Contribution” means the amount paid in cash by each Member with his original subscription for an acquisition of units of the Company under the prospectus plus, in the case of the Manager, the amount advanced to non-affiliated third parties on behalf of the Company in connection with the Offering.

2.10 Capital Transaction means (i) the repayment of principal or prepayment of a Mortgage Investment, including deemed repayments of Mortgage Investments or other dispositions thereof, to the extent classified as a return of capital under the Code, (ii) the foreclosure, sale, exchange, condemnation, eminent domain taking or other disposition under the Code of a Mortgage Investment or Real Property (excluding any amounts in excess of the original purchase price paid by us on the sale of Real Property), or (iii) the payment of insurance or a guarantee for a Mortgage Investment.

2.11 Capital Transaction Proceeds means the net cash proceeds (or deemed net proceeds) from any Capital Transaction.

2.12 Cash Flow means cash funds provided from operations (other than repayments of real estate loan principal) including without limitation, interest, points, lease payments, leasing fees, revenue participations, participations in property appreciation, amounts in excess of the original purchase price paid by us on the sale of Real Property, interest or dividends from interim investments paid to the Company after deducting cash funds used to pay general Company operating and administrative expenses and debt payments, but without deduction for depreciation.

2.13 Code means the Internal Revenue Code of 1986, as amended from time to time, and corresponding provisions of subsequent revenue laws.

2.14 Company means VESTIN FUND III, LLC, the Nevada limited liability company to which this Agreement pertains.

2.15 Competitive Real Estate Commission means the real estate or brokerage commission paid for the purchase or sale of property, which is reasonable, customary and competitive in light of the size, type and location of the property.
2.16 Deed(s) of Trust means the lien(s) created on the Real Property of borrowers securing their respective obligations to the Company to repay Mortgage Investments, whether in the form of a deed of trust, mortgage or otherwise.

2.17 Financing means all indebtedness incurred by the Company or encumbering the Company’s properties, the principal amount of which is scheduled to be paid over a period of not less than 48 months, where not more than 50% of the principal amount of which is scheduled to be paid during the first 24 months.

2.18 Fiscal Year means, subject to the provisions of Section 706 of the Code and Section 9.6.1, (i) the period commencing on the date of formation of the Company and ending on December 31, 2003 (ii) any subsequent 12 month period on January 1 and ending on December 31 and (iii) the period commencing January 1 and ending on the date on which all Company assets are distributed to the Members under Article 12.

2.19 Front-End Fees means any fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company, including Organization and Offering Expenses, Acquisition and Investment Evaluation Expenses, Acquisition Fees, Acquisition Expenses and Acquisition and Investment Evaluation Fees, interest on deferred fees and expenses, and any other similar fees, however designated by the Company.

2.20 Gross Asset Value means, for any Company asset, the following:

2.20.1 The initial Gross Asset Value of any Company asset at the time that it is contributed by a Member to the capital of the Company shall be an amount equal to the fair market value of the Company asset (without regard to the provisions of Code Section 7701(g)), as determined by the contributing Member and the Manager;

2.20.2 The Gross Asset Values of all Company assets shall be adjusted, as determined by the distributed Member and the Manager, to equal their respective fair market values upon the distribution to a Member by the Company of more than a de minimis amount of Company assets (other than money), unless all Members simultaneously receive distributions of undivided interests in the distributed Company assets in proportion to their respective Capital Accounts;

2.20.3 The Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values (as determined by the Manager, in its reasonable discretion) upon the termination of the Company for Federal income tax purposes under Code Section 708(b)(1)(B); and

2.20.4 The Gross Asset Value of a Company asset shall be adjusted in the case of a Writedown or Writeup of the Company asset in accordance with Sections 2.45, 2.46 and 7.8.

2.21 Independent Expert means a Person with no material current or prior business or personal relationship with the Manager, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is qualified to perform the services.

2.22 Interest means the Capital Accounts of Members, which are divided into “units.”

2.23 Investment in Mortgage Loans means the amount of Capital Contributions used to make or invest in Mortgage Investments or the amount actually paid or allocated to the purchase of Mortgage Investments, working capital reserves allocable thereto (except that working capital reserves in excess of 3.0% shall not be included), and other cash payments such as interest and taxes but excluding Front-End Fees.

2.24 Majority means any group of Members who together hold a majority of the total outstanding Interests of the Company as of a particular date (or if no date is specified, the first day of the then current calendar month).
2.25 Manager means Vestin Mortgage, Inc., a Nevada corporation, in that capacity, or any Person replacing Vestin Mortgage under this Agreement. For greater certainty, Vestin Mortgage, in its capacity as the Initial Member, is a distinct entity from the Manager for purposes of this Agreement unless the context should indicate to the contrary.
2.26 Member means an owner of units in the Company, unless the instruments through which the units were transferred to the owner did not also convey the transferor’s status as a Member.

2.27 Mortgage Investment(s) means the Mortgage Loan(s) or an interest in the Mortgage Loans that are held by the Company.

2.28 Mortgage Loans means investments of the Company that are notes, debentures, bonds and other evidences of indebtedness or obligations that are negotiable or non-negotiable and secured or collateralized by Deeds of Trust on Real Property.

2.29 NASAA Guidelines means the Mortgage Program Guidelines of the North American Securities Administrators Association, Inc. adopted on September 10, 1996, as amended from time to time unless indicated to the contrary by the context and the Real Estate Program Guidelines of the North American Securities Administration Association, Inc. adopted on September 29, 1993, as amended from time to time.

2.30 Net Income Available for Distribution means Cash Flow less amount set aside for creation or restoration of working capital reserves during the month; provided that:

2.30.1 Operating expenses shall not include any general overhead expenses of the Manager; and

2.30.2 Net Income Available for Distribution shall not exceed the amount of cash on hand.

2.31 Net Worth means the excess of total assets over total liabilities as determined by accounting principles generally accepted in the United States consistently applied, except that if any of the assets have been depreciated, then the amount of the depreciation relative to any particular asset may be added to the depreciated cost of the asset to compute total assets, provided that the amount of depreciation may be added only to the extent that the amount resulting after adding the depreciation does not exceed the fair market value of the asset.

2.32 Nevada Statutes means Nevada Revised Statutes, as amended from time to time, unless indicated to the contrary by the context.

2.33 Offering means the offer and sale of units of the Company made under the Prospectus.

2.34 Organization and Offering Expenses means those expenses incurred in connection with the Offering of units in the Company pursuant to this Prospectus and paid or owed to a nonrelated third party. Such Organization and Offering Expenses include fees paid to attorneys, accountants, and any other charges incurred in connection with the Offering pursuant to the Company’s Prospectus.

2.35 Person means any natural person, partnership, corporation, unincorporated association or other legal entity.

2.36 Profits and Losses mean, for each Fiscal Year or any other period, an amount equal to the Company’s taxable income or loss for the Fiscal Year or other given period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately under Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

2.36.1 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses under this Section 2.36 shall be added to the taxable income or loss;

2.36.2 Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses under this Section 2.36, shall be subtracted from the taxable income or loss.

If any Company asset has a Gross Asset Value, which differs from its adjusted cost basis, gain or loss resulting from the disposition of the Company asset shall be computed using the Gross Asset Value (rather than adjusted cost basis) of the Company asset.

Notwithstanding any other provision of this Section, any items in the nature of income, gain, expenses or losses, which are specially allocated under Section 7.5.1, 7.5.2 and 7.6, shall not be taken into account in computing Profits or Losses.

2.37 Program means a limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest in real property including such entities formed to make or invest in real estate loans.

2.38 Prospectus means the prospectus that forms a part of the Registration Statement on Form S-11 to be filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission and any supplement or amended prospectus or new prospectus that forms a part of a supplement to the Registration Statement filed by the Company, unless the context should indicate to the contrary.

2.39 Property Management Fee means a fee paid to the Manager or other Persons for management and administration of one or more Real Properties owned by the Company.

2.40 Purchase Price means (i) the price paid upon or in connection with the purchase of a mortgage, but excludes points and prepaid interest and (ii) the price paid upon the purchase or sale of a particular property, including the amount of Acquisition Fees and all liens and real estate loans on the property, but excluding points and prepaid interest.

2.41 Real Property means and includes (a) land and any buildings, structures, and improvements, and (b) all fixtures, whether in the form of equipment or other personal property, that is located on or used as part of land. Real Property does not include Deeds of Trust, real estate loans or interests therein.

2.42 Regulations means, except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the U.S. Department of the Treasury under the Code, as the regulations may be lawfully changed from time to time.

2.43 Reinvested Distributions means units purchased under the Company’s Plan (as defined in Article 8 of this Agreement).

2.44 Roll-Up means a transaction involving the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Company and the issuance of securities of a Roll-Up Entity. “Roll-Up” does not include a transaction involving (i) securities of the Company, if any, listed on a national securities exchange or quoted on the Nasdaq National Market for 12 months or (ii) conversion to corporate, trust, limited liability company, or association form of only the Company if, as a consequence of the transaction, there will be no significant adverse change in any of the following: (a) Members’ voting rights; (b) the term of existence of the Company; (c) Manager compensation; (d) the Company’s investment objectives.

2.45 Roll-Up Entity means a company, real estate investment trust, corporation, limited liability company, limited or general partnership or other entity that would be created or would survive after the successful completion of a proposed Roll-Up.

2.46 Sponsor means any Person (a) directly or indirectly instrumental in organizing, wholly or in part, a Program, or a Person who will manage or participate in the management of a Program, and any Affiliate of any Person, but does not include a Person whose only relation with a Program is that of an independent property manager or other provider of services (such as attorneys, accountants or underwriters), whose only compensation is received in that capacity, or (b) is a “Sponsor” as otherwise defined in the NASAA Guidelines. Vestin Group, Inc., the Manager’s parent company, is the initial Sponsor of the Company.

2.47 Subscription Agreement means the document that is an exhibit to and part of the prospectus that every Person who buys units of the Company must execute and deliver with full payment for the units and which, among other provisions, contains the written consent of each Member to the adoption of this Agreement.

2.48 Units mean the units of equity in the Company evidencing the Company’s Interests that are (a) issued to Members upon their admission to the Company under the Subscription Agreement and the prospectus or (b) transferred to those who become substituted Members under Section 10.2 hereof. The Manager may purchase units on the same basis as other Members. Units purchased at different times do not necessarily represent the same underlying amount of Interests.

2.49 Writedown or Writeup means a determination by the Manager for a particular Mortgage Investment, Real Property investment or other Company investment (which determination has been made in conformity with accounting principles generally accepted in the United States) that the fair market value of the investment at the time the determination is made is less than or more than the amount actually paid or allocated to the purchase of the investment, which determination shall be made by the Company within thirty-one (31) days of the end of each third quarter and any Writedown or Writeup shall be effective on the last day of the third quarter during the term of this Agreement.

2.50 Writedown Amount means, for any Mortgage Investment, Real Property investment or other Company investment, the amount by which, at the time that a Writedown is determined for the Investment, the amount actually paid or allocated to the purchase of the investment exceeds its fair market value.

ARTICLE 3

THE MANAGER

3.1 Control in Manager. Subject to the provisions of Section 3.2 and except as otherwise expressly stated elsewhere in this Agreement, the Manager has exclusive control over the business of the Company (with all acts and decisions being in its sole discretion except as specifically set forth in this Agreement), including the power to assign duties, to determine how to invest the Company’s assets, to sign bills of sale, title documents, leases, notes, security agreements, Mortgage Investments and contracts, and to assume direction of the business operations.

As Manager of the Company and its business, the Manager has all duties generally associated with that position, including dealing with Members, being responsible for all accounting, tax and legal matters, performing internal reviews of the Company’s investments and loans, determining how and when to invest the Company’s capital, and determining the course of action to take for Company loans that are in default. The Manager also has all of these powers for ancillary matters. Without limiting the generality of the foregoing, the powers include the right (except as specifically set forth in this Agreement, including under Section 3.2):

3.1.1 To evaluate potential Company investments and to expend the capital of the Company in furtherance of the Company’s business;

3.1.2 To acquire, hold, lease, sell, trade, exchange, or otherwise dispose of all or any portion of Company property or any interest therein at a price and upon the terms and conditions as the Manager may deem proper;

3.1.3 To cause the Company to become a joint venturer, general or limited partner or member of an entity formed to own, develop, operate and dispose of properties owned or co-owned by the Company acquired through foreclosure of a Mortgage Loan or otherwise;

3.1.4 To manage, operate and develop Company property, or to employ and supervise a property manager who may, or may not, be an Affiliate of the Manager;

3.1.5 To borrow money from banks and other lending institutions for any Company purpose, and as security therefor, to encumber Company property;

3.1.6 To repay in whole or in part, refinance, increase, modify, or extend, any obligation, affecting Company property;

3.1.7 To employ from time to time, at the expense of the Company, persons, including the Manager or its Affiliates, required for the operation of the Company’s business, including employees, agents, independent contractors, brokers, accountants, attorneys, and others; to enter into agreements and contracts with persons on terms and for compensation that the Manager determines to be reasonable; and to give receipts, releases, and discharges for all of the foregoing and any matters incident thereto as the Manager may deem advisable or appropriate; provided, however, that any agreement or contract between the Company and the Manager or between the Company and an Affiliate of the Manager shall contain a provision that the agreement or contract may be terminated by the Company without penalty on sixty (60) days’ written notice and without advance notice if the Manager or Affiliate who is a party to the contract or agreement resigns or is removed under the terms of this Agreement;

3.1.8 To maintain, at the expense of the Company, adequate records and accounts of all operations and expenditures and furnish the Members with annual statements of account as of the end of each calendar year, together with all necessary tax-reporting information;

3.1.9 To purchase, at the expense of the Company, liability and other insurance to protect the property of the Company and its business;

3.1.10 To refinance, recast, modify, consolidate, extend or permit the assumption of any Mortgage Loan or other investment owned by the Company;

3.1.11 To pay all expenses incurred in the operation of the Company;

3.1.12 To file tax returns on behalf of the Company and to make any and all elections available under the Code; or

3.1.13 To modify, delete, add to or correct from time to time any provision of this Agreement as permitted under Section 15.4 hereof.

3.2 Limitations on Manager’s Authority. The Manager has no authority to:

3.2.1 Do any act in contravention of this Agreement;

3.2.2 Do any act which would make it impossible to carry on the ordinary business of the Company;

3.2.3 Confess a judgment against the Company;

3.2.4 Possess Company property or assign the rights of the Company in property for other than a Company purpose;

3.2.5 Admit a person as a Manager without the prior affirmative vote or consent of a Majority, or any higher vote as may be required by applicable law;

3.2.6 Voluntarily withdraw as Manager without the prior affirmative vote or consent of a Majority unless its withdrawal would neither affect the tax status of the Company nor materially adversely affect the Members (subject to any delay in effectiveness of the withdrawal as set forth elsewhere herein);

3.2.7 Sell all or substantially all of the assets of the Company in one or a series of related transactions that is not in the ordinary course of business, without the prior affirmative vote or consent of a Majority;

3.2.8 Amend this Agreement without the prior affirmative vote or consent of a Majority, except as permitted by Section 15.4 of this Agreement;

3.2.9 Dissolve or terminate the Company without the prior affirmative vote or consent of a Majority;

3.2.10 Cause the merger or other reorganization of the Company without the prior affirmative vote or consent of a Majority;

3.2.11 Grant to the Manager or any of its Affiliates an exclusive right to sell any Company assets;

3.2.12 Receive or permit the Manager or any Affiliate of the Manager to receive any insurance brokerage fee or write any insurance policy covering the Company or any Company property;

3.2.13 Receive from the Company rebates or give-ups or participate in any reciprocal business arrangement which would enable the Manager or any of its Affiliates to do so;

3.2.14 Commingle the Company’s funds with those of any other Person unless pursuant to a master fiduciary account or in connection with investments in or with other companies pursuant to Section 4.3;

3.2.15 Use or permit another Person to use the Company’s assets in any manner, except for the exclusive benefit of the Company;

3.2.16 Pay or award, directly or indirectly, any commissions or other compensation to any Person engaged by a potential investor for investment advice as an inducement to the advisor to advise the purchase of units; provided, however, that this clause shall not prohibit the payment of Sales Commissions;

3.2.17 Make loans to the Manager or an Affiliate of the Manager; or

3.2.18 Pay, directly or indirectly, a commission or fee (except as otherwise set forth in Article 14 hereof) to the Manager or any Affiliate of the Manager in connection with the reinvestment or distribution of the proceeds of a Capital Transaction.

3.3 Right to Purchase Receivables and Loans. As long as the requirements of Article 4 are met and the Company adheres to the investment policy described in the prospectus, the Manager, in its sole discretion, may at any time, but is not obligated to:

3.3.1 Purchase from the Company the interest receivable or principal on delinquent Mortgage Loans held by the Company;

3.3.2 Purchase from a senior lien holder the interest receivable or principal on real estate loans senior to Mortgage Loans held by the Company; and/or

3.3.3 Use its own monies to cover any other costs associated with Mortgage Loans held by the Company such as property taxes, insurance and legal expenses.

3.4 Extent of Manager’s Obligation and Fiduciary Duty. The Manager shall devote the portion of its time to the business of the Company as it determines, in good faith, to be reasonably necessary to conduct the Company’s business. The Manager shall not be bound to devote all of its business time to the affairs of the Company, and the Manager and its Affiliates may engage for their own account and for the account of others in any other business ventures and employments, including ventures and employments having a business similar or identical or competitive with the business of the Company. The Manager has fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Manager’s possession or control, and the Manager will not employ, or permit another to employ the Company’s funds or assets in any manner except for the exclusive benefit of the Company. The Manager will not allow the assets of the Company to be commingled with the assets of the Manager or any other Person. The Company shall not permit a Member to contract away the fiduciary duty owed to any Member by the Manager under common law. The Manager, for so long as it owns any units as a Member, hereby waives its right to vote its units and to have them considered as outstanding in any vote for removal of the Manager or for amendment of this Agreement (except as provided in Sections 3.1.13 and 15.4) or otherwise.

3.5 Liability and Indemnification of Manager. Any right to indemnification hereunder shall be subject to the following:

1.  The Company shall not indemnify the Manager for any liability or loss suffered by the Manager, nor shall the Manager be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

a.  The Manager has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Company;

b.  The Manager was acting on behalf of or performing services for the Company;

c.  Such liability or loss was not the result of the negligence or misconduct by the Manager; and

d.  Such indemnification or agreement to hold harmless is recoverable only out of the assets of the Company and not from the Members.

2.  Notwithstanding anything to the contrary contained in subsection 1 above, the Manager (which shall include Affiliates only if such Affiliates are performing services on behalf of the Company) and any Person acting as a broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from an alleged violation of federal or state securities laws unless the following conditions are met:

a.  There has been a successful adjudication on the merits of each count involving alleged securities law violation as to the particular indemnitee; or

b.  Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

c.  A court of competent jurisdiction has approved a settlement of the claims against a particular indemnitee and has determined that indemnification of the settlement and related costs should be made; and

d.  In the case of subparagraph c of this paragraph, the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws; provided that the court need only be advised of and consider the positions of the securities regulatory authorities of those states:

(1)  That are specifically set forth in the Company agreement; and

(2)  In which plaintiffs claim they were offered or sold Company interests.

3.  The Company may not incur the cost of that portion of liability insurance, which insures the Manager for any liability as to which the Manager is prohibited from being indemnified under this subsection.

The provision of advancement from Company funds to the Manager or its Affiliates for legal expenses and other costs incurred as a result of any legal action is permissible if the following conditions are satisfied:

a.  The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

b.  The legal action is initiated by a third party who is not a Member, or the legal action is initiated by a Member and a court of competent jurisdiction specifically approves such advancement; and

c.  The Manager or its Affiliates undertake to repay the advanced funds to the Company in cases in which such Person is not entitled to indemnification under paragraph 1 of this section 3.5.

3.6 Assignment by the Manager. The Manager’s Interest in the Company may be assigned at the discretion of the Manager, subject to Section 10.1.

3.7 Removal of Manager. The Manager may be removed upon the following conditions:

3.7.1 The Members may remove the Manager by written consent or vote of a Majority (excluding any Interest of the Manager being removed). This removal of the Manager, if there is no other Manager, shall not become effective for at least 120 days following the consent or vote of the Majority.

3.7.2 During the 120 day period described in Section 3.8.1, the Majority (excluding any Interest of the removed Manager) shall have the right to agree in writing to continue the business of the Company and, within six months following the termination date of the last remaining Manager, elect and admit a new Manager(s) who agree(s) to continue the existence of the Company.

3.7.3 Substitution of a new Manager, if any, shall be effective upon written acceptance of the duties and responsibilities of a Manager by the new Manager. Upon effective substitution of a new Manager, this Agreement shall remain in full force and effect, except for the change in the Manager, and business of the Company shall be, continued by the new Manager. The new Manager shall thereupon execute, acknowledge and file a certificate of amendment to the Articles of Organization of the Company in the manner required by Section 26.221 of the Nevada Law.

3.7.4 Failure of a Majority to designate and admit a new Manager within the time specified herein shall dissolve the Company, in accordance with the provisions of Article 12 of this Agreement.

3.8 Right to Rely on Manager. Any person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Manager as to:

3.8.1 The identity of the Manager or any Member;

3.8.2 The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Manager or which are in any further manner germane to the affairs of the Company;

3.8.3 The persons who are authorized to execute and deliver any instrument or document of the Company; and

3.8.4 Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

3.9 Transfer of the Control of the Manager. A sale or transfer of a controlling interest in the Manager will not terminate the Company or be considered the withdrawal or resignation of the Manager. By majority vote, the Company may terminate the then Manager’s interest in the Company by paying an amount equal to the then-present fair market value of such Manager’s interest in the Company. In the event the Company and the Manager disagree as to the then-present fair market value, then the dispute shall be settled by arbitration in accordance with the then current rules of the American Arbitration Association.

3.10 Amendment to the Manager’s Duties. Any amendment to this Operating Agreement modifying the rights and/or duties of the Manager shall require the Manager’s consent.

3.11 Manager Qualifications. The Manager shall meet the requirements of the NASAA guidelines.

3.11.1 The Manager has the requisite experience as set forth by the NASAA guidelines, and has demonstrated the knowledge and experience to acquire and manage the real properties and real estate loans being acquired.

3.11.2 The financial condition of the Manager must be commensurate with any financial obligations assumed in the offering and in the operation of the Company. As a minimum, the Manager shall have an aggregate financial Net Worth, exclusive of home, automobile and home furnishing, of the greater of either $50,000 or an amount at least equal to 5% of the gross amount of all offerings sold within the prior 12 months plus 5% of the gross amount of the current offering, to an aggregate maximum Net Worth of the Manager of one million dollars. In determining Net Worth for this purpose, evaluation will be made of contingent liabilities and the use of promissory notes, to determine the appropriateness of their inclusion in computation of Net Worth.

ARTICLE 4

INVESTMENT AND OPERATING POLICIES

4.1 Commitment of Capital Contributions. The Manager shall take all reasonable steps to commit eighty two-percent (82%) of the Capital Contributions allocated to Mortgage Loans to Investments in Mortgage Loans and sixty-seven percent (67%) allocated to Real Property to Investments in Real Property, provided that under no circumstances may such commitment decrease below the applicable percentage in the NASAA Guidelines. The Company may invest in or purchase Mortgage Loans of such duration and on such Real Property and with such additional security as the Manager in its sole discretion shall determine, subject to Section 4.2. These Mortgage Loans may be senior to other real estate loans on the Real Property, or junior to other real estate loans on the Real Property, all in the sole discretion of the Manager.

4.2 Investment Policy. In making investments, the Manager shall follow the investment policy described in the prospectus and as set forth in this Agreement.

4.3 Investments In or With Other Companies.

4.3.1 The Company shall be permitted to invest in general partnerships or joint ventures (including entities in limited liability company and limited liability partnership form) with non-affiliates that own and operate one or more particular real estate loans if the Company, alone or together with any publicly registered Affiliate of the Company meeting the requirements of paragraph 4.3.2 acquires a controlling interest in such a general partnership or joint venture, but in no event shall duplicate fees be permitted. For purposes of this paragraph, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to:

(a)	Review all contracts entered into by the general partnership or joint venture that will have a material effect on its business, property or assets;

(b)
Cause a sale of the mortgage or its interest therein or cause a sale or refinancing of the property or its interest therein subject in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts, and/or a right of first refusal by the joint venture partner or consent of the joint venture partner;

(c)	Approve budgets and major capital expenditures, subject to a stated minimum amount;

(d)	Veto any sale of the mortgage or property or refinancing of the property, or, alternatively, to receive a specified preference on sale or proceeds; and

(e)	Exercise a right of first refusal on any desired sale by the joint venture partner of its interest in the mortgage except for transfer to an Affiliate of the joint venture partner.

4.3.2 The Company shall be permitted to invest in general partnership or joint ventures with other publicly registered Affiliates of the Company if all the following conditions are met:

(a)	The Company and the Affiliate have substantially identical investment objectives.

(b)	There are no duplicate fees.

(c)	The compensation to the managers is substantially identical in each entity.

(d)	Each company must have a right of first refusal to buy if the other company wishes to sell assets held in the joint venture.

(e)	The investment of each company is on substantially the same terms and conditions.

(f)
It is disclosed in the prospectus that there is a potential risk of impasse on joint venture decisions since no company controls and the potential risk that while a company may have the right to buy the asset from the partnership or joint venture, it may not have the resources to do so.

4.3.3 The Company shall be permitted to invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Company only under the following conditions:

(a)
The investment is necessary to relieve the Manager from any commitment to purchase a mortgage entered into in compliance with paragraph 4.4.1 prior to the closing of the offering period of the Company;

(b)	There are no duplicate fees;

(c)	The investment of each entity is on substantially the same terms and conditions;

(d)	The Company provides for a right of first refusal to buy if the Company wishes to sell a mortgage held in the joint venture;

(e)	The prospectus discloses the potential risk of impasse on joint venture decisions.

4.3.4 Other than as specifically permitted in paragraphs 4.3.2 and 4.3.3 the Company shall not be permitted to invest in general partnerships or joint ventures with Affiliates.

4.3.5 The Company shall be permitted to invest in general partnership interests of limited partnerships only if the Company, alone or together with any publicly registered Affiliate of the Company meeting the requirements of Section 4.3.2 above, acquires a “controlling interest” as defined in Section 4.3.1 above, no duplicate fees are permitted, no additional compensation beyond that permitted in Article 14 of this Agreement, shall be paid to the Manager, and the Company agreement shall comply with this section.

4.3.6 A company that is an “upper-tier company” shall be permitted to invest in interests of other companies (the “lower-tier companies”) only if all of the following conditions are met.

(a)  If the manager of the lower-tier company is a manager of the upper-tier company, the company agreement of the upper-tier company shall:

(i)  Prohibit the company from investing in such lower-tier company unless the company agreement of the lower-tier company contains provisions complying with NASAA Guidelines and provisions acknowledging privity between the lower-tier company and the members, and

(ii)  Provide that compensation payable in the aggregate from both tiers shall not exceed the amounts permitted under Article 14.

(b)  If the manager of the lower-tier company is not a manager of the upper-tier company, the company agreement of the upper-tier company shall prohibit that company from investing in the lower-tier company unless the company agreement of the lower-tier company contains provisions complying with NASAA Guidelines; and shall provide that the compensation payable at both tiers shall not exceed the amounts permitted in Article 14.

(c)  Each lower-tier company shall have as its members only publicly registered upper-tier companies, provided, however, that special limited partners (or members holding comparable interests) not affiliated with the manager shall be permitted if the interest taken result in no diminution in the control exercisable by the other members.

(d)  No company may be structured with more than two tiers.

(e)  The company agreement of the upper-tier company must contain a prohibition against duplicate fees.

(f)  The company agreement of the upper-tier company must provide that the members in the upper-tier company can, upon the vote of the majority in interest and without the concurrence of the manager, direct the manager of the upper-tier company (acting on behalf of the upper-tier company) to take any action permitted to a member (e.g. the upper-tier company) in the lower-tier company.

(g)  The prospectus must fully and prominently disclose the two-tiered arrangement and any risks related thereto.

4.3.7 Notwithstanding the above-stated sections, if the manager of the lower-tier company is not a manager of the upper-tier company, an upper-tier company may invest in a lower-tier company that holds a particular mortgage to be qualified pursuant to the Internal Revenue Code of 1986, Section 42(g) as amended, if members in both tiers are provided all of the rights and obligations required by Section VII of the NASAA Guidelines and the company agreement of the upper-tier company agreement contains a prohibition against payment of duplicate fees.
4.4 Sales of Real Estate Loans to the Company. The Company shall not acquire a mortgage in which the Manager has an interest except as set forth below:

4.4.1 The Manager may acquire a mortgage in its own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such mortgage, provided that such mortgage is purchased by the Company for a price no greater than the cost of such mortgage to the Manager, except compensation payable in accordance with Article 14 of this Agreement, and provided there is no other benefit arising out of such transaction to the Manager apart from compensation otherwise permitted by the NASAA Guidelines. Accordingly, all income generated and expenses associated with a mortgage so acquired shall be treated as belonging to the Company. The Manager shall not sell a mortgage to the Company pursuant to this section if the cost of the mortgage exceeds the funds reasonably anticipated to be available to the Company to purchase the mortgage.

4.4.2 The purchase is made from a publicly registered affiliate pursuant to the rights of first refusal as set forth in the prospectus under “Acquisition and Investment Policies — Participation.” In such a case the Purchase Price should be no more than fair market value as determined by an independent appraisal.

4.5 Sales of Real Estate Loans to the Manager. The Company shall not sell a mortgage to the Manager unless all of the following criteria are met:

4.5.1 The Company does not have sufficient offering proceeds available to retain the mortgage (or contract rights related thereto);

4.5.2 The Manager will purchase all real estate loans (or contract rights) that the Company does not have sufficient proceeds to retain, as set forth in the prospectus;

4.5.3 The Manager will pay the Company an amount in cash equal to the cost of the mortgage (or contract rights) to the Company (including all cash payments and carrying costs related thereto);

4.5.4 The Manager assumes all of the Company’s obligations and liabilities incurred in connection with the holding of the mortgage (or contract rights) by the Company;

4.5.5 The sale to the Manager occurs not later than 90 days following the termination date of the offering;

4.5.6 The Manager will use the methodology as set forth in the prospectus in determining which mortgage it will purchase in the event that the Company’s offering proceeds are insufficient to retain all real estate loans.

4.6 Dealing with Related Companies. The Company shall not acquire a mortgage from, or sell a mortgage to a company in which the Manager has an interest other than as permitted under the NASAA Guidelines.

4.7 Sales of Foreclosed Properties. The Company shall not sell a foreclosed property to the Manager or to a company in which the Manager has an interest.

4.8 Lending Practices.

4.8.1 No loans may be, made by the Company to the Manager of an Affiliate, except as provided in paragraph 2 of Section 4.8, as set forth below.

4.8.2 The Company may provide real estate loans to lenders formed by or affiliated with the Manager in those circumstances in which such activities have been fully justified to the state regulatory body. These Affiliated transactions must at the minimum meet the following conditions:

(a)	The circumstances under which the loans will be made and the actual terms of the loans must be fully disclosed in the Prospectus; or

(b)
An independent and qualified adviser must issue a letter of opinion to the effect that any proposed loan to an Affiliate of the Company is fair and at least as favorable to the Company as a loan to an unaffiliated borrower in similar circumstances. In addition, the Manager will be required to obtain a letter of opinion from the independent adviser in connection with any disposition, renegotiation, or other subsequent transaction involving loans made to the Manager or Affiliate of the Manager. The independent adviser must be identified in the initial prospectus. The independent adviser’s compensation must be paid by the Manager and not be reimbursable by the Company;

(c)
Loans made to third parties, the proceeds of which are used to purchase or refinance a property or other asset in which the Manager of an Affiliate has an equity or security interest, must meet the requirements of subparagraph (a) and (b) as set forth above.

4.9 Sales and Leases to the Company. The Company shall not purchase or lease property in which the Manager has an interest unless all of the following criteria are met:

4.9.1 The transaction occurs at the formation of the Company and is fully disclosed in its prospectus;

4.9.2 The property is sold upon terms fair to the Company and at a price not in excess of its appraised value;

4.9.3 The cost of the property and any improvements thereon to the Manager is clearly established. If the Manager’s cost was less than the price to be paid by the Company, the price to be paid by the Company will not be deemed fair, regardless of the appraised value, unless some material change has occurred to the property, which would increase the value since the Manager acquired the property;

4.9.4 The provisions of this subsection 4.9 notwithstanding, the Manager may purchase property in its own name (and assume loans in connection therewith) and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, or the borrowing of money or obtaining of financing for the Company, or completion of construction of the property, or any other purpose related to the business of the Company, provided that such property is purchased by the Company for a price no greater than the cost of such property to the Manager, except compensation in accordance with this Agreement, and provided there is no difference in interest rates of the loans secured by the property at the time acquired by the Manager and the time acquired by the Company, nor any other benefit arising out of such transaction to the Manager apart from compensation otherwise permitted under the NASAA Guidelines. Accordingly, all income generated and expenses associated with the property acquired shall be treated as belonging to the Company. In no event shall the Company purchase property from the Manager pursuant to this subsection 4.9.4 if the Manager has held the property for a period in excess of 12 months prior to commencement of the offering. The Manager shall not sell property to the Company pursuant to this subsection 4.9.4 if the cost of the property exceeds the funds reasonably anticipated to be available to the Company to purchase the property.

4.9.5 The purchase is made from the Company formed by the Manager pursuant to the rights of first refusal required by the NASAA Guidelines. In such a case the Purchase Price should be nor more than fair market value as determined by an independent appraisal.

4.10 Sales and Leases to Manager. The Company shall not sell or lease property to the Manager except as provided below:

4.10.1 The Company may lease property to the Manager pursuant to a lease-back arrangement made at the outset, the terms of which are fully disclosed in the prospectus and no less favorable to the Company than those offered to and accepted by Persons who are not Affiliates of the Manager.

4.10.2 Not more than 10% of aggregate leasable space owned by the Company may be under lease to the Manager pursuant to terms not less favorable to the Company than those offered and accepted by Persons who are not Affiliates of the Manager; provided that the Manager may not sublet such properties unless all profits derived from such subleases in excess of rentals due on the master lease are paid to the Company.

4.10.3 The Manager may purchase property (or contact rights related thereto) from the Company only if all of the following criteria are met:

(a)	The Company does not have sufficient Offering proceeds available to retain the property (or contract rights related thereto);

(b)	The prospectus discloses that the Manager will purchase all properties (or contract rights) that the Company does not have sufficient proceeds to retain;

(c)	The Manager pays the Company an amount in cash equal to the cost of the property (or contract rights) to the Company (including all cash payments and carrying costs related thereto).

(d)	The Manager assumes all of the Company’s obligations and liabilities incurred in connection with holding of the property (or contract rights) by the Company.

(e)	The sale to the Manager occurs not later than 90 days following the termination of the Offering.

(f)
The methodology to be used by the Manager in determining which properties it will purchase in the event that the Company’s Offering proceeds are insufficient to retain all properties must be fully disclosed in the Prospectus.

4.11 Exchange of Limited Partnership Interests. The Company may not acquire property in exchange for limited partnership interests, except for property, which is described in the Prospectus, which will be exchanged immediately upon effectiveness. In addition, such exchange shall meet the following conditions:

4.11.1 A provision for such exchange must be set forth in the partnership agreement and appropriate tax disclosures of such exchange are set forth in the Prospectus.

4.11.2 The property being acquired must come within the objectives of the Company.

4.11.3 The Purchase Price assigned to the property shall be no higher than the value supported by an appraisal prepared by an independent qualified appraiser.

4.11.4 Each limited partnership interest must be valued at no less than market value if there is a market or if there is no market, fair market value of the Company’s assets as determined by an independent appraiser within the last 90 days, less its liabilities, divided by the number of interests outstanding;

4.11.5 No securities sales or underwriting commissions shall be paid in connection with such exchange.

4.12 Exclusive Agreement. The Company shall not give the Manager an exclusive right to sell or exclusive employment to sell property for the Company.

4.13 Real Property Appraisals and Mortgage Loan Programs

Every real estate loan originated, purchased or otherwise acquired by the Company, and all real property acquisitions, will be supported by a current appraisal prepared by a competent, independent appraiser. The appraisal will be maintained in the Manager’s records for at least five years, and shall be made available for inspection and duplication by any Member.

In addition, the Company will not invest in or make any real estate loans unless a mortgagee’s or owner’s title insurance policy or commitment as to the priority of a mortgage or the condition of title is obtained. Further, the Company will observe the following policies in connection with investing in or making real estate loans:

(a)
The Company may not invest in or make real estate loans on any one property which would exceed, in the aggregate, an amount equal to 20% of the aggregate Capital Contribution to be raised by the Company;

(b)
The Company may not invest in or make real estate loans to or from any one borrower which would exceed, in the aggregate, an amount equal to 20% of the aggregate Capital Contributions to be raised by the Company;

(c)	The Company may not invest in or make real estate loans on unimproved real property in an amount in excess of 25% of the aggregate Capital Contributions to be raised by the Company.

(d)
The Company shall not invest in real estate contracts of sale otherwise known as land sale contracts unless such contracts of sale are in recordable form and are appropriately recorded in the chain of title;

(e)
The Company shall not make or invest in real estate loans in any one property if the aggregate amount of all real estate loans outstanding on the property, including the loans of the Company, would exceed an amount equal to 85% of the appraised value of the property as determined by an independent appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this section, the “aggregate amount of all real estate loans outstanding on the property, including the loans of the Company,” shall include all interest (excluding contingent participations in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan;

(f)
The Company is permitted to borrow money to the extent necessary to prevent defaults under existing loans when the Company has taken over the operation of property and there is need for additional capital to pay organizational and/or offering expenses.

4.14 Statement of Investment Objectives

Real Estate Program

The Company intends to invest in income producing multifamily residential units, assisted living facilities, office, industrial and retail properties and other income-producing real property, such as hotels and resorts, restaurants, parking lots and amusement parks. The Manager intends to apply its prior experience in investing in real estate loans to its evaluation and investment in real property. Accordingly, the Manager intends to invest in real property throughout the areas in which the Manager and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada and Texas. Depending on the market and on the Company’s performance, the Manager may expand its investments throughout the United States.

Mortgage Program

The Manager intends to invest the Company’s assets in real estate loans throughout the areas in which the Manager and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada and Texas. Depending on the market and on the Company’s performance, the Manager plans to expand its investments throughout the United States.

The Company expects that its investments in real estate loans will consist of construction loans, acquisition and development loans, unimproved land loans, second real estate loans, bridge loans, and loans collateralized by leases.

The Company will not invest in a second deed of trust unless (i) such loan involves the sale of real property owned by the Company, or (ii) the Company also acts as the first mortgage lender on the loan.

Financing

The Company may incur indebtedness to fund acquisitions of real property. Such financing arrangements will not exceed the sum of 85% of the aggregate purchase price of all real property owned by us plus 70% of the aggregate fair market value of all our other assets.
The Company intends on establishing a line of credit for future use and may enter into financing or securitization arrangements with institutional lenders to expand its portfolio. The Company believes that under a typical financing arrangement, the Company would borrow 85% of the purchase price from conventional lenders at prevailing rates and terms.

ARTICLE 5

CAPITAL CONTRIBUTIONS; LOANS TO COMPANY

5.1 Capital Contribution by Manager. The Manager (in its capacity as the Initial Member) shall contribute to the capital of the Company such amount as it deems appropriate; provided that the Manager shall be deemed to have contributed to the capital of the Company an amount equal to expenses of the Company incurred in connection with the Offering up to 2% of the aggregate capital contributions to the Company, to the extent such expenses are paid by the Manager to non-affiliated parties.

5.2 Contributions of Other Members. Members other than the Manager shall acquire units in accordance with the terms of the Subscription Agreement or any future subscription materials approved by the Manager. The names, addresses, date of admissions and Capital Contributions of the Members shall be set forth in a schedule maintained by the Manager. The Manager shall update the schedule to reflect the then-current ownership of units (and Interests) without any further need to obtain the consent of any Member, and the schedule, as revised from time to time by the Manager, shall be presumed correct absent manifest error. Any member shall have a right to inspect such schedule upon written request to the Manager.

5.3 Interest. No interest shall be, paid on, or in respect of, any contribution to Company Capital by any Member, nor shall any Member have the right to demand or receive cash or other property in return for the Member’s Capital Contribution, subject to Article 11 hereof.

5.4 Loans from Members and Affiliates of Members. Any Member or Affiliate of a Member may, with the written consent of the Manager, lend or advance money to the Company. If the Manager or, with the written consent of the Manager, any Member shall make any loans to the Company or advance money on its behalf, the amount of any loan or advance shall not be treated as a contribution to the capital of the Company, but shall be a debt due from the Company. The amount of any loan or advance by a lending Member or an Affiliate of a Member shall be repayable out of the Company’s cash and shall bear interest at a rate of not in excess of the lesser of (i) the prime rate established, from time to time, by any major bank selected by the Manager for loans to the bank’s most creditworthy commercial borrowers, plus five percent (5%) per annum, or (ii) the maximum rate permitted by applicable law. The inability of the Company to obtain more favorable loan terms shall be a condition to obtaining such loans from a Member or affiliate of a Member. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company. This section shall be subject to the Company’s Investment Policy as it relates to transactions with the Manager or its Affiliates.

5.5 Loans from the Manager. On any loans made available to the Company by the Manager, the Manager may not receive any interest or similar charges or fees in excess of the amount which would be charged by unrelated lending institutions on comparable loans for the same purpose, in the same locality of the property if the loan is made in connection with a particular property.

No prepayment charge or penalty shall be, required by the Manager on a loan to the Company secured by either a first or junior all inclusive trust deed, mortgage, or encumbrance on the property, except to the extent that such prepayment charge or penalty is attributable to the underlying encumbrance.

5.6 Financing from the Manager. The manager shall be prohibited from providing Financing except as permitted by Section 5.5 or in an “all-inclusive” or “wrap-around note” and deed of trust if the following conditions are satisfied:

5.6.1. The Manager shall not receive interest on the amount of the underlying encumbrance included in the all-inclusive note in excess of that payable to the lender on that underlying encumbrance;

5.6.2 The Company shall receive credit on its obligation under the all-inclusive note for payments made directly on the underlying encumbrance; and

5.6.3 A paying agent shall collect payments (other than the initial payment) on the all-inclusive note and make disbursements therefrom to the holder of the underlying encumbrance prior to making any disbursements to the holder of the all-inclusive note, subject to the requirements in paragraph 5.6.1 above, or, in the alternative, all payments on the all-inclusive and underlying note shall be made directly by the Company.

5.7 Company Indebtedness. The total amount of indebtedness incurred by the Company shall at no time exceed the sum of 85% of the aggregate Purchase Price of all Real Properties owned by the company plus 70% of the aggregate fair market value of all other assets of the Company.

ARTICLE 6

VOTING AND OTHER RIGHTS OF MEMBERS

6.1 No Participation in Management. Except as expressly provided in this Agreement, no Member shall take part in the conduct or control of the Company’s business or have any right or authority to act for or bind the Company.

6.2 Rights and Powers of Members. In addition to the rights of the Members to remove and replace the Manager and as otherwise provided for in Section 3.2, the Members shall have the right to vote upon and take any of the following actions upon the approval of a Majority, without the concurrence of the Manager, and an affirmative vote of a Majority shall be required to allow or direct the Manager to:

6.2.1 Dissolve and windup the Company before the expiration of the term of the Company;

6.2.2 Amend this Agreement, subject to the rights to the Manager granted in Section 15.4 of this Agreement and subject also to the prior consent of the Manager if either the distributions due to the Manager or the duties of the Manager are affected;
6.2.3 Merge the Company or sell all or substantially all of the assets of the Company, otherwise than in the ordinary course of its business.

6.2.4 Change the nature of the Company’s business; and

6.2.5 Elect, to continue the business of the Company other than in the circumstances described in Section 3.8 of this Agreement.

6.3 Meetings

6.3.1 The Members may hold meetings of Members within or outside the State of Nevada at any place selected by the Person or Persons calling the meeting. If no other place is stated, meetings shall be held at the Company’s principal place of business as established in accordance with Section 1.3 of this Agreement. The Members may approve by written consent of a Majority any matter upon which the Members are entitled to vote at a duly convened meeting of the Members, which consents will have the same effect as a vote held at a duly convened meeting of the Members.

6.3.2 The Manager, or Members representing more than ten percent (10%) of the outstanding Interests for any matters on which the Members may vote, may call a meeting of the Company. If Members representing the requisite Interests present to the Manager a statement requesting a Company meeting, or the Manager calls the meeting, the Manager shall fix a date for a meeting and shall (within ten (10) days after receipt of a statement, if applicable) give personal or mailed notice or notice by any other means of written communication, addressed to each Member at the respective address of the Member appearing on the books of the Company or given to the Company for the purpose of notice, not less than fifteen (15) or more than sixty (60) days before the date of the meeting, to all Members of the date, place and time of the meeting and the purpose for which it has been called. Unless otherwise specified, all meetings of the Company shall be held at 2:00 p.m. local time at the principal office of the Company.
6.3.3 Members may vote in person or by proxy. A Majority, whether present in person or by proxy, shall constitute a quorum at any meeting of Members. Any question relating to the Company which may be considered and acted upon by the Members may be considered and acted upon by vote at a Company meeting, and any vote required to be in writing shall be deemed given if approved by a vote by written ballot.

6.4 Limited Liability of Members. Units are non-assessable. No Member shall be personally liable for any of the expenses, liabilities, or obligations of the Company or for any Losses beyond the amount of the Member’s Capital Contribution to the Company and the Member’s share of any undistributed net income and gains of the Company.

6.5 Access to Books and Records. The Members and their designated representatives shall have access to books and records of the Company during the Company’s normal business hours. An alphabetical list of the names, addresses and business telephone numbers, to the extent such are available, of all Members together with the number of units held by each of them will be maintained as a part of the books and records of the Company.

The Company shall make the list available on request to any Member or his representative for a stated purpose including, without limitation, matters relating to Members’ voting rights, tender offers, and the exercise of Members’ rights under federal proxy law. A copy of the Members list shall be mailed to any Member requesting it within ten business days of the request, although the Company may charge a reasonable amount for the copy work. The Member list shall be updated at least quarterly to reflect changes in the information contained therein.

If the Manager neglects or refuses to exhibit, produce or mail a copy of the Member list as requested, the Manager shall be liable to any Member requesting the list for the costs, including attorney fees, incurred by that Member for compelling the production of the list, and for actual damages suffered by the Member by reason of the refusal or neglect. However, the Company need not exhibit, produce or mail a copy of the Member list if the actual purpose and reason for the request therefor is to secure the list or other information for the purpose of selling the list or copies thereof, or of using it for a commercial purpose other than in the interest of the Person as a Member in the Company. The Manager may require the Person requesting the list to represent that the list is not requested for any commercial purpose. The remedies provided hereunder to Members requesting copies of the list are in addition to, and shall not in any way limit, other remedies available to Members under federal or Nevada law.

6.6 Representation of Company. Each of the Members hereby acknowledges and agrees that the attorneys representing the Company and the Manager and its Affiliates do not represent and shall not be deemed under the applicable codes of professional responsibility to have represented or be representing any or all of the Members in any respect at any time. Each of the Members further acknowledges and agrees that the attorneys shall have no obligation to furnish the Members with any information or documents obtained, received or created in connection with the representation of the Company, the Manager and its Affiliates.

ARTICLE 7

PROFITS AND LOSSES; CASH DISTRIBUTIONS

7.1 Allocation of Profits and Losses. The Manager shall credit all Company Profits to and charge all Company Losses against the Members in proportion to their respective Interests. The Manager shall allocate to the Members all Profits and Losses realized by the Company during any month as of the close of business on the last day of each month, in accordance with their respective Interests and in proportion to the number of days during the month that they owned the Interests (i.e., a weighted average Capital Account), without regard to Profits and Losses realized for time periods within the month.

7.2 Net Income Available For Distribution. The Company shall distribute Net Income Available for Distribution to Members according to the allocations provided for in Section 7.1, in cash to those Members who have on file with the Company their written election to receive cash distributions, as a pro rata share of the total Net Income Available for Distribution. However, at the Manager’s discretion, the Manager may make any necessary adjustments and reinvest gains realized on the sale of properties. The Company shall make these distributions monthly, based upon estimated Net Income Available for Distribution for the preceding month, in proportion to the weighted average Capital Account of each Member during the preceding month.

7.3 Capital Transaction Proceeds. Capital Transaction Proceeds may also be distributed to Members in cash or retained by the Company for other uses as set forth herein. Capital Transaction Proceeds will be deemed to be distributed to the Members upon receipt by the Company thereof, regardless of whether any actual cash distributions of the Capital Transaction Proceeds occur. Immediately thereafter, there shall be a deemed recontribution by each Member to the extent of the deemed distribution of Capital Transaction Proceeds. The Company may use Capital Transaction Proceeds to make new loans, improve or maintain properties acquired by the Company or to pay operating expenses.

Distributions of Capital Transaction Proceeds shall be in accordance with the allocations provided for in Section 7.1 above. Capital Transaction Proceeds from the sale of acquired Real Property shall not be retained after 7 years from the effective date of the Prospectus.

7.4 Cash Distributions Upon Dissolution. Upon dissolution and winding up of the Company, the Company shall thereafter distribute Net Income Available for Distribution and Capital Transaction Proceeds available for distribution, if any, to the Members in accordance with the provisions of Section 12.3 of this Agreement.

7.5 Special Allocation Rules

7.5.1 For purposes of this Agreement, a loss or allocation (or item thereof) is attributable to non-recourse debt which is secured by Company property to the extent of the excess of the outstanding principal balance of the debt (excluding any portion of the principal balance which would not be treated as an amount realized under Section 1001 of the Code and Treasury Regulation Section 1.1001-2 if the debt were foreclosed upon) over the adjusted basis of the property. This excess is called “Minimum Gain” (whether taxable as capital gain or as ordinary income) as more explicitly set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d). Notwithstanding any other provision of Article 7, the allocation of loss or deduction (or item thereof) attributable to non-recourse debt which is secured by Company property will be allowed only to the extent that the allocation does not cause the sum of the deficit Capital Account balances of the Members receiving the allocations to exceed the Minimum Gain determined at the end of the Company’s taxable year to which the allocations relate. The balance of the losses shall be allocated to the Manager.
Any Member with a deficit Capital Account balance resulting in whole or in part from allocations of loss or deduction (or item thereof) attributable to non-recourse debt which is secured by Company property shall, to the extent possible, be allocated income or gain (or item thereof) in an amount not less than the Minimum Gain at a time no later than the time at which the Minimum Gain is reduced below the sum of the deficit Capital Account balances. This section is intended and shall be interpreted to comply with the requirements of Treasury Regulation Section 1.704-2(f).

7.5.2 If any Member receives any adjustments, allocations or distributions, not covered by Subsection 7.5.1, so as to result in a deficit Capital Account, items of Company income and gain shall be specially allocated to the Members in an amount and manner sufficient to eliminate the deficit balances in his Capital Account created by the adjustments, allocations or distributions as quickly as possible. This Section shall constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii).

7.5.3 For, purposes of determining the Profits, Losses, Net Income Available for Distribution or any other items allocable to any period, these other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

7.5.4 Notwithstanding Sections 7.1 and 7.2 hereof, (i) Net Losses, if any, allocable to the period before the admission of any additional Members under Section 5.2 hereof shall be allocated ninety-nine percent (99.0%) to the Manager and one percent (1.0%) to the Initial Member, and Net Income during that same period, if any, shall be allocated to the Manager, and (ii) Profits or Losses allocable to the period commencing with the admission of any additional Members and all subsequent periods shall be allocated under Section 7.1.

7.5.5 Except as, otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Income or Net Losses, as the case may be, for the year.

7.6 Code Section 704(c) Allocations

7.6.1 Income, gains, losses and deductions, as determined for Federal income tax purposes, for any Company asset which has a Gross Asset Value that differs from its adjusted basis for Federal income tax purposes shall, solely for Federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the Company asset to the Company for Federal income tax purposes and its initial Gross Asset Value in accordance with Code Section 704(c) and the Treasury Regulations thereunder. In furtherance of the foregoing, it is understood and agreed that any income, gain, loss, or deduction attributable to Code Section 704(c) property shall be allocated to the Members in accordance with the traditional method of making Code Section 704(c) allocations, in accordance with Treasury Regulation ss.1.704-3 (b).

7.6.2 If the Gross Asset Value of any Company asset is adjusted under Section 2.20, subsequent allocations of income, gain, losses and deductions, as determined for Federal income tax purposes, for the Company asset shall, solely for Federal income tax purposes, take account of any variation between the adjusted basis of the Company asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

7.6.3 Allocations under this Section 7.6 are solely for purposes of Federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account.

7.6.4 Except as otherwise set forth in this Agreement, any elections or other decisions relating to allocations under this Section 7.6 shall be made by the Manager, with the review and concurrence of the Company’s accountants, in a manner that reasonably reflects the purpose and intention of this Agreement.

7.7 Intent of Allocations. It is the intent of the Company that this Agreement comply with the safe harbor test set out in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and the requirements of those Sections, including the qualified income offset and minimum gain charge-back, which are hereby incorporated by reference. If, for whatever reasons, the Company is advised by counsel or its accountants that the allocation provisions of this Agreement are unlikely to be respected for federal income tax purposes, the Manager is granted the authority to amend the allocation provisions of this Agreement, to the minimum extent deemed necessary by counsel or its accountants to effect the plan of Allocations and Distributions provided in this Agreement. The Manager shall have the discretion to adopt and revise rules, conventions and procedures as it believes appropriate for the admission of Members to reflect Members’ interests in the Company at the close of the years.

7.8 Annual Valuation of Assets. For each of the Company’s Mortgage Investments, Real Property investments and other investments, the Manager shall review the investments by October 31 and determine if a Writedown or Writeup is required with respect thereto. Any Writedown or Writeup of an asset resulting from the valuation shall be effective as of September 30 of each year during the terms of this Agreement.

ARTICLE 8

DISTRIBUTION REINVESTMENT PLAN

8.1 Members’ Reinvested Distributions. A Member may elect to participate in the Company’s Distribution Reinvestment Plan (the “Plan”) at the time of his purchase of units, by electing to do so in the Subscription Agreement executed by the Member. The Member’s participation in the Plan commences after the Company has accepted the Member’s Subscription Agreement. Subsequently, a Member may revoke any previous election or make a new election to participate in the Plan by sending written notice to the Company. The notice shall be effective for the month in which the notice is received, if received at least ten (10) days before the end of the month. Otherwise the notice is effective the following month. The Company will not reinvest proceeds from a capital transaction unless the Company has sufficient funds to pay any state or federal income tax due to the disposition or refinancing of real estate loans.

8.2 Purchase of Additional Units. Under the Plan, participating Members use distributions to purchase additional units at a price per Unit determined in accordance with Section 7.8 above. The Manager will credit units purchased under the Plan to the Member’s Capital Account as of the first day of the month following the month in which the Reinvested Distribution is made. If a Member revokes a previous election to participate in the Plan, subsequent to the month in which the Company receives the revocation notice, the Company shall make distributions in cash to the Member instead of reinvesting the distributions in additional in units.

8.3 Statement of Account. Within 30 days after the Reinvested Distributions have been credited to Members participating in the Plan, the Manager will mail to participating Members a statement of account describing the Reinvested Distributions received, the number of incremental units purchased, the purchase price per Unit, and the total number of units held by the Member. Before the Members’ reinvestment of distributions in the Company, the Manager will also mail an updated prospectus or other updated disclosure document to each Member that fully describes the Plan, including the minimum investment amount, the type or source of proceeds, which may be reinvested and the tax consequences of the reinvestment to the Members.

8.4 Continued Suitability Requirements. Each Member who is a participant in the Plan must continue to meet the investor suitability standards described in the Subscription Agreement and prospectus (subject to minimum requirements of applicable securities laws) to continue to participate in reinvestments. It is the responsibility of each Member to notify the Manager promptly if he no longer meets the suitability standards set forth in the prospectus for a purchase of units in the offering. The Members acknowledge that the Company is relying on this notice in issuing the units, and each Member shall indemnify the Company if he fails to so notify the Company and the Company suffers any damages, losses or expenses, or any action or proceeding is brought against the Company due to the issuance of units to the Member.

8.5 Changes or Termination of the Plan. The terms and conditions of the Plan may be amended, supplemented, suspended or terminated for any reason by the Manager at any time by mailing notice thereof at least thirty (30) days before the effective date of the action to each participating Member at his last address of record.

ARTICLE 9

BOOKS AND RECORDS, REPORTS AND RETURNS

9.1 Books and Records. The Manager shall cause the Company to keep the following:

9.1.1 Complete, books and records of account in which shall be entered fully and accurately all transactions and other matters relating to the Company;

9.1.2 A current list setting forth the full name and last known business or residence address of the Manager and each Member which shall be listed in alphabetical order and stating his respective Capital Contribution to the Company and share in Profits and Losses;

9.1.3 A copy of the filed Articles of Organization, and all amendments thereto;

9.1.4 Copies of the Company’s federal, state and local income tax returns and reports, if any, for the six (6) most recent years;

9.1.5 Copies of this Agreement, including all amendments thereto; and

9.1.6 The financial statements of the Company for the three (3) most recent years.
All books and records shall be maintained at the Company’s principal place of business and shall be available for inspection and copying by, and at the sole expense of, any Member, or any Member’s duly authorized representatives, during the Company’s normal business hours.

9.2 Annual Statements

9.2.1 The Manager shall cause to be prepared at least annually, at the Company’s expense, audited financial statements prepared in accordance with accounting principles generally accepted in the United States and accompanied by a report thereon containing an opinion of an independent certified public accountant. The financial statements will include: an audited balance sheet, statements of income or loss, Members’ equity, and a statement of cash flows.

9.2.2 The Company’s accounts will itemize the costs of any verification performed by them and may be reimbursed to the Manager by the Company only to the extent that the reimbursement when added to the costs for administrative services rendered does not exceed the competitive rate for the services as determined under Article 9.2.1.

9.2.3 Notwithstanding the 120-day period specified in Section 9.2.3(b) below, the Manager shall cause to be prepared and distributed to the Members not later than 75 days after the close of each fiscal year of the Company all Company information necessary in the preparation of the Members’ federal income tax returns. Such information will include:

(a)
a statement as to any transactions with the Manager or its Affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Manager or its Affiliates from the Company for the fiscal year completed, showing the amount paid or accrued to each recipient and the respective services performed; and

(b)
a report identifying distributions from (i) Cash Flow during that year, (ii) Cash Flow for prior years that had been held as reserves, (iii) Net Proceeds, (iv) lease payments on net leases with builders and sellers, and (v) reserves from the gross proceeds of the Offering originally obtained from the Members. Copies of the aforementioned financial statements and reports shall be distributed to each Member within 120 days after the close of each taxable year of the Company.

9.2.4 The Manager shall cause to be prepared annually, at the Company’s expense, a report setting forth any annual adjustment of such Member’s Capital Account.

9.3 Special and Quarterly Reports

9.3.1 For each quarter in which the Company bought or invested in a Mortgage Loan or Real Property, or it or a borrower incurred placement or evaluation fees, and for so long as the proceeds of the Offering are not fully committed and/or returned to investors, at the Company’s expense, the Manager shall cause to be prepared a special report (which may be included in the quarterly report described below) which shall contain a statement listing:

(a)	The amount of the Mortgage Loans purchased or invested in;

(b)	The material terms of the loans;

(c)	The identity of the borrower;

(d)	The Real Property securing the Mortgage Loan and the appraised value of that Real Property;

(e)	The location and description of the general character of all materially important Real Properties acquired or presently interested to be acquired by or leased to the Company;

(f)	The present or proposed use of such properties and their suitability and adequacy for such use;

(g)	The terms of any material lease affecting the property;

(h)
The proposed method of financing (including estimated down payments, leverage ratio, prepaid interest, balloon payments, prepayment penalties, due-on-sale or encumbrance clause and possible adverse effects thereof); and

(i)
A statement that title insurance and any required construction, permanent or other financing and performance bonds or other assurances with respect to builders have been or will be obtained on all properties acquired.

Copies of the statements shall be distributed to each Member within 60 (sixty) days after the end of the quarterly period.

9.3.2 The Manager will supply to each Member the information required by Form 10-Q (if Form 10-Q is required to be filed with the Securities and Exchange Commission) within 45 days of the end of each quarterly period.

9.3.3 If the Company is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, the Manager shall cause to be prepared, at Company expense, a quarterly report for each of the first three quarters in each fiscal year containing unaudited financial statements (consisting of a balance sheet, a statement of income or loss and a statement of cash flow) and a statement of other pertinent information regarding the Company and its activities during the period covered by the report. Copies of the statements and other pertinent information shall be distributed to each Member within 60 days after the close of each quarter. This report may be combined with the delivery of information described in the immediately preceding Section 9.3.2, subject to the 45-day period described therein.

9.4 Filings. The Manager, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Manager, at Company expense, shall also cause to be prepared and timely filed with and/or delivered to appropriate federal and state regulatory and administrative bodies and/or the Members applicable, all reports required to be filed with or delivered to those entities or Members under applicable law, including those described in the Company’s undertakings in any securities filing. The reports shall be prepared using the accounting or reporting basis required by the relevant regulatory bodies. The Company will provide a copy of the reports to each Member who requests one, without expense to the Member. The Manager, at Company expense, shall file, with the Administrators for the states in which this Company is registered, as required by these states, a copy of each report referred to under this Article 9.

9.5 Suitability Requirements. The Manager, at Company expense, shall maintain for a period of at least six years a record of the documentation indicating that a Member complies with the suitability standards set forth in the prospectus.

9.6 Fiscal Matters.

9.6.1Fiscal Year. The Company has previously adopted the Fiscal Year for tax and accounting purposes. Subject to the provisions of Section 706 of the Code and approval by the Internal Revenue Service and the applicable state taxing authorities, in the Manager’s sole discretion and without the approval of a Majority, from time to time the Manager may change the Company’s fiscal year to a period to be determined by the Manager.

9.6.2 Method of Accounting. The Company shall continue to use the accrual method of accounting for both income tax purposes and financial reporting purposes.

9.6.3 Adjustment of Tax Basis. Upon the transfer of an interest in the Company, the Company may, at the sole discretion of the Manager, elect under Code Section 754, to adjust the basis of the Company property as allowed by Sections 734(b) and 743(b) thereof.

9.6.4 Tax Matters Partner. The Manager shall act as the “Tax Matters Partner” (“TMP”) and shall have all the powers and duties assigned to the TMP under Sections 6221 through 6234 of the Code and the Treasury Regulations thereunder. The Members agree to perform all acts necessary under Section 6231 of the Code and Treasury Regulations thereunder to designate the Manager as the TMP.
ARTICLE 10

TRANSFER OF COMPANY INTERESTS

10.1 Interest of Manager. A successor or additional Manager may be admitted to the Company as follows:

10.1.1 With the consent of all Managers (should there be any manager other than the Manager) and a Majority, a manager may at any time designate one or more Persons to be a successor to it or to be an additional manager, in each case with the participation in the Manager’s Interest as they may agree upon, so long as the Company and the Members shall not be adversely affected thereby.

10.1.2 Upon any sale or transfer of a manager’s Interest, if there is an additional or successor manager of the Company, the successor manager shall succeed to all the powers, rights, duties and obligations of the assigning Manager hereunder, and the assigning Manager shall thereupon be irrevocably released and discharged from any further liabilities or obligations of or to the Company or the Members accruing after the date of the transfer. The sale, assignment or transfer of all or any portion of the outstanding stock of the Manager, or of any interest therein, or an assignment of the Manager’s Interests for security purposes only, shall not be deemed to be a sale or transfer of the Manager’s Interests subject to the provisions of this Section 10.1.

10.2 Transfer of Member’s Interest. To the extent any of the following restrictions is not necessary to the Company, in the discretion of the Manager reasonably exercised, the Manager may eliminate or modify any restriction. Subject to the immediately preceding sentence, no assignee of the whole or any portion of a Member’s Interest in the Company shall have the right to become a substituted Member in place of his assignor, unless the following conditions are first met:

10.2.1 No Member may transfer a fractional Unit, and no Member may transfer units where, as a result of the transfer, the Member would thereafter, own fewer than one hundred (100) units, except where the transfer occurs by operation of law;

10.2.2 The assignor shall designate its intention in a written instrument of assignment, which shall be in a form and substance reasonably satisfactory to the Manager;

10.2.3 The transferring Member shall first obtain written consent of the Manager to the substitution. The Manager shall not unreasonably withhold its consent, but the Manager will withhold its consent to the extent necessary to prohibit transfers that could cause us to be classified as a publicly traded partnership. The Manager will also withhold consent if it determines that the sale or transfer will otherwise jeopardize the continued ability of the Company to qualify as a “partnership” for federal income tax purposes or that the sale or transfer may violate any applicable securities laws (including any investment suitability standards);

10.2.4 The assignor and assignee named therein shall execute and acknowledge any other instruments as the Manager may deem necessary or desirable to effect the substitution, including, but not limited to, a power of attorney;

10.2.5 The assignee shall accept, adopt and approve in writing all of the terms and provisions of this Agreement as the same may have been amended;

10.2.6 The assignee shall pay or, at the election of the Manager, obligate himself to pay all reasonable expenses connected with the substitution, including but not limited to reasonable attorneys’ fees associated therewith; and

10.2.7 The Company has received, if required by the Manager, a legal opinion satisfactory to the Manager that the transfer will not violate the registration provisions of the Securities Act of 1933, as amended, or any applicable state securities laws, which opinion shall be furnished at the Member’s expense.
Assignments complying with the above shall be, recognized by the Company not later than the last day of the calendar month in which the written notice of assignment is, received by the Company.

10.3 Further Restrictions on Transfers. Notwithstanding any provision to the contrary contained in this Agreement, the following restrictions shall also apply to any and all proposed sales, assignments and transfer of Interests, and any proposed sale, assignment or transfer in violation of same shall be void and of no effect:

10.3.1 No Member shall make any transfer or assignment of all or any part of his Interest if said transfer or assignment would, when considered with all other transfers during the same applicable twelve month period, cause a termination of the Company for federal or Nevada state income tax (if any) purposes;

10.3.2 Notice to California residents:

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

10.3.3 Appropriate legends (including the legend above) under applicable securities laws shall be affixed to certificates evidencing the units and issued or transferred to purchasers in other states.

10.3.4 No Member shall make any transfer or assignment of all or any of his Interest if the Manager determines that the transfer or assignment would result in the Company being classified as a “publicly traded partnership” with the meaning of Section 7704(b) of the Code or Regulations. To prevent that:

(a)	The Manager will not permit trading of units on an established securities market within the meaning of Section 7704(b);

(b)
The Manager will prohibit any transfer of units which would cause the sum of percentage interest in Company capital or profits represented by Interests that are sold or otherwise disposed of during any taxable year of the Company to exceed two percent (2%) of the total Interests in Company capital or profits; and

(c)	The Manager will not permit any withdrawal of units except in compliance with the provisions of this Agreement.

ARTICLE 11

DEATH, LEGAL INCOMPETENCY, OR WITHDRAWAL OF A MEMBER;
WITHDRAWAL OF MANAGER

11.1 Effect of Death or Legal Incompetency of a Member on the Company. The death or legal incompetency of a Member shall not cause a dissolution of the Company or entitle the Member or his estate to a return of his Capital Account.

11.2 Rights of Personal Representative. On the death or legal incompetency of a Member, his personal representative shall have all the rights of that Member for the purpose of settling his estate or managing his property, including the rights of assignment and withdrawal.

11.3 Withdrawal of Members Other than Manager. The Manager may, within its sole discretion, reasonably exercised, modify, eliminate or waive any limitation on the withdrawal rights of a Member as set forth below, on a case by case basis or by class so long as the modifying, waiving, or elimination of the limitation does not: (a) adversely effect rights of the other Members as a whole; or (b) result in the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code of Regulations. To withdraw, or partially withdraw from the Company, a Member must give written notice thereof to the Manager and may thereafter obtain the return, in cash, of his Capital Account, or a portion thereof. The effective date of any request to withdraw from the Company (the “Withdrawal Effective Date”) shall be the last day of the fiscal quarter ending not less than 61 days after the Manager receives the withdrawal notice. The withdrawing Member’s Capital Account shall be valued as of the Withdrawal Effective Date and the Company shall pay the withdrawing Member not more than 31 days following the Withdrawal Effective Date. Notwithstanding the foregoing, all withdrawal requests shall be subject to the following limitations:

11.3.1 No notice of withdrawal shall be honored and no withdrawal made of or for any units until the expiration of at least one year from the date of purchase of those units in the offering, other than purchases by way of automatic reinvestment of Company distributions described in Article 8 of this Agreement. With respect to withdrawals made prior to the second anniversary of the Member’s date of purchase, the Member’s Capital Account shall be valued for withdrawal purposes at a discount as set forth below:

(a)	Members withdrawing between the first and second anniversaries shall be entitled to receive an amount equal to 90% of the Member’s Capital Account as of the Withdrawal Effective Date; and

(b)	Members withdrawing after the second anniversary shall be entitled to receive an amount equal to the full value of the Member’s Capital Account as of the Withdrawal Effective Date.

Notwithstanding the foregoing, in the event of the death of a Member, the personal representative of the Member’s estate or the person(s) to whom the units were transferred pursuant to such deceased Member’s will or laws of inheritance may request withdrawals after the first anniversary of the Member’s date of purchase without being subject to any discount. Any capital remaining after the redemption at below par value by a Member shall be allocated on a pro rata basis among the remaining Members.

11.3.2 To assure that the payments to a Member or his representative do not impair the capital or the operation of the Company, any cash payments in return of an outstanding Capital Account shall be made by the Company only from Net Proceeds and Capital Contributions;

11.3.3 The Member shall have the right to receive distributions of cash from their Capital Accounts only to the extent that funds described in Subsection 11.3.2 are available; the Manager shall not be required to establish a reserve fund for the purpose of funding the payments; the Manager shall not be required to use any other sources of Company funds other than those set forth in Section 11.3.2; the Manager shall not be required to sell or otherwise liquidate any portion of the Company’s Mortgage Investments or any other asset in order to make a cash distribution of any Capital Account under this Section 11.3;

11.3.4 Subject to Section 11.3, during the 90 (ninety) days following receipt of written notice of withdrawal from a Member,
The Company shall take such steps as may be appropriate to fulfill its obligation to meet pending redemption requests, to the extent such withdrawals are permitted hereunder. Such steps may include deferring distribution or reinvestment of Capital Transaction Proceeds.

11.3.5 Subject to the restrictions on withdrawal contained in this Agreement, the amount to be distributed to any withdrawing Member shall be an amount determined in accordance with this Section 11.3, notwithstanding that the amount may be greater or lesser than the Member’s proportionate share of the current fair market value of the Company’s net assets;

11.3.6 In no event shall the Manager permit the withdrawal during any calendar year of total amounts from the Capital Accounts of Members that exceeds ten percent (10%) of the aggregate Interests with a yearly limit of $100,000 per member subject to the Manager’s discretion to allow a greater amount, except upon the vote of the Members to dissolve the Company under this Agreement;

11.3.7 Requests by Members for withdrawal will be honored in the order in which they are received by the Manager. If any request may not be honored, due to any limitations imposed by this Section 11.3 (except the one year holding limitation set forth in Subsection 11.3.1), the Manager will so notify the requesting Member in writing, whose request, if not withdrawn by the Member, will be honored if and when the limitation no longer is imposed; and

11.3.8 If a Member’s Capital Account would have a balance of less than one thousand dollars ($1,000) following a requested withdrawal, the Manager, at its discretion, may distribute to the Member the entire balance in the account.

11.4 Withdrawal by Manager. The Manager may withdraw from the Company upon not less than 120 days written notice of the same to all Members, but only with the affirmative vote or consent of a Majority, as noted in Section 3.2. The withdrawing Manager shall not be liable for any debts, obligations or other responsibilities of the Company or this Agreement arising after the effective date of the withdrawal.

11.5 Payment to Terminated Manager. If the business of the Company is continued as provided elsewhere in this Agreement upon the withdrawal, removal, dissolution, or bankruptcy of the Manager, then the Company shall pay to the Manager a sum equal to all amounts then accrued and owing to the Manager. The Company may terminate the Manager’s interest in the Company by paying an amount equal to the then-present fair market value of the Manager’s interest in the Company, which the Company and Manager acknowledge is the outstanding Capital Account as of the date of the removal, withdrawal, dissolution or bankruptcy. In the event the Manager and the Company cannot mutually agree upon the then-present fair market value of the Manager’s interest in the Company within 90 days following such removal or withdrawal, such value shall be determined by arbitration before a panel of three appraisers, one of whom shall be selected by the Manager and one by the Company, and the third of whom shall be selected by the two appraisers so selected by the parties. Such arbitration shall take place in Las Vegas, Nevada and shall be in accordance with the rules and regulations of the American Arbitration Association then in force and effect. The expense of arbitration shall be borne equally by the terminated Manager and the Company. If the business of the Company is not so continued, then the Manager shall receive from the Company the sums it would have received in the course of dissolving the Company and winding up its affairs, as provided in Section 12.2 below.

The method of payment to any terminated Manager must be fair and must protect the solvency and liquidity of the program. Where the termination is voluntary, the method of payment will be deemed presumptively fair where it provides for a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions which the terminated Manager otherwise would have received under this Agreement had the Manager not terminated. Where the termination is involuntary, the method of payment will be deemed presumptively fair where it provides for an interest bearing promissory note coming due in no less than five years with equal installments each year.

ARTICLE 12

DISSOLUTION OF THE COMPANY

12.1	Events Causing Dissolution. The Company shall dissolve upon occurrence of the earlier of the following events:

12.1.1 The expiration of the term of the Company as stated in Section 1.6 of this Agreement;

12.1.2 Upon the written consent of the Manager and any other Person who is then a manager, and the affirmative vote or consent of a Majority;

12.1.3 The withdrawal, removal, dissolution or bankruptcy of the Manager, unless, if there is no remaining manager, a Majority agree in writing to continue the business of the Company and, within six months after the last remaining manager has ceased to be a manager, admit one or more managers who agree to such election and join the Company as managers.

12.2 Winding Up. Upon the occurrence of an event of dissolution, the Company shall immediately be dissolved, but shall continue until its affairs have been wound up according to the provisions of the Nevada Statutes. Upon dissolution of the Company, unless the business of the Company is continued as provided above, the Manager will wind up the Company’s affairs as follows:

12.2.1 No new Mortgage Investments shall be invested in or purchased and no new Real Property shall be invested in or purchased;

12.2.2 The Manager(s) shall liquidate the assets of the Company as promptly as is consistent with recovering the fair market value thereof, either by sale to third parties or by servicing the Company’s outstanding Mortgage Investments in accordance with their terms;

12.2.3 All, sums of cash held by the Company as of the date of dissolution, together with all sums of cash received by the Company during the winding up process from any source whatsoever, shall be distributed in accordance with Section 12.3 below.

12.3 Order of Distribution of Assets. If the Company is dissolved under Section 12.1 above, the assets of the Company shall be distributed in accordance with Nevada Statutes Section 86.521.

12.4 No Recourse to Manager. Upon dissolution and winding up under the Nevada Statutes, each Member shall look solely to the assets of the Company for the return of his Capital Account, and if the Company assets remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the amounts of the Capital Account of Members, Members shall have no recourse against the Manager or any other Member. The, winding-up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Manager. The Manager is hereby authorized to do any and all acts and things authorized by law for these purposes. If the Manager becomes insolvent or bankrupt, dissolves, withdraws or is removed by the Members, the winding-up of the affairs of the Company and the distribution of its assets shall be conducted by the person or entity selected by a vote of a Majority, which person or entity is hereby authorized to do any and all acts and things authorized by law for such purposes.

12.5 Compliance With Timing Requirements of Regulations. If the Company is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g):

12.5.1 Distributions shall be made under this Article 12 (if such liquidation constitutes a dissolution of the Company) or Article 7 hereof (if it does not) to the Manager and Members who have positive Capital Accounts in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2); and

12.5.2 If the Manager’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), the Manager shall contribute to the capital of the Company the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(3).

ARTICLE 13

ROLL-UPS

13.1 Roll-Up Transactions: Appraisal. If the Company proposes to enter into a Roll-Up transaction, an appraisal of all Company assets shall be obtained from a competent, Independent Expert. If the appraisal will be included in a prospectus to offer the securities of a Roll-Up entity to the Members, the appraisal shall be filed with the Securities and Exchange Commission and the states as an exhibit to the Registration Statement for that offering.

The Independent Expert will appraise the assets of the Company on a consistent basis, and conduct the appraisal based on an evaluation of the Company’s assets as of a date immediately before the announcement of the proposed Roll-Up. In performing the appraisal, the Independent Expert shall assume an orderly liquidation of the Company’s assets over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Company and its Members. The Company shall include a summary of the Independent Expert’s appraisal, indicating all material assumptions underlying the appraisal, in a report to the Members regarding the proposed Roll-Up.

13.2 Members’ Rights in a Roll-Up. If a, Roll-Up is effected as to the Company, the Roll-Up Entity making the offer to the Company shall offer to each Member who votes against the Roll-Up the choice of:

13.2.1 accepting the securities of the Roll-Up Entity that were offered in the proposed Roll-Up, or

13.2.2 either (a) remaining as a Member of the Company and preserving its interests therein unchanged; or (b) receiving cash in an amount equal to the Member’s pro-rata share of the appraised Net Asset Value of the Company.
13.3 Limitations on Roll-Ups. The Company’s ability to participate in a Roll-Up is also subject to the following:

13.3.1 The Company shall not participate in any proposed Roll-Up which would result in Members having voting rights in the Roll-Up Entity which are less than those provided in Section 6.2 of this Agreement.

13.3.2 If the Roll-Up Entity is a corporation, the voting rights of the Members shall correspond to the voting rights provided in this Agreement to the extent reasonably possible.

13.3.3 The Company will not participate in any proposed Roll-Up, which includes provisions, which would operate to materially impede or frustrate the accumulation of shares, units or other equity interests, however denominated, by any purchaser of the securities of the Roll-Up Entity (except to the minimum necessary to preserve the tax status of the Roll-Up Entity).

13.3.4 The Company will not participate in any proposed Roll-Up, which would limit the ability of a Member to exercise the voting rights of the securities of the Roll-Up Entity on the basis of the value of the Interest held by the Member.

13.3.5 The Company will not participate in any proposed Roll-Up in which the Members’ rights as securities holders to access the records of the Roll-Up Entity will be less than those provided for in this Agreement or in which any of the costs of the Roll-Up transaction would be borne by the Company if the Roll-Up is not approved by necessary vote of the Members.

ARTICLE 14

COMPENSATION TO THE MANAGER AND ITS AFFILIATES

14.1 Compensation of the Manager and its Affiliates.

14.1.1 The Company shall pay the Manager compensation and permit the Manager to charge and collect the fees and other amounts from borrowers as set forth in the prospectus in addition to those fees set forth herein. The total amount of fees received by the Manager from borrowers in connection with making loans will not exceed the combined amount of Front-End Fees and other fees, which would be permitted under the NASAA Guidelines if paid directly by the Company to the Manager. In addition to the foregoing, under no circumstances may the Manager receive any compensation not permitted under the NASAA Guidelines. Any amendment to this Operating Agreement modifying the Manager’s compensation or distribution to which the Manager is entitled shall require the Manager’s consent. No additional reimbursement shall be paid to the Manager or its Affiliates for any general or administrative overhead expenses incurred by the Manager or its Affiliates or for any other expenses they may incur.

14.1.2 The Company shall pay the Manager an incentive fee equal to 25% of Net Proceeds after payment to Members from such Net Proceeds, of an amount equal to 100% of the aggregate Capital Contribution of the Members, plus an amount equal to a 6% per annum cumulative return on the Members’ aggregate Capital Contributions (the 6% cumulative return may be reduced, but not below zero, by the aggregate amount of prior distributions to Members from Net Income Available for Distribution).

14.1.3 The total compensation paid to all Persons for the sale of a Program property shall be limited to a Competitive Real Estate Commission, not to exceed 6% of the contract price for the sale of the property. If the Manager provides a substantial amount of the services in the sale effort, the Manager may receive up to one-half of the Competitive Real Estate Commission, not to exceed 3% and subordinated to Section 14.1.2 above. If the Manager participates with an independent broker on resale, the subordination requirement shall apply only to the commission earned by the Manager.

14.1.4 The Company shall pay the Manager an acquisition and advisory fee of up to 2.5% of the gross proceeds of the Company’s offering. Acquisition and advisory fees are paid for the evaluation and review of potential properties to be acquired and the coordination of the acquisition process. The evaluation process encompasses analysis of different geographical markets and commercial property sectors as well as identification of potential acquisition targets and due diligence with respect to the identified properties. Coordination of the acquisition process includes negotiating the purchase terms, coordinating with legal counsel, title companies and others closing transactions and arranging for financing. Acquisition and advisory fees do not include acquisition expenses. Acquisition expenses include legal fees and expenses, travel expenses, costs of appraisal, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection and acquisition of real property. The Company will pay for any acquisition expenses.

14.1.5 Should the Manager perform property management services, the fees paid to the Manager shall be equal to the fees set forth below or the fees which are competitive for similar services in the same geographic area. Included in such fees shall be bookkeeping services and fees paid to non-related persons for property management services.

(a)
In the case of residential property, the maximum Property Management Fee (including all rent-up, leasing, and re-leasing fees and bonuses, and leasing related services, paid to any person) shall be 5% of the gross revenues from such property.

(b)
In the case of industrial and commercial property, except as set forth in paragraph (c) below, the maximum Property Management Fee from such leases shall be 6% of the gross revenues where the Manager or its Affiliates provides leasing, re-leasing and leasing related services. Conversely the maximum Property Management Fee from such leases shall be 3% of the gross revenues where the Manager or its Affiliates do not perform the leasing, re-leasing and leasing related services with respect to the property.

(c)
In the case of industrial and commercial properties which are leased on a long term (ten or more years) net (or similar) bases, the maximum Property Management Fee from such leases shall be 1% of gross revenues, except for a one time initial leasing fee of 3% of the gross revenues on each lease payable over the first five full years of the original term of the lease.

14.2 Expenses of the Company.

14.2.1 All expenses of the Company shall be billed directly to and paid by the Company. The Manager may be reimbursed for the actual cost of goods and materials used for or by the Company and obtained from entities unaffiliated with the Manager. The Manager may be reimbursed for the administrative services necessary to the prudent operation of the Company provided that the reimbursement shall be at the lower of the Manager’s actual cost or the amount the Company would be required to pay to independent parties for comparable administrative services in the same geographic location. No reimbursement shall be permitted for services for which the Manager is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement (except those as set forth in the Prospectus and in this Agreement) shall be:

(a)	Rent or depreciation, utilities, capital equipment, other administrative items; and

(b)	Salaries, fringe benefits, travel expenses, and other administrative items incurred or allocated to any Controlling Persons (as defined below) of the Manager or its Affiliates.

14.2.2 The term “Controlling Person,” for the purpose of this section, includes but is not limited to, any Person, whatever their title, who performs functions for the Manager similar to those of:

(a)	Chairman or Member of the board of directors;

(b)	Executive management, such as the president, vice-president or senior vice-president, corporate secretary, or treasurer;

(c)	Senior management, such as the vice-president of an operating division who reports directly to executive management;

(d)
Those holding 5.0% or more equity interest in the Manager or a Person having the power to direct or cause the direction of the Manager, whether through the ownership of voting securities, by contract, or otherwise.

14.2.3 The annual Company report must contain a breakdown of the costs reimbursed to the Manager. Within the scope of the annual audit of the Manager’s financial statement, the independent certified public accountants must verify the allocation of such costs to the Company. The method of verification shall at minimum provide:

(a)	A review of the time records of individual employees, the costs of whose services were reimbursed; and

(b)	A review of the specific nature of the work performed by each such employee.

14.2.4 The methods of verification shall be in accordance with generally accepted auditing standards and shall accordingly include such tests of the accounting records and such other auditing procedures which the Manager’s independent certified public accountants consider appropriate in the circumstance. The additional costs of such verification will be itemized by said accountants on a company by company basis and may be reimbursed to the Manager by the Company in accordance with this paragraph only to the extent that such reimbursement when added to the cost for administrative services rendered does not exceed the competitive rate for such services as determined in this paragraph. The prospectus sets forth an estimate of such proposed expense for the next fiscal year together with a breakdown by year of such expenses reimbursed to other similar funds formed by the Manager.

14.2.5 Reserves. The Company will maintain working capital reserves of approximately 3% of the aggregate capital accounts of the Members. This reserve is available to pay any future expenses in excess of revenues, satisfy obligations of underlying security properties, satisfy the Company’s unforeseen obligations and for other permitted uses of its working capital.

ARTICLE 15

MISCELLANEOUS

15.1 Covenant to Sign Documents. Each Member covenants, for himself and his successors and assigns, to execute, with acknowledgment or verification, if required, any and all certificates, documents and other writings which may be necessary or expedient to form the Company and to achieve its purposes, including, without limitation, any amendments to the Articles of Organization and any filings, records or publications necessary or appropriate under the laws of any jurisdiction in which the Company shall conduct its business.

15.2 Notices. Except as otherwise expressly provided for in this Agreement, all notices which any Member may desire or may be required to give any other Members shall be in writing and shall be deemed duly given when delivered personally or when deposited in the United States mail, first-class postage pre-paid. Notices to Members shall be addressed to the Members at the last address shown on the Company records. Notices to the Manager or to the Company shall be delivered to the Company’s principal place of business, as set forth in Section 1.3 above or as hereafter changed as provided herein.

15.3 Right to Engage in Competing Business. Nothing contained in this Agreement shall preclude any Member from purchasing or lending money upon the security of any other property or rights therein, or in any manner investing in, participating in, developing or managing any other venture of any kind, without notice to the other Members, without participation by the other Members, and without liability to them or any of them. Each Member waives any right he may have against the Manager for using for its own benefit information received as a consequence of the Manager’s management of the affairs of the Company. This Section 15.3 shall be subject in its entirety to the fiduciary duty of the Manager set forth in Section 3.4.

15.4 Amendment. This Agreement is subject to amendment by the affirmative vote of a Majority in accordance with Section 6.2; provided, however, that no amendment shall be permitted if the effect of such amendment would be to increase the duties or liabilities of any Member or materially adversely affect any Member’s interest in Profits, Losses, Company assets, distributions, management rights or voting rights, except as agreed by that Member. In addition, and notwithstanding anything to the contrary contained in this Agreement, the Manager shall have the right to amend this Agreement, without the vote or consent of any of the Members, if, in the reasonable judgment of the Manager, such amendment does not adversely affect the rights of the Members, including, without limitation, an amendment:

15.4.1 to grant to Members (and not solely the Manager in its capacity as a Member) additional rights, remedies, powers or authority that may lawfully be granted to or conferred upon them;

15.4.2 to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision, or to make any other provisions for matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;

15.4.3 to conform this Agreement to applicable laws and regulations, including without limitation, federal and state securities and tax laws and regulations, and the NASAA Guidelines;

15.4.4 in the form of a revision to or updating of Schedule A in accordance with Section 5.2 hereof; and

15.4.5 to elect for the Company to be governed by any successor Nevada statute governing limited liability companies.

The Manager shall notify the Members within a reasonable time of the adoption of any amendment.

15.5 Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes any and all prior agreements and representations, either oral or in writing, between the parties hereto regarding the subject matter contained herein.

15.6 Waiver. No waiver by any party hereto or any breach of, or default under, any provision of this Agreement by any party shall be construed or deemed a waiver of any breach of or default under any other provision of this Agreement, and shall not preclude any party from exercising or asserting any rights under this Agreement for any future breach or default of the same provision of this Agreement.

15.7 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.8 Application of Nevada law. This Agreement and the application or interpretation thereof shall be governed, construed, and enforced exclusively by its terms and by the law of the State of Nevada.

15.9 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement.

15.10 Number and Gender. Whenever the singular form is used in this Agreement it includes the plural when required by the context, and the masculine gender shall include the feminine and neuter genders.

15.11 Counterparts. This Agreement may be executed in counterparts, any or all of which may be signed by Manager on behalf of the Members as their attorney-in-fact.

15.12 Waiver of Action for Partition. Each of the parties hereto irrevocably waives during the term of the Company any right that it may have to maintain any action for partition for any property of the Company.

15.13 Defined Terms. All terms used in this Agreement, which are defined in the prospectus, shall have the meanings assigned to them in said prospectus, unless this Agreement shall provide for a specific definition in Article 2.

15.14 Binding on Assignees. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto, subject to the provisions of Section 10.2, which control the assignment or other transfer of Company Interests.

ANNEX B

PRIOR PERFORMANCE TABLES

The following tables set forth in rounded numbers certain information with respect to Vestin Fund I and Vestin Fund II’s experience in raising and investing funds and operating results for the calendar year ended December 31, 2005. Prospective investors should read these tables together with the information set forth in the “Prior Experience” section of this Prospectus, beginning on page 39.

Investors in Vestin Fund III will not own any interest in Vestin Fund I or Vestin Fund II and should not assume that they will experience returns, if any, comparable to those experienced by investors in Vestin Fund I and Vestin Fund II.

TABLE I. (Unaudited)
EXPERIENCE IN RAISING AND INVESTING FUNDS

Vestin Fund II

As of December 31, 2005:
Dollar amount offered	$500,000,000
Dollar amount raised	$475,000,000
Less offering expenses:
Selling commission and discounts retained by affiliates	$—
Organizational expenses	$—
Other	$—
3% Reserve	$9,454,200
Percent available for investment (1)	97%
Acquisition costs:
Prepaid items and fees related to purchase of property	$—
Cash down payment	$—
Acquisition fees	$—
Other	$—
Total acquisition cost	$—
Percent leverage (mortgage financing divided by total acquisition cost)	$—
Date offering began	6/14/2001
Length of offering (through date of completion)	36 months
Months to invest 90% of amount available for investments	N/A

(1)	Not including members’ withdrawals and reinvestments under our distribution reinvestment plan.

As of December 31, 2005, there were no offering expenses or acquisition costs incurred by Vestin Fund II that were paid directly from the offering proceeds or earnings of Fund II. However, approximately 110,000 units were issued to Vestin Mortgage for offering expenses that were paid on behalf of Vestin Fund II. Additionally, Vestin Fund II did not made any payments, including real estate commissions and other fees in connection with the acquisition or disposition of a property, to Vestin Mortgage within the last three years.

Effective March 31, 2006, Vestin Fund II has merged with and into Vestin Realty Mortgage II, or Vestin Realty II, which implemented the restructuring of Vestin Fund II to allow Vestin Realty II, as the surviving entity in the merger, to qualify as a real estate investment trust, or a REIT. Vestin Realty II may pay real estate commissions and fees in 2006 in connection with the disposition of real estate.

In addition, Vestin Mortgage is the manager of Vestin Fund I, which completed its offering of units in June of 2001.

Vestin Mortgage will provide, at no charge, a copy of the Form 10-K Annual Report for Vestin Fund II for fiscal year ended June 30, 2005, upon request of an investor. Additionally, Vestin Mortgage will provide copies of the exhibits listed in such annual report, for a reasonable fee, if so requested by an investor. Inquiries should be directed to Vestin Mortgage at 8379 West Sunset Road, Las Vegas, Nevada 89113.

TABLE II. (Unaudited)
COMPENSATION TO SPONSOR

Type of Compensation	Vestin Fund I	Vestin Fund II

Date offering commenced	9/1/2000	6/14/2001
Dollar amount raised	$100,000,000	$475,000,000
Amount paid to sponsor from proceeds of offering	$—	$—
Underwriting fees	$—	$—
Acquisition fees	$—	$—
Real estate commissions	$—	$—
Advisory fee	$—	$—
Management fees	$—	$—
Other	$—	$—
Dollar amount of cash generated from operations before deducting Payments to sponsor	$52,316,000	$112,960,000
Amount paid to sponsor from operations:
Property management fees	$—	$—
Partnership management fees	$1,190,000	$3,748,000
Reimbursements	$—	$—
Leasing commissions	$—	$—
Other	$—	$—
Dollar amount of property sales and refinancing before deducting Payments to sponsor	$—	$—
Cash	$—	$—
Notes	$—	$—
Amount paid to sponsor from property sales and refinancing:
Real estate commissions	$—	$—
Incentive fees	$—	$—
Other	$—	$—

Note: Amounts reflected in Table II are cumulative amounts for Vestin Fund I from September 1, 2000 (Date of Commencement) through December 31, 2004 and for Vestin Fund II from June 15, 2001 (Date of Commencement) through December 31, 2004 (Vestin Realty Mortgage II is the successor by merger to Vestin Fund II).

TABLE III. (Unaudited)
OPERATING RESULTS OF PRIOR PROGRAMS

VESTIN FUND I, LLC

	Calendar Year Ended

	2005		2004	2003

Gross revenues (1)		$7,417,000	$12,928,086	$9,756,350
Less: Operating expenses (2)		$4,414,000	$2,148,530	$5,504,262
Interest expense		$383,000	$1,425,855	$1,439,325

Net income — GAAP basis (2)		$2,620,000	$9,353,701	$2,812,763
Taxable income from operations		$2,620,000	$9,353,701	$2,812,763
Cash generated from operations		$2,449,000	$15,132,296	$11,187,381
Less: cash distributions to investors
From operating cash flow		$4,750,000	$5,075,879	$8,715,963
From sales and refinancing	$	ំ	$—	$—
From other	$	ំ	$—	$—

Cash generated (deficiency) after cash distributions		$(2,301,000)	$10,056,417	$2,471,418
Less: Special items	$	ំ	$—	$—

Cash generated (deficiency) after cash distributions and specialty items		$(2,301,000)	$10,056,417	$2,471,418
Tax and distribution data per $1,000 invested Federal Income Tax results:
Ordinary income (loss)
From operations		$2,620,000	$9,353,701	$2,812,763
From recapture	$	ំ	$—	$—
Capital gain (loss)	$	ំ	$—	$—
		$2,620,000	$9,353,701	$2,812,763

Cash distributions to investors source (on GAAP basis)
Investment income		$4,750,000	$5,075,879	$8,715,963
Return of capital	$	ំ	$—	$—
Source (on cash basis)	$	ំ	$—	$—
Sales	$	ំ	$—	$—
Refinancing	$	ំ	$—	$—
Operations		$4,750,000	$5,075,879	$8,715,963
Other	$	ំ	$—	$—

Note: Vestin Fund I commenced operations on September 1, 2000. The NASAA Guidelines are applicable to the operations of Vestin Fund I.

(1) The gross revenue per weighted average unit was $ 0.96, $1.52, and $1.03 for 2005, 2004 and 2003, respectively.

VESTIN FUND II, LLC

	Calendar Year Ended

	2005	2004	2003

Gross revenues (1)	$27,425,000	$38,055,500	$43,705,409
Less: Operating expenses (2)	$18,375,000	$4,776,357	$16,226,081
Interest expense	$1,504,000	$5,510,010	$4,561,001

Net income — GAAP basis (2)	$7,546,000	$27,769,133	$22,918,327
Taxable income from operations	$7.546,000	$27,769,133	$22,918,327
Cash generated from operations	$17,417,000	$32,553,666	$34,095,490
Less: cash distributions to investors
From operating cash flow	$17,539,000	$23,721,842	$35,382,438
From sales and refinancing	$—	$—	$—
From other	$—	$—	$—

Cash generated (deficiency) after cash distributions	$(122,000)	$8,831,824	$(1,286,948)
Less: Special items	$—	$—	$—

Cash generated (deficiency) after cash distributions and specialty items	$(122,000)	$8,831,824	$(1,286,948)
Tax and distribution data per $1,000 invested Federal Income Tax results:
Ordinary income (loss)
From operations	$7,546,000	$27,769,133	$22,918,327
From recapture	$—	$—	$—
Capital gain (loss)	$—	$—	$—
	7,546,000	27,769,133	22,918,327

Cash distributions to investors source (on GAAP basis)
Investment income	$17,539,000	$23,721,842	$35,382,438
Return of capital	$—	$—	$—
Source (on cash basis)	$—	$—	$—
Sales	$—	$—	$—
Refinancing	$—	$—	$—
Operations	$17,539,000	$23,721,842	$35,382,438
Other	$—	$—	$—

Note: Vestin Fund II commenced operations on June 15, 2001 (Vestin Realty Mortgage II is the successor by merger to Vestin Fund II).

(1)	The gross revenue per weighted average unit was $0.84, $1.10 and $1.17 for 2005, 2004 and 2003, respectively.

Table IV Results of Completed Programs are not applicable as Vestin Fund I and Vestin Fund II have not, completed any similar programs. Additionally, Vestin Fund I and Vestin Fund II are not in the business of direct investment of real property.
Table V Sales or Disposals of Properties is not applicable as Vestin Fund I and Vestin Fund II, have not sold or disposed of real property during 2002 and 2003.

During the first quarter of 2003, Vestin Fund I sold its interest in the property referred to as Residence in Las Vegas, Nevada for $1,541,258.06 to Vestin Group, Inc. The amount of the sale equaled Vestin Fund I’s carrying value.

Vestin Fund I and Vestin Fund II, jointly acquired through foreclosure the property known as 40 acres of land containing 354 lots in Las Vegas, Nevada. On July 14, 2003, Fund I and Fund II entered into an agreement for the sale of a portion of their interest in 40 acres of land containing 354 residential lots in Henderson, Nevada. The agreement required the buyer to purchase 138 lots for cash and gave the buyer an option to purchase the remaining 216 lots over the next three years at a predetermined price, which may be adjusted for potential value increases. For the period ending June 30, 2005 Fund I and Fund II recorded a valuation adjustment of $354,000 and $180,000 respectively to write down the carrying value of the property to the negotiated sale and option price. Through December 31, 2005, the buyer has purchased 272 of the 354 lots. No further gain or loss is expected.

During March 2004, Vestin Fund II sold 11.42 acres of land in Henderson, Nevada for approximately $2.0 million, which approximated the carrying value of the real estate.

During September 2004, Vestin Fund I and Vestin Fund II sold a partially completed assisted living facility located in Las Vegas, Nevada for approximately $11.5 million, which approximated the carrying value of the real estate.

During September 2004 Vestin Fund I and Vestin Fund II entered into an agreement to sell the remaining 29 acres of raw land in Mesquite, Nevada for $6.2 million. During the prior quarter, $250,000 was released from escrow representing an early release of funds. The transaction was finalized during December of 2004 and resulted in a gain of $1,806,582.

During February 2004, Vestin Fund I and Vestin Fund II jointly foreclosed on two loans totaling $8.3 million and took title to the collateral, which consisted of a hotel/casino on approximately 25 acres of land known as the Castaways Hotel/ Casino in Las Vegas, Nevada. In October 2004, Vestin Fund I and Vestin Fund II sold the Castaways for approximately $7.9 million. The transaction did not result in any gains or losses in the current period of sale as they wrote down the carrying value of the property by approximately $498,000 during the previous quarter.

During May 2004 Vestin Fund I and Vestin Fund II jointly foreclosed on a loan totaling $7.1 million secured by a 140 Unit/224 bed senior facility in Mesa, Arizona. In November 2004, Vestin Fund I and Vestin Fund II sold the facility of which consideration received totaled $7.1 million. This transaction resulted in a loss of $80,747.

During November 2004 Vestin Fund I sold the 30 unit condominium complex in Las Vegas, Nevada for approximately $0.2 million which approximated the carrying value of the real estate.

During March 2004, Vestin Fund II foreclosed on two loans and took title to the related properties, which consisted of two undeveloped parcels of land in Austin and Cedar Park, Texas totaling $5,216,000. During September of 2004, the Manager of Fund II estimated the current value of the properties to be $1,650,000 based on updated appraisals. Fund II assigned the rights to any future judgments related to the personal guarantees associated with the loans to its Manager in exchange for $3,566,000, which is the estimated deficiency on the value of the properties. Fund II received $2,566,000 in cash and a note receivable from Vestin Mortgage of $1,000,000. The transaction resulted in a recovery net of legal and collection costs of $1,984,000, which is shown as a capital contribution from the Manager of Fund II. During the year ended June 30, 2005, the Manager of Fund II estimated the combined current value of the two properties to be $600,000, resulting in a write down of approximately $1.0 million. During March 2006, Fund II sold the Austin parcel for $260,000 resulting in a loss on sale of real estate of approximately $140,000.

During April 2004 Vestin Fund II foreclosed on a loan totaling $7.6 million secured by a 74 Unit/90 assisted living facility in San Bernardino, California. The business continued its operations. During the year ended June 30, 2005, Fund II wrote down the carrying value of the facility by $282,000. In October of 2005 Fund II sold the facility and financed 97% of the purchase price on the following terms; two payments totaling $400,000; a $7,150,000 real estate mortgage bearing an interest rate of 8.5%; quarterly payments of interest of approximately $152,000; maturing November 2006.

During August 2004 Vestin Fund I and Vestin Fund II jointly foreclosed on a loan totaling $5.2 million secured by a 460-acre residential sub-division in Lake Travis, Texas. In December 2005, Fund I and Fund II sold the property for $5.5 million. The proceeds included a $500,000 note receivable, with an imputed interest rate of 8%, due in May 2006. A net gain of $71,000 resulted in this transaction.

During August 2004, Vestin Fund II foreclosed on a loan totaling $5.6 million secured by 570 acres of land for construction of an 18-hole golf course and clubhouse near Austin, Texas.

During September 2004 Vestin Fund I and Vestin Fund II, jointly foreclosed on a loan totaling $15.5 million, secured by a 126 unit (207 bed) assisted living facility in Phoenix, Arizona. In August 2005 the facility was sold and Fund I and Fund II financed 100% of the purchase price of which the terms include the following: a 12 month, $10.5 million, interest only loan; interest rate of 7.5% commencing six months following the date of the loan. This transaction resulted in a $144,000 deferred gain, which will be recognized once the equity requirement has been met. The borrower agreed to reduce the principal balance of the loan by $2 million within six months (which may be extended) following the closing of the loan. Fund I and Fund II, wrote down the carrying value of the property in the quarter ended March 31, 2005 by approximately $6.5 million. Upon loan payment we will recover a portion of the write down and do not expect to have any further gains or losses on the sale of this property.

As of December 31, 2005, Fund I and Fund II have commenced a judicial foreclosure on a loan secured by four cemeteries and eight mortuaries in Hawaii referred to as the Rightstar loan. The aggregate amount of the loan is approximately $32 million. The loan included two levels of priority upon payment of the outstanding balance pursuant to an Inter-creditor Agreement. The balance of the first and second position of the loan is approximately $14 million and $18 million, respectively. Of the lenders included in this loan, Fund I and Fund II acquired the position of one of the priority lenders for approximately $15.5 million, including accrued interest of approximately $1.5 million. Fund I and Fund II acquired this balance to expedite the foreclosure process and remove the lender from its priority position, which had the potential to impair the value that Fund I and Fund II may receive at the time the property is sold. In exchange for expediting the foreclosure process, the lenders jointly agreed to release the guarantors from their guaranty of the loan. Foreclosure proceedings are being delayed due to issues encountered in obtaining a license to operate the facilities. At this time there is no estimate as to when the foreclosure will be completed or when title may be obtained to the underlying properties. The cemeteries and mortuaries are operating businesses and after obtaining title and pending disposition of these properties, Fund I and Fund II may have to include the operating results of these businesses in their financial statements on a consolidated basis. All significant intercompany balances and transactions will be eliminated in the consolidation. During the year ended June 30, 2005, the State of Hawaii notified the lenders of a potential trust deficit estimated at $19.5 million and claimed this balance has priority over all lenders. The lenders dispute the amount and priority of this deficit. However, we re-evaluated the underlying value of the collateral including this estimated trust fund deficit. Based on this estimate, Fund I and Fund II calculated a specific reserve allowance for loss of approximately $1,225,000 and $2,275,000 respectively.

It is not Vestin Fund I or Vestin Fund II’s intent to invest in or own real estate as a long-term investment.

Note: Vestin Realty Mortgage II is the successor by merger to Vestin Fund II.

ANNEX C

DISTRIBUTION REINVESTMENT FORM

VESTIN FUND III, LLC

1.
Participation. The undersigned investor (“Investor”) hereby makes the following election regarding participation in the Distribution Reinvestment Plan of VESTIN FUND III, LLC, a Nevada limited liability Company (the “Company”).

2.
Reinvestment of Distributions. The Company maintains a Distribution Reinvestment Plan (the “Plan”) under which distributions by the Company may be reinvested for the purchase of additional Units, rather than being received in cash. See Prospectus, under “Summary of Operating Agreement, Rights of Members and Description of Units-Distribution Reinvestment Plan.” So long as Investor meets the suitability standards established by the Company and by the securities law administrator of the state in which Investor is domiciled, and subject to possible suspension or termination of the Plan by the Manager, as set forth in the Operating Agreement, the Investor will continue to participate in the Plan. The Investor may change his election at any time by written notice to the Company. Please choose one of the options below by a check mark in the appropriate blank. If you do not check one of the options, you will be considered to have elected to receive your distributions in cash (Option B).

Please Place Your Initials Next to the Appropriate Item:

A.	Investor elects to participate in the Plan and receive additional Units rather than cash as distributions of Net Income from the Company.
B.	Investor elects not to participate in the Plan and to receive distributions of Net Income in cash.
C.	Investor elects to withdraw from the Plan and receive distributions in cash on a going-forward basis.

If you have any questions in completing this Distribution Reinvestment Form, please call Vestin Mortgage, Inc. at (702) 227-0965

SIGNATURE PAGE

Before signing this page, have you indicated in Section 2 on page C-1 whether you want to reinvest distributions by purchasing additional Units? If not, please do so.

Individual(s):

Date:
(Signature of Subscriber)

(Print Name of Subscriber)

Date:
Signature of Co-Subscriber)

(Print Name of Co-Subscriber)

Entities (Other than Plans):

(Print Name of Subscriber)

By:		Date:
(Signature of Authorized Signatory)

(Print Name and Title of Signatory)

By:		Date:
(Signature of Authorized Co-Signatory)

(Print Name and Title of Co-Signatory)

Plan Entities:

(Print Name of Subscriber)

Date:
(Signature of Authorized Signatory)

(Print Name and Title of Signatory)

Date:
(Signature of Authorized Co-Signatory)

(Print Name and Title of Co-Signatory)

Date:
(Signature of Custodian or Trustee)

(Print Name of Custodian or Trustee)

Date:
(Signature of Other Plan Participant)

(Print Name of Other Plan Participant)

PROSPECTUS

DISTRIBUTION REINVESTMENT PLAN

VESTIN FUND III, LLC

April 28, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

The approximate expenses to be incurred in connection with this offering are as follows:

Securities and Exchange Commission Registration Fee	$8,090
National Association of Securities Dealers, Inc. Filing Fee	10,500
Blue Sky Fees	30,000
Accounting Fees and Expenses	250,000
Legal Fees and Expenses	600,000
Printing Fees and Expenses	50,000
Mailing	30,000
Miscellaneous	240,000

Total	$1,200,000

Item 32.	Sale to Special Parties

Not applicable.

Item 33.	Recent Sales of Unregistered Securities

Not applicable.

Item 34.	Indemnification of Directors and Officers

Nevada law generally provides that a limited liability company may indemnify a manager, member, employee or agent of the company against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the company. In accordance with Nevada law and pursuant to Section 3.5 of the Operating Agreement, which is included as Annex A to the Prospectus, we shall indemnify Vestin Mortgage for any loss or liability suffered by Vestin Mortgage or us if (i) Vestin Mortgage determined in good faith that the course of conduct was in our best interest, (ii) Vestin Mortgage acted on our behalf, (iii) the liability or loss was not the result of negligence or misconduct by Vestin Mortgage, and (iv) such indemnification is recoverable only out of our assets and not from the Members.

Item 35.	Treatment of Proceeds From Stock Being Registered

Not applicable.

Item 36.	Financial Statements and Exhibits

(a) Financial Statements: See “Index to Financial Statements” and the financial statements appearing thereafter in Part I of Post-Effective Amendment No. 5 to Form S-11.

(b) Exhibits: See Index to Exhibits.

Item 37.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include therein any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in any such prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information.

 Provided, however, that paragraphs 1 (i) and (1) (ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) That all post-effective amendments will comply with the applicable forms, rules and regulations of the Securities and Exchange Commission in effect at the time such post-effective amendments are filed.

(4) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (5) To send to each limited partner at least on an annual basis a detailed statement of any transactions with the Manager or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the Manager or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

      (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) To provide to the Members the financial statements required by Form 10-K for the first full year of operations of the Company.

      (8) To file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing members. Each sticker supplement should disclose all compensation and fees received by the Manager and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

      (9) To file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the members at least once each quarter after the distribution period of the offering has ended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 5 to Registration Statement on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, Nevada, on April 28, 2006.

VESTIN FUND III, LLC

By:	Vestin Mortgage, Inc., its sole manager

By:	/s/ MICHAEL V. SHUSTEK

Michael V. Shustek
Director and Chairman of the Board,
Chief Executive Officer and President
(Principal Executive Officer of the Manager)

By:	/s/ JOHN ALDERFER

John Alderfer
Chief Financial Officer
(Principal Financial and Accounting Officer of the Manager)

VESTIN FUND III, LLC
A Nevada Limited Liability Company

INDEX TO EXHIBITS

Exhibit Number		Exhibit Description
1.1	†	Dealer Manager Agreement
1.2	†	Selected Dealer Agreement
3	†	Articles of Organization (as amended)
4.1		Second Amended and Restated Operating Agreement of Registrant (included as Annex A to the prospectus)
4.2	††††	Subscription Agreement and Power of Attorney (applicable to all States except for Minnesota and Michigan)
4.3	†	Distribution Reinvestment Plan
5.1	*	Opinion of Levine, Garfinkel & Katz, LLP with respect to the legality of the securities
5.2	††	2004 Updated Opinion of Levine, Garfinkel & Katz, LLP with respect to the legality of the securities
5.3	††††	June 2005 Updated Opinion of Levine, Garfinkel & Katz, LLP with respect to the legality of the securities
5.4	†††††	November 2005 Updated Opinion of Levine, Garfinkel & Katz, LLP with respect to the legality of the securities
5.5		Updated Opinion of Levine, Garfinkel & Katz, LLP with respect to the legality of the securities
8.1	*	Opinion of Wendel, Rosen, Black & Dean, LLP with respect to federal income tax matters
8.2	††	2004 Updated Opinion of Wendel, Rosen, Black & Dean, LLP with respect to federal income tax matters
8.3	††††	June 2005 Updated Opinion of Wendel, Rosen, Black & Dean, LLP with respect to federal income tax matters
8.4	†††††	November 2005 Updated Opinion of Wendel, Rosen, Black & Dean, LLP with respect to federal income tax matters
8.5		Updated Opinion of Wendel, Rosen, Black & Dean, LLP with respect to federal income tax matters
23.1	*	Consent of Levine, Garfinkel & Katz, LLP (contained in Exhibit 5.1)
23.2	*	Consent of Wendel, Rosen, Black & Dean, LLP (contained in Exhibit 8)
23.3		Consent of Moore Stephens Wurth Frazer and Torbet, LLP
23.4	††	2004 Updated Consent of Levine, Garfinkel & Katz, LLP with respect to the legality of the securities (contained in Exhibit 5.2)
23.5	††	2004 Updated Consent of Wendel, Rosen, Black & Dean, LLP with respect to federal income tax matters
23.6	††††	June 2005 Updated Consent of Levine, Garfinkel & Katz, LLP with respect to the legality of the securities (contained in Exhibit 5.3)
23.7	††††	June 2005 Updated Consent of Wendel, Rosen, Black & Dean, LLP with respect to federal income tax matters
23.8	†††††	November 2005 Updated Consent of Levine, Garfinkel & Katz, LLP with respect to the legality of the securities (contained in Exhibit 5.4)
23.9	†††††	November 2005 Updated Consent of Wendel, Rosen, Black & Dean, LLP with respect to federal income tax matters
23.10		Updated Consent of Levine, Garfinkel & Katz, LLP with respect to the legality of the securities (contained in Exhibit 5.5)
23.11		Updated Consent of Wendel, Rosen, Black & Dean, LLP with respect to federal income tax matters
24	**	Power of Attorney (contained in Signature page)

*	Previously filed by the Company on Pre-Effective Amendment No. 2 to Form S-11, filed with the Securities and Exchange Commission on August 1, 2003, File No. 333-105017.

**	Previously filed by the Company on Form S-11, filed with the Securities and Exchange Commission on May 5, 2003, File No. 333-105017.

†	Previously filed by the Company on Pre-Effective Amendment No. 3 to Form S-11, filed with the Securities and Exchange Commission on September 2, 2003, File No. 333-105017.

††	Previously filed by the Company on Post-Effective Amendment No. 1 to Form S-11, filed with the Securities and Exchange Commission on April 29, 2004, File No. 333-105017.

†††	Previously filed by the Company on Post-Effective Amendment No. 2 to Form S-11, filed with the Securities and Exchange Commission on May 4, 2004, File No. 333-105017.

††††	Previously filed by the Company on Post-Effective Amendment No. 3 to Form S-11, filed with the Securities and Exchange Commission on June 3, 2005, File No. 333-105017.